EXHIBIT 2.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

ENERGY CAPITAL PARTNERS II, LP,

ENERGY CAPITAL PARTNERS II-A, LP,

ENERGY CAPITAL PARTNERS II-B IP, LP,

ENERGY CAPITAL PARTNERS II-C (SUMMIT IP), LP,

ENERGY CAPITAL PARTNERS II (SUMMIT CO-INVEST), LP

AND

SUMMIT MIDSTREAM MANAGEMENT, LLC,

AS THE CONTRIBUTORS,

AND

SMP TOPCO, LLC

AND

SMLP HOLDINGS, LLC,

AS THE SELLERS,

AND

SUMMIT MIDSTREAM PARTNERS, LP,

AS THE ACQUIROR,

AND FOR THE LIMITED PURPOSES SET FORTH IN SECTIONS 5.2(A) AND 5.12,

SUMMIT MIDSTREAM GP, LLC

May 3, 2020

i

ii

ARTICLE X
MISCELLANEOUS

Section 10.1	Amendments and Modifications	28
Section 10.2	Waiver of Compliance	28
Section 10.3	Notices	28
Section 10.4	Assignment	29
Section 10.5	Costs and Expenses	29
Section 10.6	Specific Performance	30
Section 10.7	Entire Agreement	30
Section 10.8	Severability	30
Section 10.9	Third Party Beneficiaries	30
Section 10.10	Facsimiles; Electronic Transmission; Counterparts	31
Section 10.11	Time of Essence	31
Section 10.12	Acknowledgement and Waiver	31

EXHIBITS

Exhibit A	Definitions
Exhibit B	NewCo Loan Agreement
Exhibit C	SMLP Holdings Loan Agreement
Exhibit D	Form of NewCo Assignment of Interests
Exhibit E	Form of SMLP Holdings Assignment of Interests
Exhibit F	Form of NewCo Warrant Agreement
Exhibit G	Form of SMLP Holdings Warrant Agreement

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of May 3, 2020, is entered into by and among (i) Energy Capital Partners II, LP, a Delaware limited partnership (“ECP II”), Energy Capital Partners II-A, LP, a Delaware limited partnership (“ECP II-A”), Energy Capital Partners II-B IP, LP, a Delaware limited partnership (“ECP II-B IP”), Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership (“ECP II-C Summit”), Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership (“ECP II Summit Co-Invest”), Summit Midstream Management, LLC, a Delaware limited liability company (“Summit Management” and, together with ECP II, ECP II-A, ECP II-B IP, ECP II-C Summit and ECP II Summit Co-Invest, the “Contributors”), (ii) SMP TopCo, LLC, a Delaware limited liability company (“NewCo”), SMLP Holdings, LLC, a Delaware limited liability company (“SMLP Holdings” and, together with NewCo, the “Sellers”), and (iii) Summit Midstream Partners, LP, a Delaware limited partnership (the “Acquiror”). Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Acquiror (the “General Partner”), is party to this Agreement for the limited purposes set forth in Section 5.2(a) and Section 5.12. The Contributors and the Sellers are sometimes referred to herein individually as an “ECP Entity” and collectively as the “ECP Entities.” The ECP Entities, the Acquiror and (to the extent applicable) the General Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, the Contributors collectively own all of the outstanding limited liability company interests (“Summit Investments Interests”) of Summit Midstream Partners, LLC, a Delaware limited liability company (“Summit Investments”);

WHEREAS, SMLP Holdings owns 5,915,827 Common Units (as defined below) (the “Subject Common Units” and, together with the Summit Investments Interests, the “Subject Interests”);

WHEREAS, Summit Investments owns all of the outstanding limited liability company interests of Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“Summit Holdings”), and Summit Holdings owns all of the outstanding limited liability company interests of the General Partner;

WHEREAS, Summit Holdings owns 45,318,866 Common Units (the “Holdings Common Units”);

WHEREAS, NewCo was formed for purposes of consummating the Summit Investments Contribution (as defined herein) and has no assets or liabilities except as otherwise contemplated by this Agreement, and the Contributors collectively own all of the outstanding limited liability company interests of NewCo;

WHEREAS, prior to the Closing (as defined herein), the Contributors will transfer all of the Summit Investments Interests to NewCo pursuant to the Summit Investments Contribution;

WHEREAS, the Contributors desire to cause NewCo to sell, convey, transfer and assign, and the Acquiror desires to acquire, the Summit Investments Interests;

WHEREAS, SMLP Holdings desires to sell, convey, transfer and assign, and the Acquiror desires to acquire the Subject Common Units;

WHEREAS, the General Partner intends, immediately following the Closing, to execute amendments to the SMLP Partnership Agreement and to the limited liability company agreement of the General Partner which shall, among other things, provide for election of the board of directors of the General Partner by the holders of the Common Units;

WHEREAS, in connection with (and as a condition precedent to) the execution and delivery of this Agreement by the Acquiror, ECP II-A has executed and delivered that certain Guarantee of the obligations of the ECP Parties under this Agreement;

WHEREAS, the Conflicts Committee (the “SMLP Conflicts Committee”) of the board of directors (the “SMLP Board”) of the General Partner has determined that the Transaction Documents and the Transactions are in the best interests of the Partnership Group (as defined in the SMLP Partnership Agreement) and has approved the Transaction Documents and the matters contemplated hereby and thereby, which approval by the SMLP Conflicts Committee constitutes “Special Approval” for the purposes of the SMLP Partnership Agreement; and

WHEREAS, the SMLP Board has determined that the Transaction Documents and the Transactions are in the best interests of the Partnership Group and has approved the Transaction Documents and the matters contemplated hereby and thereby.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement have the meanings set forth in Exhibit A.

Section 1.2    Rules of Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(i)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(ii)    the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(iii)    all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(iv)    the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(v)    a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(vi)    all references to prices, values or monetary amounts refer to United States dollars;

(vii)    wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(viii)    the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(ix)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(x)    any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(xi)    the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(xii)    unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with generally accepted accounting principles, applied on a consistent basis;

(xiii)    all references to days shall mean calendar days unless otherwise provided;

(xiv)    all references to time shall mean Houston, Texas time;

(xv)    references to any Person shall include such Person’s successors and permitted assigns; and

(xvi)    any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document.

ARTICLE II

SALE AND PURCHASE; CLOSING

Section 2.1    Sale and Purchase of the Summit Investments Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Contributors will cause NewCo to, and NewCo will, sell, assign, convey, transfer and deliver to the Acquiror, and the Acquiror will purchase and acquire from NewCo, the Summit Investments Interests free and clear of any Encumbrances other than restrictions arising from applicable securities Laws, and the Acquiror shall be admitted as the sole member of Summit Investments. The aggregate amount to be paid by the Acquiror in consideration of the sale, assignment, conveyance, transfer and delivery to the Acquiror of the Summit Investments Interests shall be $30,223,532.79 (the “Summit Investments Purchase Price”), which shall be paid to NewCo in the form of (a) $28,208,630.60 in cash and (b) the NewCo Warrants.

Section 2.2    Sale and Purchase of the Subject Common Units. Subject to the terms and conditions of this Agreement, at the Closing, SMLP Holdings will sell, assign, convey, transfer and deliver to the Acquiror, and the Acquiror will purchase and acquire from SMLP Holdings, the Subject Common Units free and clear of any Encumbrances other than restrictions arising from applicable securities Laws. The aggregate amount to be paid by the Acquiror in consideration of the sale, assignment, conveyance, transfer and delivery to the Acquiror of the Subject Common Units shall be $7,276,467.21 (the “SMLP Holdings Purchase Price” and, together with the Summit Investments Purchase Price, the “Purchase Price”), which shall be paid to SMLP Holdings in the form of (a) $6,791,369.40 in cash and (b) the SMLP Holdings Warrants.

Section 2.3    Closing. Subject to the prior or concurrent satisfaction or valid waiver of the conditions set forth in Article VI, the closing of the transactions referred to in Section 2.1 and Section 2.2 (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, commencing at 9:00 a.m. local time on the day that is two Business Days after the date on which the last of the conditions set forth in Article VI (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or validly waived or (b) at such other place and on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

Section 2.4    Additional CODI Tax Liability. To the extent the Acquiror or any other Person directly or indirectly acquires any indebtedness of the Acquiror or any of its subsidiaries between the date of this Agreement and the Closing Date in a transaction that results in an allocation of cancellation of debt income to the ECP Parties (such income, “Interim Period CODI”), Acquiror shall pay to each Seller on the Closing Date by wire transfer of immediately available funds into an account designated by such Seller equal to the Acquiror’s good faith estimate of the Seller’s CODI Tax Liability (the “Estimated CODI Tax Liability”). Notwithstanding anything herein to the contrary, the Interim Period CODI with respect to any cancellation of debt income allocated to the ECP Parties in a taxable period shall not include any income from cancellation of indebtedness described in Section 5.4 hereof. In the event the CODI Tax Liability of any Seller as determined based on the Interim Period CODI actually allocated to such Seller on the applicable Schedule K-1 provided to such Seller or its Affiliates for the taxable period including the Closing Date exceeds the Estimated CODI Tax Liability of such Seller, Acquiror shall pay to such Seller within ten (10) days of issuing such Schedule K-1 by wire transfer of immediately available funds into an account designated by such Seller, an amount equal to such excess. For purposes of this Agreement, “CODI Tax Liability” means, with respect to any Seller, an amount equal to the product of 35% and the Interim Period CODI allocated to such Seller or any Affiliate thereof. All payments pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price for Tax purposes, except as otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ECP ENTITIES

Each ECP Entity hereby represents and warrants, jointly and severally, to the Acquiror as follows:

Section 3.1    Organization.

(a)    Each ECP Entity is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each ECP Entity and each Summit Entity has the power and authority and all governmental licenses, qualifications, authorizations, registrations, permits, consents, variances and approvals required to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted; except, in the case of the ECP Entities, where any failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such ECP Entity.

Section 3.2    Validity of Agreement; Authorization. Each of ECP Entities and the General Partner has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which any ECP Entity is a party and the performance by each ECP Entity and the General Partner of its respective obligations hereunder and thereunder have been duly authorized by the board of managers of each ECP Entity and by the board of directors of the General Partner, as applicable, and no other proceedings on the part of the ECP Entities, the General Partner or their respective members are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which any ECP Entity is a party have been duly executed and delivered by each ECP Entity and the General Partner and, assuming due execution and delivery by the other parties hereto and thereto, constitute the ECP Entities’ and the General Partner’s respective valid and binding obligation, enforceable against the ECP Entities and the General Partner, respectively, in accordance with their respective terms.

Section 3.3    No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which an ECP Entity is a party, and the consummation of the transactions contemplated hereby and thereby, do not: (a) violate or conflict with any provision of the Organizational Documents of such ECP Entity or of any Summit Entity; (b) violate any applicable Law of any Governmental Authority binding on such ECP Entity or any Summit Entity; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which such ECP Entity or any Summit Entity is a party or by which such ECP Entity or any Summit Entity is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon any of (i) the Subject Interests owned by such ECP Entity or (ii) the other properties or assets of such ECP Entity or any Summit Entity; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of such ECP Entity or any Summit Entity, except, with respect to each ECP Entity in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such ECP Entity.

Section 3.4    Consents and Approvals. Except (a) with respect to filings by the ECP Entities, as would not be expected to have a Material Adverse Effect on such ECP Entity or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the ECP Entities’ execution and delivery of this Agreement and the other Transaction Documents to which the ECP Entities are party, nor each ECP Entity’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any third Person, by the ECP Entities or by any Summit Entity.

Section 3.5    Capitalization; Ownership of the Subject Interests.

(a)    As of the date of this Agreement, the Contributors collectively are the record and beneficial owners of 100% of the Class A Interests and 100% of the Class B Interests, which Class A Interests and Class B Interests together comprise 100% of the Summit Investments Interests, and the Contributors comprise all of the members of Summit Investments. As of the date of this Agreement, the Contributors own the Summit Investments Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of Summit Investments. The Summit Investments Interests existing as of the date of this Agreement constitute all of the outstanding limited liability company interests in Summit Investments and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of Summit Investments) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act).

(b)    As of the Closing Date, NewCo will be the record and beneficial owner of the Summit Investments Interests and NewCo will be the sole member of Summit Investments. As of the Closing Date, NewCo will own the Summit Investments Interests free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of Summit Investments. The Summit Investments Interests existing as of the Closing Date will constitute all of the outstanding limited liability company interests in Summit Investments and have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of Summit Investments) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act).

(c)    SMLP Holdings is the record and beneficial owner of the Subject Common Units. SMLP Holdings owns the Subject Common Units free and clear of any Encumbrances, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of the Acquiror.

(d)    Summit Investments is the record and beneficial owner of 100% of the equity interests in Summit Holdings and is the sole member of Summit Holdings. Summit Holdings (i) is the record and beneficial owner of the Holdings Common Units and 100% of the equity interests in the General Partner and (ii) is the sole member of the General Partner. Summit Investments owns the equity interests in Summit Holdings, and Summit Holdings owns the Holdings Common Units and the equity interests in the General Partner, in each case free and clear of any Encumbrances, except (i) for restrictions on transfer arising under applicable securities Laws, (ii) for the applicable terms and conditions of the Organizational Documents of Summit Holdings or the General Partner, as applicable, and (iii) as disclosed in Schedule 3.5(c). The equity interests in Summit Holdings and the General Partner have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of Summit Holdings and the General Partner, respectively) and non-assessable (except to the extent such non-assessability may be affected by Sections 18-303 and 18-607 of the Delaware Limited Liability Company Act).

(e)    There are no voting trusts, proxies, agreements, commitments or understandings of any character to which any of the Summit Entities is bound with respect to the voting or transfer of any equity interests or to which the General Partner is bound with respect to the General Partner Interest.

(f)    Other than ownership interests in the Summit Entities set forth on Schedule 3.5(e), Summit Investments does not own, directly or indirectly, any equity securities or other ownership interests of any Person. There are no outstanding Rights issued or granted by, or binding upon, any of the Summit Entities.

Section 3.6    No Assets or Liabilities of the Summit Entities; Activities of the Summit Entities. Except as set forth on Schedule 3.6:

(a)    Summit Investments (i) owns no material assets of any kind or character other than limited liability company interests in Summit Holdings, (ii) has never owned any material assets of any kind or character other than (A) limited liability company interests in Summit Holdings and (B) other assets or entities that it has previously assigned or transferred to the Acquiror or its subsidiaries (the assets or entities described in (B), “Previously Transferred Investments Assets”), and (iii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise) other than those directly arising out of its ownership of Summit Holdings or of the Previously Transferred Investments Assets.

(b)    Summit Holdings (i) owns no material assets of any kind or character other than limited liability company interests in the General Partner, the DPPO Receivable and the Holdings Common Units, (ii) has never owned any material assets of any kind or character other than (A) the General Partner, (B) the DPPO Receivable and the Holdings Common Units and (C) other assets or entities that it has previously assigned or transferred to SMLP or its subsidiaries (the assets or entities described in (C), “Previously Transferred Holdings Assets”), and (iii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise) other than (A) those arising under the Term Loan B, (B) those directly arising out of its ownership of the General Partner, (C) those arising under the 2016 Contribution Agreement, and (D) those directly arising out of its ownership of the Previously Transferred Holdings Assets.

(c)    The General Partner (i) owns no material assets of any kind or character other than the General Partner Interest, (ii) has never owned any material assets of any kind or character other than the General Partner Interest and (iii) has no material liabilities or obligations of any kind or character (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise) other than liabilities or obligations of the Acquiror for which the General Partner may be liable under applicable Law as a result of acting as the general partner of the Acquiror or for which the General Partner is entitled to reimbursement from the Acquiror pursuant to Section 7.4 of the SMLP Partnership Agreement.

Section 3.7    Litigation. There is no action, suit, investigation or proceeding pending against or, to the knowledge of the ECP Entities, threatened (including any cease and desist letter and invitation to take a license) against any of the Summit Entities before any Governmental Authority, except as disclosed on Schedule 3.7.

Section 3.8    Compliance with Laws and Court Orders. Since May 1, 2019, to the knowledge of the ECP Entities, except as set forth on Schedule 3.8, (a) the Summit Entities are and have been in compliance with, and no Summit Entity is, or has been, in violation of (or has received any notices of violation with respect to) any applicable Law and (b) no Summit Entity nor any of its assets or properties, is subject to, or bound by, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority.

Section 3.9    Taxes. Except as set forth on Schedule 3.9:

(a)    All Tax Returns that are required to be filed by or with respect to any Summit Entity on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b)    All Taxes due and payable by or with respect to any Summit Entity (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued, settled or withdrawn. All withholding Taxes imposed on any Summit Entity have been paid.

(c)    No audit, examination or other proceeding with respect to Taxes of any Summit Entity is currently pending.

(d)    No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to any Summit Entity or any Tax Returns of or with respect to any Summit Entity, which are currently in effect (other than automatic extensions of time within which to file any Tax Return).

(e)    For U.S. federal income Tax purposes, each Summit Entity (other than Summit Investments) is properly classified as an entity that is disregarded as being separate from its owner. For U.S. federal income Tax purposes, as of the date hereof and prior to the Summit

Investments Contribution, Summit Investments is properly classified as a partnership, and, after the Summit Investments Contribution, Summit Investments will be properly classified as an entity that is disregarded as being separate from its owner.

Section 3.10    Brokers. Except as set forth on Schedule 3.10, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of such ECP Entity.

Section 3.11    No Default. To the knowledge of the ECP Entities, there is no outstanding “Default” or “Event of Default,” in each case under and as defined in the Term Loan B.

Section 3.12    Affiliated Transactions. Except as set forth on Schedule 3.12, no (a) former officer, manager or director of any Summit Entity, (b) current or former equity holder of any Summit Entity (other than the Summit Entities and their controlled Affiliates) or (c) Affiliate of ECP (other than any portfolio company controlled by ECP or the Summit Entities and their controlled Affiliates): (i) is a party to any material Contract with any Summit Entity or (ii) has entered into any Contract granting any Person an Encumbrance on all or any part of the assets of any Summit Entity. No ECP Entity nor any of their respective Affiliates (other than the Summit Entities and their controlled Affiliates) own any assets that are used in the business of a Summit Entity, the Acquiror and/or a subsidiary of the Acquiror.

Section 3.13    Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN THE CERTIFICATE OF SUCH ECP ENTITY TO BE DELIVERED PURSUANT TO SECTION 6.4, (I) SUCH ECP ENTITY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO SUCH ECP ENTITY AND (II) SUCH ECP ENTITY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE ACQUIROR OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE ACQUIROR BY AN ECP ENTITY).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the ECP Entities as follows:

Section 4.1    Organization. The Acquiror is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2    Validity of Agreement; Authorization. The Acquiror has all requisite limited partnership power and authority to enter into this Agreement and the other Transaction Documents to which the Acquiror is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Acquiror is a party and the performance by the Acquiror of its obligations hereunder and thereunder have been duly authorized by the board of directors of the General Partner, and no other proceedings on the part of the Acquiror or its partners are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which the Acquiror is a party have been duly executed and delivered by the Acquiror and, assuming due execution and delivery by the other parties hereto and thereto, constitute the Acquiror’s valid and binding obligation, enforceable against the Acquiror in accordance with their respective terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 4.3    No Conflict or Violation. The execution, delivery and performance by the Acquiror of this Agreement and the other Transaction Documents to which the Acquiror is a party do not: (a) violate or conflict with any provision of the Organizational Documents of the Acquiror; (b) violate any applicable provision of Law binding on the Acquiror; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract or instrument to which the Acquiror is a party or by which the Acquiror is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon the properties or assets of the Acquiror; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of the Acquiror except where such violations, breaches, defaults or Encumbrances would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Acquiror.

Section 4.4    Consents and Approvals. Except (a) as would not be expected to have a Material Adverse Effect on the Acquiror or (b) for any filings (i) related to perfection of collateral under certain debt agreements, including, among of things, the filing of UCC financing statements, filings with the United States Patent and Trademark Office and the United States Copyright Office and recordation of mortgages, and (ii) required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the Acquiror’s execution and delivery of this Agreement and the other Transaction Documents to which the Acquiror is party, nor the Acquiror’s performance of its obligations hereunder or thereunder, requires the consent, approval, waiver or authorization of, or declaration, filing, registration or qualification with, any Governmental Authority or any similar Person, by the Acquiror.

Section 4.5    Brokers. Except as set forth on Schedule 4.5, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquiror.

Section 4.6    Investment Intent; Investment Experience; Restricted Securities. In acquiring the Subject Interests, the Acquiror is not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of any of such Subject Interests, and the

Acquiror has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws. The Acquiror acknowledges that it can bear the economic risk of its investment in the Subject Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests. The Acquiror is an “accredited investor” as such term is defined in Regulation D under the Securities Act. The Acquiror understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.7    No Default. There is no outstanding “Default” or “Event of Default,” in each case, under and as defined in the Revolving Credit Agreement.

Section 4.8    Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE CERTIFICATE OF THE ACQUIROR TO BE DELIVERED PURSUANT TO SECTION 6.4, (I) THE ACQUIROR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO THE ACQUIROR AND (II) THE ACQUIROR EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE ECP ENTITIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO AN ECP ENTITY BY THE ACQUIROR).

ARTICLE V

COVENANTS

Section 5.1    Conduct Pending the Closing.

(a)    From the date of this Agreement through the Closing, except as (v) expressly permitted or required by the other terms of this Agreement, (w) expressly contemplated by the Transaction Documents, (x) described in Schedule 5.1(a), (y) consented to or approved in advance in writing by SMLP Holdings on behalf of the ECP Entities (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, the Acquiror shall:

(i)    conduct its business in the ordinary course of business consistent with past practice in all material respects (for the avoidance of doubt, the foregoing shall not prohibit the Acquiror from repurchasing any of its outstanding indebtedness); and

(ii)    use commercially reasonable efforts to preserve intact its goodwill and relationships with customers, suppliers and others having business dealings with respect to its business.

(b)    From the date of this Agreement through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) expressly contemplated by the Transaction Documents, (x) described in Schedule 5.1(b), (y) consented to or approved in writing by SMLP Holdings on behalf of the ECP Entities (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, the Acquiror shall not:

(i)    make any material change or amendment to its Organizational Documents;

(ii)    split, combine or reclassify any equity securities or limited liability company or partnership interests of the Acquiror;

(iii)    merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person, other than for acquisitions by the Acquiror in the ordinary course of business;

(iv)    sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets, except for sales (A) set forth on Schedule 5.1(b), (B) in the ordinary course of business or (C) of obsolete or immaterial assets;

(v)    incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except for any indebtedness incurred pursuant to the Revolving Credit Agreement not to exceed $1,000,000,000;

(vi)    change or modify any material accounting policies, except as required by GAAP, applicable regulatory authorities or independent accountants;

(vii)    take any action that would require the consent of an ECP Party under the NewCo Loan Agreement or the SMLP Holdings Loan Agreement, in each case as if such loan agreement was in effect on the date hereof;

(viii)    modify, change or amend the DPPO Receivable; or

(ix)    agree to do any of the foregoing.

(c)    From the date of this Agreement through the Closing, except as (v) expressly permitted or required by the other terms of this Agreement, (w) expressly contemplated by the Transaction Documents, (x) described in Schedule 5.1(c), (y) consented to or approved in advance in writing by the SMLP Conflicts Committee (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, the ECP Entities shall cause the Summit Entities to conduct their business in the ordinary course of business consistent with past practice in all material respects;

(d)    From the date of this Agreement through the Closing, except as (v) permitted or required by the other terms of this Agreement, (w) expressly contemplated by the Transaction Documents, (x) described in Schedule 5.1(d), (y) consented to or approved in writing by the SMLP Conflicts Committee (which shall not be unreasonably withheld, conditioned or delayed), or (z) required by applicable Law or by any Governmental Authority, the ECP Entities shall cause the Sellers and Summit Entities not to:

(i)    make any change or amendment to its or their Organizational Documents, other than amendments to the Organizational Documents of NewCo and Summit Investments to reflect the transactions contemplated by this Agreement, including the Summit Investments Contribution and the admission of NewCo as the sole member of Summit Investments that, with respect to the Organizational Documents of Summit Investments, have been consented to or approved in advance in writing by the SMLP Conflicts Committee (which shall not be unreasonably withheld, conditioned or delayed);

(ii)    split, combine or reclassify any equity securities or limited liability company interests;

(iii)    declare or pay any distributions;

(iv)    merge with or into, or consolidate with, any other Person or acquire the business or assets of any other Person;

(v)    commence, settle or offer or propose to settle, any Proceeding that involves a Summit Entity or the Acquiror;

(vi)    (A) sell, issue, transfer or otherwise dispose of, directly or indirectly, any equity or debt securities (including any securities convertible into or exercisable or exchangeable for such securities or interests, including any equity-based awards) of a Summit Entity or the Holdings Common Units or (B) repurchase, redeem or otherwise acquire any equity interests or other equity or debt securities (including any securities convertible into or exercisable or exchange for such securities or interests, including any equity-based awards) of a Summit Entity;

(vii)    sell, lease, transfer or otherwise dispose of, directly or indirectly, any other assets, except for sales (A) pursuant to a binding agreement in effect as of the date of this Agreement and set forth on Schedule 5.1(d) or (B) of obsolete or immaterial assets;

(viii)    incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness;

(ix)    make any loans, advances or capital contributions to, or investments in, any other Person;

(x)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses;

(xi)    sell, license, assign, lease or otherwise transfer, pledge or create or incur any Encumbrance on, any of the Summit Entities or the Summit Entities’ assets;

(xii)    enter into any Contract except, in the case of any Seller, for any Contract that would not have a Material Adverse Effect on any Seller;

(xiii)    hire or materially increase the compensation of any employees or independent contractors or terminate any employees (other than for cause);

(xiv)    adopt, modify or terminate any Benefit Plans;

(xv)    take any action with respect to or in contemplation of any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other winding up;

(xvi)    change or modify any material accounting policies, except as required by GAAP, applicable regulatory authorities or independent accountants;

(xvii)    modify, change, amend or transfer the DPPO Receivable; or

(xviii)    agree to do any of the foregoing.

Section 5.2    Distributions; Payment on DPPO Receivable.

(a)    From the date of this Agreement and until the Closing Date, the Acquiror shall not, and the ECP Entities and the General Partner shall ensure that the Acquiror will not, declare or pay any cash distributions on the Common Units or on the Series A Preferred Units.

(b)    If the Closing Date has not occurred on or before June 1, 2020, the Acquiror will, on or before June 1, 2020, prepay the principal amount of the DPPO Receivable in an amount equal to $5,000,000, which shall reduce the amount of the DPPO Receivable accordingly; and

(c)    If the Agreement has been terminated in accordance with Article VII, (i) prior to payment of the amount set forth in Section 5.2(b), the Acquiror will, within 10 Business Days after the date of such termination, prepay the principal amount of the DPPO Receivable in an amount equal to $15,000,000, which shall reduce the amount of the DPPO Receivable accordingly, or (ii) after receipt of the payment of the amount set forth in Section 5.2(b), the Acquiror will, within 10 Business Days after the date of such termination, prepay the principal amount of the DPPO Receivable in an amount equal to $10,000,000, which shall reduce the amount of the DPPO Receivable accordingly.

Section 5.3    Certain Indemnification Matters.

(a)    To the extent permitted by applicable Law, and to the extent not otherwise indemnified and paid pursuant to the Organizational Documents of Summit Investments and/or available insurance, the Acquiror will indemnify the ECP Entities and their Affiliates (the “Indemnitees”) against any and all losses, liabilities and reasonable expenses (including any civil and/or criminal penalties or judgments, prejudgment interest, and reasonable attorneys’ fees) arising from any and all Proceedings (including criminal, civil, and/or regulatory proceedings) in which such Indemnitee may be involved, as a party or otherwise, relating to the Marmon Matter, whether any such loss, liability or expense is paid or incurred before or after the Closing Date; provided, however, that, notwithstanding the foregoing, no Indemnitee will be indemnified for any losses, liabilities or expenses arising out of the fraud or intentional misconduct of such Indemnitee, or for the knowing or reckless breach by such Indemnitee of its obligations under the

Organizational Documents of Summit Investments. Based on the information actually known (without inquiry) to the individuals listed on Schedule 5.3(a), as of the execution date of this Agreement, the Acquiror is not aware of any basis to not provide indemnification to the Indemnitees pursuant to this Section 5.3(a).

(b)    The Acquiror agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, it shall maintain in full force and effect and shall not cause any amendment, modification, waiver or termination to the Organizational Documents of Summit Investments, the General Partner or the Acquiror existing as of the date of this Agreement, the effect of which would be to affect adversely the rights of any person serving as a member of the board of managers or officer of Summit Investments, the General Partner or the Acquiror as of the date of this Agreement; provided, however, that the foregoing restriction shall not apply to any such amendment, modification, waiver or termination to the extent required to cause such provisions (or any portion thereof) to comply with applicable Law.

(c)    The Acquiror covenants and agrees that, during the period that commences on the Closing Date and ends on the sixth (6th) anniversary of the Closing Date, with respect to each individual who served as a director or manager of Summit Investments or the General Partner at any time prior to the Closing Date (the “Covered Directors”), the Acquiror shall cause the General Partner or the applicable subsidiary of the Acquiror (A) to continue in effect the current director and officer liability or similar insurance policy or policies that Summit Investments or the General Partner, as the case may be, has as of the date of this Agreement, or (B) upon the termination or cancellation of any such policy or policies, (x) to provide director and officer liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or policies or (y) to provide a ‘tail’ or runoff policy (covering all claims, whether choate or inchoate, made during such six (6) year period), in each case so that each Covered Director has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Director has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by Summit Investments or the General Partner, as the case may be, as of the date of this Agreement.

(d)    In the event that Summit Investments, the General Partner or the Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets or its respective successors and assigns, as the case may be, assume the obligations set forth in this Section 5.3.

Section 5.4    Intended Tax Treatment. The Parties intend that, for U.S. federal and applicable state and local income tax purposes, the purchase by the Acquiror of the Summit Investments Interests pursuant to this Agreement shall be treated as a purchase of the DPPO Receivable, the General Partner Interest and the Common Units directly or indirectly owned by Summit Investments, and subject to the liabilities of Summit Investments and its subsidiaries under the Term Loan B and with respect to the Marmon Matter, by the Acquiror from NewCo. The Parties further agree that, for U.S. federal and applicable state and local income tax purposes, (a) the Summit Investments Purchase Price plus any liabilities under the Term Loan B or liabilities with respect to the Marmon Matter, if, when and to the extent properly treated as additional purchase price and any other amounts properly treated as consideration for the Summit Investments Interests for this purpose (including the fair market value of the NewCo Warrants and NewCo’s CODI Tax Liability, if any) shall be allocated as provided in Section 1 of Schedule 5.4, (b) the SMLP Holdings Purchase Price and any other amounts properly treated as consideration for the Subject Common Units (including the fair market value of the SMLP Holdings Warrants and SMLP Holdings’ CODI Tax Liability, if any) shall be allocated to the Subject Common Units, (c) the fair market values of the NewCo Warrants and the SMLP Holdings Warrants are set forth in Section 2 of Schedule 5.4, (d) in accordance with such allocations, the Parties intend that the Acquiror shall not incur any cancellation of debt income as a result of the Transactions, (e) no holder of a NewCo Warrant or SMLP Holdings Warrant shall be treated as a partner in Acquiror with respect to such warrant unless and until the warrant is exercised and exchanged for Common Units and (f) notwithstanding anything to the contrary herein or in the Organizational Documents of the Acquiror, (1) if and to the extent the Acquiror incurs any cancellation of debt income as a result of the Transactions, no portion of such income shall be allocated to the Sellers or any of their subsidiaries and (2) the Transactions shall not be reported for United States federal or state income tax purposes in a manner that otherwise results in cancellation of debt income to the Sellers or their subsidiaries. The Parties shall, and shall cause their Affiliates, to file all United States federal and state income Tax Returns in a manner consistent with the foregoing intended tax treatment and shall not take any position inconsistent therewith. Each of the Parties shall promptly notify the other Parties if it receives notice that any Tax Authority proposes an alternative to any portion of such treatment. With respect to any audit, examination or other proceeding by any Tax Authority against the Acquiror or any Affiliate thereof that could result in cancellation of debt income to the Sellers as a result of the Transactions, (A) the Sellers shall have the right to participate, at their expense, in such audit, examination or other proceeding (including being given the opportunity to participate in any in-person or telephonic conferences and in preparing any written submissions), and (B) the Acquiror shall not settle any portion of such audit, examination or other proceeding that could result in cancellation of debt income to the Sellers without the prior written consent of the Sellers, not to be unreasonably withheld, conditioned or delayed.

Section 5.5    Public Statements. The Parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and, except as required by applicable Law, including applicable regulatory authority or applicable stock exchange rules, neither the Acquiror and its respective Affiliates, on the one hand, nor the ECP Entities and their respective Affiliates, on the other hand, shall issue any such public announcement, statement or other disclosure without having first notified the Acquiror, on the one hand, or the ECP Entities, on the other hand, and provided such Party with, if legally permitted and practically possible, a reasonable time period to review and comment thereon.

Section 5.6    Further Assurances; Cooperation.

(a)    Each Party will provide the other Parties with prompt notice of the filing of, or material developments in or communications relating to, any Proceeding or investigation by a

Governmental Authority with respect to the Marmon Matter. Notwithstanding the foregoing, no Party shall be required to provide such notice if (in the opinion of such Party’s counsel) it would reasonably be expected to affect the privileged nature of any information of such Party.

(b)    The Acquiror and its Affiliates will not issue a press release or any other public announcement concerning the Marmon Matter that contains a reference to any ECP Party without obtaining the prior written approval of the ECP Entities (which approval will not be unreasonably withheld, conditioned or delayed).

(c)    Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale of the Subject Interests pursuant to this Agreement, including commercially reasonable efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder. Neither Party will, without the prior written consent of the other Party, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the Closing Date, without further consideration, each Party will, at its own expense, execute and deliver such documents to the other Party as the other Party may reasonably request in order to more effectively consummate the sale and purchase of the Subject Interests hereunder.

(d)    For the period beginning on the Closing Date and ending on May 15, 2022, no ECP Party will purchase, sell or otherwise acquire or dispose of (i) any indebtedness (or instruments related thereto) of the Acquiror or any of its subsidiaries, including the Senior Notes, the Revolving Credit Agreement and Term Loan B or (ii) Series A Preferred Units or any other preferred units issued by the Acquiror.

Section 5.7    Financing Cooperation. The Acquiror agrees to provide and cause its subsidiaries to provide, and to use its commercially reasonable efforts to cause Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent under the Revolving Credit Agreement, to provide, such cooperation as is reasonably requested by the ECP Entities in connection with executing and delivering an intercreditor agreement as contemplated pursuant to Section 6.01(j) of the Revolving Credit Agreement; provided that such commercially reasonable efforts shall not require the Acquiror or any of its subsidiaries to agree to any amendments to the Revolving Credit Agreement or to make any additional payments to Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent, or to any of the lenders under the Revolving Credit Agreement.

Section 5.8    Non-Disparagement. The Acquiror agrees that, for a period of three years following the Closing, the General Partner’s executive officers and members of the General Partner’s board of directors, and the executive officers and directors of its subsidiaries and their respective Affiliates, while employed by the Acquiror or its Affiliates or serving as a director, as the case may be, shall not publicly make any statements or other communication (whether in writing or orally) that disparages any ECP Parties. Each ECP Entity agrees that, for a period of three years following the Closing, its executive officers and members of its board of directors, and the executive officers and directors of its Affiliates, while employed by the Sellers or their Affiliates or serving as a director, as the case may be, shall not publicly make any statements or other communication (whether in writing or orally) that disparages the Acquiror or any of its Affiliates. The foregoing shall not be violated by truthful statements made in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings) and by statements the applicable Person believes in good faith are necessary or appropriate to make in connection with performing their duties and obligations to, as applicable, (a) the Acquiror or its subsidiaries and their respective Affiliates or (b) a Seller and an Affiliate of a Seller.

Section 5.9    Confidentiality of Sellers. For a period of two years following the Closing (and, with respect to information provided pursuant to Section 5.7, at all times following the Closing), the ECP Entities will not, and will cause each of their Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of the Acquiror, disclose or knowingly use in any manner detrimental to the Acquiror or the Summit Entities or their respective controlled Affiliates any confidential or proprietary information of the Summit Entities or their controlled Affiliates or any confidential or proprietary information concerning the Acquiror or any of its Affiliates; provided that the information subject to the foregoing provisions of this sentence will not include any information (i) that was publicly available prior to the Closing Date or thereafter becomes publicly available, in each case, without any violation of this Agreement on the part of the Sellers or any of their Affiliates, or (ii) with respect to information relating to the Acquiror or any of its Affiliates, that becomes available to the Sellers from a Person other than Acquiror and their Representatives who is not, to the knowledge of the Sellers, subject to any legally binding obligation to keep such information confidential; and provided further that the provisions of this Section 5.9 will not prohibit any disclosure (i) required by any applicable Law so long as (to the extent permissible under applicable Law) reasonable prior notice is given to the Acquiror of such disclosure and a reasonable opportunity is afforded to contest the same and/or for the Acquiror to seek, at its cost, a protective order (and if the Acquiror so seeks such an order, the Sellers will provide such cooperation as reasonably requested by the Acquiror), and in any event such disclosure shall only be to the extent legally required, or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Each Seller acknowledges, and will advise its Affiliates and its and their Representatives who receive such information, that confidential information received from the Acquiror (including pursuant to Section 5.7) may constitute material non-public information under applicable federal and state securities Laws. Notwithstanding anything contained herein to the contrary, each ECP Entity shall be permitted to disclose any information to any investor, shareholder, limited partner, member, manager, partner, officer, agent or other representative or Affiliate of such ECP Entity who (a) reasonably needs to know such information in connection with their investment in such ECP Entity or performance of services to such ECP Entity, as applicable and (b) is informed of the confidential nature of and agrees to keep confidential such information in accordance with the terms of this Section 5.9, and provided that the ECP Entities will be responsible for any breach of such terms by the recipient of the information.

Section 5.10    Access to Information. Subject to applicable Laws, upon reasonable notice, ECP Entities shall afford the Representatives and advisors of the SMLP Conflicts Committee reasonable access, during normal business hours from the date of this Agreement until the Closing Date, to the Summit Entities’ properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the Summit Entities.

Section 5.11    Termination of Related Party Transactions. The Contracts or other arrangements (a) between the Sellers or their Affiliates (other than any portfolio company controlled by ECP or the Summit Entities and their controlled Affiliates) and officers, directors, managers and employees thereof, on the one hand, and a Summit Entity, on the other hand and (b) between any Summit Entity, on the one hand, and any former officer, manager or director of any Summit Entity, on the other hand, in each case identified to the Sellers in writing by the SMLP Conflicts Committee at least three Business Days prior to Closing, shall (i) be terminated on or prior to the Closing or (ii) will be of no further effect following the Closing, in each case, without any loss, liability or expense of a Summit Entity paid or remaining thereunder.

Section 5.12    Conflicts Committee. Prior to the Closing Date or termination of this Agreement pursuant to Article VII, the General Partner and NewCo shall not (and NewCo shall not permit the Summit Entities to), without the consent of the SMLP Conflicts Committee, eliminate the SMLP Conflicts Committee, or revoke or diminish the authority of the SMLP Conflicts Committee, or remove or cause the removal of any director of the SMLP Board that is a member of the SMLP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the SMLP Board, including the affirmative vote of each of the other members of the SMLP Conflicts Committee. For the avoidance of doubt, this Section 5.12 shall not apply to the filling in accordance with the provisions of the applicable Organizational Documents of any vacancies caused by the death, incapacity or resignation of any director.

Section 5.13    Summit Investments Contribution. Prior to the Closing, the Contributors shall contribute to NewCo all of the Summit Investments Interests free and clear of any Encumbrances, other than (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Organizational Documents of Summit Investments (the “Summit Investments Contribution”). As a result of the Summit Investments Contribution, NewCo shall be the sole member of Summit Investments.

ARTICLE VI

CLOSING

Section 6.1    Conditions Precedent to Obligations of the Parties. The obligations of each Party to effect the Closing and to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party (subject to Section 10.1) on or prior to the Closing Date of the following condition: no Order shall be in effect, and no Law shall have been enacted or adopted, that enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

Section 6.2    Conditions Precedent to Obligations of the Acquiror. The obligation of the Acquiror to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver (subject to Section 10.1), in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)    each of the representations and warranties of the ECP Entities shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.2(a), all materiality and Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded), as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)    no ECP Entity shall have breached in any material respect its obligations required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c)    Wells Fargo Bank, N.A., in its capacity as administrative agent and collateral agent under the Revolving Credit Agreement, has executed and delivered an intercreditor agreement with the Sellers as contemplated pursuant to Section 6.01(j) of the Revolving Credit Agreement;

(d)    the Acquiror shall have received the items listed in Section 6.4(a) and Section 6.4(b);

(e)    provided that Summit Midstream Holdings shall have satisfied the conditions to the making of loans under Section 4.01 (other than clause (j) thereof) under the NewCo Loan Agreement, Summit Midstream Holdings shall have received the proceeds of a Loan (as defined in the NewCo Loan Agreement) in the principal amount of $28,208,630.60 under the NewCo Loan Agreement;

(f)    provided that Summit Midstream Holdings shall have satisfied the conditions to the making of loans under Section 4.01 (other than clause (j) thereof) under the SMLP Holdings Loan Agreement, Summit Midstream Holdings shall have received the proceeds of a Loan (as defined in the SMLP Holdings Loan Agreement) in the principal amount of $6,791,369.40 under the SMLP Holdings Loan Agreement;

(g)     (i) the members of the board of directors of the General Partner identified on Schedule 6.2(g)(i) (the “Resigning General Partner Directors”) shall have resigned or shall resign concurrently with the Closing and, (ii) prior to the effectiveness of their resignations, to the extent a list of individuals has been identified to the Sellers in writing by the SMLP Conflicts Committee at least two Business Days prior to Closing, the Resigning General Partner Directors shall have appointed such individuals identified to the Sellers to the board of directors of the General Partner;

(h)    (i) the members of the board of managers of Summit Investments identified on Schedule 6.2(h)(i) (the “Resigning Summit Investments Managers”) shall have resigned or shall resign concurrently with the Closing and, (ii) prior to the effectiveness of their resignations, to the extent a list of individuals has been identified to the Sellers in writing by the SMLP Conflicts Committee at least two Business Days prior to Closing, the Resigning Summit Investments Managers shall have appointed such individuals identified to the Sellers to the board of managers of Summit Investments; and

(i)    the Summit Investments Contribution shall have occurred prior to the Closing and, immediately prior to the Closing, NewCo shall own 100% of the Summit Investments Interests and be the sole member of Summit Investments.

Section 6.3    Conditions Precedent to Obligations of the ECP Entities. The obligation of the ECP Entities to effect the Closing and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of each of the following conditions:

(a)    each of the representations and warranties of the Acquiror shall be true and correct in all material respects (it being understood that, for purposes of determining satisfaction of this Section 6.3(a), all materiality and Material Adverse Effect qualifications specifically contained in such representations and warranties shall be disregarded), as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date);

(b)    the Acquiror shall not have breached in any material respect its obligations and agreements required to be performed and complied with by it under this Agreement prior to the Closing Date;

(c)    the ECP Entities shall have received the items listed in Section 6.4(c); and

(d)    the NewCo Loan Closing Date and the SMLP Holdings Loan Closing Date shall have concurrently occurred.

Section 6.4    Deliveries.

(a)    At the Closing, subject to the terms and conditions of this Agreement, NewCo shall deliver, or cause to be delivered, to the Acquiror:

(i)    a counterpart of an assignment substantially in the form attached hereto as Exhibit D, evidencing the conveyance, assignment, transfer and delivery to the Acquiror of the Summit Investments Interests, duly executed by NewCo (the “NewCo Assignment of Interests”);

(ii)    a counterpart of the NewCo Warrant Agreement, duly executed by NewCo;

(iii)    a certificate duly executed by an authorized person of NewCo, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b), have been satisfied in all respects with respect to NewCo; and

(iv)    an IRS Form W-9 from NewCo.

(b)    At the Closing, subject to the terms and conditions of this Agreement, SMLP Holdings shall deliver, or cause to be delivered, to the Acquiror:

(i)    a counterpart of an assignment substantially in the form attached hereto as Exhibit E, evidencing the conveyance, assignment, transfer and delivery to the Acquiror of the Subject Common Units, duly executed by SMLP Holdings (the “SMLP Holdings Assignment of Interests”);

(ii)    a counterpart of the SMLP Holdings Warrant Agreement, duly executed by SMLP Holdings;

(iii)    a certificate duly executed by an authorized person of SMLP Holdings, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b), have been satisfied in all respects with respect to SMLP Holdings; and

(iv)    an IRS Form W-9 from SMLP Holdings.

(c)    At the Closing, subject to the terms and conditions of this Agreement, the Acquiror shall deliver, or cause to be delivered:

(i)    to the ECP Entities a certificate duly executed by an officer of the General Partner, dated as of the Closing Date, in customary form, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b), have been satisfied in all respects;

(ii)    to NewCo, (A) a fully executed copy of the NewCo Loan Agreement, (B) a counterpart of the NewCo Warrant Agreement, duly executed by the Acquiror, (C) evidence of issuance of the NewCo Warrants, in the name of NewCo in a form reasonably satisfactory to NewCo and (D) a counterpart of the NewCo Assignment of Interests, duly executed by the Acquiror; and

(iii)    to SMLP Holdings, (A) a fully executed copy of the SMLP Holdings Loan Agreement, (B) a counterpart of the SMLP Holdings Warrant Agreement, duly executed by the Acquiror, (C) evidence of issuance of the SMLP Holdings Warrants, in the name of SMLP Holdings in a form reasonably satisfactory to SMLP Holdings and (D) a counterpart of the SMLP Holdings Assignment of Interests, duly executed by the Acquiror.

ARTICLE VII

TERMINATION

Section 7.1    Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)    by the mutual written consent of the Acquiror (duly authorized by the SMLP Conflicts Committee) and the ECP Entities;

(b)    by SMLP Holdings, on behalf of the ECP Entities, or the Acquiror (which termination may be effected for the Acquiror by the SMLP Conflicts Committee without the consent, authorization or approval of the SMLP Board), if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the ECP Entities, on the one hand, or the Acquiror, on the other hand, if such order was primarily due to the failure of ECP Entities, on the one hand, or the Acquiror, on the other hand, to perform any of its obligations under this Agreement;

(c)    by SMLP Holdings, on behalf of the ECP Entities, if the Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Acquiror shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after SMLP Holdings’ receipt of written notice of such breach and (ii) the Outside Date.

(d)    by the Acquiror (which termination may be effected for the Acquiror by the SMLP Conflicts Committee without the consent, authorization or approval of the SMLP Board) if the ECP Entities shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the ECP Entities shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured by the date that is the earlier of (i) 30 days after Acquiror’s receipt of written notice of such breach and (ii) the Outside Date; or

(e)    by SMLP Holdings, on behalf of the ECP Entities, or the Acquiror (which termination may be effected for the Acquiror by the SMLP Conflicts Committee without the consent, authorization or approval of the SMLP Board), in the event that the Closing does not occur on or before the Outside Date.

(f)    Notwithstanding anything to the contrary in this Agreement, if, as of the date of this Agreement, with respect to any Party (the “Knowledge Party”), (i) its Designated Officer has knowledge of any breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement or (i) the Designated Officer of a Knowledge Party has, as a result of a failure during the Interim Period to exercise reasonably prudent diligence and care in accordance with past practices, directly caused any breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement (provided that any action taken by a Designated Officer of a Summit Entity on the instruction of the board of directors or board of managers of a Summit Entity shall not be deemed to have caused a breach for the purposes of this sub-paragraph (ii)), then, in either case, the Knowledge Party shall be deemed to have waived such breach for purposes of determining whether the conditions set forth in Section 7.1(c) or Section 7.1(d), as applicable, have been satisfied.

Section 7.2    Procedure Upon Termination. In the event of termination of this Agreement by SMLP Holdings, on behalf of the ECP Entities, or the Acquiror, or both, pursuant to Section 7.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Subject Interests hereunder shall be abandoned, without further action by the Acquiror or the ECP Entities.

Section 7.3    Effect of Termination. In the event that this Agreement is terminated as provided in Section 7.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Acquiror or the ECP Entities; provided, that nothing in this Section 7.3 shall relieve the Acquiror or the ECP Entities of any liability for fraud or a willful breach of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Survival of Representations and Warranties.

(a)    Except as provided in Section 8.1(b), the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall terminate as of, and shall not survive, the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed after Closing will survive until the expiration of the applicable statute of limitations or for such shorter period as explicitly specified herein. Notwithstanding the preceding sentences, any breach or inaccuracy of any representation or warranty or any breach of any covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

(b)    The Fundamental Representations shall survive the Closing until March 31, 2021. Each of the Parties acknowledges that from and after Closing it will not have any claims or causes of action or any right to indemnification pursuant to Section 8.2 or otherwise for a breach of any representation, warranty or covenant in this Agreement that does not survive the Closing.

Section 8.2    Indemnification.

(a)    From and after the Closing, subject to the terms and conditions of this Article VIII, the Sellers, jointly and severally, shall indemnify the Acquiror, its Affiliates and their respective Representatives (collectively, the “Acquiror Indemnitees”) against, shall pay or reimburse the Acquiror Indemnitees for and shall hold each of them harmless from any and all damage, loss, fines, settlement payments, awards, penalties, interest and expense (including reasonable expenses of investigation and attorneys’ fees and expenses in connection with any action, suit or proceeding involving a Third-Party Claim) (“Damages”) actually incurred or suffered by any such Acquiror Indemnitee arising out of (i) any breach of or inaccuracy in any of the Fundamental Representations of the ECP Parties and (ii) any breach of covenant or agreement made or to be performed by the ECP Parties pursuant to this Agreement.

(b)    From and after the Closing, subject to the terms and conditions of this Article VIII, Acquiror shall indemnify the Sellers, their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against and shall hold each of them harmless from any and all Damages actually incurred or suffered by any such Seller Indemnitee arising out of (i) any breach of or inaccuracy in any of the Fundamental Representations of Acquiror and (ii) any breach of covenant or agreement made or to be performed by the Acquiror pursuant to this Agreement.

Section 8.3    Direct Claim Procedures. If the Indemnified Party has a claim for indemnity under Section 8.2 against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.

Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

Section 8.4    Third Party Claim Procedures.

(a)    The Person seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any Third Party (“Third-Party Claim”) in respect of which indemnity may be sought under Section 8.2. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations or liability hereunder, except to the extent such failure shall have actually adversely prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 8.4, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided, that the Indemnified Party is hereby authorized, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend such Third-Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(c)    If the Indemnifying Party elects to assume the defense of any such Third-Party Claim, it shall within 30 days after receipt of the notice referred to in Section 8.4(a) notify the Indemnified Party in writing of its intent to do so. The Indemnifying Party will have the right to assume control of such defense of the Third-Party Claim only for so long as it conducts such defense with reasonable diligence. The Indemnifying Party shall keep the Indemnified Parties advised of the status of such Third-Party Claim and the defense thereof on a reasonably current basis and shall consider in good faith the recommendations made by the Indemnified Parties with respect thereto. If the Indemnifying Party assumes the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 8.4, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement or compromise of such Third-Party Claim, if (A) the settlement or compromise does not release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third-Party Claim, (B) the settlement or compromise imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates, or (C) the Indemnifying Party does not agree in writing to pay such amounts payable pursuant to such settlement or compromise, and (ii) the Indemnified Party shall be entitled to participate in the defense of any such Third-Party Claim and to employ, at its expense, separate counsel of its choice for such purpose; provided, that if the Indemnifying Party assumes the defense of any such Third-Party Claim but fails to diligently prosecute such claim, or if the Indemnifying Party does not assume the defense of any such claim, the Indemnified Party may assume control of such defense and the Indemnifying Party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses); and provided, further, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses) of the Indemnified Party if (x) the Indemnified Party’s counsel shall have reasonably concluded and advised that there are defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (y) the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the Indemnified Party to any criminal liability, requires an admission of guilt or wrongdoing on the part of the Indemnified Party or imposes any continuing obligation on or requires any payment from the Indemnified Party without the Indemnified Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(d)    Each Party shall reasonably cooperate, and cause their respective controlled Affiliates to reasonably cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.5    Limitations. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement:

(a)    The Sellers shall not be required to pay any Damages to any Acquiror Indemnitees pursuant to Section 8.2(a) prior to the time that the principal amounts have been repaid by the Acquiror under the NewCo Loan Agreement and the SMLP Holdings Loan Agreement, and thereafter any such payments shall not exceed the lesser of (i) the aggregate principal amount repaid by the Acquiror under the NewCo Loan Agreement and the SMLP Holdings Loan Agreement and (ii) the Purchase Price.

(b)    Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Damages for which it would otherwise be entitled to indemnification pursuant to this Article VIII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

(c)    If, prior to the Closing, with respect to any Party (the “Waiving Party”), (i) its Designated Officer has actual knowledge of any breach (and not a mere awareness of a set of circumstances which later manifests itself as a breach) by any other Party of any representation, warranty, covenant or agreement contained in this Agreement or (ii) its Designated Officer has, as a result of a failure during the Interim Period to exercise reasonably prudent diligence and care in accordance with past practices, directly caused any breach by any other Party of any representation, warranty, covenant or agreement contained in this Agreement (provided that any action taken by a Designated Officer of a Summit Entity on the instruction of the board of directors or board of managers of a Summit Entity shall not be deemed to have caused a breach for the purposes of this sub-paragraph (ii)), and, in either case, the Waiving Party proceeds with the Closing, then the Waiving Party shall be deemed to have waived such breach and the Waiving Party and the other

Acquiror Indemnitees or the Seller Indemnitees, as applicable, shall not be entitled to indemnification pursuant to this Article VIII or to sue for damages under this Agreement relating to such breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

(d)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE ACQUIROR NOR THE SELLERS NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

Section 9.1    Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 addressed to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s address set forth in Section 10.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL

BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.1.

ARTICLE X

MISCELLANEOUS

Section 10.1    Amendments and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto; provided that the Acquiror may not take or authorize any such action unless it has been approved in writing by the SMLP Conflicts Committee. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, waiver or consent of the Acquiror or the General Partner is required pursuant to this Agreement, such determination, decision, approval, waiver or consent shall have no effect unless it is expressly authorized in writing by the SMLP Conflicts Committee.

Section 10.2    Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, and provided that the Acquiror may not waive any obligation, covenant, agreement or condition of any ECP Entity unless such waiver has been expressly approved in writing by the SMLP Conflicts Committee.

Section 10.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission (with confirmation of receipt), or mailed by a nationally recognized overnight courier, postage prepaid (with confirmation of receipt), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to the ECP Entities:

Energy Capital Partners II-A, LP

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Chris Leininger

E-Mail: [***]

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

E-Mail: [***]

If to the Acquiror:

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: Conflicts Committee Chairman

with copies to (which shall not constitute proper notice hereunder):

Summit Midstream Partners, LP

5910 North Central Expressway, Suite 350

Dallas, TX 75206

Attention: General Counsel

E-mail: [***]

and

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

E-Mail: [***]

Section 10.4    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 10.5    Costs and Expenses. Subject to the following sentence, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated thereby shall be paid by the Party incurring such expenses. The Acquiror shall reimburse the ECP Entities for their reasonable and out-of-pocket legal fees expenses incurred by the ECP Entities in connection with the NewCo Loan Agreement and the SMLP Holdings Loan Agreement in an amount not to exceed the sum of (a) $300,000 and (b) the amount of such reasonable and out-of-pocket legal fees and expenses incurred by the ECP Entities in connection with the documenting, negotiating, executing, delivering and recording any mortgages which the Acquiror (or its applicable Affiliate) is required to deliver under the NewCo Loan Agreement and the SMLP Holdings Loan Agreement. Such amounts shall be due and payable within five Business Days of the ECP Entities’ presentation of a written invoice.

Section 10.6    Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Acquiror and the ECP Entities and the Acquiror and the ECP Entities would not have an adequate remedy at Law. Therefore, the obligations of the Acquiror and the ECP Entities under this Agreement, including the ECP Entities’ respective obligations to sell the Subject Interests to the Acquiror and the Acquiror’s obligation to purchase the Subject Interests from such ECP Entity, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 10.7    Entire Agreement. This Agreement (including the Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement among the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 10.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the ECP Entities and the Acquiror agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the ECP Entities and the Acquiror agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 10.9    Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except as expressly set forth herein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 10.10    Facsimiles; Electronic Transmission; Counterparts. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Parties, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.11    Time of Essence. Time is of the essence in the performance of this Agreement.

Section 10.12    Acknowledgement and Waiver.

(a)    It is acknowledged by each of the Parties that the ECP Entities have retained Latham & Watkins LLP (“L&W”) to act as their counsel in connection with the transactions contemplated hereby and that L&W has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. The Acquiror agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the ECP Entities related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among L&W and the ECP Entities or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive Closing and shall remain in effect. Furthermore, effective as of Closing, (i) all pre-Closing communications (and materials relating thereto) between Summit Investments and L&W related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to the ECP Entities, (ii) Summit Investments hereby releases all rights and interests of Summit Investments to and in such communications and related materials, (iii) Summit Investments hereby releases any right of Summit Investments to assert or waive any privilege related to the communications referenced in this Section 10.12, and (iv) Summit Investments acknowledges and agrees that all such rights shall reside with the ECP Entities.

(b)    The Acquiror and Summit Investments agree that, notwithstanding any current or prior representation of the Acquiror or Summit Investments by L&W, L&W shall be allowed to represent the ECP Entities or any of their respective Affiliates in any matter or dispute adverse to the Acquiror or Summit Investments that either is existing on the date hereof or arises in the future, in each case to the extent relating to this Agreement and the transactions contemplated hereby, and the Acquiror or Summit Investments hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, the Acquiror and Summit Investments agree that, in the event that a dispute arises after Closing between the Acquiror or

Summit Investments and any ECP Entity or any of their respective Affiliates, L&W may represent such ECP Entity or Affiliate in such dispute even though the interests of such ECP Entity or Affiliate may be directly adverse to the Acquiror or Summit Investments.

(c)    The Acquiror acknowledges that any advice given to or communication with any ECP Entity or any of their respective Affiliates (other than Summit Investments) shall not be subject to any joint privilege and shall be owned solely by such ECP Entities or Affiliate. The Acquiror and Summit Investments each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

CONTRIBUTORS:

ENERGY CAPITAL PARTNERS II, LP

By:	ENERGY CAPITAL PARTNERS GP II, LP, its general partner
By:	ENERGY CAPITAL PARTNERS II, LLC,
its general partner

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

ENERGY CAPITAL PARTNERS II-A, LP

By:	ENERGY CAPITAL PARTNERS GP II, LP, its general partner
By:	ENERGY CAPITAL PARTNERS II, LLC,
its general partner

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

ENERGY CAPITAL PARTNERS II-B IP, LP

By:	ENERGY CAPITAL PARTNERS GP II, LP, its general partner
By:	ENERGY CAPITAL PARTNERS II, LLC,
its general partner

By:	/s/ Peter Labbat
Name:	Peter Labbat
Title:	Managing Member

Signature Page to Purchase Agreement

ENERGY CAPITAL PARTNERS II-C (SUMMIT IP), LP

By:	ENERGY CAPITAL PARTNERS GP II, LP, its General Partner
By:	ENERGY CAPITAL PARTNERS II, LLC, its General Partner

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

ENERGY CAPITAL PARTNERS II (SUMMIT CO-INVEST), LP

By:	ENERGY CAPITAL PARTNERS GP II CO- INVESTMENT (SUMMIT), LLC, its General Partner
By:	ENERGY CAPITAL PARTNERS II, LLC, its Managing Member

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

Signature Page to Purchase Agreement

SUMMIT MIDSTREAM MANAGEMENT, LLC

By:	ENERGY CAPITAL PARTNERS II, LP, its Managing Member
By:	ENERGY CAPITAL PARTNERS GP II, LP, its General Partner
By:	ENERGY CAPITAL PARTNERS II, LLC, its General Partner

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

By:	ENERGY CAPITAL PARTNERS II-A, LP, its Managing Member
By:	ENERGY CAPITAL PARTNERS GP II, LP, its General Partner
By:	ENERGY CAPITAL PARTNERS II, LLC, its General Partner

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

By:	ENERGY CAPITAL PARTNERS II-B IP, LP, its Managing Member
By:	ENERGY CAPITAL PARTNERS GP II, LP, its General Partner
By:	ENERGY CAPITAL PARTNERS II, LLC, its General Partner

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

By:		ENERGY CAPITAL PARTNERS II-C (SUMMIT IP), LP, its Managing Member
By:		ENERGY CAPITAL PARTNERS GP II, LP, its General Partner
By:		ENERGY CAPITAL PARTNERS II, LLC, its General Partner

	By:	/s/ Peter Labbat
Name: Peter Labbat
Title: Managing Member

Signature Page to Purchase Agreement

SELLERS:

SMP TOPCO, LLC

By:	/s/ Peter Labbat
Name: Peter Labbat
Title: President

SMLP HOLDINGS, LLC

By:	/s/ Matthew Delaney
Name: Matthew Delaney
Title: Vice President

Signature Page to Purchase Agreement

ACQUIROR:

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

SOLELY FOR THE PURPOSES SET FORTH IN SECTIONS 5.2(A) AND 5.12:

SUMMIT MIDSTREAM GP, LLC

By:	/s/ J. Heath Deneke
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

EXHIBIT A

DEFINITIONS

“2016 Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 25, 2016, by and between Summit Holdings and the Acquiror, as amended by that certain Amendment No. 1 to Contribution Agreement, dated as of February 25, 2019, and Amendment No. 2, dated as of November 7, 2019.

“2022 Notes” shall mean the 5 1⁄2% Senior Notes due 2022 issued by the Acquiror and Summit Midstream Finance Corp. pursuant to that certain Indenture dated as of July 15, 2014, by and among Acquiror, Summit Midstream Finance Corp. and U.S. Bank National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of July 15, 2014, by and among the Acquiror, Summit Midstream Finance Corp., the guarantors party thereto and the trustee.

“2025 Notes” shall mean the 5.75% Senior Notes due 2025 issued by the Acquiror and Summit Midstream Finance Corp. pursuant to that certain Indenture dated as of July 15, 2014, by and among the Acquiror, Summit Midstream Finance Corp. and U.S. Bank National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among the Acquiror, Summit Midstream Finance Corp., the guarantors party thereto and the trustee.

“Acquiror” shall have the meaning specified in the preamble.

“Acquiror Indemnitees” shall have the meaning specified in Section 8.2(a).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.

“Agreement” shall have the meaning specified in the preamble.

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement whether or not subject to ERISA, in each case, under which (i) any current or former employee, director, manager or consultant of any Summit Entity has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Summit Entity or (ii) any Summit Entity has or has had at any time any present or future liability, contingent or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Class A Interests” shall have the meaning given to it in Summit Investments’ Organizational Documents.

“Class B Interests” shall have the meaning given to it in Summit Investments’ Organizational Documents.

“Closing” shall have the meaning specified in Section 2.3.

“Closing Date” shall have the meaning specified in Section 2.3.

“CODI Tax Liability” shall have the meaning specified in Section 2.4.

“Common Units” means common units representing limited partner interests in the Acquiror.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, award, commitment, or obligation.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Courts” shall have the meaning specified in Section 9.1.

“Covered Directors” shall have the meaning specified in Section 5.3(c).

“Damages” shall have the meaning specified in Section 8.2(a).

“Designated Officer” means (a) with respect to Acquiror, Heath Deneke, Brock Degeyter William Mault, or Marc Stratton and (b) with respect to the ECP Entities, Chris Leininger, Matt Delaney, Francesco Ciabatti or Pete Labbat.

“DPPO Receivable” means the “Remaining Consideration,” as defined in the 2016 Contribution Agreement.

“ECP” means Energy Capital Partners II, LLC, a Delaware limited liability company.

“ECP Entities” shall have the meaning specified in the preamble.

“ECP Parties” means the ECP Entities and their respective Affiliates, other than the Acquiror and its subsidiaries.

“Encumbrance” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated CODI Tax Liability” shall have the meaning specified in Section 2.4.

“Fundamental Representations” means, with respect to the ECP Entities, the representations and warranties contained in Section 3.1(a) (Organization), Section 3.2 (Validity of Agreement; Authorization), Section 3.3(a) (No Conflict or Violation), Section 3.5 (Capitalization; Ownership of the Subject Interests), and Section 3.10 (Brokers), and with respect to the Acquiror, the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Validity of Agreement; Authorization) and Section 4.5 (Brokers).

“GAAP” means accounting principles generally accepted in the United States of America.

“General Partner” shall have the meaning specified in the preamble.

“General Partner Interest” shall have the meaning set forth in the SMLP Partnership Agreement.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, commission, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Guarantee” means the guarantee executed and delivered by ECP II-A in favor of Acquiror with regard to the obligations of the ECP Entities hereunder.

“Holdings Common Units” shall have the meaning specified in the recitals.

“Indemnified Party” shall have the meaning specified in Section 8.4.

“Indemnifying Party” shall have the meaning specified in Section 8.4.

“Indemnitees” shall have the meaning specified in Section 5.3(a).

“Interim Period” shall mean the period between the date of this Agreement and the Closing Date.

“Interim Period CODI” shall have the meaning specified in Section 2.4.

“Knowledge Party” shall have the meaning specified in Section 7.1(f).

“L&W” shall have the meaning specified in Section 10.12(a).

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Marmon Matter” means the release of produced water, including oil, from a produced water pipeline operated by Meadowlark Midstream Company, LLC that occurred near Marmon, North Dakota and was reported on January 6, 2015.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, on or before the Closing.

“NewCo” shall have the meaning specified in the preamble.

“NewCo Assignment of Interests” shall have the meaning specified in Section 6.4(a)(i).

“NewCo Loan Agreement” means that certain Term Loan Credit Agreement, to be dated as of the Closing Date, among Summit Midstream Holdings, as borrower, the lenders party thereto and the administrative agent thereunder, substantially in the form attached hereto as Exhibit B.

“NewCo Loan Closing Date” means the “Closing Date,” as defined in the NewCo Loan Agreement.

“NewCo Loan Documents” means the “Loan Documents,” as defined in the NewCo Loan Agreement.

“NewCo Warrant Agreement” means that certain Warrant to Purchase Common Units, substantially in the form attached hereto as Exhibit F.

“NewCo Warrants” means the warrants represented by the NewCo Warrant Agreement, to be issued on the Closing Date by the Acquiror in favor of NewCo.

“Order” means any award, decision, injunction, judgment, order, ruling, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (b) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (c) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Outside Date” means July 2, 2020; provided, that if the condition set forth in Section 6.2(c) has not been satisfied by such date, the Outside Date may be extended to August 1, 2020 upon the written notice by either the Acquiror or the Sellers, which date shall thereafter be deemed to be the Outside Date.

“Party” and “Parties” shall have the meanings specified in the preamble.

“Permitted Encumbrances” means, with respect to any Person, (a) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate Proceedings; (b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (c) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate Proceedings; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations and surety and appeal bonds; (e) Encumbrances created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by such Person and its subsidiaries, which do not materially impair the value or materially affect the continued use of the property for the purpose for which the property is currently being used by such Person or its subsidiaries; and (f) with respect to any item of real property, title exceptions, defects in title, encumbrances, liens, charges, easements, rights-of-way, covenants, declarations, restrictions, restrictive covenants, revocable interests and other matters, whether or not of record, which do not materially impair the value or materially affect the continued use of the property for the purposes for which the property is currently being used by such Person or its subsidiaries.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Previously Transferred Holdings Assets” shall have the meaning specified in Section 3.6(b).

“Previously Transferred Investments Assets” shall have the meaning specified in Section 3.6(a).

“Proceeding” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Purchase Price” shall have the meaning specified in Section 2.2.

“Representatives” means all directors, officers, managers, trustees, employees, consultants, advisors (including attorneys), or other representatives of a Person.

“Resigning General Partner Directors” shall have the meaning specified in Section 6.2(e)(i).

“Resigning Summit Investments Managers” shall have the meaning specified in Section 6.2(h)(i).

“Revolving Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 26, 2017, by and among Summit Midstream Holdings, as Borrower, the Lenders party thereto, and Wells Fargo Bank, N.A., as Administrative Agent and Collateral Agent, as amended to date.

“Rights” mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Seller Indemnitees” shall have the meaning specified in Section 8.2(b).

“Sellers” shall have the meaning specified in the preamble.

“Senior Notes” shall mean the 2022 Notes and the 2025 Notes, collectively.

“Series A Preferred Units” shall have the meaning set forth in the SMLP Partnership Agreement.

“SMLP Board” shall have the meaning specified in the recitals.

“SMLP Conflicts Committee” shall have the meaning specified in the recitals.

“SMLP Holdings” shall have the meaning specified in the preamble.

“SMLP Holdings Assignment of Interests” shall have the meaning specified in Section 6.4(b)(i).

“SMLP Holdings Loan Agreement” means that certain Term Loan Credit Agreement, to be dated as of the Closing Date, among Summit Midstream Holdings, as borrower, the lenders party thereto and the administrative agent thereunder, substantially in the form attached hereto as Exhibit C.

“SMLP Holdings Loan Closing Date” means the “Closing Date,” as defined in the SMLP Holdings Loan Agreement.

“SMLP Holdings Loan Documents” means the “Loan Documents,” as defined in the SMLP Holdings Loan Agreement.

“SMLP Holdings Purchase Price” shall have the meaning specified in Section 2.2.

“SMLP Holdings Warrant Agreement” means that certain Warrant to Purchase Common Units, substantially in the form attached hereto as Exhibit G.

“SMLP Holdings Warrants” means the warrants represented by the SMLP Holdings Warrant Agreement, to be issued on the Closing Date by the Acquiror in favor of SMLP Holdings.

“SMLP Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Acquiror, dated as of March 22, 2019.

“Subject Common Units” shall have the meaning specified in the recitals.

“Subject Interests” shall have the meaning specified in the recitals.

“Summit Entity” means any or all of Summit Investments, Summit Holdings, the General Partner and any other direct or indirect subsidiary of Summit Investments, excluding Acquiror and any of Acquiror’s subsidiaries.

“Summit Holdings” shall have the meaning specified in the recitals.

“Summit Investments” shall have the meaning specified in the recitals.

“Summit Investments Contribution” shall have the meaning specified in Section 5.13.

“Summit Investments Interests” shall have the meaning specified in the recitals.

“Summit Investments Purchase Price” shall have the meaning specified in Section 2.1.

“Summit Midstream Holdings” means Summit Midstream Holdings, LLC, a Delaware limited liability company.

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Term Loan B” means that certain Term Loan Agreement, dated as of March 21, 2017, among Summit Holdings, as Borrower, the Lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative and Collateral Agent.

“Third Party” means any Person other than the ECP Entities, the Acquiror or any of their respective Affiliates.

“Third-Party Claim” shall have the meaning specified in Section 8.4.

“Transaction Documents” means, collectively, this Agreement, the Guarantee, the NewCo Loan Agreement, the NewCo Loan Documents, the SMLP Holdings Loan Agreement, the SMLP Holdings Loan Documents, the NewCo Warrant Agreement, the SMLP Holdings Warrant Agreement, the NewCo Assignment of Interests and the SMLP Holdings Assignment of Interests and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transactions” means the transactions contemplated by this Agreement.

“Waiving Party” shall have the meaning specified in Section 8.5(c).

EXHIBIT B

NEWCO LOAN AGREEMENT

[See attached]

B-1

Exhibit B

to Purchase Agreement

U.S. $28,208,630.60

TERM LOAN CREDIT AGREEMENT

Dated as of [    ] [    ], 2020

among

SUMMIT MIDSTREAM HOLDINGS, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

and

[    ]

as Administrative Agent

i

ii

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Collateral Agreement
Exhibit C	Form of Note
Exhibit D	Form of Non-U.S. Lender Tax Certificate

Schedule A	Unrestricted Subsidiaries
Schedule 1.01(b)	Closing Date Gathering Stations Real Property
Schedule 1.01(c)	Closing Date Pipeline Systems Real Property
Schedule 3.04	Governmental Approvals
Schedule 3.05	Litigation
Schedule 3.08	Use of Proceeds
Schedule 3.09	Taxes
Schedule 3.11	Environmental Matters
Schedule 3.13	Insurance
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses of Borrower, Administrative Agent and Lenders

iii

This TERM LOAN CREDIT AGREEMENT dated as of [ ] [ ], 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), is by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b)(v), the “Borrower”), the LENDERS party hereto from time to time and [ ], as administrative agent1 (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Purchase Agreement dated as of May 3, 2020 (the “Purchase Agreement”), entered into by and among (i) Energy Capital Partners II, LP, a Delaware limited partnership (“ECP II”), Energy Capital Partners II-A, LP, a Delaware limited partnership (“ECP II-A”), Energy Capital Partners II-B IP, LP, a Delaware limited partnership (“ECP II-B IP”), Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership (“ECP II-C Summit”), Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership (“ECP II Summit Co-Invest”), Summit Midstream Management, LLC, a Delaware limited liability company (“Summit Management” and, together with ECP II, ECP II-A, ECP II-B IP, ECP II-C Summit and ECP II Summit Co-Invest, the “Contributors”), (ii) SMP TopCo, LLC, a Delaware limited liability company (“NewCo”), SMLP Holdings, LLC, a Delaware limited liability company (“SMLP Holdings” and, together with NewCo, the “Sellers”), (iii) the MLP Entity (as defined below) and (iv) for the limited purposes set forth in Section 5.2(a) and Section 5.12 of the Purchase Agreement, the General Partner (as defined below), the Contributors have agreed to cause NewCo to sell, and the MLP Entity has agreed to acquire, the Summit Investments Interests (as such term is defined in the Purchase Agreement) (collectively, the “Buy-In Transactions”);

WHEREAS, in connection with the Buy-In Transactions and as a condition precedent to the consummation thereof, NewCo has agreed to extend a term loan to the Borrower in an aggregate principal amount of $28,208,630.60, subject to the terms and conditions set forth herein;

WHEREAS, the Borrower is permitted to incur the Loans hereunder pursuant to Section 6.01(j) of the Revolving Credit Agreement (as defined below); and

WHEREAS, the Loans hereunder shall be secured by the Collateral on a pari passu basis with the obligations under the Revolving Credit Agreement, as contemplated by Section 6.01(j) and Section 6.02(cc) of the Revolving Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

[1]	NTD: Administrative Agent shall be an affiliate of the Lender to be determined by Lender.

1

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2016 Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 25, 2016 by and between SMPH and the MLP Entity, as amended by that certain Amendment No. 1 to Contribution Agreement, dated as of February 25, 2019, and Amendment No. 2, dated as of November 7, 2019, and as further amended or otherwise modified pursuant to Section 6.09(d).

“2022 Notes” shall mean the 5 1⁄2% Senior Notes due 2022 issued by the Borrower and Summit Midstream Finance Corp., a Delaware corporation (together, the “Issuers”), pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of July 15, 2014, by and among the Issuers, the guarantors party thereto and the Trustee.

“2025 Notes” shall mean the 5.75% Senior Notes due 2025 issued by the Issuers pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and Trustee, as supplemented by that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among the Issuers, the guarantors party thereto and the Trustee.

“Additional Equity Contribution” shall mean an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case after the Closing Date; provided, that (i) the Borrower shall deliver written notice to the Administrative Agent concurrently with the receipt of such cash, which such notice shall (1) state that the Borrower has elected to treat such equity contribution as an Additional Equity Contribution and (2) clearly set forth the amount of such Additional Equity Contribution; (ii) any Equity Interests issued by the Borrower to the MLP Entity in connection with an Additional Equity Contribution shall be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement and (iii) any Additional Equity Contributions shall be disregarded for the purpose of determining compliance with the Financial Performance Covenants and for all other purposes for which EBITDA is calculated under this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

2

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Asset Acquisition” shall mean any acquisition of any material assets of, or all of the Equity Interests (other than directors’ qualifying shares) in, a Person or any division or line of business of a Person.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower, any Restricted Subsidiary or any Included Entity to any Person other than the Borrower, a Restricted Subsidiary or an Included Entity to the extent otherwise permitted hereunder of any material asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Cash” shall mean, for any period, “Available Cash” as defined in the MLP Entity’s Partnership Agreement that is attributable to the Borrower and its Subsidiaries.

“Bakken Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC, Meadowlark Midstream Company, LLC and any of its wholly owned subsidiaries, or any combination thereof.

“Bison Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Houston, Texas.

“Buy-In Transactions” shall have the meaning assigned to such term in the first recital of this Agreement.

3

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of the Restricted Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and the Restricted Subsidiaries for such period (other than interest income pursuant to IRB Transactions) and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Change in Control” shall mean the occurrence of any of the following: (a) a “Change in Control Triggering Event” (or, if no such concept exists therein, a “Change in Control Event”), as defined in any document pursuant to which Permitted Junior Debt that is Material Indebtedness has been issued, shall have occurred, (b) any “Change in Control”, as defined in the Revolving Credit Agreement as of the date hereof, shall have occurred, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Qualifying Owners, becomes the “beneficial owner”, directly or indirectly, of 50% or more of the equity securities of the MLP Entity or the General Partner entitled to vote for members of the board of directors of the MLP Entity or the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (d) the MLP Entity shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, free and clear of all Liens other than Liens granted pursuant to the Loan Documents.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date of this Agreement.

4

“Closing Date Gathering Station Real Property” shall mean the Real Property listed on Schedule 1.01(b), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Gathering Stations are located.

“Closing Date Pipeline Systems Real Property” shall mean the Real Property listed on Schedule 1.01(c), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Pipeline Systems are located.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Collateral Agreement, all “Mortgaged Property” as defined in the Mortgages and “Collateral” as defined in any other Collateral Document.

“Collateral Agent” shall mean [Wells Fargo Bank, N.A. (“Wells”)]2, as collateral agent under this Agreement, together with any successor collateral agent appointed pursuant to the provisions of Article VIII.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit B, executed pursuant to the Collateral and Guarantee Requirement, and any other guarantee and collateral agreement (as amended, supplemented or otherwise modified from time to time) that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (a) on the Closing Date, the Obligations shall be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and shall be secured by a first priority lien on and security interest in all Property (other than Real Property) on which a first priority lien and security interest secures the Revolving Obligations on the Closing Date, (b) in addition to subclause (a), within the time period set forth in Section 5.12, the Obligations shall be secured by a first priority lien in all Real Property on which a first priority lien secures the Revolving Obligations on the Closing Date, and (c) thereafter, the Obligations shall at all times be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and secured by a first priority lien on and security interest in all Property on which a first priority lien and security interest secures the Revolving Obligations at such time; provided that, from and after the Closing Date, no Guarantees of the Obligations and no Liens granted to secure the Obligations shall be released except as otherwise permitted by this Agreement.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (1) no Subsidiary of the Borrower shall be permitted to be a Revolver Loan Party or to provide Guarantees in respect of Revolving Obligations unless and until such entity becomes a Loan Party hereunder and provides a Guarantee (to the same extent as such guarantee was provided in respect

[2]

NTD: If Wells declines the Collateral Agent role, another Collateral Agent will be selected by the Lenders, which shall be reasonably acceptable to the Borrower (and such consent of the Borrower shall not be unreasonably withheld, delayed or conditioned).

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of the Revolving Obligations) of all Obligations, (2) none of the Borrower and its Subsidiaries shall grant or perfect any Lien on any Property to secure Revolving Obligations unless such Person grants or perfects, with the same priority, as applicable, a Lien on such Property to secure the Obligations, (3) no Subsidiary of the Borrower shall be required to become a Loan Party unless it is also a Revolver Loan Party, (4) no Subsidiary of the Borrower shall be required to provide a Guarantee of the Obligations unless it has also provided a Guarantee of the Revolving Obligations, (5) none of the Borrower and its Subsidiaries shall be required to grant or perfect any Lien on Property to secure the Obligations unless such Person has granted or perfected, with the same priority, as applicable, a Lien on such Property to secure the Revolving Obligations, (6) none of the Borrower and its Subsidiaries shall be required to provide any documentation (or terms, provisions or conditions in any documentation) in connection with providing a Guarantee of the Obligations or granting a Lien to secure the Obligations unless such documentation was (or terms, provisions or conditions in such documentation were) also provided in connection with providing a Guarantee of the Revolving Obligations or granting a Lien to secure the Revolving Obligations, as applicable, (7) no control agreement or other control or similar arrangements shall be required with respect to any deposit accounts or securities accounts to the extent the collateral agent in respect of the Revolving Obligations has “control” (as required by the UCC) of such Property and remains a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement. If the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any of the Properties described in this definition materially and substantially exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination and (8) in no event shall the Collateral include any Excluded Assets. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, if the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws) acquired after the Closing Date exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination.

“Collateral Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement, Section 5.10 or Section 5.12 and each amendment, supplement or modification to any of the foregoing.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn), Indebtedness consisting of letters of credit issued at the request of a Loan Party on the behalf of an entity that is neither a Loan Party nor a Restricted Subsidiary and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries (other than the Deferred True-up Obligation) determined on a consolidated basis on such date; provided, that, Consolidated Debt shall not include any Indebtedness incurred pursuant to the IRB Transactions (such excluded Indebtedness not to exceed the amount of the IRBs outstanding at such time).

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“Consolidated First Lien Net Debt” at any date shall mean, Consolidated Net Debt of the Borrower and the Restricted Subsidiaries on such date minus, to the extent included therein, (a) all Indebtedness under any Permitted Junior Debt (or any Permitted Refinancing Indebtedness thereof) or any other unsecured indebtedness of the Borrower and the Restricted Subsidiaries and (b) any Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens expressly subordinated to the Liens securing the Obligations.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and the Restricted Subsidiaries on such date minus unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, in an aggregate amount not to exceed U.S.$50.0 million (provided, that solely for the purpose of calculating the Leverage Ratio (but not the Senior Secured Leverage Ratio), if the aggregate principal amount of the loans outstanding under the Revolving Credit Agreement at such time are zero, then the maximum amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries that may be subtracted from Consolidated Debt at such time for such purpose shall be U.S.$200.0 million), to the extent the same (a) is not being held as cash collateral (other than as Collateral), (b) does not constitute escrowed funds for any purpose, (c) does not represent a minimum balance requirement and (d) is not subject to other restrictions on withdrawal.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower, the Restricted Subsidiaries and the Included Entities for such period determined on a consolidated basis; provided, that

(a)     any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower, any Restricted Subsidiary or any Included Entity, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transaction), in each case, shall be excluded; provided, that, with respect to each unusual or nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,

(b)     any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)     any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or Asset Dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the General Partner) shall be excluded,

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(d)     any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to obligations under Swap Agreements) shall be excluded,

(e)     Consolidated Net Income for such period of the Borrower shall be increased to the extent of the amount of cash dividends or cash distributions or other payments paid in cash to (or to the extent converted into cash by) the Borrower or a Restricted Subsidiary thereof in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation and only to the extent that such cash dividends or cash distributions or other payments paid in cash do not exceed the Borrower’s proportional share in the Other Entity Unadjusted EBITDA of such Person for such period (calculated based on Borrower’s and any Restricted Subsidiary’s aggregate percentage ownership of the total outstanding Equity Interests of such Person) from:

(i)    any Person that is not (A) a Restricted Subsidiary, (B) an Ohio Joint Venture, (C) an Included Entity or (D) the Double E Joint Venture, or that is accounted for by the equity method of accounting,

(ii)    any Ohio Joint Venture; provided, that such amount shall not exceed the Ohio Joint Venture Aggregate EBITDA for such calculation period (such amount for such period is hereinafter referred to as the “Ohio Joint Venture Distribution Amount”); provided, further, that (A) the inclusion of this clause (e)(ii) for such calculation period is subject to the final sentence of the definition of “EBITDA”, (B) the Ohio Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(ii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) the Ohio Joint Venture Conditions shall be satisfied for such calculation period, and

(iii)    the Double E Joint Venture (such amount for such period is hereinafter referred to as the “Double E Joint Venture Distribution Amount”); provided, that (A) the inclusion of this clause (e)(iii) for such calculation period is subject to the final sentence in the definition of “EBITDA”, (B) the Double E Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(iii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) (1) prior to the Opt-In Time, clause (b)(iv) of the definition of “Double E Joint Venture Conditions” shall be satisfied for such calculation period and (2) after the Opt-In Time, the Double E Joint Venture Conditions shall be satisfied for such calculation period; provided further, that in no event shall any distribution by the Double E Joint Venture of the Exxon Equity Option Price (as defined in the Double E LLC Agreement on the Revolving Second Amendment Effective Date) to the Borrower or any Restricted Subsidiary be included in Consolidated Net Income for any calculation period,

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(f)    the Net Income for such period of any Included Entity shall be an amount equal to the product of the Net Income of such Included Entity for such period multiplied by the Borrower’s or any Restricted Subsidiary’s percentage ownership of the total outstanding Equity Interests of such Included Entity,

(g)     Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h)     any noncash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(i)     accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(j)     any noncash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any noncash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded, and

(k)     Consolidated Net Income for such period shall be increased to the extent of any increase in the amount of deferred revenue for such period (as compared with the preceding period), and decreased to the extent of any decrease in the amount of deferred revenue for such period (as compared with the preceding period).

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet as of such date of the MLP Entity (or, if the MLP Entity has any direct operating Subsidiary other than the Borrower as of such date, of the Borrower).

“Consolidator Partnership” means Summit Midstream OpCo, LP, a Delaware limited partnership.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would constitute an Event of Default.

“Deferred True-up Obligation” shall mean the MLP Entity’s obligation, as set forth in the 2016 Contribution Agreement, to pay the Remaining Consideration (as defined in the 2016 Contribution Agreement) to SMPH on January 15, 2022, and which Remaining Consideration may be paid (in the sole discretion of the Borrower and the MLP Entity) in either cash, MLP Entity limited partnership units or a combination thereof.

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“Deferred True-up Obligation Subordination Agreement” shall mean the subordination agreement to be entered into as of the Closing Date, by and among the Borrower, the MLP Entity, the Collateral Agent and SMPH, which agreement shall be in form and substance substantially similar to the Existing Deferred True-Up Obligation Subordination Agreement and otherwise reasonably satisfactory to the Administrative Agent.

“Distribution EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Double E Construction Management Agreement” shall mean that certain Construction Management Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Contribution Agreement” shall mean that certain Contribution Agreement, dated as of June 26, 2019, by and among Summit Permian Transmission, LLC, a Delaware limited liability company, ExxonMobil Permian Double E Pipeline LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Guaranty” shall mean that certain Guaranty Agreement, dated as of June 26, 2019, by the MLP Entity in respect of the Double E Joint Venture.

“Double E Joint Venture” shall mean Double E Pipeline, LLC, a Delaware limited liability company.

“Double E Joint Venture Conditions” shall mean, (a) the Opt-In Time has occurred, (b) at all times in the relevant calculation period (for clauses (i), (ii) and (iii), other than prior to the Opt-In Time), (i) the Double E Joint Venture does not at any time incur or have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date; provided that from and after the Opt-In Time no Loan Party, in its role as member or manager of the Double E Joint Venture, shall vote to approve any Lien on any assets of the Double E Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$20.0 million at any time on assets of the Double E Joint Venture in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement and (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to

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matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) and (c) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(f) on or after the Opt-In Time.

“Double E Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Double E LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the Double E Joint Venture, dated as of June 26, 2019.

“Double E Operations and Maintenance Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Transaction Documents” shall mean the Double E Contribution Agreement, the Double E LLC Agreement, the Double E Construction Management Agreement, the Double E Operations and Maintenance Agreement and the Double E Guaranty.

“EBITDA” shall mean, with respect to the Borrower, the Restricted Subsidiaries and the Included Entities on a consolidated basis for any period, the Consolidated Net Income of such Persons for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any noncash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)):

(i)    provision for Taxes based on income, profits, losses or capital of such Persons for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii)    Interest Expense of such Persons for such period (net of interest income of such Persons for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities,

(iii)    depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other noncash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on such Persons for such period),

(iv)    the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided, that with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent a Responsible Officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

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(v)    any other noncash charges,

(vi)    equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by such Persons,

(vii)    other nonoperating expenses,

(viii)    the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Subsidiary of the Borrower that is not a Subsidiary Loan Party or an Included Entity in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix)    costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction,

(x)    accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction,

(xi)    extraordinary losses and unusual or nonrecurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(xii)    restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities, and

(xiii)    to the extent applicable and solely for the purpose of determining compliance with the Financial Performance Covenants and not for any other purpose for which EBITDA is calculated under this Agreement, any Specified Equity Contribution solely to the extent permitted to be included in this calculation pursuant to the definition of “Specified Equity Contribution”;

minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required), including, without limitation, any income or gains resulting from prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of Permitted Junior Debt at a discount from face value; provided that EBITDA for any period may include, at the Borrower’s option, Material Project EBITDA Adjustments for such period.

Notwithstanding anything herein to the contrary, the sum of (A) all Material Project EBITDA Adjustments for any period, (B) all EBITDA for such period that is attributable to Included Entities and (C) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such period, shall not exceed 20% of Unadjusted EBITDA for such period.

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For each calculation period, in order to determine EBITDA for such period, the Borrower shall make two separate calculations of EBITDA, with the first (x) to include in such calculation an amount equal to the Ohio Joint Venture Aggregate EBITDA for such calculation period, but excluding the Ohio Joint Venture Distribution Amount for such calculation period; provided, that (A) the sum of (i) all Material Project EBITDA Adjustments for such calculation period, (ii) all EBITDA for such calculation period that is attributable to Included Entities, (iii) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such calculation period and (iv) the Ohio Joint Venture Aggregate EBITDA for such calculation period shall not exceed 30% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) through (iv) of this clause (A) exceeds 30% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (A) shall be deemed to be the amount equal to 30% of Unadjusted EBITDA (such amount calculated pursuant to clause (A) means the “Initial Adjusted EBITDA Calculation”) and (B) the sum of (i) the Initial Adjusted EBITDA Calculation for such calculation period and (ii) the Double E Joint Venture Distribution Amount for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) and (ii) of this clause (B) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (x) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (x) means the “Proportional EBITDA Amount”), and the second (y) to include in such calculation the Ohio Joint Venture Distribution Amount for such calculation period, but excluding the Ohio Joint Venture Aggregate EBITDA for such calculation period; provided, that the sum of (i) the Ohio Joint Venture Distribution Amount for such calculation period, (ii) the Double E Joint Venture Distribution Amount for such calculation period and (iii) the amount of Material Project EBITDA Adjustment attributable to the Double E Joint Venture, pursuant to clause (a)(ii) of the definition of Material Project EBITDA for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of the foregoing clauses (i) through (iii) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (y) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (y) means the “Distribution EBITDA Amount”). The EBITDA of the Borrower for such calculation period shall be the greater of (A) Proportional EBITDA Amount for such calculation period and (B) the Distribution EBITDA Amount for such calculation period.

“Eddy County” shall mean Eddy County, New Mexico.

“Eddy County Project” shall mean the Gathering Station(s) and related gathering pipelines and other equipment located in, or to be constructed in, Eddy County.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability,

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investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(m).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or

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condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) the Borrower or any Subsidiary of the Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than (i) the Borrower, any Subsidiary Loan Party, any Wholly Owned Subsidiary or any Included Entity, (ii) the Ohio Joint Ventures, to the extent owned by a Loan Party and (iii) the Double E Joint Venture, to the extent owned by a Loan Party) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents (and, to the extent any such prohibition or limitation is removed or the applicable Person has obtained any required consents to eliminate or waive any such restrictions, such Equity Interests shall cease to be Excluded Assets), (b) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a Foreign Subsidiary and (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes, in either case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than

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any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction in which the Borrower is located, (c) (i) any federal withholding tax imposed by the United States or (ii) a withholding tax imposed by the jurisdiction under the laws of which such Lender is organized or in which its principal office or applicable lending office (or other place of business) is located, in the case of each of clause (i) and (ii), pursuant to applicable requirements of law in effect at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.07(a) or Section 2.07(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure to comply with Section 2.07(e), and (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Deferred True-up Obligation Subordination Agreement” shall mean that certain Subordination Agreement by and among the Borrower, the MLP Entity, the Revolver Collateral Agent and SMPH dated as of March 3, 2016.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreements.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

[“Fees” shall mean any fees payable under any fee letter entered into between the Borrower and the Collateral Agent in respect of the Loans.]3

“FERC” shall mean the Federal Energy Regulatory Commission, and any successor agency thereto.

[3]	NTD: to confirm based on identity and fee requirements of Collateral Agent.

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“Finance Co” shall mean a Wholly Owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower with the Borrower of Permitted Junior Debt permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 5.10 have been complied with in respect of such Subsidiary, and such Subsidiary is a Subsidiary Loan Party, (b) such Subsidiary shall be a corporation, (c) such Subsidiary shall not own or Control any portion of the Equity Interests of any other Person, including the Equity Interests of any other Subsidiary Loan Party or other Subsidiary of the Borrower and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” of any Person shall mean (a) the sole member or sole manager of such Person or (b) the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of (i) such Person or, (ii) to the extent such Person is a limited partnership, the general partner of such Person.

“Financial Officer of the Borrower” shall be the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of the General Partner.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10, 6.11 and 6.12.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, and any regulations promulgated thereunder.

“Foreign Subsidiary” shall mean any Subsidiary that is (a) incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (other than an entity that is disregarded for U.S. federal tax purposes and is a direct Subsidiary of an entity organized in the United States of America, any State thereof or the District of Columbia), or (b) any Subsidiary of a Foreign Subsidiary.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Gathering Agreements” shall mean each contract pertaining to the provision of gathering and compression services by any Subsidiary Loan Party or the Borrower (including any such contracts entered into after the Closing Date) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder.

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“Gathering Station Real Property” shall mean, on any date of determination, any Real Property on which any Gathering Station owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located (including, without limitation, as of the Closing Date, all Closing Date Gathering Station Real Property).

“Gathering Stations” shall mean, collectively, (a) each location, now owned or hereafter used, acquired, constructed, built or otherwise obtained by the Borrower or any Subsidiary Loan Party, where the Borrower or any such Subsidiary Loan Party uses, holds, stores or maintains compression and dehydration equipment, other than any such compression and dehydration equipment that, as of the applicable date of determination, (i) has not been used by Borrower or any Restricted Subsidiary for the conduct of its Midstream Activities for a period of at least thirty (30) days, and (ii) neither Borrower nor any Restricted Subsidiary intends to use for the conduct of Midstream Activities, and (b) any other processing plants and terminals, now or hereafter owned by the Borrower or any Subsidiary Loan Party, that are connected to (or are intended to be connected to) the Pipeline Systems.

“Gathering System” shall mean, collectively, the Gathering Stations and the Pipeline Systems.

“Gathering System Real Property” shall mean, collectively, the Gathering Station Real Property and the Pipeline Systems Real Property.

“General Partner” shall mean Summit Midstream GP, LLC, a Delaware limited liability company, the general partner of the MLP Entity.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the

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guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Included Entity” shall mean each Person that is not a Restricted Subsidiary with respect to which each of the following conditions is satisfied: (i) the Borrower or a Restricted Subsidiary owns at least 50% of the Equity Interests in such Person and has voting Control over such Person, (ii) the Borrower or a Restricted Subsidiary is the operator of such Person’s assets, (iii) such Person has no outstanding Indebtedness for borrowed money, (iv) such Person is not engaged in any line of business other than those that the Borrower may engage in as provided in Section 6.08, (v) the Equity Interests of such Person that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary and (vi) the Equity Interests of such Person are pledged in favor of the Collateral Agent to secure the Obligations (it being understood that if such Equity Interests cannot be so pledged, such entity shall not constitute an Included Entity).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations and Purchase Money Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes which arise from the transactions contemplated in, or otherwise with respect to, this Agreement, other than Excluded Taxes.

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“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Adjusted EBITDA Calculation” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Intercreditor Agreement” shall mean the intercreditor agreement to be entered into as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the SMLP Holdings Administrative Agent, the SMLP Holdings Collateral Agent, the Revolver Administrative Agent, the Revolver Collateral Agent and the Loan Parties, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” shall mean the ratio, for the applicable Test Period ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) EBITDA to (b) Cash Interest Expense; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrence.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person; provided, that, Interest Expense shall not include any interest expense or capitalized interest paid or accrued pursuant to IRB Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Swap Agreements.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRB” shall mean each of those industrial revenue bonds issued from time to time by Eddy County to Summit Permian Finance Co in an aggregate principal amount of up to $500.0 million pursuant to the IRB Indenture and IRB Purchase Agreement, and “IRBs” shall mean all of them collectively.

“IRB Indenture” shall mean one or more Indentures with respect to the IRBs to be entered into by and among Eddy County, Summit Permian Finance Co and the other parties party thereto.

“IRB Lease Agreement” shall mean one or more Lease Agreements to be entered into by and between Eddy County and Summit Permian with respect to the Eddy County Project.

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“IRB Purchase Agreement” shall mean one or more Bond Purchase Agreements to be entered into by and among Eddy County, Summit Permian and Summit Permian Finance Co.

“IRB Transaction Documents” shall mean, collectively, the IRB Indenture, the IRB Purchase Agreement, the IRB Lease Agreement and the bonds issued under the IRB Indenture.

“IRB Transactions” shall mean, collectively, the transactions contemplated by the IRB Transaction Documents, including (a) the execution and delivery of the IRB Transaction Documents by the parties thereto, (b) the sale by Summit Permian to Eddy County of any Property constituting, or intended to constitute, part of the Eddy County Project, (c) the purchase of the IRBs by Summit Permian Finance Co, (d) the lease of the Eddy County Project (or any portion thereof) and incurrence of the obligations pursuant to the IRB Lease Agreement by Summit Permian and (e) the payments by Summit Permian to Summit Permian Finance Co pursuant to the IRB Lease Agreement; provided, for the avoidance of doubt, that the IRB Transactions shall not include any Loans or any Loans (as defined in the Revolving Credit Agreement) the proceeds of which are used in connection with the IRB Transactions.

“Lane Plant” shall mean Summit Midstream Permian, LLC or any of its wholly owned subsidiaries.

“Lender” shall mean NewCo as well as any other Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person), in each case so long as NewCo or such other Person holds any Loan.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any Real Property, including any portion of or all of the Gathering System, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing; (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

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“Loan Documents” shall mean this Agreement, the Collateral Documents, the Deferred True-up Obligation Subordination Agreement, any promissory note issued under Section 2.02(e) and the Intercreditor Agreement, as amended, supplemented or otherwise modified from time to time.

“Loan Document Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, together with the due and punctual performance of all other obligations of the Borrower and each other Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower and any other Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Party” shall mean the Borrower, the MLP Entity and each Subsidiary Loan Party.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, circumstances, conditions and/or contingencies that have had or are reasonably likely to have, with the passage of time (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of the rights, remedies or benefits available to the Lenders or the Agents under any Loan Document.

“Material Contracts” shall mean, collectively, (a) each Gathering Agreement, (b) each Ohio Joint Venture’s articles or certificate of formation or the limited liability company agreement, (c) the IRB Transaction Documents and (d) any contract or other arrangement, whether written or oral, to which the Borrower or any Subsidiary Loan Party is a party as to which (individually or together with all contracts that have been terminated, cancelled or not renewed or are reasonably expected to be breached, not performed, cancelled or not renewed as of any date of determination) the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder, and whether such contract or arrangement exists as of the Closing Date or is entered into thereafter.

“Material Debt-Related Net Proceeds” shall mean 100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower from the incurrence, issuance or sale of any Indebtedness (other than unsecured Indebtedness permitted to be incurred under Section 6.01(p) and Indebtedness permitted to be incurred under Section 6.01(j)) by such Person, the purpose of which is to refinance in whole or in

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part any of the 2025 Notes (but for the avoidance of doubt, excluding the use of proceeds of the Loan hereunder or the loan under the SMLP Holdings Credit Agreement to repurchase any 2025 Notes), the Revolving Credit Agreement or the SMPH Credit Agreement, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Material Indebtedness” shall mean (i) the Revolving Credit Agreement, (ii) the SMLP Holdings Credit Agreement, (iii) the 2022 Notes, (iv) the 2025 Notes and (v) any other Indebtedness (other than Loans) of the MLP Entity, the Borrower or any Subsidiary Loan Party in an aggregate principal amount exceeding U.S.$40.0 million.

“Material Project” shall mean the construction or expansion of any capital project by the Borrower, any Restricted Subsidiary or the Double E Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Project EBITDA Adjustment” shall mean with respect to each Material Project:

(a)     prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on (i) forecasted income to be derived from binding contracts less appropriate direct and indirect costs to realize such income and (ii) in the case of the Double E Joint Venture for any period for which the Double E Joint Venture Conditions are satisfied, forecasted distributions to be made by the Double E Joint Venture to the Borrower or a Restricted Subsidiary (calculated based upon the Borrower’s ownership interest in the Double E Joint Venture as of the date of determination)), which amount may, at Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

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(b)     beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected EBITDA (determined in the same manner set forth in clause (A) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarters.

Notwithstanding the foregoing: no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless: (x) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which Parent desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA (the “Initial Quarter”), Borrower shall have delivered to Administrative Agent written pro forma projections of EBITDA attributable to such Material Project EBITDA Adjustments, and (y) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, total Material Project EBITDA Adjustments and the portion thereof to be added to EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Commercial Operation Date) and documentation as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent.

“Material Subsidiary” shall mean (a) each Restricted Subsidiary of the Borrower that (i) is a Wholly Owned Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which on a consolidated basis for such Restricted Subsidiary and its Subsidiaries for the applicable Test Period, accounted for more than 5% of EBITDA, or (ii) becomes a Subsidiary Loan Party as required pursuant to Section 5.10 and (b) the Consolidator Partnership.

“Maturity Date” shall mean March 31, 2021.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Activities” shall mean with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, terminalling, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, and water gathering and related activities in connection therewith; provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, without limitation, the ownership of drilling rigs.

“MLP Entity” means Summit Midstream Partners, LP, a Delaware limited partnership.

“MLP Entity’s Partnership Agreement” shall mean that certain Third Amended and Restated Agreement of Limited Partnership of the MLP Entity, dated as of March 22, 2019.

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“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean all Real Property that is subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust and assignments of leases and rents delivered pursuant to the Collateral and Guarantee Requirement and pursuant to Section 5.10 and Section 5.12, each as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Mountaineer” shall mean Mountain Midstream Company, LLC, a Delaware limited liability company.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any disposition pursuant to Section 6.05(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, and any cash reserve for adjustments in respect of the sale price of such asset established in accordance with GAAP, in each case incurred in connection with such sale; and

(b)    100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale of any Indebtedness incurred pursuant to Section 6.01(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such

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Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries; provided, that the Borrower or any Restricted Subsidiary may pledge the Equity Interests it owns in any Subsidiary that is not (x) a Restricted Subsidiary, (y) an Included Entity or (z) from and after the Opt-In Time, the Double E Joint Venture, in order to secure such Indebtedness. “Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.07(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document (including all Loan Document Obligations) and all amounts owing pursuant to the terms of any Guarantee of this Agreement or any other Loan Document, together with the due and punctual performance of all other obligations of the Borrower and each Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ohio Joint Venture Aggregate EBITDA” shall mean, for any period, the aggregate of the “Ohio Joint Venture EBITDA” for both Ohio Joint Ventures for such period. As used in this definition, the term “Ohio Joint Venture EBITDA” means, for any Ohio Joint Venture for any period, the product of (a) the aggregate percentage of Equity Interests held by the Borrower and the Restricted Subsidiaries in such Ohio Joint Ventures during such period multiplied by (b) such Ohio Joint Venture’s Other Entity Unadjusted EBITDA for such period, calculated as if it were a Restricted Subsidiary; provided, that the Ohio Joint Venture Conditions shall have been satisfied.

“Ohio Joint Venture Conditions” shall mean, (a) at all times in the relevant calculation period, (i) the Ohio Joint Ventures do not at any time incur or have, (x) in the aggregate, greater than U.S.$5.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreements of the Ohio Joint Ventures in existence on the Closing Date; provided that no Loan Party, in its role as member or manager of any Ohio Joint Venture, shall vote to approve any Lien on any assets of any Ohio Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$10 million at any time on assets of the Ohio Joint Ventures in the aggregate, (ii) the Equity Interests of the Ohio Joint Ventures that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary, (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Ohio Joint Ventures are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in each Ohio Joint Venture sufficient to retain negative control with respect to Requisite Board Approval (as defined in such Ohio Joint Venture’s relevant constitutional documents) (but in no event to be less than 30% of the Equity Interests eligible to appoint a member of the board in each Ohio Joint Venture) and (v) the operator of each Ohio Joint Venture’s assets

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or Affiliates of such operator shall own in the aggregate at least 20% of the Equity Interests in such Ohio Joint Venture and (b) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(e) at any time prior to the date of determination.

“Ohio Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Ohio Joint Ventures” shall mean, collectively, Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C., and each individually, an “Ohio Joint Venture”.

“Opt-In Conditions” means, as of the date of determination, that (i) the Double E Joint Venture does not have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date not in excess of U.S.$20.0 million in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)), (v) the Double E Joint Venture’s relevant constitutional documents on such date, when compared against such documents as in effect on the Revolving Second Amendment Effective Date, do not contain any material amendments or modifications adverse to the Lenders to (1) the Double E Joint Venture’s distribution policies, (2) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (3) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (4) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (5) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents, and (vi) each Subsidiary directly or indirectly owning Equity Interests in the Double E Joint Venture shall (1) be a Restricted Subsidiary and (2) become a Subsidiary Loan Party by joining the Collateral Agreement and otherwise causing the Collateral and Guarantee Requirement to be satisfied with respect to it.

“Opt-In Time” means the time when a Responsible Officer of the Borrower certifies in writing to the Administrative Agent that the Opt-In Conditions are satisfied as of such time, which certificate shall be accompanied by reasonably detailed information demonstrating the satisfaction of the Opt-In Conditions.

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“Other Entity Unadjusted EBITDA” shall mean, for any Person for any period, the EBITDA for such Person for such period, determined in accordance with the definition of EBITDA mutatis mutandis for such Person but without including, in each case for such period, (a) any Material Project EBITDA Adjustments, (b) any EBITDA attributable to an Included Entity, (c) any Specified Equity Contribution, (d) any adjustments related to the Ohio Joint Ventures described in (i) clause (e)(ii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA” or (e) any adjustments related to the Double E Joint Venture described in (i) clause (e)(iii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA”.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall mean the MLP Entity or any Subsidiary of the MLP Entity that, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Payment Minimum” shall mean U.S.$1,000,000.

“Payment Multiple” shall mean U.S.$100,000.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Percentage” shall mean, with respect to any Lender as of any date of determination, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Loans on such date and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders on such date.

“Permitted Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Permitted Investments” shall mean:

(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust

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company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Consolidated Total Assets, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower or the Borrower and Finance Co, as co-borrowers, and (b) unsecured senior Indebtedness issued by the Borrower or the Borrower and Finance Co, as co-borrowers, the terms of which, in the case of each of clauses (a) and (b), (i) (A) do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 90 days after the Maturity Date (provided, that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (B) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, (C) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt and (D) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in respect of which

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no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed fiscal quarter for which financial statements are available.

“Permitted Real Property Liens” shall mean with respect to any Real Property (including any Gathering System Real Property), the Liens and other encumbrances described in clauses (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (u), (v), (w), (x), (z), (aa), (bb), (dd), (gg) or (hh) of Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Indebtedness, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have additional obligors, Guarantees or security than the Indebtedness being Refinanced, and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Swap Agreement” shall mean any Swap Agreement permitted by Section 6.13 that is entered into by the Borrower or any Restricted Subsidiary.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Pipeline Systems” shall mean, collectively, (a) the natural gas gathering pipelines and other appurtenant facilities such as meters and valve yard facilities located in the States of Texas and Colorado owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities and (b) any other pipelines and other appurtenant facilities such as meters and valve yard facilities, located in Texas, Colorado or any other state, now or hereafter owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities.

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“Pipeline Systems Real Property” shall mean, on any date of determination, any Real Property on which any Pipeline System owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Document applicable to such Collateral.

“Power Purchase Agreements” shall mean those one or more agreements entered into for the purpose of (a) minimizing exposure to the volatility in power prices associated with operating electric-drive compression in the ordinary course of business and not for speculative purposes, and/or (b) purchasing power for use in the ordinary course of business, in each case, along with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent. EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Asset Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if the Transactions, such Asset Acquisition or Asset Disposition had been consummated on the first day of such Reference Period:

(a)    in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition or Asset Disposition is consummated); and

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(b)    in making any determination on a Pro Forma Basis, (i) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (ii) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to distributions made pursuant to Section 6.06(e), pro forma effect shall be given to the decrease in cash and Permitted Investments resulting from such distributions.

For the avoidance of doubt, when making a determination on a Pro Forma Basis, any Asset Acquisition or Asset Disposition involving Equity Interests (including any Equity Interests in an Included Entity) owned by the Borrower, any Restricted Subsidiary or any Included Entity shall be treated as if such acquisition or disposition had occurred on the first day of the applicable Reference Period. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (A) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proportional EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Purchase Agreement” shall have the meaning assigned to such term in the first recital of this Agreement.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, that (a) such Indebtedness is incurred prior to, contemporaneously with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.

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“Qualifying Owners” shall mean the collective reference to the MLP Entity, SMP, SMPH, General Partner and any Person controlled by any of the foregoing.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by, or subject to any rights of way, easements, servitudes, permits, licenses or other instruments in favor of, the Borrower or any Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease, occupancy, use or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that taken together, represent more than 50% of the sum of all Loans outstanding.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

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“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolver Loan Parties” shall mean the “Loan Parties” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of May 6, 2017, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of September 22, 2017, that certain Second Amendment to Third Amended and Restated Credit Agreement and First Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of June 16, 2019 and that certain Third Amendment to Third Amended and Restated Credit Agreement and Second Amendment to Second Amended and Restated Guarantee and Collateral Agreement, dated as of December 24, 2019, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, the lenders party thereto (the “Revolver Lenders”), Wells, as administrative agent (together with its successors in such capacity, the “Revolver Administrative Agent”) and collateral agent (together with its successors in such capacity, the “Revolver Collateral Agent”) for the Revolver Lenders.

“Revolving Obligations” shall mean the “Obligations” under and as defined in the Revolving Credit Agreement.

“Revolving Second Amendment Effective Date” shall mean the “Second Amendment Effective Date” under and as defined in the Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a region, country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Credit Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state or any Person that is the subject of any Sanctions, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

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“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent and (d) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“SMLP Holdings Collateral Agent” shall mean [Wells] as collateral agent under the SMLP Holdings Credit Agreement, together with its successors in such capacity.

“SMLP Holdings Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of the Closing Date and as amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, SMLP Holdings, as Lender and [ ], as administrative agent (together with its successors in such capacity, the “SMLP Holdings Administrative Agent”).

“SMP” shall mean Summit Midstream Partners, LLC, a Delaware limited liability company.

“SMPH” shall mean Summit Midstream Partners Holdings, LLC, a Delaware limited liability company.

“SMPH Credit Agreement” shall mean that certain Term Loan Agreement dated as of March 21, 2017, as amended, restated, supplemented or otherwise modified from time to time, by and among SMPH, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case during the period between (and inclusive of) the first day of such fiscal quarter and the day that is ten days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) (provided, that with respect to the fiscal quarter in which the Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date); provided, that (i) the Borrower delivers written notice to the

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Administrative Agent concurrently with delivery of a timely delivered certificate required by Section 5.04(c) that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required by clause (ii) of such Section 5.04(c); (ii) there is at least one fiscal quarter in each four consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of the Administrative Agent) to cause the Borrower to be in compliance with the Financial Performance Covenants; (iv) there shall be no more than five Specified Equity Contributions in the aggregate during the term of this Agreement; and (v) any additional Equity Interests in the Borrower issued to the MLP Entity in connection with a Specified Equity Contribution shall upon such issuance be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Party” shall mean (a) each Subsidiary of the Borrower that is a party to the Collateral Agreement as of the Closing Date and (b) each other Subsidiary of the Borrower that joins the Collateral Agreement after the Closing Date pursuant to the requirements set forth in Section 5.10 or otherwise; provided, that in no event shall an Unrestricted Subsidiary be a Subsidiary Loan Party.

“Summit Permian” shall mean Summit Midstream Permian, LLC, a Delaware limited liability company.

“Summit Permian Finance Co” shall mean Summit Midstream Permian Finance Corp., a Delaware corporation.

“Summit Utica” shall mean Summit Midstream Utica, LLC, a Delaware limited liability company.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.11(a).

“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions

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of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplemented, restated or otherwise modified from time to time; provided, that in no event shall any agreement for the sale of retainage gas in the ordinary course of business be deemed to be a “Swap Agreement.”

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transactions” shall mean, collectively, the execution and delivery of the Loan Documents and the Loans made on the Closing Date.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.05(c).

“Unadjusted EBITDA” shall mean, for any period, the EBITDA for such period, determined without including any Material Project EBITDA Adjustments, any EBITDA attributable to an Included Entity, any Specified Equity Contribution, any EBITDA attributable to any Ohio Joint Venture, any EBITDA attributable to the Double E Joint Venture or any EBITDA attributable to any payment described in clause (e) of the definition of “Consolidated Net Income”, in each case for such period.

“Unrestricted Subsidiary” shall mean (a) each direct or indirect Subsidiary of the Borrower listed on Schedule A, for so long as such Subsidiary is an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement,4 and (b) each of Bison Midstream, LLC, Meadowlark Midstream Company, LLC, Summit Midstream Permian, LLC, Mountain Midstream Company, LLC, Summit Midstream Utica, LLC, and any of their Subsidiaries, if and when each such Subsidiary is designated as an Unrestricted Subsidiary under the Revolving Credit Agreement on or after the Closing Date, for so long as such Subsidiary

[4]	NTD: Schedule A to list those entities designated on the Closing Date as Unrestricted Subsidiaries under the Revolving Credit Agreement.

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remains an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, and provided that (1) such designation is permitted by the Revolving Credit Facility, (2) no Default or Event of Default then exists or would result therefrom, (3) such designation is made in connection with and as part of a disposition permitted under Section 6.05(j) and such disposition is consummated promptly after such designation and (4) the Borrower satisfies its obligations (if any) under Sections 2.04(b) and (c) upon such designation or consummation of such related disposition permitted under Section 6.05(j).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that to the extent GAAP shall change after the Closing Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect, provided that until such modification has been agreed, the covenants herein shall be interpreted, and all computations of amounts and ratios referred to herein shall be made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any

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other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after May 26, 2017 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on February 25, 2016, or any other updates or proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

Section 1.03    Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division under Delaware law (or any comparable event under a different requirement of any Governmental Authority): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Closing Date Loans. As of the Closing Date and as contemplated by Section 6.2(e) of the Purchase Agreement, NewCo agrees to make a loan to the Borrower in an aggregate principal amount equal to $28,208,630.60.

Section 2.02    Promise to Repay Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of all Loans in full on the Maturity Date, together with all accrued but unpaid interest thereon, to the Administrative Agent for the account of each Lender.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

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(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in such form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.03    Repayment of Loans. (a) All Loans shall be due and payable as set forth in Section 2.02(a).

(b)    All mandatory prepayments pursuant to Section 2.04(b) or Section 2.04(c) or optional prepayments of the Loans pursuant to Section 2.04(a), shall be applied ratably among the Lenders. For the avoidance of doubt, the phrase “ratably among the Lenders” shall mean ratably based upon the respective Percentage of each Lender at the time of such prepayment.

(c)    Prior to any repayment or prepayment of the Loans, the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment or prepayment. Each repayment or prepayment shall be applied to the Loans such that each Lender receives its ratable share of such repayment or prepayment (based upon the respective Percentages of the Lenders at the time of such repayment or prepayment).

Section 2.04    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Payment Multiple and not less than the Payment Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.03(c).

(b)    The Borrower shall apply (i) all Material Debt-Related Net Proceeds received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower and (ii) all Net Proceeds which, in the aggregate, are in excess of $125.0 million, received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower in connection with (x) the incurrence of Indebtedness pursuant to Section 6.01(j) and (y) any disposition made pursuant to Section 6.05(j), in each case, promptly upon (and in any event within three Business Days of) receipt thereof to prepay any outstanding Loan in accordance with paragraphs (b) and (c) of Section 2.03; provided that the Borrower may use a ratable portion of such Material Debt-Related Net Proceeds or Net Proceeds, as applicable, to prepay Indebtedness outstanding under the SMLP Holdings Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (y) the amount of such

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Material Debt-Related Net Proceeds or Net Proceeds, as applicable, multiplied by (z) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the SMLP Holdings Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the SMLP Holdings Credit Agreement and the outstanding principal amount of Loans hereunder.

(c)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (b) of this Section 2.04 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

Section 2.05    Fees. [All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.]5

Section 2.06    Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Loan at the rate of 8.00% per annum.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate equal to 12.00% per annum plus the rate applicable to such Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c)    Accrued interest on each Loan shall be payable in kind by the Borrower in arrears on the last day of each calendar quarter by adding the amount thereof to the outstanding principal amount of the Loans owed to the applicable Lenders, and such increased principal amount shall thereafter bear interest at the rate per annum set forth in paragraphs (a) and (b) of this Section, as applicable, and be paid in accordance with Sections 2.02, 2.03 and 2.04; provided, that, at the option of the Administrative Agent, interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d)    All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and on the basis of a year of 360 days.

Section 2.07    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent such withholding or deduction is required by applicable law. If a

[5]	NTD: Subject to determination of any fees payable to Collateral Agent herein.

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Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments by applicable law, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall make such deductions and (iii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. For purposes of this Section 2.07, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes any withholding or payment of a U.S. federal withholding tax by such Lender or by any direct or indirect member of such Lender that is a domestic partnership or withholding foreign partnership for U.S. federal income tax purposes, with respect to any payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document, shall be considered a withholding or deduction of such U.S. federal withholding tax by Borrower.

If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, FATCA shall include any amendments to FATCA made after the Closing Date.

(b)    In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c)    Each Loan Party shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent or such Lender as determined in the final, nonappealable judgment of a court of competent jurisdiction) without duplication of any amounts indemnified under Section 2.07(a)) imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender, as applicable, with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed

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or asserted by the relevant Governmental Authority; provided, that a certificate as to the amount of such payment, liability, imposition or assessment and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents. Each Lender that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.07 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided, that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender.

(f)    [The Administrative Agent shall deliver to the Borrower, on or before the Closing Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying

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that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.]6

(g)    If the Administrative Agent or any Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.07, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.07 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or Lender agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender in the event such Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.08    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.07 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.07 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in U.S. Dollars. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the

[6]	NTD: Language to be confirmed based on identity of Administrative Agent.

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Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, fees and other amounts then due from the Borrower hereunder, such funds shall be applied first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, ratably among the Lenders in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders in proportion to the respective amounts of such interest and fees payable to them; and fourth, to the principal balance of the Loans, until the same shall have been paid in full, ratably among the Lenders in proportion to such Lender’s Percentage.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)    None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute, to the Borrower’s knowledge, funds obtained from transactions with or relating to Anti-Corruption Laws or Sanctions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and each of its Restricted Subsidiaries (except as otherwise noted below), that:

Section 3.01    Organization; Powers. The Borrower and each Subsidiary Loan Party (a) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02    Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each Loan Document to which it is a party, and the Loans hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and each Subsidiary Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(C) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Borrower or any Restricted Subsidiary, other than the Liens permitted by Section 6.02.

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Section 3.03    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages and (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt this Section 3.04 in no way limits Section 3.05(e).

Section 3.05    Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders. (a) Except as set forth on Schedule 3.05, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the performance of any Loan Document or the Transactions.

(b)    To the Borrower’s knowledge, there are no outstanding judgments against the Borrower or any Restricted Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor any Restricted Subsidiary nor, to the Borrower’s knowledge, any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

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(d)    Excluding consideration of Environmental Laws, which are separately addressed in Section 3.11, and Employee Benefit Plans, which are separately addressed in Section 3.10 (i) the Borrower and each Restricted Subsidiary have complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) none of the Borrower’s or any Restricted Subsidiary’s Properties is in violation of (nor will the continued operation of such properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)    Without in any way limiting Section 3.04, each of the Borrower and each Restricted Subsidiary hold all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Neither the Borrower nor any Restricted Subsidiary is subject to regulation “as a natural-gas company” under the Natural Gas Act.

(g)    None of the Lenders and the Agents, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (i) a “natural-gas company” or subject to regulation under the Natural Gas Act or (ii) subject to regulation under the laws of any state with respect to public utilities.

Section 3.06    Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

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Section 3.07    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08    Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Schedule 3.08; provided, that, for the avoidance of doubt, the Borrower shall not use the proceeds of the Loans (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any manner that would result in the violation of FCPA, any Anti-Corruption Laws or any Sanctions applicable to any party hereto or (iii) for dividends or other distributions of capital in respect of the Equity Interests of the Borrower.

Section 3.09    Tax Returns. Except as set forth on Schedule 3.09, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, and local Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (A) if the failure to comply would not cause a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP. The Borrower knows of no pending investigation of the Borrower or any Restricted Subsidiary by any taxing authority or any pending but unassessed material Tax liability of the Borrower or any Restricted Subsidiary (other than any Taxes incurred in the ordinary course of business).

Section 3.10    Employee Benefit Plans. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.

(b)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries or to which Borrower or any of its Subsidiaries has or may have any liability are maintained in accordance with the requirements of applicable foreign law and the value of the assets of each such foreign pension scheme equals or exceeds the present value of all benefit liabilities under each such foreign pension scheme.

Section 3.11    Environmental Matters. Except as set forth on Schedule 3.11 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no Environmental Claim or penalty has been received or incurred by the Borrower or

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any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any of its Restricted Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) the Borrower and each of its Restricted Subsidiaries have obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, (iii) the Borrower and each of its Restricted Subsidiaries is and has been in compliance with all applicable Environmental Laws, including the terms and conditions of permits, registrations and licenses required under applicable Environmental Laws, (iv) neither the Borrower nor any of its Restricted Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (v) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Restricted Subsidiaries, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of its Restricted Subsidiaries and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Subsidiaries, (vi) neither the Borrower nor any of its Restricted Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vii) there are not currently and there have not been any underground storage tanks owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any of the Borrower and each Restricted Subsidiary, present or located on the Borrower’s or any such Restricted Subsidiaries’ Real Property. Representations and warranties of the Borrower or any of its Restricted Subsidiaries with respect to environmental matters are limited to those in this Section 3.11 unless expressly stated.

Section 3.12    Solvency.    (a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

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(b)    The Borrower does not intend to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiaries and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiaries.

Section 3.13    Insurance. Schedule 3.13 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and the Restricted Subsidiaries is adequate.

Section 3.14    Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank pari passu with or higher than any other senior Indebtedness or securities of the Borrower and each Subsidiary Loan Party and shall constitute senior indebtedness of the Borrower and each Subsidiary Loan Party under and as defined in any documentation documenting any junior indebtedness of the Borrower and each Subsidiary Loan Party. Each Collateral Document delivered pursuant to Section 4.01, 5.10 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Loan Party in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations. In each case of the security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, described in the preceding sentences, such security interests are prior and superior in right to any other Person, subject, in the case of Pledged Collateral, to Liens permitted by Section 6.02(d), (e), (n), (u), (bb), (ff) and (hh); in the case of Mortgaged Property, to Permitted Real Property Liens; and in the case of any other Collateral (except Pledged Collateral and Mortgaged Property), to Liens permitted by Section 6.02.

Section 3.15    Foreign Corrupt Practices, Sanctions. None of the Borrower nor any of its Subsidiaries, nor any director, officer, agent or employee of any such the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA or any other Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA. None of (i) the Borrower, its Subsidiaries or any of their respective Subsidiaries or, to the

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knowledge of Borrower or its Subsidiaries, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower or its Subsidiaries, any agent or Affiliate of the Borrower or any of its Subsidiaries which agent or Affiliate will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of each Lender to make Loans on the Closing Date are subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):

Section 4.01    Closing Date. On the Closing Date:

(a)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to the extent any representations and warranties are already qualified or modified by “materiality,” “Material Adverse Effect” or similar materiality language in the text thereof.

(b)    At the time of and after giving effect to the making of the Loans on the Closing Date, no Event of Default or Default shall have occurred and be continuing.

(c)    The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)    this Agreement, including appropriately completed schedules hereto,

(ii)    each Collateral Document (other than any Mortgages or other Collateral Documents to be delivered pursuant to Section 5.12),

(iii)    each promissory note requested pursuant to Section 2.02(e), if any,

(iv)    the Intercreditor Agreement, and

(v)    the Deferred True-up Obligation Subordination Agreement.

(d)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders on the Closing Date, favorable written opinions of Baker Botts L.L.P., counsel for the Loan Parties, or another law firm reasonably acceptable to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the

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Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs such counsel to deliver such opinions.

(e)    The Administrative Agent shall have received each of the following for each Loan Party:

(i)    a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation (which shall include, without limitation, each such Person that is a corporation), certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (which, in the case of each such Person that is a Texas entity, shall include both a certificate of account status (or comparable document) and a certificate of existence) of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)    a certificate of the Secretary, Assistant Secretary or any Responsible Officer of each Loan Party, in each case dated the Closing Date and certifying:

(A)    that attached thereto is a true, correct and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person, together with any and all amendments thereto, as in effect on the Closing Date and at the time the resolutions described in clause (B) below were adopted,

(B)    that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (i) the execution, delivery and performance of the Loan Documents to which such Person is a party and (ii) in the case of the Borrower, the making of the Loans hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)    that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto,

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(D)    as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(E)    as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Person, threatening the existence of such Person.

(f)    The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to such Persons in the appropriate jurisdictions and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g)    After giving effect to the Transactions, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Permitted Indebtedness.

(h)    The Agents shall have received, to the extent invoiced, all reimbursements or payments of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document (including, without limitation, the fees and expenses of Latham & Watkins LLP, counsel to the Lenders).

(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (a), (b) and (g) of this Section 4.01.

(j)    The Closing (as such term is defined in the Purchase Agreement) shall have occurred.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 5.01    Existence, Maintenance of Licenses, Property. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except (i) as otherwise expressly permitted under Section 6.05 and (ii) for the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiary exceed estimated liabilities and are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties.

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(b)    Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types (including, for the avoidance of doubt, property and casualty insurance policies), to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)    To the extent any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws and only to the extent not constituting Excluded Assets) that comprises a Gathering Station (or part thereof) constituting Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (A) concurrently with the delivery of any Mortgage in favor of the Collateral Agent in connection therewith, and (B) at any other time after the delivery of such Mortgage, if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Gathering Station and (ii) if any such Gathering Station is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with Flood Insurance Laws. In addition, to the extent the Borrower and the Subsidiary Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Gathering Station that constitutes Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(c)    Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any Restricted Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

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(d)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)    none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any Restricted Subsidiary or the protection of their properties.

Section 5.03    Taxes and Contractual Obligations. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (ii) the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.

(b)    With respect to payment obligations in any contract or agreement, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature that by law have become or might become a Lien (other than with respect to Liens permitted pursuant to Section 6.02) imposed upon it or upon its Properties, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the affected Restricted Subsidiary or if the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

(c)     (i) Perform and observe in all material respects all of the covenants and agreements (other than covenants or agreements to pay covered in Section 5.03(b)) contained in each Material Contract to which the Borrower or a Subsidiary Loan Party is a party that are

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provided to be performed and observed on the part of the Borrower or such Subsidiary Loan Party (taking into account any grace period); and (ii) diligently and in good faith enforce, using appropriate procedures and proceedings, all of such Person’s material rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each Material Contract, except, in the case of clauses (i) and (ii), where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Financial Statements, Reports, Copies of Contracts, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)    (i) within 120 days after the end of each fiscal year, the MLP Entity’s Form 10-K in respect of such fiscal year, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable;

(b)    (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the MLP Entity’s Form 10-Q in respect of such fiscal quarter, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer, on behalf of the Borrower, to the best of the Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable (in each case, subject to normal year-end audit adjustments and the absence of footnotes);

(c)    concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying (in the case of (b) above, to the best of the Borrower’s knowledge) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent

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thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent;

(d)    promptly after the same have been filed, notice that all periodic and other available reports, proxy statements and other materials have been filed by the MLP Entity (with respect to the Borrower or any Restricted Subsidiary), the Borrower or any Restricted Subsidiary with the SEC, or distributed to its public stockholders generally, if and as applicable;

(e)    if requested in writing by the Administrative Agent on or prior to the last day of any calendar month, (A) within 10 days after the end of such calendar month, a report detailing any repurchase, exchange or refinancing by the MLP Entity, the Borrower or any Restricted Subsidiary during such month of the 2022 Notes, the 2025 Notes or the SMPH Credit Agreement and (B) within 30 days after the end of such calendar month, an unaudited consolidated balance sheet showing the financial position of the MLP Entity, the Borrower and its Restricted Subsidiaries on a consolidated basis as at the end of such month;

(f)    concurrently with the delivery of financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying compliance with Section 5.02(b) and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 5.02(b), if any;

(g)    promptly, a copy of all reports submitted to the board of directors or equivalent governing body (or any committee thereof) of the General Partner, the Borrower or any Restricted Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any Restricted Subsidiary;

(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i)    promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(j)    no later than 60 days following the first day of each fiscal year of the Borrower, a copy of the annual budget for such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

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(k)    promptly, and in any event within five Business Days of the Borrower obtaining knowledge of (i) any loss, destruction, casualty or other insured damage to or (ii) any taking under power of eminent domain or by condemnation or similar proceeding of any Property of the Borrower or any Restricted Subsidiary, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall notify the Agents, providing reasonable details of such occurrence;

(l)    (A) promptly, and in any event within five Business Days after the effectiveness thereof, copies of any amendments, waivers or other modifications relating to any Material Indebtedness and (B) otherwise, promptly, and in any event within thirty days of the Borrower or any Subsidiary Loan Party executing any Material Contract (other than a Material Contract existing on the Closing Date) and any material amendment, supplement or other modification to any other Material Contract, copies of such new Material Contract, amendment, supplement or other modification (it being understood that this clause (l) in no way expands or otherwise modifies the limitation set forth in Section 6.09 with respect to amendments and other modifications to Gathering Agreements or other Material Contracts); and

(m)    concurrently with the delivery of the financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying that as of December 31 of the preceding calendar year not less than a substantial majority (as mutually agreed by the Borrower and the Collateral Agent each acting reasonably and in good faith) of the value (including the fair market value of improvements owned by the Borrower or any Subsidiary Loan Party and located thereon or thereunder) of the Gathering System Real Property is subject to the Lien of the Mortgage.

Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the earlier of (i) the date on which the MLP Entity posts such documents, or provides a link thereto on the MLP Entity’s website on the Internet or at http://www.sec.gov or (ii) the date on which such documents are posted on the MLP Entity’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the MLP Entity shall deliver electronic or paper copies of such documents to the Administrative Agent if requested and (ii) the MLP Entity shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event the Administrative Agent shall have no responsibility to monitor compliance by the MLP Entity with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof:

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(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Restricted Subsidiary, with respect to which there is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to the Borrower or any Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except, other than with respect to Sanctions, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07    Maintaining Records; Access to Properties and Inspections; Maintaining Gathering System. (a) Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower.

(b)     (i) Except as set forth in Section 6.05 and subject to Permitted Real Property Liens, maintain or cause the maintenance of the interests and rights (1) with respect to the Pipeline Systems (and the related rights of way, easements or other Real Property) to the extent that, individually or in the aggregate, the failure to maintain or cause the maintenance of such interests and rights would not reasonably be expected to have a Material Adverse Effect and (2) in all material respects with respect to the Gathering Stations, (ii) subject to the Permitted Real

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Property Liens and consistent with industry standards, maintain the Pipeline Systems within the confines of the rights of way granted to the Borrower or the applicable Subsidiary Loan Party or Restricted Subsidiary with respect thereto without material encroachment upon any adjoining property and maintain the Gathering Stations within the boundaries of the deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Borrower, the Subsidiary Loan Parties or the Restricted Subsidiaries to inspect, operate, repair, and maintain the Gathering System in accordance with industry standards except to the extent that the failure to maintain or cause the maintenance of such interests and rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any Restricted Subsidiary may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.08.

Section 5.09    Compliance with Environmental Laws. Comply, cause all of the Restricted Subsidiaries to comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10    Further Assurances; Additional Subsidiary Loan Parties and Collateral. Execute and deliver (i) any and all further documents, financing statements, agreements and instruments (but in no event any documents, financing statements, agreements or instruments that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit) under the Revolving Credit Agreement), and take all such further actions (including the filing and recording of financing statements, fixture filings, transmitting utility filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable, but in no event including any actions that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit) under the Revolving Credit Agreement), that may be appropriate, or that otherwise may be reasonably requested by the Administrative Agent, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents (with such evidence provided and reasonably satisfactory to the collateral agent or administrative agent under the Revolving Credit Agreement with respect to the Liens granted to secure the Revolving Obligations being deemed to be in form and substance reasonably

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satisfactory to the Administrative Agent), and (ii) all such other documents, agreements and instruments reasonably requested by the Administrative Agent to cure any defects in the Loan Documents and the Transactions contemplated hereby.

Section 5.11    Fiscal Year. Cause its fiscal year to end on December 31.

Section 5.12    Post-Closing Conditions. Within 90 days following the Closing Date, or such longer period of time (a) to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health, as may reasonably be required or (b) as the Collateral Agent may consent to in its sole discretion, the Collateral Agent shall receive the following with respect to each Closing Date Gathering Station Real Property and each Closing Date Pipeline Systems Real Property:

a Mortgage, duly executed and acknowledged by the Borrower or the applicable Subsidiary Loan Party, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (excluding Indebtedness under clause (b) of this Section 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary of the Borrower);

(b)    Indebtedness created hereunder and under the other Loan Documents;

(c)    Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Permitted Swap Agreements;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability

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insurance to the Borrower or any Restricted Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)    unsecured Indebtedness of the Borrower or any Subsidiary Loan Party owing to any other Loan Party (the “Subordinated Intercompany Debt”), provided, that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and provided, further, that any such Indebtedness for borrowed money shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)    Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)    (i) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness outstanding at any time (together with Indebtedness outstanding pursuant to this paragraph (h) and paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(i)    Capital Lease Obligations (including any Sale and Lease-Back Transaction that is permitted under Section 6.03) and Purchase Money Obligations to the extent that the aggregate total of all such Capital Lease Obligations and Purchase Money Obligations outstanding at any one time (together with Indebtedness outstanding pursuant to this paragraph (i) and paragraph (h) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

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(j)    other secured junior Indebtedness of the Borrower or any Subsidiary Loan Party; provided, that (i) the Liens securing the Obligations shall be senior to the Liens securing such other secured junior Indebtedness, (ii) on or prior to the incurrence or creation of such other Indebtedness, the agent and lenders under such facility shall have entered into such intercreditor agreements as may be reasonably required or agreed by the Administrative Agent, (iii) to the extent required by Section 2.04(b) and Section 2.04(c), the Net Proceeds of such secured junior Indebtedness is applied to prepay the Loans, (iv) no such secured junior Indebtedness shall provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date, (v) the incurrence of such senior secured junior Indebtedness is permitted by the Revolving Credit Facility, and (vi) no Default or Event of Default then exists or would result therefrom;

(k)    Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the extent permitted by Section 6.04, and (iii) by any Restricted Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees under clause (ii) of this Section 6.01(k) and any other Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(l)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)    Indebtedness supported by any Letter of Credit (as defined in the Revolving Credit Agreement) that is (i) outstanding on the Closing Date or (ii) issued after the Closing Date in connection with agreements existing on the Closing Date that contemplate or require the issuance of letters of credit; provided, that (x) any such Letter of Credit shall be issued in connection with the Double E Joint Venture or otherwise issued in respect of Indebtedness incurred in the ordinary course of business or with respect to trade payables and (y) the aggregate amount available to be drawn under all such Letters of Credit shall not exceed $100.0 million.

(n)    Indebtedness consisting of Permitted Junior Debt;

(o)    Guarantees of Indebtedness of Unrestricted Subsidiaries and other Persons that are not Loan Parties or Restricted Subsidiaries to the extent that Investments are permitted under Section 6.04(g);

(p)    other unsecured Indebtedness not otherwise permitted by this Section 6.01 in an aggregate principal amount at any time outstanding not to exceed U.S.$25.0 million;

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(q)    Indebtedness of Summit Permian incurred pursuant to the IRB Lease Agreement;

(r)    Indebtedness incurred under the Revolving Credit Agreement and Indebtedness pursuant to any Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party; provided that such Indebtedness (i) is subject at all times to the Intercreditor Agreement and (ii) the aggregate principal amount at any time outstanding under the Revolving Credit Agreement shall not exceed U.S.$1.0 billion; and provided further, that before and after giving effect to such incurrence, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, as computed as of the date of the incurrence of such Indebtedness;

(s)    Indebtedness incurred under the SMLP Holdings Credit Agreement; provided that such Indebtedness is subject at all times to the Intercreditor Agreement; and

(t)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any Property (including stock or other securities of any Person, including of any Restricted Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)    Liens on Property of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and Refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other Property of the Borrower or any of its Restricted Subsidiaries;

(b)    any Lien created under the Loan Documents (or otherwise securing the Obligations) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)    any Lien on any Property of the Borrower or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien does not apply to any other Property of the Borrower or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such Property (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

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(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)    Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP;

(f)    (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(g)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)    zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights of way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;

(i)    security interests in respect of Purchase Money Obligations (including Capital Lease Obligations) with respect to equipment or other property or improvements thereto acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof) and (ii) such security interests do not apply to any other Property of the Borrower or any Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements) except to the extent that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

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(j)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k)    Liens disclosed by any title insurance policies, title commitments or title reports with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(l)    any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n)    Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(o)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(p)    licenses of intellectual property granted in the ordinary course of business;

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

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(t)    Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets; provided, that such Lien is limited to the applicable insurance contracts;

(u)    Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(v)    Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(w)    Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or any Restricted Subsidiary;

(x)    Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(y)    Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;

(z)    Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights of way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Borrower or any Restricted Subsidiary, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness by the Borrower or any Restricted Subsidiary and otherwise do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any Mortgaged Property in the normal course of business or materially impair the value thereof;

(aa)    contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, gathering agreements, storage and terminalling agreements, throughput agreements, equipment rental agreements and other agreements which are

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usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or Restricted Subsidiary, or (ii) the value of such Property subject thereto;

(bb)    (i) Liens that secure Indebtedness permitted to be incurred under Section 6.01(j) and (ii) Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed U.S.$25.0 million; provided, however, that no part of the Pipeline Systems that is not the subject of a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, may be the subject of a Lien permitted by this clause (bb); provided, further, that no Indebtedness for borrowed money may be the subject of a Lien permitted by subclause (ii) of this clause (bb);

(cc)    Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(dd)    licenses granted in the ordinary course of business and leases of property of the Loan Parties that are not material to the business and operations of the Loan Parties;

(ee)    Liens in cash collateral securing obligations of any Loan Party with respect to (i) Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party and (ii) other Permitted Swap Agreements in an amount not to exceed U.S.$25.0 million at any time;

(ff)    any purchase option, call or similar right of a third party with respect to Equity Interests or securities representing an interest in (i) a joint venture or (ii) an Unrestricted Subsidiary;

(gg)    the lease (and any liens arising from such lease) of the Eddy County Project (or any portion thereof) by Summit Permian from Eddy County in connection with the IRB Transactions; and

(hh)    Liens that secure Indebtedness permitted to be incurred under Section 6.01(r) and Section 6.01(s).

Notwithstanding the foregoing or anything else to the contrary in any other Loan Document, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral (including any Pledged Collateral pledged by the MLP Entity), other than the Liens described in clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh), (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the

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Collateral Agent other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than Pledged Collateral or Mortgaged Property), including any Collateral pledged by the MLP Entity, that are prior and superior in right to any Liens in favor of the Collateral Agent other than Liens permitted by this Section 6.02 and (iv) no Liens shall be permitted to exist, directly or indirectly, on Mortgaged Property or the Pipeline Systems, other than Liens in favor of the Collateral Agent and Permitted Real Property Liens.

Section 6.03    Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of all outstanding leases permitted under this Section 6.03 (other than the IRB Lease Agreement), when aggregated with the Indebtedness referred to in Sections 6.01(h) and (i), does not exceed U.S.$50.0 million; provided, further, that the IRB Transactions shall be permitted under this Section 6.03 to the extent constituting any Sale and Lease-Back Transaction, but solely to the extent that (1) prior to the sale or transfer of such property, all such property shall be subject to a first priority lien on and security interest in favor of the Collateral Agent and (2) the sale or transfer of such property shall be subject to the Liens created under the Loan Documents and such Liens shall continue in effect after such sale or transfer.

Section 6.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries, which cash management operations shall not extend to any Person that is not a Restricted Subsidiary) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a)    Investments after the Closing Date by the Borrower and any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party;

(b)    Permitted Investments and Investments that were Permitted Investments when made;

(c)    (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable loans or advances), loans and advances to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services rendered on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business not to exceed U.S.$5.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business;

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(d)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(e)    Swap Agreements permitted under Section 6.13 and Section 6.01;

(f)    Investments existing on the Closing Date and set forth on Schedule 6.04;

(g)    so long as immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$10.0 million;

(h)    Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Restricted Subsidiaries that are not Subsidiary Loan Parties in the Borrower or any Subsidiary Loan Party;

(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(j)    Guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(k)    Investments in (i) the Bakken Joint Venture in an aggregate amount not to exceed U.S.$350.0 million and (ii) the Bison Joint Venture in an aggregate amount not to exceed U.S. $50.0 million; provided that both immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(l)    Investments in the Ohio Joint Ventures constituting (i) the purchase of Equity Interests in the Ohio Joint Ventures owned on the Closing Date, including any options to acquire future Equity Interests, and (ii) the exercise of any options acquired pursuant to clause (i) hereof; provided, in each case, that both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after

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giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(m)    Investments in the Ohio Joint Ventures constituting of (i) purchases of additional Equity Interests in the Ohio Joint Ventures from holders of Equity Interests in the Ohio Joint Ventures (other than Summit Midstream Partners Holdings, LLC) and (ii) investments in response to capital calls in respect of the Ohio Joint Ventures that maintain the Borrower’s then existing ownership percentage therein; provided, in each case, that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(n)    Investments by Summit Permian Finance Co constituting the IRBs; and

(o)    Investments in the Double E Joint Venture constituting (i) the contribution to the Double E Joint Venture on the Revolving Second Amendment Effective Date of the assets contemplated by the Double E Contribution Agreement and (ii) additional Investments therein after the Revolving Second Amendment Effective Date; provided, in the case of sub-clause (ii), that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary Loan Party or other Restricted Subsidiary of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 5.01(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section shall not prohibit:

(a)    (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries or (iv) the sale of Permitted Investments in the ordinary course of business;

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(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger or consolidation of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Restricted Subsidiary into or with the Borrower or any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is the Borrower or a Subsidiary Loan Party, (iii) the merger, amalgamation or consolidation of any Restricted Subsidiary that is not a Subsidiary Loan Party into or with any other Restricted Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)    sales, transfers, leases or other dispositions to the Borrower or to a Restricted Subsidiary, upon voluntary liquidation or otherwise;

(d)    Sale and Lease-Back Transactions permitted by Section 6.03;

(e)    Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends and distributions permitted by Section 6.06;

(f)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)    sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, U.S.$25.0 million; provided, further, that after giving effect thereto, no Default or Event of Default shall have occurred;

(h)    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i)    abandonment, cancellation or disposition of any intellectual property of the Borrower in the ordinary course of business; and

(j)    disposition of each of (i) the Double E Joint Venture, (ii) the Lane Plant, (iii) the Bakken Joint Venture, (iv) the Bison Joint Venture and (v) the assets of, or equity interests in, Mountaineer and Summit Utica; provided that (A) such disposition is permitted by the Revolving Credit Facility, (B) no Default or Event of Default then exists or would result therefrom, (C) the consideration received by Borrower or the applicable Restricted Subsidiary in respect of such disposition is at least equal to the fair market value as determined by the Borrower of the assets subject to such disposition and (D) the Net Proceeds of such disposition are applied (x) to repay, prepay, purchase or repurchase the 2022 Notes, the 2025 Notes or loans incurred under the Revolving Credit Agreement; provided, that either (i) any such repayment or prepayment of loans

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incurred under the Revolving Credit Agreement shall permanently reduce the Commitments (as defined in the Revolving Credit Agreement) thereunder or (ii) within 10 Business Days of such repayment or prepayment, the Borrower prepays the Loans in an amount (the “Prepayment Amount”) equal to 20% of the amount of such repayment or prepayment, at the Borrower’s election and in its sole discretion; provided that for purposes of this clause (ii), the Borrower may use a ratable portion of the Prepayment Amount to prepay Indebtedness outstanding under the SMLP Holdings Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (1) the Prepayment Amount multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the SMLP Holdings Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the SMLP Holdings Credit Agreement and the outstanding principal amount of Loans hereunder) and (y) to the extent required by Section 2.04(b) and Section 2.04(c), to prepay the Loans.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower or any Subsidiary of the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, transfer or otherwise dispose of the assets of, or Equity Interests in, any Unrestricted Subsidiary or any Person that is not a Subsidiary to any Person, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to the Borrower and the Subsidiary Loan Parties pursuant to the foregoing clauses (g) or (j) or Section 6.05(c) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (a)(i), (a)(ii), (a)(iv), (d), (g) or (j) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (iii) above, the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Loan Party (as shown on the MLP Entity’s or the Borrower’s, as applicable, most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash and (iv) the Borrower shall, in no event, be incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

Section 6.06    Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, that:

(a)    any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, directly or indirectly, the Borrower or any Restricted Subsidiary (or, with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, to each parent of such Restricted Subsidiary (including the Borrower, any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

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(b)    the Borrower and each of its Restricted Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower or, to the extent such Equity Interests were issued as compensation for services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes; provided, that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year U.S.$10.0 million (plus the amount of net proceeds (i) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (ii) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(c)    if no Default or Event of Default then exists or would result therefrom, then the Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than an Additional Equity Contribution or a Specified Equity Contribution; provided, that the proceeds of an issuance or sale to a Restricted Subsidiary may not be used to declare or pay dividends or make other distributions;

(d)    noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;

(e)    the Borrower may declare and pay dividends or make other distributions to the MLP Entity in order to make any payment with respect to the Deferred True-up Obligation to the extent permitted by Section 6.09(d); and

(f)    the Borrower may repay capital invested in it by the MLP Entity or may declare and make distributions on or with respect to the Equity Interests of the Borrower or any other Loan Party with Available Cash on a quarterly basis in an aggregate amount necessary to pay regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million; provided, that immediately before and after giving effect to such repayment, declaration or distribution, (i) no Default or Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (on a Pro Forma Basis and after giving effect to the making of such distribution) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter.

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Section 6.07    Transactions with Affiliates. (a) Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to the Borrower or any of its Restricted Subsidiaries) to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower and its Restricted Subsidiaries in accordance with customary practice.

(b)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary, as applicable,

(ii)    transactions among the Borrower and the other Loan Parties and transactions among the Restricted Subsidiaries that are not Subsidiary Loan Parties otherwise permitted by this Agreement,

(iii)    any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business and, to the extent such fees and indemnities are directly attributable to services rendered on behalf of the Borrower or the Subsidiary Loan Parties, any employee of any Parent Company,

(iv)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect,

(v)    any employment agreement or employee benefit plan entered into by the Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,

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(vi)    transactions otherwise permitted under Section 6.06 and Investments permitted by Section 6.04,

(vii)    any purchase by the MLP Entity of Equity Interests of the Borrower, so long as the Collateral and Guarantee Requirement is complied with in respect of such Equity Interests,

(viii)    payments by the Borrower or any of its Restricted Subsidiaries to the MLP Entity made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the General Partner or the board of directors or equivalent governing body (or any committee thereof) of any Restricted Subsidiary, as applicable, in good faith,

(ix)    transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi)    if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B) of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary,

(xii)    payments by the Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of the Borrower or any of its Subsidiaries, or, to the extent such compensation, expense reimbursement, or benefits are directly attributable to services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company,

(xiii)    any transaction with an Affiliate that satisfies the requirements of Section 7.9 of the MLP Entity’s Partnership Agreement,

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(xiv)    any transaction that is permitted under affiliate fairness rules (or similar requirements) of FERC or any other Governmental Authority that regulates any Loan Party or any Subsidiary thereof, and

(xv)    transactions pursuant to the Double E Transaction Documents as in effect on the Revolving Second Amendment Effective Date, to the extent not otherwise prohibited hereunder; provided, however, that all transactions pursuant to the Double E Operations and Maintenance Agreement and the Double E Construction Management Agreement (each as in effect on the Revolving Second Amendment Effective Date) shall be on commercially reasonable economic terms, as determined in good faith by a Financial Officer of the Borrower.

Section 6.08    Business of the Borrower and the Restricted Subsidiaries. Notwithstanding any other provisions hereof, with respect to the Borrower and each Restricted Subsidiary, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto, including, without limitation, the consummation of the Transactions.

Section 6.09    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc. (a) Amend or modify or grant any waiver or release under or terminate in any manner (i) with respect to the Borrower or any Restricted Subsidiary, such Person’s articles or certificate of incorporation or the by-laws, partnership agreement or limited liability company operating agreement, as applicable, or (ii) any Material Indebtedness, the Gathering Agreements or any other Material Contract, in the case of the foregoing clauses (i) and (ii), if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would materially impair the rights, remedies or benefits of the Secured Parties under the Collateral Documents (including in such agreement as Collateral). In no event shall an Unrestricted Subsidiary assume, take assignment of or otherwise obtain any rights of any Loan Party under any Gathering Agreement now or hereinafter in effect relating to or providing for the provision of services by any Loan Party in connection with the Gathering System. For the avoidance of doubt, amendments or modifications to any such contracts for the addition of any drill pad or any receipt and delivery point, and modifications to fees (except any decrease to fees such that the overall expected benefit to the Loan Party party thereto would be materially adversely affected) received by any Loan Party in respect thereof shall not in itself be considered to have a Material Adverse Effect;

(b)    (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the SMPH Credit Agreement (other than, for the avoidance of doubt, any such payments that are made with dividends or distributions made to the MLP Entity to the extent permitted by Section 6.09(d)) or Permitted Junior Debt or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the SMPH Credit Agreement or any Permitted Junior Debt, except for (to the extent permitted by the

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subordination provisions thereof) (A) payments of regularly scheduled interest, (B) regularly scheduled payments of principal under the SMPH Credit Agreement and (C) prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of any of the 2022 Notes or the 2025 Notes; provided that (1) both before and after giving effect to each such prepayment no Default or Event of Default exists, (2) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (3) each such prepayment shall be at an all-in cost (including all costs associated with such prepayment) equal to or less than the face value of such Permitted Junior Debt prepaid at such time; or (ii) amend or modify, or permit the amendment or modification of, any provision of the SMPH Agreement, any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to the Lenders and that do not affect the subordination provisions thereof in a manner adverse to the Lenders.

(c)    Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any other Loan Party by a Restricted Subsidiary or (ii) the granting of Liens by the Borrower or a Restricted Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    restrictions imposed by applicable law;

(B)    contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C)    any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition (but only to the extent such sale or disposition would be permitted under this Agreement, if consummated);

(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the Property securing such Indebtedness;

(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest; provided, however, that this clause (G) shall not apply to any lease or other agreement in respect of any portion of the Gathering System;

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(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J)    in the case of any Person that becomes a Restricted Subsidiary after the Closing Date, any agreement in effect at the time such Person so becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary; or

(K)    restrictions imposed by any Permitted Junior Debt that (i) do not require the direct or indirect granting of any Lien to secure such Permitted Junior Debt or other obligation by virtue of the granting of a Lien on or pledge of any Property of any Loan Party, and (ii) in any case do not directly or indirectly restrict the granting of Liens pursuant to the Collateral Documents.

(d)    (i) Amend or modify, or permit the amendment or modification of the 2016 Contribution Agreement other than any such amendments or modifications (1) to cure an ambiguity, omission, mistake, typographical error or other immaterial defect and (2) which are not adverse in any material respect to the interests of the Lenders or (ii) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the Deferred True-up Obligation at any date prior to the later of (x) 91 days after the Maturity Date and (y) until the Obligations shall have been paid in full and all amounts drawn thereunder have been reimbursed in full; provided, notwithstanding this clause (d), that the Borrower may make payments of regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million, if, in each case, both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such payment, prepayment or settlement with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries.

(e)    To the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) any Ohio Joint Venture’s distribution policies, (ii) the ability

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of any Ohio Joint Venture to incur Indebtedness and Liens, (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in any Ohio Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in any Ohio Joint Venture’s relevant constitutional documents or (v) the change of control provisions in any Ohio Joint Venture’s relevant constitutional documents.

(f)    From and after the Opt-In Time, to the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) the Double E Joint Venture’s distribution policies, (ii) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (v) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents.

Section 6.10    Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 5.50 to 1.00; provided that if the maximum Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification, or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.11    Senior Secured Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Senior Secured Leverage Ratio to be greater than 3.75 to 1.00; provided that if the maximum Senior Secured Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Senior Secured Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

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Section 6.12    Interest Coverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00; provided that if the minimum Interest Coverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the minimum Interest Coverage Ratio set forth herein shall concurrently be deemed so amended, modified or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.13    Swap Agreements and Power Purchase Agreements. Enter into any Swap Agreement, other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary Loan Party is exposed in the conduct of its business or the management of its liabilities, and (b) entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party, which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and that are not speculative in nature. Notwithstanding the foregoing, the Borrower may enter into any Power Purchase Agreement in the ordinary course of business.

Section 6.14    Limitation on Leases. The Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of its or their assets of any kind whatsoever (real or personal but excluding Capitalized Lease Obligations otherwise permitted under this Agreement) under operating leases (other than the IRB Lease Agreement) that would cause the aggregate amount of all payments made by any such Restricted Subsidiary or the Borrower pursuant to all such leases including any residual payments at the end of any lease, to exceed U.S.$50.0 million in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 6.15    Sale of IRB. The Borrower will not and will not permit any of its Restricted Subsidiaries to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of the IRBs to any Person without the consent of the Administrative Agent, other than (a) to the Borrower or a Restricted Subsidiary or (b) to Eddy County in connection with the termination of the IRB and the IRB Transactions.

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ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)    any representation or warranty made or deemed made by the Borrower, any Restricted Subsidiary or the MLP Entity in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower, any Restricted Subsidiary or the MLP Entity; provided, that (i) to the extent the fact, event or circumstance that caused a representation or warranty to be false or incorrect in any material respect is capable of being cured, corrected or otherwise remedied and (ii) such fact, event or circumstance has been cured, corrected or otherwise remedied within 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower, any such false or incorrect representation or warranty shall not be an Event of Default; provided, that such extension of time to cure could not reasonably be expected to have a Material Adverse Effect;

(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance by (i) the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08, 5.10, 5.12 or Article VI or (ii) the MLP Entity of any covenant, condition or agreement contained in Section 3.04(e) of the Collateral Agreement;

(e)    default shall be made in the due observance or performance by the Borrower, any Restricted Subsidiary or the MLP Entity of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) without limiting the foregoing clause (i), the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of any Material Indebtedness at the stated final maturity

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thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)    there shall have occurred a Change in Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the MLP Entity, the Borrower or any Material Subsidiary, or of a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of the MLP Entity, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the MLP Entity, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of U.S.$20.0 million (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k)    one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)    (i) any Loan Document shall for any reason be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to Collateral that is not immaterial to the Loan Parties on a consolidated

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basis shall cease to be in full force and effect, or shall be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or the failure of the Collateral Agent to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations;

(m)    (A) any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (B) any Liability of the Borrower or any of its Restricted Subsidiaries for any Release or threatened Release of Hazardous Materials or (C) any Liability of the Borrower or any of its Restricted Subsidiaries for any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any real property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of its Restricted Subsidiaries, or any property at which the Borrower or any of its Restricted Subsidiaries has sent Hazardous Materials for treatment, storage or disposal (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred and continue to exist, could reasonably be expected to result in a Material Adverse Effect; or

then, and in every such event (other than an event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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ARTICLE VIII

THE AGENTS

Section 8.01    Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints [ ] to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    [Wells] shall act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes [Wells] to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower, each Subsidiary Loan Party and the MLP Entity to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 or Section 8.11 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.10) and Article IX as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents.

(c)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof and the Lenders, and none of the MLP Entity, the Borrower nor any Subsidiary of the Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 8.02    Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly

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provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)    shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;

(e)    shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f)    shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by such Agent from the Borrower or a Lender.

Section 8.04    Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may include counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 8.05    Delegation of Duties. Without in any way limiting Section 8.11, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06    Resignation of the Agents. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least U.S.$1.0 billion. In the case of the resignation of an Agent, if no such successor shall have been appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) except for indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the MLP Entity, the Borrower or any Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or retired Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring or retired Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.10) and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

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Section 8.07    Non-Reliance on the Agents; Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the MLP Entity, the Borrower or any Restricted Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05, 8.10, and 9.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.10 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding and to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

Section 8.09    Authorization for Certain Releases. With respect to releases and terminations delivered pursuant to Section 9.18, each Agent, each Lender, hereby irrevocably

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authorizes either or both Agents to enter into such releases and terminations without further or additional consents being delivered by any Agent or any Lender. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing each Agent’s authority provided for in the previous sentence.

Section 8.10    Indemnification. Each Lender severally agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.11    Appointment of Supplemental Collateral Agents. (a) This Section 8.11 shall not in any way limit Section 8.05. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)    In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either or both the

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Collateral Agent and/or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.12    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.13    Enforcement. The authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party or any of them shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Documents for the benefit of each Lender, as applicable; provided, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.08(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the

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Collateral Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.08(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in the following subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01;

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the MLP Entity, the Borrower, each Subsidiary Loan Party, and each other Restricted Subsidiary herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.07 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of this Agreement.

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Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) without the prior written consent of any party other than Lender and applicable assignees.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(C)    no such assignment shall be made to the Borrower or any of its Affiliates; and

(D)    notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning

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Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07 and 9.05. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    The parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or

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clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.07 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.08(c) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.07 to the extent such Participant fails to comply with Section 2.07(e) as though it were a Lender.

(d)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

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Section 9.05    Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with the preparation of this Agreement and the other Loan Documents, including the reasonable and documented out of pocket fees, charges and disbursements of counsel for the Administrative Agent (limited, in the case of legal fees and disbursements, to one primary external counsel of the Administrative Agent, and one local external counsel of the Administrative Agent in each relevant jurisdiction), the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for counsel in each jurisdiction where Collateral is located) and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated). The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents or the Lenders (including external counsel and the reasonable and documented allocated costs of internal counsel for the Agents or any Lender); provided, that, absent any conflict of interest, the Agents and Lenders shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b)    The Borrower agrees to indemnify the Agents, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, its Subsidiaries, the MLP Entity, any Indemnitee or any other Person initiated or is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are determined by a final, nonappealable judgment rendered by a court of competent jurisdiction (A) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties) or (B) to arise from disputes solely among Indemnitees if such dispute (i) does not involve any action or inaction by the MLP Entity, the Borrower or any Subsidiary and (ii) is not related to any action by an Indemnitee in its capacity as Agent. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of

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Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment in a court of competent jurisdiction. In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above). In no event shall any Indemnitee be liable to the MLP Entity, the Borrower, any Subsidiary Loan Party, or any other Subsidiary, or shall the MLP Entity, the Borrower or any Subsidiary be liable to any Indemnitee, for any consequential, indirect, special or punitive damages; provided, however, that nothing in this sentence shall limit the Borrower’s indemnification obligations set forth in this Section 9.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    This Section 9.05 shall not apply to Taxes.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and any Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate of a Lender to or for the credit or the account of any Loan Party or any Subsidiary that is not a Foreign Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate of a Lender, irrespective of whether or not such Lender or such Affiliate of a Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Affiliate of a Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Affiliate of a Lender may have.

Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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Section 9.08    Waivers; Amendment. (a) No failure or delay of the Agents or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the MLP Entity, the Borrower or any Subsidiary Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the MLP Entity, the Borrower or any Subsidiary Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Collateral Agent and consented to by the Required Lenders; provided, that no such agreement shall

(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and provided, further, that, any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders,

(ii)    increase or extend the Loans of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in or extension of the Loans of any Lender),

(iii)    extend any date on which payment of the principal amount of any Loan or interest on any Loan or any Fees or any other payment hereunder is due, without the prior written consent of each Lender adversely affected thereby,

(iv)    change the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.08(b), Section 2.08(c) or Section 9.21 or change any provision hereof that establishes the pro rata treatment

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among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders, without the prior written consent of each Lender adversely affected thereby,

(v)    amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, and

(vi)    release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the MLP Entity and the Subsidiary Loan Parties without the prior written consent of each Lender (except, in the case of any Subsidiary Loan Party, to the extent of a release in connection with a transaction expressly permitted in Sections 6.02 or 6.05);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents, without the prior written consent of such Administrative Agent or Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)    With the consent of each Loan Party, as applicable, Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)    Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender (i) in accordance with Sections 6.10, 6.11 and 6.12 or (ii) if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided, that in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that

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may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10    Entire Agreement. This Agreement, the other Loan Documents [and the agreements regarding certain Fees referred to herein] constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 9.15    Jurisdiction; Consent to Service of Process. (a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)    Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16    Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (so long as each such Person shall have been instructed to keep the same confidential in

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accordance with this Section 9.16), (iv) to any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrower and (ix) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement. If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, then, to the extent reasonably practicable, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17    Communications. (a) Delivery.

(i)    Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m., New York City time on the scheduled date therefor, (B) provides notice of any Default or Event of Default under this Agreement or (C) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Lenders or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

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(b)    Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws.

(c)    Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

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Section 9.18    Release of Liens and Guarantees. (a) In the event that (i) the Borrower or any Subsidiary Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents (other than any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions), (ii) any Restricted Subsidiary becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture) or (iii) any Subsidiary ceases to be a Revolver Loan Party, then, in any of such cases, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests, Subsidiary Loan Party or assets that are the subject of such disposition, release any Liens created by any Loan Document in respect of Equity Interests of any Restricted Subsidiary that becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture), and release any Guarantees of the Obligations and release any Liens granted to secure the Obligations, in each case by a Person that ceases to be a Subsidiary of the Borrower or that ceases to be a Subsidiary Loan Party as a result of a transaction described above. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of. Any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions shall be subject to all Liens thereon created under the Loan Documents, and such Liens created under the Loan Documents shall continue in effect after such sale or conveyance.

(b)    When all the Obligations are paid in full in cash (other than contingent indemnification obligations), the Collateral Documents, the Guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall automatically be released. At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the Guarantees, Liens and security interests created by the Loan Documents.

(c)    Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.

Section 9.19    Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.20    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the MLP Entity, the Borrower and the Subsidiaries of the Borrower.

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The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity holders or their Affiliates. The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.21    Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to any Collateral Document and any other amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

(a)    First, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities, expenses and other amounts (other than principal and interest but including Fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b)    Second, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and

(d)    Last, the balance, if any, after all of the Loan Document Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

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[SIGNATURE PAGES FOLLOW]

106

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

[ ], as Administrative Agent

By:
Name:
Title:

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee[s]”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Credit Agreement identified below (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement (and each other Loan Document) to the extent of the percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.    Assignor: ___________________________________________

2.    Assignee[s]: __________________________________________

3.    Administrative Agent: [_______], as administrative agent under the Credit Agreement.

4.    Credit Agreement: Term Loan Credit Agreement dated as of [___], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time and the Administrative Agent.

5.    Total Loans of all Lenders under the Credit Agreement: _______________

Exhibit A-1

6.    Assigned Interest:

Assignee	Amount of Loans Assigned	Percentage Assigned of Loans, after giving effect to assignment hereunder[1]
%
%

Effective Date: _____________, __, 20__.2

[Remainder of page intentionally blank]

[1]	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders.
[2]	TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.

Exhibit A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][3]

By:
Name:
Title:

[3]	Add additional signature blocks if there is more than one Assignee.

Exhibit A-3

ANNEX 1 to Exhibit A

of the Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A-4

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile, telecopy or other electronic means (including a PDF sent by e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[End of document]

Exhibit A-5

EXHIBIT B

FORM OF

COLLATERAL AGREEMENT

[ATTACHED HERETO]

Exhibit B

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of [___], 2020,

among

SUMMIT MIDSTREAM PARTNERS, LP,

as a Guarantor and a Pledgor,

SUMMIT MIDSTREAM HOLDINGS, LLC,

as a Pledgor and a Grantor,

each

SUBSIDIARY GUARANTOR

identified herein each in the capacity or capacities set forth herein,

and

[WELLS FARGO BANK, N.A.]1,

as Collateral Agent

[1]

NTD: If Wells declines the Collateral Agent role, another Collateral Agent will be selected by the Lenders, which shall be reasonably acceptable to the Borrower (and such consent of the Borrower shall not be unreasonably withheld, delayed or conditioned).

i

Section 5.04	Securities Act, etc.	35

Section 5.05	Registration, etc.	35

ARTICLE 6. INDEMNITY, SUBROGATION AND SUBORDINATION AMONG OBLIGORS	36

Section 6.01	Indemnity and Subrogation	36

Section 6.02	Contribution and Subrogation	36

Section 6.03	Subordination	37

ARTICLE 7. MISCELLANEOUS	37

ii

Schedules
Schedule I	Pledged Stock
Schedule II	Intellectual Property
Schedule III	Commercial Tort Claims

Exhibits
Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Intellectual Property Short Form Security Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of [__], 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”), each Subsidiary listed on the signature pages hereof as a “Subsidiary Guarantor”, “Pledgor” or “Grantor”, each Subsidiary that shall, at any time after the date hereof, become a Subsidiary Guarantor, Pledgor or Grantor pursuant to Section 7.15 hereof, and [WELLS FARGO BANK, N.A.], as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

WHEREAS, the Borrower, [_____], as Administrative Agent, and the Lenders desire to enter into that certain Term Loan Credit Agreement dated as of even date herewith (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”);

WHEREAS, the obligations of the Lenders to extend credit to the Borrower pursuant to the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement;

WHEREAS, it is in the best interests of the Parent to execute this Agreement inasmuch as the Parent will derive substantial direct and indirect benefits from the Loans made to the Borrower pursuant to the Credit Agreement and each other Loan Document;

WHEREAS, each Subsidiary Guarantor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and has determined that it is in its best interest to execute and deliver this Agreement in order to induce the Lenders to extend such credit; and

WHEREAS, the Administrative Agent and the Collateral Agent are entering into an intercreditor agreement on the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), with the Loan Parties, the administrative agent and collateral agent under the SMLP Holdings Credit Agreement and the administrative agent and collateral agent under the Revolving Credit Agreement, which will govern the relative rights and priorities of the Secured Parties, the Secured Parties (as defined in the SMLP Holdings Credit Agreement) and Secured Parties (as defined in the Revolving Credit Agreement).

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01    Credit Agreement. (a) Capitalized terms used in this Agreement (including the recitals above) and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein (and if defined in more than one article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof).

(b)    The rules of construction specified in Section 1.02 of the Credit Agreement are incorporated herein mutatis mutandis.

Section 1.02    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Claiming Obligor” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Contributing Obligor” has the meaning assigned to such term in Section 6.02.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and European Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, (b) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office listed on Schedule II and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Distributions” means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, noncash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Stock or other shares of capital stock, member interest or other ownership interests or security entitlements constituting Pledged Collateral, but shall not include Dividends.

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“Dividends” means cash dividends and cash distributions with respect to any Pledged Stock made in the ordinary course of business and not as a liquidating dividend.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Foreign Jurisdiction” means any jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

“Grantor” means the Borrower and each Person listed on the signature pages hereof as a “Grantor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Grantor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Grantors are the Borrower, DFW Midstream Services LLC, a Delaware limited liability company, Grand River Gathering, LLC, a Delaware limited liability company, Red Rock Gathering Company, LLC, a Delaware limited liability company, Bison Midstream, LLC, a Delaware limited liability company, Polar Midstream, LLC, a Delaware limited liability company, Epping Transmission Company, LLC, a Delaware limited liability company, Summit Midstream Marketing, LLC, a Delaware limited liability company, Summit Midstream Finance Corp., a Delaware corporation, Summit Midstream Permian, LLC, a Delaware limited liability company, Meadowlark Midstream Company, LLC, a Delaware limited liability company, Summit Midstream Utica, LLC, a Delaware limited liability company, Summit Midstream OpCo, LP, a Delaware limited partnership, Summit Midstream Niobrara, LLC, a Delaware limited liability company, Summit Midstream Permian Finance, LLC, a Delaware limited liability company, Summit Midstream Permian II, LLC, a Delaware limited liability company, and Mountaineer Midstream Company, LLC, a Delaware limited liability company.2

“Guarantors” means, with respect to all Secured Obligations, the Parent and each Subsidiary Guarantor.

“Indemnifying Obligor” has the meaning assigned to such term in Section 6.01.

“Intellectual Property” means all Patents, Copyrights, Trademarks, IP Agreements, Trade Secrets, domain names, and all inventions, designs, confidential or proprietary technical and business information, know-how, show-how and other proprietary data or information and all related documentation.

[2]	NTD: List of Grantors to be updated as necessary such that the Grantors are the same as the Grantors under the Revolving Credit Agreement on and as of the Closing Date.

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“Intercompany Note” means that certain Subordinated Global Intercompany Note, dated as of the Closing Date, by and among each Obligor from time to time party thereto, as a Payee and a Payor, in substantially the same form as the Subordinated Global Intercompany Note, dated May 26, 2011, by and among the Obligors party thereto, as a Payee and Payor, with such changes as may be reasonably acceptable to the Administrative Agent.

“Investment Property Collateral” has the meaning assigned to such term in Section 5.04.

“IP Agreements” means all agreements granting to or receiving from a third party any rights to Intellectual Property to which any Grantor, now or hereafter, is a party.

“Maximum Guarantee Amount” has the meaning assigned to such term in Section 2.08.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligor” means each Grantor, Guarantor and Pledgor hereunder.

“Parent” has the meaning assigned to such term in the introductory paragraph hereto.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country or group of countries, and all applications for letters patent of the United States or the equivalent thereof in any other country or group of countries, including those listed on Schedule II, (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.

“Pledged Certificated Securities” means security certificates or instruments now or hereafter included in the Pledged Collateral.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Interests Issuer” means each Person identified in Schedule I hereto as the issuer of Pledged Stock and each other Person that is the issuer of any Pledged Stock after the date hereof.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” means each Person listed on the signature pages hereof as a “Pledgor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Pledgor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Pledgors are the Parent, the Borrower and the Subsidiary Guarantors. 3

[3]	NTD: List of Pledgors to be updated as necessary such that the Pledgors are the same as the Pledgors under the Revolving Credit Agreement on and as of the Closing Date.

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“Secured Obligations” means (i) all Obligations and (ii) all indemnification obligations specified in Section 7.05 hereof.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” means each Person listed on the signature pages hereof as a “Subsidiary Guarantor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Subsidiary Guarantor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Subsidiary Guarantors are the Grantors (other than the Borrower).

“Threshold Amount” means U.S. $5.0 million.

“Trademarks” means all of the following: (a) all domestic and foreign trademarks, trade names, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, service marks, other source or business identifiers, designs and General Intangibles of like nature, now owned or hereafter adopted or acquired, all registrations thereof, if any, including all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office listed on Schedule II and all renewals thereof, including those listed on Schedule II (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), (b) all goodwill associated therewith or symbolized thereby and (c) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill.

“Trade Secrets” means common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to the foregoing, all licenses related to the foregoing, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any of the foregoing and for the breach or enforcement of any license related to the foregoing.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

ARTICLE 2.

GUARANTEE

Section 2.01    Guarantee. Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment and performance of the Secured Obligations. For absolute clarity and not to, in any way, limit or contradict the definition of

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“Secured Obligation”, each Guarantor further agrees that the Secured Obligations may be extended, modified, substituted, amended or renewed, in whole or in part, without notice to or further assent from such Guarantor (except in cases where such Guarantor is a party to the agreement giving rise to the Secured Obligation being extended, modified, substituted, amended or renewed and such notice or assent is required by such agreement), and each Guarantor agrees that it will remain bound upon its guarantee hereunder notwithstanding any extension, modification, substitution, amendment or renewal of any Secured Obligation. Each Guarantor unconditionally and irrevocably waives notice of nonperformance, acceleration, presentment to, demand of payment from and protest to the Borrower or any other Obligor of any of the Secured Obligations, and also waives notice of acceptance of or reliance on its guarantee and notice of protest for nonpayment.

Section 2.02    Guarantee of Payment. Each Guarantor hereby further agrees that its guarantee hereunder constitutes a guarantee of payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any other Obligor, to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person. Each Guarantor agrees all payments will be made strictly in accordance with the terms of the Credit Agreement and the other Loan Documents.

Section 2.03    No Limitations, etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i)    the failure of the Administrative Agent, the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise against the Borrower, any other Obligor or any other guarantor or surety;

(ii)    the creation of any Secured Obligation and any rescission, waiver, amendment, restatement, supplement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to (x) any of the foregoing that extends the maturity of, or increases the amount of, any Secured Obligations and (y) any other Guarantor under this Agreement;

(iii)    the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any Collateral or any other collateral securing the Secured Obligations;

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(iv)    any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(v)    any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations);

(vi)    any illegality, lack of validity or enforceability of any Secured Obligation;

(vii)    any change in the corporate existence, structure or ownership of the Borrower or any other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Obligor or the Property of any Obligor or any resulting release or discharge of any Secured Obligation;

(viii)    any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement, any other Loan Document, including any such Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral;

(ix)    the existence of any claim, set-off or other rights that such Guarantor may have at any time against the Borrower or any other Obligor, the Collateral Agent, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(x)    any other circumstance (including without limitation, the expiration of any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any other Person that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, such Guarantor, any other Obligor or any other guarantor or surety.

Each Guarantor expressly authorizes the Collateral Agent to take and hold security, for the benefit of the Secured Parties, for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof, subject to the terms hereof, in its sole discretion and to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder. Each Guarantor acknowledges that its guarantee is continuing in nature and applies to all Secured Obligations, whether existing now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, and that the waivers set forth in this Article 2 are knowingly made in contemplation of such benefits.

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(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Obligor or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Obligor, other than the indefeasible payment in full in cash of all the Secured Obligations. The Collateral Agent, on behalf of the other Secured Parties, may, at its election, foreclose on any security held by one or more of the Secured Parties by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Obligor or exercise any other right or remedy available to them against the Borrower or any other Obligor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Obligor, as the case may be, or any security.

Section 2.04    Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Obligor or otherwise.

Section 2.05    Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Obligor to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6 hereof.

Section 2.06    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Obligor, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties have had, have now, or will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07    Reliance; Demands. The Secured Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2. All dealings

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between the Borrower and any of the other Obligors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Obligor or any other Person or against any collateral or other Guarantee for the Secured Obligations or any right of offset with respect thereto; and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Obligor or any other Person or to realize upon any such collateral or other Guarantee or to exercise any such right of offset, or any release of the Borrower or any other Obligor or any other Person or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.08    Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor in its capacity as such hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02) without rendering such a guaranty voidable under applicable law (such maximum liability with respect to any Guarantor determined hereunder being such Guarantor’s “Maximum Guaranty Amount”). Without in any way limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount with respect to any one or more Guarantors shall not in any manner reduce or otherwise affect obligations (including the Obligations and the Secured Obligations) of any other Obligor under the provisions of this Agreement or any other Loan Document.

Section 2.09    Payments Free and Clear of Taxes, etc. Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made in accordance with Section 2.07 of the Credit Agreement.

ARTICLE 3.

PLEDGE AGREEMENT

Section 3.01    Pledge. As security for the indefeasible payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under and whether direct or indirect, whether legal, beneficial, or economic, whether fixed or contingent and whether now or hereafter existing or arising (a)(i) all Equity Interests owned by it and issued by the Borrower, a Subsidiary Loan Party, an Included Entity or an Ohio Joint Venture as of the Closing Date; (ii) any other Equity Interests owned in the future by such Pledgor and issued by the Borrower, a

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Subsidiary Loan Party, an Included Entity, an Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture; (iii) any certificates or other instruments representing all such Equity Interests, if any; (iv) all rights in, to and under each limited liability operating agreement, limited liability company agreement, bylaws and each other organizational document of each Pledged Interests Issuer; and (v) to the extent any Pledged Interest Issuer is a limited liability company or a limited partnership, as a member or partner, as applicable, of such Pledged Interest Issuer (collectively, each subpart of clause (a), the “Pledged Stock”); provided that (a) Pledged Stock shall include the interests listed on Schedule I; (b) subject to Section 3.07, all payments of principal or interest, Dividends, Distributions, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Stock; (c) all rights and privileges of any nature (including, without limitation, the right to vote, take actions or consent to actions in accordance with any limited liability operating agreement, limited liability company agreement, bylaws or other organizational document of a Pledged Interests Issuer, and to participate in the operation of any Pledged Interests Issuer) of such Pledgor with respect to the Pledged Stock; (d) all General Intangibles relating to or arising out of any of the foregoing; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth. The security interest granted in the Pledged Collateral is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Pledged Collateral. Notwithstanding anything to the contrary in this Agreement, (a) this Section 3.01 shall not constitute a grant of a security interest in (but without limitation of the grant of security interest in the Article 9 Collateral pursuant to Section 4.01), and “Pledged Collateral” shall not include, any Excluded Assets or any other asset or property to the extent such grant of a security interest in such asset or property shall contravene the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement and (b) other than as required pursuant to Section 3.02(d) hereof, no Grantor shall be required to take any action with respect to the perfection of security interests in security accounts (including entering into control agreements). For the avoidance of doubt, at all times, (i) all Equity Interests issued by the Borrower and each Subsidiary Guarantor shall be subject to a pledge pursuant to this Agreement and (ii) all Equity Interests issued by an Included Entity and held by a Pledgor shall be subject to a pledge pursuant to this Agreement.

Section 3.02    Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, any and all Pledged Certificated Securities evidencing Pledged Stock.

(b)    (i) Upon delivery to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), any Pledged Certificated Securities required to be delivered pursuant to the foregoing paragraph (a) of this Section 3.02 shall be accompanied

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by stock powers, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such instrument of transfer that is reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be reasonably satisfactory to the Collateral Agent) and by such other instruments and documents as the Collateral Agent may reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments and documents that are also reasonably requested by the Revolver Collateral Agent) and (ii) upon execution of this Agreement, all other property comprising part of the Pledged Collateral shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Collateral Agent may reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments and documents that are also reasonably requested by the Revolver Collateral Agent). Each delivery of Pledged Certificated Securities shall be accompanied by a schedule describing the securities, and with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to include any such schedule shall not affect the validity of such pledge of such Pledged Certificated Securities. Each schedule describing the securities delivered in connection with a delivery of Pledged Certificated Securities shall supplement any prior schedules so delivered.

(c)    With respect to any Pledged Stock that is an “uncertificated security” (as defined in the New York UCC), each Pledgor agrees that within thirty days after (x) any Pledgor becoming a party hereto pursuant to Section 7.15; (y) any Pledgor first acquiring Pledged Stock that is an “uncertificated security” or (z) the date that any Pledged Stock already pledged hereunder becomes an “uncertificated security” (as defined in the New York UCC), to cause the Collateral Agent (or the Revolver Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, to have “control” (within the meaning of Section 8-106(c)(2) of the New York UCC) over such uncertificated securities by causing the relevant Pledged Interests Issuer to enter into an agreement, in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to also be in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such Pledged Interest Issuer agrees to comply with all instructions of the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) relating to such uncertificated securities without further consent of the Pledgor. Each delivery of a control agreement with respect to uncertificated securities shall be accompanied by a schedule describing the securities, and, with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to include any such schedule shall not affect the validity of such pledge of such uncertificated securities. Each schedule describing such uncertificated securities that will constitute Pledged Collateral shall supplement any prior schedules so delivered.

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(d)    Notwithstanding paragraphs (a) and (c) above, with respect to any Pledged Stock in which the Pledgor holds its interest in the form of a security entitlement, each Pledgor agrees that within thirty days after (x) any Pledgor becoming a party hereto pursuant to Section 7.15, (y) any Pledgor first acquiring Pledged Stock held in the form of a security entitlement or (z) the date that any Pledged Stock becomes held by a Pledgor in the form of a security entitlement, to cause the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, to have “control” (within the meaning of Section 8-106(d)(2) of the New York UCC) over such security entitlement by causing the applicable securities intermediary to enter into an agreement, in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to also be in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the securities intermediary agrees to comply with all entitlement orders of the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) relating to such security entitlement without further consent of the Pledgor. Each delivery of a control agreement with respect to security entitlements shall be accompanied by a schedule describing the securities underlying such security entitlements, and, with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule shall not affect the validity of such pledge of such uncertificated securities. Each schedule describing such uncertificated securities that will constitute Pledged Collateral shall supplement any prior schedules so delivered.

(e)    Notwithstanding anything herein to the contrary, the Collateral Agent shall not issue instructions or entitlement orders (in each case as such term is used in the New York UCC) to a bank, securities intermediary or Pledged Interests Issuer or other party to any control agreement (including any securities account control agreement or agreement of a Pledged Interests Issuer of the type contemplated by Sections 3.02(b), (c) and (d)) entered into pursuant to the terms of the Loan Documents, unless an Event of Default has occurred and is continuing.

Section 3.03    Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the ratable benefit of the Secured Parties, that:

(a)    Schedule I correctly and completely sets forth the name and jurisdiction of each Pledged Interests Issuer, and the ownership interest (including percentage owned and number of shares or units) of each Pledgor in, the Pledged Stock;

(b)    each Pledgor has good and valid title to and is the legal and beneficial owner of the Pledged Collateral and has full power and authority to grant to the Collateral Agent the Lien in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained;

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(c)    the Pledged Stock has been duly and validly authorized and issued by Pledged Interests Issuers and is fully paid and nonassessable;

(d)    except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens described by clauses (b), (d), (e), (u), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will, at its own expense, take any and all actions necessary to defend title to the Pledged Collateral against all Persons and to defend the security interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Pledged Collateral against any Lien and the priority thereof against any Lien (other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement);

(e)    except for restrictions and limitations imposed by the Loan Documents or otherwise permitted to exist pursuant to the terms of the Credit Agreement, and to the extent applicable, laws of any applicable Foreign Jurisdiction with respect to Pledged Collateral pledged after the Closing Date and securities laws generally, (i) the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is and will continue to be freely transferable and assignable and (ii) none of the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(f)    each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g)    except, to the extent applicable, for consents or approvals required by the laws of any applicable Foreign Jurisdiction, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(h)    by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Certificated Securities are delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in accordance with this Agreement, and, with respect to any other Pledged Collateral, upon the earlier of (i) the filing of one or more UCC financing statements with the

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Secretary of State (or equivalent office) of the jurisdiction of incorporation, organization or formation of each Pledgor or (ii) the taking of the actions to provide the Collateral Agent (or Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement, as applicable) with control as contemplated by Sections 3.02(b), 3.02(c) and 3.02(d), the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Certificated Securities and such other Pledged Collateral as security for the payment and performance of the Secured Obligations under the New York UCC, subject to Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement;

(i)    the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Pledgors in the Pledged Collateral as set forth herein, subject, to the extent applicable, to consents or approvals required by laws of any applicable Foreign Jurisdiction with respect to Pledged Collateral pledged after the Closing Date;

(j)    as of the date hereof, each interest in any limited liability company [(other than Grand River Gathering, LLC, a Delaware limited liability company)] or limited partnership that is Pledged Collateral (i) is not dealt in or traded on securities exchanges or in securities markets, (ii) is not an “investment company security” (as defined in Section 8-103(b) of the New York UCC) and (iii) does not provide, in the related limited liability company, partnership or operating agreement, certificates, if any, representing such Pledged Collateral or otherwise, that it is a security governed by Article 8 of the Uniform Commercial Code of any jurisdiction; and

(k)    each Pledgor agrees that at any time, and from time to time, at the expense of the Borrower, such Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect and protect any security interest granted or purported to be granted hereby or to enable, subject to the terms and conditions of the Intercreditor Agreement, the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral; and each Pledgor agrees that, upon the acquisition (or on any date that a Person directly owned by such Pledgor meets the description of a Subsidiary Loan Party or an Included Entity) after the date hereof by such Pledgor of any Pledged Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Pledged Collateral or any part thereof as required by the Loan Documents.

Section 3.04    Certain Representations and Warranties by the Parent. The Parent, in its capacity as a Pledgor and a Guarantor hereunder, represents and warrants on behalf of and in respect of itself to the Collateral Agent and each Secured Party that:

(a)    Organization; Powers. The Parent (i) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is in good

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standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a material adverse effect on the Parent’s pledge of Pledged Collateral in support of the Secured Obligations and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party.

(b)    Authorization. The execution, delivery and performance by the Parent of this Agreement (i) has been duly authorized by all necessary limited partnership action required to be obtained by the Parent and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate of partnership or other constitutive documents or limited partnership agreement of the Parent, (2) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (3) any provision of any indenture, lease, agreement or other instrument to which the Parent is a party or by which it or its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in subclause (A)(3) and (B) of this clause (ii), could reasonably be expected have a material adverse effect on the Parent’s pledge of Pledged Collateral in support of the Secured Obligations, or (iii) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Parent, other than pursuant to this Agreement.

(c)    Enforceability. This Agreement has been duly executed and delivered by the Parent and constitutes, and each other Loan Document to be executed and delivered by the Parent when executed and delivered by the Parent will constitute, a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(d)    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the entry into this Agreement by the Parent except for (i) the filing of UCC financing statements or intellectual property short form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, (ii) such consents, authorizations, filings or other actions that have been made or obtained and are in full force and effect, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a material adverse effect on such the Parent’s pledge of the Pledged Collateral in support of the Secured Obligations.

(e)    Limitations on Parent. The Parent shall not acquire, lease, manage, own or operate any Gathering System or Gathering Agreement, and will not acquire or own any Equity Interests

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other than Equity Interests of the Borrower and of any other Person engaged in those lines of businesses permitted to be engaged in by the Borrower under Section 6.08 of the Credit Agreement.

Section 3.05    Status as “Securities” of Limited Liability Company and Limited Partnership Interests under Article 8. The Parent and each other Obligor hereby covenants and agrees that, without the prior express written consent of the Collateral Agent, it will not agree to any election to treat any of its limited partnership interests or limited liability company interests (other than interests in the Parent) or any limited partnership interests or limited liability company interest of any Pledged Interests Issuer as securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction unless it promptly notifies the Collateral Agent of such election and takes such action required to establish the Collateral Agent’s (or Revolver Collateral Agent’s, as gratuitous bailee under the Intercreditor Agreement) “control” (within the meaning of Section 8-106 of the New York UCC) over such Pledged Collateral as required pursuant to Section 3.02 (it being understood by the parties hereto that, as of the date hereof, the requirements set forth in this Section 3.05 have been satisfied with respect to the limited liability company interests in Grand River Gathering, LLC, a Delaware limited liability company).

Section 3.06    Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Certificated Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent (or in favor of the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) or, if an Event of Default shall have occurred and be continuing, in its own name or in the name of its nominee. Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Certificated Securities registered in the name of such Pledgor. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Certificated Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Loan Documents. Each Pledgor shall use its commercially reasonable efforts to cause any Person that is not a party to this Agreement to comply with a request by the Collateral Agent (it being agreed that the Collateral Agent will not make any such request unless the Revolver Collateral Agent has also made such request), pursuant to this Section 3.06, to exchange certificates representing Pledged Certificated Securities of such Person for certificates of smaller or larger denominations.

Section 3.07    Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i)    Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies, subject to the Intercreditor Agreement, of any

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of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability, subject to the Intercreditor Agreement, of the Secured Parties to exercise the same.

(ii)    The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.07(a)(i).

(iii)    Each Pledgor shall be entitled to receive and retain any and all Dividends, interest, principal and other Distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such Dividends, interest, principal and other Distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash Dividends, interest, principal or other Distributions that would constitute Pledged Certificated Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Certificated Securities or received in exchange for Pledged Certificated Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement)).

(b)    Automatically (without any request or notice being delivered by the Collateral Agent) upon the occurrence and during the continuance of a Default or an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice delivered in accordance with the Intercreditor Agreement by the Collateral Agent to the Borrower, all rights of any Pledgor to Dividends, interest, principal or other Distributions that such Pledgor is authorized to receive pursuant to Section 3.07(a)(iii) shall cease, and all such rights shall thereupon become vested, subject to the Intercreditor Agreement, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall, subject to the Intercreditor Agreement, have the sole and exclusive right and authority to receive and retain such Dividends, interest, principal or other Distributions. Automatically (without any request or notice being delivered by the Collateral Agent) upon the occurrence and during the continuance of a Default or an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice in accordance with the Intercreditor Agreement by the Collateral Agent to the Borrower, all Dividends, interest, principal or other

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Distributions received by any Pledgor contrary to the provisions of this Section 3.07 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement)); provided, that (i) the failure of the Collateral Agent to give the notice referred to in this sentence shall have no effect on the rights of the Collateral Agent hereunder, and (ii) the Collateral Agent shall not be required to deliver any such notice if such delivery would be prohibited by applicable law. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 3.07(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of Section 3.07(a)(iii) and that remain in such account.

(c)    Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers and all other incidental rights of ownership with respect to any Pledged Stock or other Property constituting Pledged Collateral it is entitled to exercise pursuant to Section 3.07(a)(i), and the obligations of the Collateral Agent under Section 3.07(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall, subject to the Intercreditor Agreement, have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right, but not the obligation, from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 3.07(a)(i).

EACH PLEDGOR HEREBY GRANTS THE COLLATERAL AGENT AN IRREVOCABLE PROXY, EXERCISABLE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO VOTE THE PLEDGED STOCK AND SUCH OTHER PLEDGED COLLATERAL, WITH SUCH PROXY TO REMAIN VALID, SO LONG AS SUCH EVENT OF DEFAULT IS CONTINUING AND HAS NOT BEEN CURED OR WAIVED, UNTIL THE INDEFEASIBLE PAYMENT IN FULL IN CASH OF ALL SECURED OBLIGATIONS.

Each Pledgor agrees promptly to deliver to the Collateral Agent such additional proxies and other documents as the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent) to exercise the voting power and other incidental rights of ownership described above.

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Section 3.08    Authorization to File UCC Financing Statements. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements, continuation statements, amendments, other filings and recordings, with respect to the Pledged Collateral or any part thereof and amendments thereto that contain information required, useful, convenient or appropriate to perfect the security interest granted pursuant to this Agreement, describing the Pledged Collateral as described in this Agreement or as the Collateral Agent may otherwise determine in its sole discretion, is necessary, advisable or prudent to ensure the perfection of such security interests, including, with respect to the Borrower or any Subsidiary Guarantor, describing the Pledged Collateral as “all assets” or “all property” or words of similar import. To the extent any Pledgor is also a Grantor, the Collateral Agent may, in its sole discretion, file initial financing statements, continuation statements, amendments or other filings and recordings that cover either (i) all Collateral pledged by such Grantor/Pledgor or (ii) the Pledged Collateral separately from the Article 9 Collateral pledged by such Grantor/Pledgor (such that two or more filings, including initial financing statements, would be filed), and, with respect to both clauses (i) and (ii), each of such filings may describe the Collateral described in such filing as “all assets” or “all property” or words of similar import and each of such filings may be made pursuant to either or both of this Section 3.08 and Section 4.01(b).

ARTICLE 4.

SECURITY AGREEMENT

Section 4.01    Security Interest. (a) As security for the indefeasible payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)    all Accounts;

(ii)    all As-Extracted Collateral;

(iii)    all Chattel Paper;

(iv)    all cash, Money and Deposit Accounts;

(v)    all Documents;

(vi)    all Equipment;

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(vii)    all Fixtures, including, but not limited to, the Pipeline Systems now owned or hereafter acquired or constructed by any Grantor;

(viii)    all General Intangibles;

(ix)    all Instruments;

(x)    all Intellectual Property;

(xi)    all Inventory;

(xii)    all Investment Property;

(xiii)    all Letters of Credit and Letter-of-Credit Rights;

(xiv)    all Software;

(xv)    all Commercial Tort Claims with respect to the matters described on Schedule III as such Schedule may be supplemented from time to time;

(xvi)    all other Goods not otherwise described above (except for any property specifically excluded from any clause of this section, and any property specifically excluded from any defined term used in any clause of this section);

(xvii)    all books, correspondence, credit files, invoices, tapes, cords, computer runs, writings and records and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, or pertaining to any of the Property described in this Section 4.01(a); and

(xviii)    to the extent not otherwise included, all Proceeds, Supporting Obligations and Products of any and all of the foregoing and all collateral given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, this Section 4.01 shall not constitute a grant of a security interest (but without limitation of the grant of security interest in the Pledged Collateral pursuant to Section 3.01) in, and the term “Article 9 Collateral” shall not include, any Excluded Assets or any Property to the extent such grant of a security interest in such Property shall violate or be in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement, but only for so long as such remains Property the grant of a security interest in which violates or is in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement (and at the end of such time a security interest shall be deemed to be granted therein). Notwithstanding anything contained in this Agreement to the contrary, neither the Collateral Agent nor any other Secured Party shall require any Obligor to take any actions related to perfection or “control” of any Article 9 Collateral to the extent it would violate or be in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement.

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(b)    Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including Fixture filings and transmitting utility filings with respect to Fixtures situated on real property (regardless of whether such real property is owned by a Loan Party or is owned by a Person other than a Loan Party)), continuation statements, amendments, other filings and recordings, with respect to the Article 9 Collateral and any other collateral pledged hereunder or any part thereof and amendments thereto that contain the information required, useful, convenient or appropriate for the filing of any financing statement, continuation or amendment, or such other information as may be required, useful, convenient or appropriate under applicable law including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of Fixtures, if required, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral or other Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar import. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request (but only to the extent such request is no more burdensome as any such request made by the Revolving Collateral Agent). To the extent any Grantor is also a Pledgor, the Collateral Agent may, in its sole discretion, file initial financing statements, continuation statements, amendments or other filings and recording that cover either (i) all Collateral pledged by such Grantor/Pledgor or (ii) the Pledged Collateral separately from the Article 9 Collateral pledged by such Grantor/Pledgor (such that two or more filings, including initial financing statements, would be filed), and, with respect to both clauses (i) and (ii), each of such filings may describe the Collateral described in such filing as “all assets” or “all property” or words of similar import and each of such filings may be made pursuant to either or both of this paragraph and Section 3.08.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents executed by any Grantor as may be necessary or advisable (in the sole discretion of the Collateral Agent, but only to the extent such documents are no more burdensome than those documents executed in connection with the Revolving Credit Agreement) for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c)    Anything herein to the contrary notwithstanding, as between each Grantor and any Secured Party, (a) such Grantor shall remain liable under the contracts and agreements included in the Article 9 Collateral from time to time to which it is a party to the extent set forth therein; (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Article 9 Collateral; and (c) neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Article 9 Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 4.02    Representations and Warranties. The Obligors (or the relevant subset of Obligors specified explicitly below) jointly and severally represent and warrant to the Collateral Agent and the Secured Parties, as of the Closing Date, that:

(a)    Each Grantor is the legal and beneficial owner of, and has good and valid title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and is in full force and effect, except to the extent the failure to obtain such consent or approval could not reasonably be expected to have a Material Adverse Effect.

(b)    This Agreement has been duly executed and delivered by each Obligor (in its capacity as a Guarantor, Pledgor and/or Grantor, as applicable) and constitutes a legal, valid and binding obligation of such Obligor in such capacities enforceable against each such Obligor in such capacities in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(c)    As of the Closing Date, each Obligor’s name in which it has executed this Agreement is the exact name as it appears in such Obligor’s organizational documents, as amended, as filed with such Obligor’s jurisdiction of organization. Uniform Commercial Code financing statements (including Fixture filings and transmitting utility filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent for filing in the applicable governmental, municipal or other office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to publish notice of or perfect the Security Interest in Article 9 Collateral consisting of United States registrations and applications for Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.

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To the extent that a Grantor has Article 9 Collateral consisting of Intellectual Property set forth on Schedule II hereof (as such Schedule is updated from time to time), each such Grantor represents and warrants that a fully executed agreement substantially in the form of Exhibit II hereof (or a short form hereof which form shall be reasonably acceptable to the Collateral Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States registrations and applications for Patents, Trademarks and Copyrights has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish (in the case of registered Copyrights) a valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, and to provide notice to third parties of the security interest created hereby (in the case of registered Patents and Trademarks) in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected or protected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect or protect the Security Interest with respect to any Article 9 Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights acquired or developed after the date hereof).

(d)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations under the New York UCC, (ii) subject to the filings described in Section 4.02(c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) to the extent that a Grantor has Article 9 Collateral consisting of Intellectual Property set forth on Schedule II hereof (as such Schedule is updated from time to time), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a fully executed agreement substantially in the form of Exhibit II hereto with the United States Copyright Office. The Security Interest shall be prior to any other Lien on any of the Article 9 Collateral other than, in the case of Article 9 Collateral other than Pledged Collateral, Liens permitted by Section 6.02 of the Credit Agreement and, in the case of Pledged Collateral, Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement.

(e)    The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement, and the Article 9 Collateral consisting of Property of a type described in the definition of “Pledged Collateral” (which Property may be both Article 9 Collateral and Pledged Collateral under this Agreement) is owned by the Grantors free and clear of any Lien, other than Liens in favor of the Collateral Agent and Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or

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similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, with respect to any Lien that is expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(f)    None of the Grantors holds any Commercial Tort Claim individually in excess of the Threshold Amount except as indicated on Schedule III hereto, as such schedule may be updated or supplemented from time to time. On or before the Closing Date, possession of all originals of Instruments and Chattel Paper constituting Article 9 Collateral, in each case in a face amount in excess of the Threshold Amount, if any, has been transferred to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to the extent required by this Article.

(g)    All Accounts constituting Article 9 Collateral have been originated by the Grantors and all Inventory constituting Article 9 Collateral has been acquired by the Grantors in the ordinary course of business. All Equipment and Inventory constituting Article 9 Collateral are in the exclusive control of one or more Grantors (other than Equipment and Inventory in transit or in the possession of third parties in the ordinary course of business).

(h)    As to itself and its Intellectual Property constituting Article 9 Collateral, except to the extent the following could not reasonably be expected to have a Material Adverse Effect:

(i)    The operation of such Grantor’s business as currently conducted and the use of Intellectual Property by such Grantor in connection therewith do not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii)    Such Grantor owns or has the right to use the Intellectual Property owned, held or used by it or claimed to be owned or held by it.

(iii)    The Intellectual Property set forth on Schedule II hereto includes all of the patents, patent applications, domain names, trademark registrations and applications and copyright registrations owned by such Grantor.

(iv)    The Intellectual Property constituting Article 9 Collateral has not been abandoned and has not been adjudged invalid or unenforceable in whole or part.

Section 4.03    Covenants. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number, (iv) the location of its chief executive office or the location where it maintains its records, or (v) in its jurisdiction of organization. Each Grantor agrees promptly to provide the Collateral Agent with certified constitutional documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees not to effect or permit any change referred

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to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties.

(b)    Subject to the rights of such Grantor under the Loan Documents to dispose of Collateral, each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons (other than those holding Liens permitted by Section 6.02 of the Credit Agreement with respect to such Liens) and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral against any Lien and the priority thereof against any Lien (other than Liens permitted by Section 6.02 of the Credit Agreement in the case of Article 9 Collateral that is not Pledged Collateral and other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement in the case of Pledged Collateral).

(c)    Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent) to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including Fixture filings and transmitting utility filing) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of the Threshold Amount shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such endorsement that is reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be reasonably satisfactory to the Collateral Agent).

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute a registration or application for any Copyrights, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within thirty days after it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Article 9 Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within thirty days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

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(d)    [Reserved.]

(e)    At its option, the Collateral Agent may discharge past due Taxes, Liens, or other encumbrances at any time levied or placed on any Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement; and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, that such Grantor shall not be obligated to reimburse Collateral Agent with respect to any Article 9 Collateral consisting of Intellectual Property which any Grantor has failed to maintain or pursue, or otherwise has allowed to lapse, terminate or put in the public domain, in accordance with Section 4.05(h) and provided, further, that nothing in this Section 4.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party (i) to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, Liens or other encumbrances or (ii) to maintain any of the Article 9 Collateral as set forth herein.

(f)    Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to or constituting Article 9 Collateral and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance, except to the extent that such liability is determined by a final non-appealable judgment rendered by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party.

(g)    None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in control of the Article 9 Collateral owned by it (other than Equipment and Inventory in transit or in the possession of third parties in the ordinary course of business), except as permitted by the Credit Agreement.

(h)    None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted by the Credit Agreement.

(i)    Without limiting Section 7.06, each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful attorney-in-fact for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral

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under policies of insurance covering the Article 9 Collateral, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto, in each case subject to the Intercreditor Agreement. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Section 4.04    Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)    Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of the Threshold Amount, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments that are also requested by the Revolver Collateral Agent).

(b)    Cash Accounts. No Grantor shall grant control of any deposit account to any Person other than the Revolver Collateral Agent, the Collateral Agent, the SMLP Holdings Collateral Agent and the bank with which the deposit account is maintained.

(c)    Investment Property. Except to the extent otherwise provided in Article 3, if any Grantor shall at any time hold or acquire any certificated security, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments that are also requested by the Revolver Collateral Agent). If any security now or hereafter acquired by any Grantor that is part of the Article 9 Collateral is uncertificated and is issued to such Grantor or its nominee directly by the issuer thereof, then such Grantor shall promptly notify the Collateral Agent in writing upon the occurrence of such issuance, and grant control over such uncertificated security as required by Article 3.

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(d)    Letter of Credit Rights. If any Grantor is at any time a beneficiary under letters of credit now or hereafter issued in favor of such Grantor, other than those that together collectively have a face amount of less than the Threshold Amount, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only make such request to the extent the Revolver Collateral Agent has requested the same), such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be in form and substance reasonably satisfactory to the Collateral Agent), use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(e)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed the Threshold Amount, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. Schedule III hereto shall be automatically supplemented to reflect the information set forth in any such written notice.

Section 4.05    Covenants Regarding Patent, Trademark and Copyright Collateral. Except to the extent not reasonably expected to have a Material Adverse Effect:

(a)    Each Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Grantor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as reasonably necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)    Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark reasonably necessary to the normal conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark consistent with the quality of such products and services as of the date hereof, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

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(c)    Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright reasonably necessary to the normal conduct of such Grantor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d)    Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Grantor’s business may imminently become abandoned, lost or dedicated to the public other than by expiration, or of any materially adverse determination or development, excluding office actions and similar determinations in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Grantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)    Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a quarterly basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding quarter, and (ii) on a quarterly basis, to the extent that there are applications of the type referenced in clause (i) above, execute and deliver an agreement substantially in the form of Exhibit II hereto to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f)    Each Grantor shall exercise its reasonable business judgment consistent with past practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and prosecuting each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Grantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright in each case that is material to the normal conduct of such Grantor’s business, including, when applicable and necessary in such Grantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)    In the event that any Grantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Collateral Agent and shall, if such Grantor deems it necessary in its reasonable business judgment, promptly contact such third party, and if necessary in its reasonable business judgment, sue and recover damages, and take such other actions as are reasonably appropriate under the circumstances.

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(h)    Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 4.06    Further Assurances with Respect to Article 9 Collateral. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or prudent, or that the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Article 9 Collateral. Without limiting the generality of the foregoing, each Grantor will: (a) at the request of the Collateral Agent during a Default or Event of Default, mark conspicuously each Chattel Paper included in the Accounts and, at the request of the Collateral Agent, each of its records pertaining to the Article 9 Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper or Article 9 Collateral is subject to the security interest granted hereby; (b) file any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. §3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof, as may be necessary or prudent, or as the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect and preserve the security interests and other rights granted or purported to be granted hereby; (c) furnish to the Collateral Agent, from time to time at the Collateral Agent’s reasonable request (but only to the extent the same is requested by the Revolver Collateral Agent), statements and schedules further identifying and describing the Article 9 Collateral and such other reports in connection with the Article 9 Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and (d) keep all of its tangible Article 9 Collateral, Deposit Accounts, collateral accounts and Investment Property in the continental United States.

Section 4.07    Intercompany Note. Without limiting the last sentence of Section 4.03(c), each Grantor will cause any Subordinated Intercompany Debt that constitutes Indebtedness for borrowed money owed to it by any Subsidiary of the Borrower that is not an Obligor to be evidenced by the Intercompany Note, duly executed by it and delivered to the Collateral Agent for the ratable benefit of the Secured Parties. Each Grantor agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon and during the continuance of an Event of Default specified under Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement.

ARTICLE 5.

REMEDIES

Section 5.01    Remedies Upon Default. Subject to the terms of the Intercreditor Agreement:

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(a) upon the occurrence and during the continuance of an Event of Default, each Obligor agrees to deliver each item of Collateral to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (i) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, the Collateral Agent may cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, and the Collateral Agent may also license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained and subject to the provisos set forth in Section 5.03); (ii) with or without legal process and with or without prior notice or demand for performance, the Collateral Agent may take possession of the Article 9 Collateral and, without liability for trespass, the Collateral Agent may, enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law; (iii) automatically (without any request or notice being delivered by the Collateral Agent or any other Person) upon the occurrence and during the continuance of an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice by the Collateral Agent to the Borrower, all rights of any Grantor to all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral. Automatically (without any request or notice being delivered by the Collateral Agent or any other Person) upon the occurrence and during the continuance of an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice by the Collateral Agent to the Borrower, all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral received by any Grantor contrary to the provisions of Section 5.01(a)(iii) shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent); provided, that (x) the failure of the Collateral Agent to give the notice referred to in this sentence shall have no effect on the rights of the Collateral Agent hereunder, and (y) the Collateral Agent shall not be required to deliver any such notice if such delivery would be prohibited by applicable law. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of Section 5.01(a)(iii) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.

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After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral that such Grantor would otherwise be permitted to retain pursuant to the terms of this Agreement and that remain in such account.

(b)    After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third Person, by contacting Account Debtors or the third Person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(c)    Without limiting the generality of the foregoing, each Obligor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, upon the occurrence and during the continuance of an Event of Default, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to Persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Obligor, and each Obligor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Obligor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

(d)    The Collateral Agent may also exercise any other remedy available at law or equity.

(e)    The Collateral Agent shall give the applicable Obligors 10 Business Days’ written notice (which each Obligor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may,

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without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Obligor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may (subject to the Collateral Agent’s consent) make payment on account thereof by using any claim then due and payable pursuant to the Loan Documents to such Secured Party from any Obligor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Obligor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Obligor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any external attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

Section 5.02    Application of Proceeds. Subject to the terms of the Intercreditor Agreement, all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be promptly applied by the Collateral Agent as follows:

(a)    First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Agents and incurred by the Agents in connection with such sale, collection or other realization, or otherwise in connection with this

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Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Obligor and other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(b)    Second, to the payment in full of the Secured Obligations, the amounts so applied to be distributed among the Secured Parties as specified in Section 9.21 of the Credit Agreement; and

(c)    Last, the balance, if any, after all Secured Obligations have been indefeasibly paid in full, to the Borrower (to be distributed among the Obligors, at the discretion of the Borrower) or as otherwise required by applicable law.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03    Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Collateral Agent at any time after and during the continuance of an Event of Default, subject to the Intercreditor Agreement, grant to (in the Collateral Agent’s sole discretion) the Collateral Agent or a designee of the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or, solely to the extent necessary to exercise such rights and remedies, sublicense Intellectual Property constituting Article 9 Collateral, now owned or hereafter acquired by such Grantor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that nothing in this Section 5.03 shall require such Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. Subject to the Intercreditor Agreement, the use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

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Section 5.04    Securities Act, etc. In view of the position of the Obligors in relation to the Investment Property Collateral (as defined below for purposes of this Article 5 only), or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral or the Article 9 Collateral consisting of or relating to Equity Interests (all such Collateral referred to in this Article as “Investment Property Collateral”) permitted hereunder. Each Obligor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Investment Property Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Investment Property Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Investment Property Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Obligor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Investment Property Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws, (b) may approach and negotiate with a single potential purchaser to effect such sale and (c) may, with respect to any sale of the Investment Property Collateral, limit the purchasers to those who will agree, among other things, to acquire such Investment Property Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Investment Property Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Section 5.05    Registration, etc. Each Obligor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Investment Property Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, subject to the Intercreditor Agreement, use its commercially reasonable efforts to take or to cause each applicable Pledged Interests Issuer to take such action and prepare, distribute and/or file such documents as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Investment Property Collateral. Each Obligor further agrees to indemnify, defend and hold harmless the

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Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus, notification or offering circular (or any amendment or supplement thereto), or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the Pledged Interests Issuer by the Collateral Agent or any other Secured Party expressly for use therein. Each Obligor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause applicable Pledged Interests Issuer to qualify, file or register, any of the Investment Property Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Obligor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Obligor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE 6.

INDEMNITY, SUBROGATION AND SUBORDINATION AMONG OBLIGORS

Section 6.01    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Obligors may have under applicable law (but subject to Section 6.03), (a) the Borrower agrees that (i) in the event a payment shall be made by any Obligor (other than the Borrower) under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Obligor for the full amount of such payment and such Obligor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Obligor (other than the Borrower) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Obligor in an amount equal to the greater of the book value or the fair market value of the assets so sold and (b) each Obligor (other than the Borrower) (each such Obligor, together with the Borrower in the context of clause (a) above, an “Indemnifying Obligor”) agrees that (i) in the event a payment shall be made by any other Obligor under this Agreement in respect of any Obligation of such Obligor, such Obligor shall indemnify such other Obligor for the full amount of such payment and such other Obligor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any other Obligor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation of such Obligor, such Obligor shall indemnify such other Obligor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02    Contribution and Subrogation. Each Obligor (a “Contributing Obligor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Obligor

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hereunder in respect of any Secured Obligation or assets of any other Obligor shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation owed to any Secured Party and such other Obligor (the “Claiming Obligor”) shall not have been fully indemnified by the Indemnifying Obligor as provided in Section 6.01, the Contributing Obligor shall indemnify the Claiming Obligor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Obligor on the date hereof and the denominator shall be the aggregate net worth of all the Obligors on the date hereof (or, in the case of any Obligor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Obligor). Any Contributing Obligor making any payment to a Claiming Obligor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Obligor under Section 6.01 to the extent of such payment.

Section 6.03    Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Obligors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation of the Obligors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any other Obligor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Obligor with respect to its obligations hereunder, and each Obligor shall remain liable for the full amount of the obligations of such Obligor hereunder.

(b)    Each Obligor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Obligor or any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE 7.

MISCELLANEOUS

Section 7.01    Notices. (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in Section 7.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01 to the Credit Agreement or if to the Collateral Agent, addressed as follows:

Collateral Agent:

[ ● ]

(b)    All notices hereunder to any Obligor shall be given to such Person in care of the Borrower. Notices and other communications to the Collateral Agent or other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, as required by the Credit Agreement; provided that the foregoing shall not apply to service of process. Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time, on such date by hand, overnight service, courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01 or Section 9.01 of the Credit Agreement.

(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 7.02    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Obligor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, this Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or nonperfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, (d) any failure by an Secured Party to assert any claim or exercise any right or remedy, (e) any reduction, limitation or impairment of the Secured Obligations for any reason, or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Obligor in respect of the Secured Obligations or this Agreement.

Section 7.03    Binding Effect; Several Nature of this Agreement.

(a)     This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party hereto shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

(b)     This Agreement shall be construed as a separate agreement with respect to each Obligor and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other Obligor and without affecting the obligations of any other party hereunder.

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Section 7.04    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Obligor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

Section 7.05    Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b)    The parties hereto agree that the Collateral Agent shall be entitled to indemnification as provided in Section 9.05 of the Credit Agreement.

(c)    By its acceptance of the benefits hereof, each Lender agrees (i) to reimburse the Collateral Agent, on demand, in the amount of its pro rata share (in accordance with the respective principal amounts of its applicable outstanding Loans), of any reasonable expenses incurred by the Collateral Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Collateral Agent, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Collateral Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Collateral Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or any of its directors, officers, employees or agents.

(d)    Any such amounts payable by any Obligor as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 7.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.05 shall be payable on written demand therefor.

Section 7.06    Collateral Agent Appointed Attorney-in-Fact. Each Obligor hereby appoints the Collateral Agent as the attorney-in-fact of such Obligor for, subject to the Intercreditor

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Agreement, the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to the Intercreditor Agreement, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Obligor (and each Obligor hereby authorizes each of the following to the extent applicable to such entity in such entity’s capacity or capacities hereunder): (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of such Obligor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require such Obligor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Each of the Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received by it as a result of the exercise of the powers granted to them herein, and neither they nor their respective officers, directors, employees or agents shall be responsible to any Obligor for any act or failure to act hereunder, except, respectively, to the extent of its own gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Section 7.06, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.06 unless (x) an Event of Default shall have occurred and be continuing or (y) such rights under this power of attorney are exercised to take any action necessary to secure the validity, perfection or priority of the Liens on the Collateral.

Section 7.07    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WITHOUT GIVING EFFECT TO CONFLICT OF LAWS AND PRINCIPLES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.08    Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial

40

exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 7.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances.

(b)    Without modifying Section 7.03(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Obligors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.09    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

Section 7.10    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.03. Delivery of an executed counterpart to this Agreement by facsimile or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

41

Section 7.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.13    Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Obligor further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address of the Borrower specified pursuant to the terms of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 8.08 of the Credit Agreement, nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor, or its properties, in the courts of any jurisdiction.

(b)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.14    Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate, and each Obligor shall be automatically released from its obligations hereunder, when all the Obligations are paid in full in cash (other than contingent indemnification obligations).

(b)    Upon the consummation of any transaction or series of transactions as a result of which any Subsidiary Guarantor ceases to be a Subsidiary of the Borrower or ceases to be a Revolver Loan Party (as defined in the Revolving Credit Agreement), in each case that is not prohibited by the Loan Documents, then such Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Guarantor shall be automatically released.

(c)    Upon any conveyance, sale, lease, assignment, transfer or other disposition by any Grantor or Pledgor of any Collateral to any Person that is not (and is not required to become) a Loan Party in a transaction or series of transactions that is not prohibited by the Loan Documents,

42

or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)    If any Guarantee by a Guarantor or any security interest granted hereby in or pledge provided herein of any Collateral violates or is in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement, such Guarantee or such security interest in or pledge of such Collateral, as applicable, shall be automatically released.

(e)    In connection with any termination or release pursuant to this Section 7.14, the Collateral Agent shall execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence such termination or release and shall assist such Obligor in making any filing in connection therewith. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

Section 7.15    Additional Subsidiary Obligors. Any Subsidiary of the Borrower may become a party hereto by signing and delivering to the Collateral Agent a Guarantee and Collateral Agreement Supplement, substantially in the form of Exhibit I hereto (with such changes and modifications thereto as may be required by the laws of any applicable Foreign Jurisdiction), whereupon such Subsidiary shall become an “Obligor”, a “Subsidiary Guarantor”, a “Pledgor” and a “Grantor” (or any one or more of the foregoing) defined herein with the same force and effect as if originally named as an Obligor, a Subsidiary Guarantor, a Pledgor and a Grantor (or any one or more of the foregoing), as applicable, herein. Any such Subsidiary becoming a party to this Agreement pursuant to this Section will enter into this Agreement in the capacity or capacities (and only capacity or capacities) set forth on the signature page to such Guarantee and Collateral Agreement Supplement. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 7.16    Credit Agreement. If any conflict exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

Section 7.17    Authority of Collateral Agent. Each Obligor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or nonexercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties and as among the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Obligors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the

43

benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents.

Section 7.18    Other Secured Parties. By its acceptance of the benefits hereof, each Secured Party (including each Lender) hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to become an Secured Party and acknowledges that it is aware of the contents of, and consents to the terms of, the Collateral Documents, (b) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Collateral Agent by the terms hereof or thereof, together with such powers as are incidental thereto, (c) agrees that it will be bound by the provisions of the Collateral Documents, and Article VIII (other than Section 8.10) and Article IX of the Credit Agreement (with respect to each such Article, in the case of any Secured Party that is not a Lender, as if such Secured Party was a Lender party to the Credit Agreement) and will perform in accordance with its terms all such obligations which by the terms of such documents are required to be performed by it as an Secured Party (or in the case of Article VIII (other than Section 8.10) and Article IX of the Credit Agreement, as a Lender) and will take no actions contrary to such obligations, and (d) authorizes and instructs the Collateral Agent to enter into the Collateral Documents as Collateral Agent and on behalf of such Secured Party.

Section 7.19    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens created hereby and the rights, duties and obligations provided for herein are subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms hereof and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.

Notwithstanding anything to the contrary in this Agreement, prior to [the Discharge of the Revolving Lien Obligations (as defined in the Intercreditor Agreement)], the delivery or granting of “control” (as defined in the New York UCC) of any Collateral to the Revolving Collateral Agent pursuant to the terms of [the Revolving Collateral Documents (as defined the Intercreditor Agreement)] shall satisfy any such delivery or granting of “control” requirement hereunder to the extent that such delivery or granting of “control” is consistent with the terms of the Intercreditor Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUMMIT MIDSTREAM PARTNERS, LP,
as the Parent and a Guarantor and a Pledgor

By:	SUMMIT MIDSTREAM GP, LLC,
its general partner

By:
Name:
Title:

SUMMIT MIDSTREAM HOLDINGS, LLC,
as the Borrower and a Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

DFW MIDSTREAM SERVICES LLC
SUMMIT MIDSTREAM FINANCE CORP.
GRAND RIVER GATHERING, LLC
RED ROCK GATHERING COMPANY, LLC
MOUNTAINEER MIDSTREAM COMPANY, LLC
BISON MIDSTREAM, LLC
POLAR MIDSTREAM, LLC
EPPING TRANSMISSION COMPANY, LLC
SUMMIT MIDSTREAM MARKETING, LLC
SUMMIT MIDSTREAM PERMIAN, LLC
SUMMIT MIDSTREAM PERMIAN FINANCE, LLC
SUMMIT MIDSTREAM NIOBRARA, LLC
SUMMIT MIDSTREAM PERMIAN II, LLC each as a Subsidiary Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

MEADOWLARK MIDSTREAM COMPANY, LLC

SUMMIT MIDSTREAM UTICA, LLC each as a Pledgor and a Grantor

By:
Name:
Title:

SUMMIT MIDSTREAM OPCO, LP
as a Pledgor and a Grantor
By: Summit Midstream Marketing, LLC, its general partner

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

[WELLS FARGO BANK, N.A.]
as the Collateral Agent on behalf of the Secured Parties

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

Exhibit I

to the Guarantee and Collateral Agreement

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT SUPPLEMENT

This SUPPLEMENT NO. [    ] dated as of [                ], 20[        ] (this “Supplement”), to the GUARANTEE AND COLLATERAL AGREEMENT, dated as of [        ], 2020 (as amended, restated, amended and restated, supplemented, waived or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”), among SUMMIT MIDSTREAM HOLDINGS, LLC, Delaware limited liability company (the “Borrower”), each Subsidiary listed on the signature pages thereof as a “Subsidiary Guarantor”, “Pledgor” and/or “Grantor”, each Subsidiary that shall, at any time after the date thereof, become a Subsidiary Guarantor, Pledgor and/or Grantor pursuant to Section 7.15 thereof, SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”), and [WELLS FARGO BANK, N.A.], as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

A.    Reference is made to the Term Loan Credit Agreement dated as of even date with the Guarantee and Collateral Agreement (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders and [        ], as the Administrative Agent.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement, as applicable.

C.    The Obligors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans. Section 7.15 of the Guarantee and Collateral Agreement provides that any additional Subsidiary may become an a Subsidiary Guarantor, a Grantor, a Pledgor or any or all of the foregoing under the Guarantee and Collateral Agreement by execution and delivery of an instrument substantially in the form of this Supplement (with such changes and modifications hereto as may be required by the laws of any applicable foreign jurisdiction to the extent applicable). The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement, in accordance with the requirements of the Credit Agreement, to become an Obligor in the capacity under the Guarantee and Collateral Agreement as specified on the signature page hereto.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.    In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below and delivery of such executed signature page to the Collateral Agent becomes, to the extent specified on the signature page hereto, a “Subsidiary Guarantor”, “Pledgor” and “Grantor” (or any one or more of the foregoing; provided that if the

Exhibit I – Page 1

- Guarantee and collateral Agreement -

signature page hereto fails to state the capacity or capacities in which such New Subsidiary is entering the Guarantee and Collateral Agreement, then such New Subsidiary shall join in each such capacity) under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as an Obligor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Guarantor, Pledgor and Grantor or any one or more of the foregoing, as applicable, thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor, Pledgor and Grantor or any one or more of the foregoing, as applicable, thereunder (as supplemented by the attached supplemental Schedules to the Guarantee and Collateral Agreement) are true and correct, in all material respects, on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date (except that any reference to the “Closing Date” shall be deemed to be a reference to the date hereof).

SECTION 2.    In furtherance of the foregoing, to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement as a Pledgor, and as security for the indefeasible payment in full and performance of all of the Secured Obligations, the New Subsidiary hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest in all of the New Subsidiary’s right, title and interest in, to and under and whether direct or indirect, whether legal, beneficial, or economic, whether fixed or contingent and whether now or hereafter existing or arising in all of its Property constituting Pledged Collateral.

SECTION 3.    In furtherance of the foregoing, to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement as a Grantor, and as security for the indefeasible payment in full and performance, of the Secured Obligations, the New Subsidiary hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing Security Interest in all right, title and interest in, to and under any and all of its Property constituting Article 9 Collateral now owned or at any time hereafter acquired by the New Subsidiary or in which the New Subsidiary now has or at any time in the future may acquire any right, title or interest.

SECTION 4.    Each reference to an “Obligor”, a “Guarantor”, a “Subsidiary Guarantor”, a “Pledgor”, or a “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement in such capacity, as indicated on the signature page hereto (or if no such indication is made, then in each such capacity). The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 5.    The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it

Exhibit I – Page 2

and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 6.    This Supplement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Collateral Agent has executed a counterpart hereof. Delivery of an executed counterpart to this Supplement by facsimile or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

SECTION 7.    Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 8.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT WITHOUT GIVING EFFECT TO CONFLICT OF LAWS AND PRINCIPLES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.    All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 11.    Without in any way limiting the indemnification and expenses provisions of the Guarantee and Collateral Agreement that have been incorporated herein by reference, the New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Collateral Agent.

[Signatures begin on following page]

Exhibit I – Page 3

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Insert Company Name], as New Subsidiary, in its capacity as a Subsidiary Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Exhibit I – Page 4

[WELLS FARGO BANK, N.A.], as Collateral Agent

By:
Name:
Title:

Exhibit I – Page 5

Exhibit II

to the to the Guarantee and Collateral Agreement

FORM OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [                ], 20[        ], is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of [Wells Fargo Bank, N.A.], as Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement (each as hereinafter defined), as applicable.

WHEREAS, pursuant to the Term Loan Credit Agreement dated as of [        ], 2020 (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”), among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and [        ], as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Secured Parties, the Lenders have extended Loans to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Obligors have entered into the Guarantee and Collateral Agreement in favor of the Collateral Agent dated as of even date with the Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in order to induce the Lenders to make such Loans;

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1.    Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(a)    the United States Patents (as defined in the Guarantee and Collateral Agreement) set forth in Schedule A hereto;

(b)    the United States registered Trademarks (as defined in the Guarantee and Collateral Agreement) and Trademarks for which United States applications are pending set forth in Schedule B hereto; and

Exhibit II – Page 1

(c)    the United States registrations of Copyrights (as defined in the Guarantee and Collateral Agreement) set forth in Schedule C hereto.

SECTION 2.    Recordation. This IP Security Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office and the United States Copyright Office. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks record this IP Security Agreement.

SECTION 3.    Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4.    Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall govern.

SECTION 5.    Governing Law. THIS IP SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS IP SECURITY AGREEMENT AND ALL CLAIMS RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    Severability. In case any one or more of the provisions contained in this IP Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Remainder of Page Intentionally Blank]

Exhibit II – Page 2

IN WITNESS WHEREOF, [each] Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR], as [a] Grantor

By:
Name:
Title:

[NAME OF GRANTOR], as [a] Grantor

By:
Name:
Title:

Exhibit II – Page 3

Accepted and Agreed to:

[Wells Fargo Bank, N.A.], as Collateral Agent

By:
Name:
Title:

Exhibit II – Page 4

EXHIBIT C

FORM OF NOTE

$_______________	Dated: __________, 20__

FOR VALUE RECEIVED, the undersigned, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Loans owing to the Lender by the Borrower pursuant to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [___], 2020, among the Borrower, the LENDERS party thereto from time to time and [____], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Loans represented by this Promissory Note and advanced to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to the Administrative Agent for the benefit of the Lenders as set forth in the Credit Agreement. The Loans represented by this Promissory Note advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (this “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.02(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lenders to or for the benefit of the Borrower, the indebtedness of the Borrower resulting from the Loans being, on request of a Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory note.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York and is entered into as of the date first written above.

[Signature page follows]

Exhibit C-1

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

Exhibit C-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit C-3

EXHIBIT D

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [__], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [____], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-2

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [___], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [___], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-4

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [__], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [___], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-5

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-6

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [___], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [__], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any note(s) evidencing such Loans), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-7

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-8

EXHIBIT C

SMLP HOLDINGS LOAN AGREEMENT

[See attached]

C-1

Exhibit C

to Purchase Agreement

U.S. $6,791,369.40

TERM LOAN CREDIT AGREEMENT

Dated as of [    ] [    ], 2020

among

SUMMIT MIDSTREAM HOLDINGS, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

and

[    ]

as Administrative Agent

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Collateral Agreement
Exhibit C	Form of Note
Exhibit D	Form of Non-U.S. Lender Tax Certificate

Schedule A	Unrestricted Subsidiaries
Schedule 1.01(b)	Closing Date Gathering Stations Real Property
Schedule 1.01(c)	Closing Date Pipeline Systems Real Property
Schedule 3.04	Governmental Approvals
Schedule 3.05	Litigation
Schedule 3.08	Use of Proceeds
Schedule 3.09	Taxes
Schedule 3.11	Environmental Matters
Schedule 3.13	Insurance
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Addresses of Borrower, Administrative Agent and Lenders

iii

This TERM LOAN CREDIT AGREEMENT dated as of [    ] [    ], 2020 (as amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), is by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b)(v), the “Borrower”), the LENDERS party hereto from time to time and [    ], as administrative agent1 (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Purchase Agreement dated as of May 3, 2020 (the “Purchase Agreement”), entered into by and among (i) Energy Capital Partners II, LP, a Delaware limited partnership (“ECP II”), Energy Capital Partners II-A, LP, a Delaware limited partnership (“ECP II-A”), Energy Capital Partners II-B IP, LP, a Delaware limited partnership (“ECP II-B IP”), Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership (“ECP II-C Summit”), Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership (“ECP II Summit Co-Invest”), Summit Midstream Management, LLC, a Delaware limited liability company (“Summit Management” and, together with ECP II, ECP II-A, ECP II-B IP, ECP II-C Summit and ECP II Summit Co-Invest, the “Contributors”), (ii) SMP TopCo, LLC, a Delaware limited liability company (“NewCo”), SMLP Holdings, LLC, a Delaware limited liability company (“SMLP Holdings” and, together with NewCo, the “Sellers”), (iii) the MLP Entity (as defined below) and (iv) for the limited purposes set forth in Section 5.2(a) and Section 5.12 of the Purchase Agreement, the General Partner (as defined below), SMLP Holdings has agreed to sell, and the MLP Entity has agreed to acquire, the Subject Common Units (as such term is defined in the Purchase Agreement) (collectively, the “Buy-In Transactions”);

WHEREAS, in connection with the Buy-In Transactions and as a condition precedent to the consummation thereof, SMLP Holdings has agreed to extend a term loan to the Borrower in an aggregate principal amount of $6,791,369.40, subject to the terms and conditions set forth herein;

WHEREAS, the Borrower is permitted to incur the Loans hereunder pursuant to Section 6.01(j) of the Revolving Credit Agreement (as defined below); and

WHEREAS, the Loans hereunder shall be secured by the Collateral on a pari passu basis with the obligations under the Revolving Credit Agreement, as contemplated by Section 6.01(j) and Section 6.02(cc) of the Revolving Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

[1]	NTD: Administrative Agent shall be an affiliate of the Lender to be determined by Lender.

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2016 Contribution Agreement” shall mean that certain Contribution Agreement, dated as of February 25, 2016 by and between SMPH and the MLP Entity, as amended by that certain Amendment No. 1 to Contribution Agreement, dated as of February 25, 2019, and Amendment No. 2, dated as of November 7, 2019, and as further amended or otherwise modified pursuant to Section 6.09(d).

“2022 Notes” shall mean the 5 1⁄2% Senior Notes due 2022 issued by the Borrower and Summit Midstream Finance Corp., a Delaware corporation (together, the “Issuers”), pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of July 15, 2014, by and among the Issuers, the guarantors party thereto and the Trustee.

“2025 Notes” shall mean the 5.75% Senior Notes due 2025 issued by the Issuers pursuant to that certain Indenture, dated as of July 15, 2014, by and among the Issuers and Trustee, as supplemented by that certain Second Supplemental Indenture, dated as of February 15, 2017, by and among the Issuers, the guarantors party thereto and the Trustee.

“Additional Equity Contribution” shall mean an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case after the Closing Date; provided, that (i) the Borrower shall deliver written notice to the Administrative Agent concurrently with the receipt of such cash, which such notice shall (1) state that the Borrower has elected to treat such equity contribution as an Additional Equity Contribution and (2) clearly set forth the amount of such Additional Equity Contribution; (ii) any Equity Interests issued by the Borrower to the MLP Entity in connection with an Additional Equity Contribution shall be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement and (iii) any Additional Equity Contributions shall be disregarded for the purpose of determining compliance with the Financial Performance Covenants and for all other purposes for which EBITDA is calculated under this Agreement.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Asset Acquisition” shall mean any acquisition of any material assets of, or all of the Equity Interests (other than directors’ qualifying shares) in, a Person or any division or line of business of a Person.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Borrower, any Restricted Subsidiary or any Included Entity to any Person other than the Borrower, a Restricted Subsidiary or an Included Entity to the extent otherwise permitted hereunder of any material asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Cash” shall mean, for any period, “Available Cash” as defined in the MLP Entity’s Partnership Agreement that is attributable to the Borrower and its Subsidiaries.

“Bakken Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC, Meadowlark Midstream Company, LLC and any of its wholly owned subsidiaries, or any combination thereof.

“Bison Joint Venture” shall mean the joint venture involving the sale of no more than 75% of Bison Midstream, LLC.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(b).

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Houston, Texas.

“Buy-In Transactions” shall have the meaning assigned to such term in the first recital of this Agreement.

“Capital Expenditures” shall mean, for any period, the aggregate amount of all expenditures of the Borrower and its Restricted Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of the Restricted Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and the Restricted Subsidiaries for such period (other than interest income pursuant to IRB Transactions) and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Change in Control” shall mean the occurrence of any of the following: (a) a “Change in Control Triggering Event” (or, if no such concept exists therein, a “Change in Control Event”), as defined in any document pursuant to which Permitted Junior Debt that is Material Indebtedness has been issued, shall have occurred, (b) any “Change in Control”, as defined in the Revolving Credit Agreement as of the date hereof, shall have occurred, (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Qualifying Owners, becomes the “beneficial owner”, directly or indirectly, of 50% or more of the equity securities of the MLP Entity or the General Partner entitled to vote for members of the board of directors of the MLP Entity or the General Partner on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (d) the MLP Entity shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, free and clear of all Liens other than Liens granted pursuant to the Loan Documents.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Gathering Station Real Property” shall mean the Real Property listed on Schedule 1.01(b), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Gathering Stations are located.

“Closing Date Pipeline Systems Real Property” shall mean the Real Property listed on Schedule 1.01(c), which such Schedule sets forth all Real Property subject to a mortgage under the Revolving Credit Agreement as of the Closing Date on which Pipeline Systems are located.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in the Collateral Agreement, all “Mortgaged Property” as defined in the Mortgages and “Collateral” as defined in any other Collateral Document.

“Collateral Agent” shall mean [Wells Fargo Bank, N.A. (“Wells”)]2, as collateral agent under this Agreement, together with any successor collateral agent appointed pursuant to the provisions of Article VIII.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time, substantially in the form of Exhibit B, executed pursuant to the Collateral and Guarantee Requirement, and any other guarantee and collateral agreement (as amended, supplemented or otherwise modified from time to time) that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (a) on the Closing Date, the Obligations shall be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and shall be secured by a first priority lien on and security interest in all Property (other than Real Property) on which a first priority lien and security interest secures the Revolving Obligations on the Closing Date, (b) in addition to subclause (a), within the time period set forth in Section 5.12, the Obligations shall be secured by a first priority lien in all Real Property on which a first priority lien secures the Revolving Obligations on the Closing Date, and (c) thereafter, the Obligations shall at all times be Guaranteed by each Loan Party to the same extent such Loan Party Guarantees the Revolving Obligations and secured by a first priority lien on and security interest in all Property on which a first priority lien and security interest secures the Revolving Obligations at such time; provided that, from and after the Closing Date, no Guarantees of the Obligations and no Liens granted to secure the Obligations shall be released except as otherwise permitted by this Agreement.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (1) no Subsidiary of the Borrower shall be permitted to be a Revolver Loan Party or to provide Guarantees in respect of Revolving Obligations unless and until such entity becomes a Loan Party hereunder and provides a Guarantee (to the same extent as such guarantee was provided in respect

[2]

NTD: If Wells declines the Collateral Agent role, another Collateral Agent will be selected by the Lenders, which shall be reasonably acceptable to the Borrower (and such consent of the Borrower shall not be unreasonably withheld, delayed or conditioned).

of the Revolving Obligations) of all Obligations, (2) none of the Borrower and its Subsidiaries shall grant or perfect any Lien on any Property to secure Revolving Obligations unless such Person grants or perfects, with the same priority, as applicable, a Lien on such Property to secure the Obligations, (3) no Subsidiary of the Borrower shall be required to become a Loan Party unless it is also a Revolver Loan Party, (4) no Subsidiary of the Borrower shall be required to provide a Guarantee of the Obligations unless it has also provided a Guarantee of the Revolving Obligations, (5) none of the Borrower and its Subsidiaries shall be required to grant or perfect any Lien on Property to secure the Obligations unless such Person has granted or perfected, with the same priority, as applicable, a Lien on such Property to secure the Revolving Obligations, (6) none of the Borrower and its Subsidiaries shall be required to provide any documentation (or terms, provisions or conditions in any documentation) in connection with providing a Guarantee of the Obligations or granting a Lien to secure the Obligations unless such documentation was (or terms, provisions or conditions in such documentation were) also provided in connection with providing a Guarantee of the Revolving Obligations or granting a Lien to secure the Revolving Obligations, as applicable, (7) no control agreement or other control or similar arrangements shall be required with respect to any deposit accounts or securities accounts to the extent the collateral agent in respect of the Revolving Obligations has “control” (as required by the UCC) of such Property and remains a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement. If the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any of the Properties described in this definition materially and substantially exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination and (8) in no event shall the Collateral include any Excluded Assets. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, if the Administrative Agent determines (in its reasonable discretion without the consent of the Required Lenders) that the cost of taking the actions required to obtain a first priority security interest in any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws) acquired after the Closing Date exceeds the value to the Secured Parties of obtaining such security interest, then the Loan Parties shall not be required to take such actions to the extent of such determination.

“Collateral Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing, the Collateral and Guarantee Requirement, Section 5.10 or Section 5.12 and each amendment, supplement or modification to any of the foregoing.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn), Indebtedness consisting of letters of credit issued at the request of a Loan Party on the behalf of an entity that is neither a Loan Party nor a Restricted Subsidiary and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries (other than the Deferred True-up Obligation) determined on a consolidated basis on such date; provided, that, Consolidated Debt shall not include any Indebtedness incurred pursuant to the IRB Transactions (such excluded Indebtedness not to exceed the amount of the IRBs outstanding at such time).

“Consolidated First Lien Net Debt” at any date shall mean, Consolidated Net Debt of the Borrower and the Restricted Subsidiaries on such date minus, to the extent included therein, (a) all Indebtedness under any Permitted Junior Debt (or any Permitted Refinancing Indebtedness thereof) or any other unsecured indebtedness of the Borrower and the Restricted Subsidiaries and (b) any Indebtedness of the Borrower and the Restricted Subsidiaries that is secured by Liens expressly subordinated to the Liens securing the Obligations.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and the Restricted Subsidiaries on such date minus unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, in an aggregate amount not to exceed U.S.$50.0 million (provided, that solely for the purpose of calculating the Leverage Ratio (but not the Senior Secured Leverage Ratio), if the aggregate principal amount of the loans outstanding under the Revolving Credit Agreement at such time are zero, then the maximum amount of unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries that may be subtracted from Consolidated Debt at such time for such purpose shall be U.S.$200.0 million), to the extent the same (a) is not being held as cash collateral (other than as Collateral), (b) does not constitute escrowed funds for any purpose, (c) does not represent a minimum balance requirement and (d) is not subject to other restrictions on withdrawal.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of the Borrower, the Restricted Subsidiaries and the Included Entities for such period determined on a consolidated basis; provided, that

(a)     any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, mobilization expenses that are not reimbursed and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of the Borrower, any Restricted Subsidiary or any Included Entity, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses, charges and change of control payments related to the Transaction), in each case, shall be excluded; provided, that, with respect to each unusual or nonrecurring item, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Financial Officer specifying and quantifying such item and stating that such item is an unusual or nonrecurring item,

(b)     any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(c)     any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or Asset Dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the General Partner) shall be excluded,

(d)     any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the refinancing, modification of or early extinguishment of indebtedness (including any net after-tax income or loss attributable to obligations under Swap Agreements) shall be excluded,

(e)     Consolidated Net Income for such period of the Borrower shall be increased to the extent of the amount of cash dividends or cash distributions or other payments paid in cash to (or to the extent converted into cash by) the Borrower or a Restricted Subsidiary thereof in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation and only to the extent that such cash dividends or cash distributions or other payments paid in cash do not exceed the Borrower’s proportional share in the Other Entity Unadjusted EBITDA of such Person for such period (calculated based on Borrower’s and any Restricted Subsidiary’s aggregate percentage ownership of the total outstanding Equity Interests of such Person) from:

(i)    any Person that is not (A) a Restricted Subsidiary, (B) an Ohio Joint Venture, (C) an Included Entity or (D) the Double E Joint Venture, or that is accounted for by the equity method of accounting,

(ii)    any Ohio Joint Venture; provided, that such amount shall not exceed the Ohio Joint Venture Aggregate EBITDA for such calculation period (such amount for such period is hereinafter referred to as the “Ohio Joint Venture Distribution Amount”); provided, further, that (A) the inclusion of this clause (e)(ii) for such calculation period is subject to the final sentence of the definition of “EBITDA”, (B) the Ohio Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(ii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) the Ohio Joint Venture Conditions shall be satisfied for such calculation period, and

(iii)    the Double E Joint Venture (such amount for such period is hereinafter referred to as the “Double E Joint Venture Distribution Amount”); provided, that (A) the inclusion of this clause (e)(iii) for such calculation period is subject to the final sentence in the definition of “EBITDA”, (B) the Double E Joint Venture Distribution Amount for any quarter shall include cash dividends, cash distributions and other payments paid in cash to (or converted into cash by) the Borrower or a Restricted Subsidiary pursuant to this clause (e)(iii) in respect of such period whether such amount was actually received during the period or thereafter, but only to the extent received prior to the date of calculation, and (C) (1) prior to the Opt-In Time, clause (b)(iv) of the definition of “Double E Joint Venture Conditions” shall be satisfied for such calculation period and (2) after the Opt-In Time, the Double E Joint Venture Conditions shall be satisfied for such calculation period; provided further, that in no event shall any distribution by the Double E Joint Venture of the Exxon Equity Option Price (as defined in the Double E LLC Agreement on the Revolving Second Amendment Effective Date) to the Borrower or any Restricted Subsidiary be included in Consolidated Net Income for any calculation period,

(f)    the Net Income for such period of any Included Entity shall be an amount equal to the product of the Net Income of such Included Entity for such period multiplied by the Borrower’s or any Restricted Subsidiary’s percentage ownership of the total outstanding Equity Interests of such Included Entity,

(g)     Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(h)     any noncash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(i)     accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(j)     any noncash expenses (including, without limitation, write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets), any noncash gains or losses on interest rate and foreign currency derivatives and any foreign currency transaction gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations shall be excluded, and

(k)     Consolidated Net Income for such period shall be increased to the extent of any increase in the amount of deferred revenue for such period (as compared with the preceding period), and decreased to the extent of any decrease in the amount of deferred revenue for such period (as compared with the preceding period).

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet as of such date of the MLP Entity (or, if the MLP Entity has any direct operating Subsidiary other than the Borrower as of such date, of the Borrower).

“Consolidator Partnership” means Summit Midstream OpCo, LP, a Delaware limited partnership.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would constitute an Event of Default.

“Deferred True-up Obligation” shall mean the MLP Entity’s obligation, as set forth in the 2016 Contribution Agreement, to pay the Remaining Consideration (as defined in the 2016 Contribution Agreement) to SMPH on January 15, 2022, and which Remaining Consideration may be paid (in the sole discretion of the Borrower and the MLP Entity) in either cash, MLP Entity limited partnership units or a combination thereof.

“Deferred True-up Obligation Subordination Agreement” shall mean the subordination agreement to be entered into as of the Closing Date, by and among the Borrower, the MLP Entity, the Collateral Agent and SMPH, which agreement shall be in form and substance substantially similar to the Existing Deferred True-Up Obligation Subordination Agreement and otherwise reasonably satisfactory to the Administrative Agent.

“Distribution EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“Double E Construction Management Agreement” shall mean that certain Construction Management Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Contribution Agreement” shall mean that certain Contribution Agreement, dated as of June 26, 2019, by and among Summit Permian Transmission, LLC, a Delaware limited liability company, ExxonMobil Permian Double E Pipeline LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Guaranty” shall mean that certain Guaranty Agreement, dated as of June 26, 2019, by the MLP Entity in respect of the Double E Joint Venture.

“Double E Joint Venture” shall mean Double E Pipeline, LLC, a Delaware limited liability company.

“Double E Joint Venture Conditions” shall mean, (a) the Opt-In Time has occurred, (b) at all times in the relevant calculation period (for clauses (i), (ii) and (iii), other than prior to the Opt-In Time), (i) the Double E Joint Venture does not at any time incur or have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date; provided that from and after the Opt-In Time no Loan Party, in its role as member or manager of the Double E Joint Venture, shall vote to approve any Lien on any assets of the Double E Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$20.0 million at any time on assets of the Double E Joint Venture in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement and (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) and (c) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(f) on or after the Opt-In Time.

“Double E Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Double E LLC Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of the Double E Joint Venture, dated as of June 26, 2019.

“Double E Operations and Maintenance Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of June 26, 2019, by and between Summit Midstream Permian II, LLC, a Delaware limited liability company, and the Double E Joint Venture.

“Double E Transaction Documents” shall mean the Double E Contribution Agreement, the Double E LLC Agreement, the Double E Construction Management Agreement, the Double E Operations and Maintenance Agreement and the Double E Guaranty.

“EBITDA” shall mean, with respect to the Borrower, the Restricted Subsidiaries and the Included Entities on a consolidated basis for any period, the Consolidated Net Income of such Persons for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined (but excluding any noncash item to the extent it represents an accrual or reserve for a potential cash charge in any future period or amortization of a prepaid cash item that was paid in a prior period)):

(i)    provision for Taxes based on income, profits, losses or capital of such Persons for such period (adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii)    Interest Expense of such Persons for such period (net of interest income of such Persons for such period) and to the extent not reflected in Interest Expense, costs of surety bonds in connection with financing activities,

(iii)    depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other noncash expenses (including, without limitation write-downs and impairment of property, plant, equipment, goodwill and intangibles and other long-lived assets and the impact of purchase accounting on such Persons for such period),

(iv)    the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided, that with respect to each such restructuring charge, the Borrower shall have delivered to the Administrative Agent a Responsible Officer’s certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v)    any other noncash charges,

(vi)    equity earnings or losses in Affiliates unless funds have been disbursed to such Affiliates by such Persons,

(vii)    other nonoperating expenses,

(viii)    the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any Subsidiary of the Borrower that is not a Subsidiary Loan Party or an Included Entity in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix)    costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction,

(x)    accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations and under similar requirements for any other jurisdiction,

(xi)    extraordinary losses and unusual or nonrecurring cash charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(xii)    restructuring costs related to (A) acquisitions after the date hereof permitted under the terms hereof and (B) closure or consolidation of facilities, and

(xiii)    to the extent applicable and solely for the purpose of determining compliance with the Financial Performance Covenants and not for any other purpose for which EBITDA is calculated under this Agreement, any Specified Equity Contribution solely to the extent permitted to be included in this calculation pursuant to the definition of “Specified Equity Contribution”;

minus (b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required), including, without limitation, any income or gains resulting from prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of Permitted Junior Debt at a discount from face value; provided that EBITDA for any period may include, at the Borrower’s option, Material Project EBITDA Adjustments for such period.

Notwithstanding anything herein to the contrary, the sum of (A) all Material Project EBITDA Adjustments for any period, (B) all EBITDA for such period that is attributable to Included Entities and (C) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such period, shall not exceed 20% of Unadjusted EBITDA for such period.

For each calculation period, in order to determine EBITDA for such period, the Borrower shall make two separate calculations of EBITDA, with the first (x) to include in such calculation an amount equal to the Ohio Joint Venture Aggregate EBITDA for such calculation period, but excluding the Ohio Joint Venture Distribution Amount for such calculation period; provided, that (A) the sum of (i) all Material Project EBITDA Adjustments for such calculation period, (ii) all EBITDA for such calculation period that is attributable to Included Entities, (iii) all payments described in clause (e)(i) of the definition of “Consolidated Net Income” included in EBITDA for such calculation period and (iv) the Ohio Joint Venture Aggregate EBITDA for such calculation period shall not exceed 30% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) through (iv) of this clause (A) exceeds 30% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (A) shall be deemed to be the amount equal to 30% of Unadjusted EBITDA (such amount calculated pursuant to clause (A) means the “Initial Adjusted EBITDA Calculation”) and (B) the sum of (i) the Initial Adjusted EBITDA Calculation for such calculation period and (ii) the Double E Joint Venture Distribution Amount for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of clauses (i) and (ii) of this clause (B) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (x) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (x) means the “Proportional EBITDA Amount”), and the second (y) to include in such calculation the Ohio Joint Venture Distribution Amount for such calculation period, but excluding the Ohio Joint Venture Aggregate EBITDA for such calculation period; provided, that the sum of (i) the Ohio Joint Venture Distribution Amount for such calculation period, (ii) the Double E Joint Venture Distribution Amount for such calculation period and (iii) the amount of Material Project EBITDA Adjustment attributable to the Double E Joint Venture, pursuant to clause (a)(ii) of the definition of Material Project EBITDA for such calculation period shall not exceed 50% of Unadjusted EBITDA for such period and, for the avoidance of doubt, if the sum of the foregoing clauses (i) through (iii) exceeds 50% of Unadjusted EBITDA for such period, the calculated amount pursuant to this clause (y) shall be deemed to be the amount equal to 50% of Unadjusted EBITDA (such amount calculated pursuant to this clause (y) means the “Distribution EBITDA Amount”). The EBITDA of the Borrower for such calculation period shall be the greater of (A) Proportional EBITDA Amount for such calculation period and (B) the Distribution EBITDA Amount for such calculation period.

“Eddy County” shall mean Eddy County, New Mexico.

“Eddy County Project” shall mean the Gathering Station(s) and related gathering pipelines and other equipment located in, or to be constructed in, Eddy County.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise similarly defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability,

investigations, proceedings, consent orders or consent agreements relating in any way to any actual or alleged violation of Environmental Law or any Release or threatened Release of, or exposure to, Hazardous Material.

“Environmental Event” shall have the meaning assigned to such term in Section 7.01(m).

“Environmental Law” shall mean, collectively, all federal, state, provincial, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state, provincial or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean: (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA) or any lien shall arise with respect to any Plan on the assets of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the withdrawal or partial withdrawal by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan which could reasonably be expected to result in liability to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower; (j) the filing of an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan; or (k) the Borrower or any Subsidiary of the Borrower incurs any liability or contingent liability for providing, under any employee benefit plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and section 4980B of the Code or applicable state law.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) Equity Interests in any Person (other than (i) the Borrower, any Subsidiary Loan Party, any Wholly Owned Subsidiary or any Included Entity, (ii) the Ohio Joint Ventures, to the extent owned by a Loan Party and (iii) the Double E Joint Venture, to the extent owned by a Loan Party) to the extent not permitted to be pledged by the terms of such Person’s constitutional or joint venture documents (and, to the extent any such prohibition or limitation is removed or the applicable Person has obtained any required consents to eliminate or waive any such restrictions, such Equity Interests shall cease to be Excluded Assets), (b) Equity Interests constituting an amount greater than 65% of the voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of which Subsidiary’s assets consist of the Equity Interest in “controlled foreign corporations” under Section 957 of the Code, (c) Equity Interests or other assets that are held directly by a Foreign Subsidiary and (d) any “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an “Amendment to Allege Use” or a “Statement of Use” under Section 1(c) or Section 1(d) of the Lanham Act has been filed, solely to the extent that such a grant of a security interest therein prior to such filing would impair the validity or enforceability of any registration that issues from such “intent to use” application.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes, in either case imposed on (or measured by) net income, net profits or capital by the United States of America (or any State or other subdivision thereof) or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or any jurisdiction in which such recipient has a present or former connection (other than any such connection arising solely from the Loan Documents and the transactions herein) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction in which the Borrower is located, (c) (i) any federal withholding tax imposed by the United States or (ii) a withholding tax imposed by the jurisdiction under the laws of which such Lender is organized or in which its principal office or applicable lending office (or other place of business) is located, in the case of each of clause (i) and (ii), pursuant to applicable requirements of law in effect at the time such Agent, Lender or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.07(a) or Section 2.07(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure to comply with Section 2.07(e), and (e) any U.S. federal withholding taxes imposed under FATCA.

“Existing Deferred True-up Obligation Subordination Agreement” shall mean that certain Subordination Agreement by and among the Borrower, the MLP Entity, the Revolver Collateral Agent and SMPH dated as of March 3, 2016.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation or rules adopted pursuant to such intergovernmental agreements.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

[“Fees” shall mean any fees payable under any fee letter entered into between the Borrower and the Collateral Agent in respect of the Loans.]3

“FERC” shall mean the Federal Energy Regulatory Commission, and any successor agency thereto.

[3]	NTD: to confirm based on identity and fee requirements of Collateral Agent.

“Finance Co” shall mean a Wholly Owned Subsidiary of the Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower with the Borrower of Permitted Junior Debt permitted by this Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 5.10 have been complied with in respect of such Subsidiary, and such Subsidiary is a Subsidiary Loan Party, (b) such Subsidiary shall be a corporation, (c) such Subsidiary shall not own or Control any portion of the Equity Interests of any other Person, including the Equity Interests of any other Subsidiary Loan Party or other Subsidiary of the Borrower and (d) such Subsidiary has not (i) incurred, directly or indirectly any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness that it was formed to co-issue or co-borrow and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the co-issuance or co-borrowing of the Indebtedness that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, Tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Financial Officer” of any Person shall mean (a) the sole member or sole manager of such Person or (b) the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of (i) such Person or, (ii) to the extent such Person is a limited partnership, the general partner of such Person.

“Financial Officer of the Borrower” shall be the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of the General Partner.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Sections 6.10, 6.11 and 6.12.

“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, and any regulations promulgated thereunder.

“Foreign Subsidiary” shall mean any Subsidiary that is (a) incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia (other than an entity that is disregarded for U.S. federal tax purposes and is a direct Subsidiary of an entity organized in the United States of America, any State thereof or the District of Columbia), or (b) any Subsidiary of a Foreign Subsidiary.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Gathering Agreements” shall mean each contract pertaining to the provision of gathering and compression services by any Subsidiary Loan Party or the Borrower (including any such contracts entered into after the Closing Date) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder.

“Gathering Station Real Property” shall mean, on any date of determination, any Real Property on which any Gathering Station owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located (including, without limitation, as of the Closing Date, all Closing Date Gathering Station Real Property).

“Gathering Stations” shall mean, collectively, (a) each location, now owned or hereafter used, acquired, constructed, built or otherwise obtained by the Borrower or any Subsidiary Loan Party, where the Borrower or any such Subsidiary Loan Party uses, holds, stores or maintains compression and dehydration equipment, other than any such compression and dehydration equipment that, as of the applicable date of determination, (i) has not been used by Borrower or any Restricted Subsidiary for the conduct of its Midstream Activities for a period of at least thirty (30) days, and (ii) neither Borrower nor any Restricted Subsidiary intends to use for the conduct of Midstream Activities, and (b) any other processing plants and terminals, now or hereafter owned by the Borrower or any Subsidiary Loan Party, that are connected to (or are intended to be connected to) the Pipeline Systems.

“Gathering System” shall mean, collectively, the Gathering Stations and the Pipeline Systems.

“Gathering System Real Property” shall mean, collectively, the Gathering Station Real Property and the Pipeline Systems Real Property.

“General Partner” shall mean Summit Midstream GP, LLC, a Delaware limited liability company, the general partner of the MLP Entity.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, or central bank.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates or breakdown constituents, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation pursuant to, or which can give rise to liability under, any Environmental Law.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Included Entity” shall mean each Person that is not a Restricted Subsidiary with respect to which each of the following conditions is satisfied: (i) the Borrower or a Restricted Subsidiary owns at least 50% of the Equity Interests in such Person and has voting Control over such Person, (ii) the Borrower or a Restricted Subsidiary is the operator of such Person’s assets, (iii) such Person has no outstanding Indebtedness for borrowed money, (iv) such Person is not engaged in any line of business other than those that the Borrower may engage in as provided in Section 6.08, (v) the Equity Interests of such Person that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary and (vi) the Equity Interests of such Person are pledged in favor of the Collateral Agent to secure the Obligations (it being understood that if such Equity Interests cannot be so pledged, such entity shall not constitute an Included Entity).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations and Purchase Money Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated subject to and in accordance with any netting provisions in such Swap Agreement), and (h) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of banker’s acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” shall mean all Taxes which arise from the transactions contemplated in, or otherwise with respect to, this Agreement, other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial Adjusted EBITDA Calculation” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Intercreditor Agreement” shall mean the intercreditor agreement to be entered into as of the Closing Date, by and among the Administrative Agent, the Collateral Agent, the NewCo Administrative Agent, the NewCo Collateral Agent, the Revolver Administrative Agent, the Revolver Collateral Agent and the Loan Parties, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Interest Coverage Ratio” shall mean the ratio, for the applicable Test Period ended on, or if such date of determination is not the end of a fiscal quarter, most recently prior to the date on which such determination is to be made of (a) EBITDA to (b) Cash Interest Expense; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.04 or 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrence.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (iv) redeemable preferred stock dividend expenses, and (b) capitalized interest of such Person; provided, that, Interest Expense shall not include any interest expense or capitalized interest paid or accrued pursuant to IRB Transactions. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by such Person with respect to Swap Agreements.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRB” shall mean each of those industrial revenue bonds issued from time to time by Eddy County to Summit Permian Finance Co in an aggregate principal amount of up to $500.0 million pursuant to the IRB Indenture and IRB Purchase Agreement, and “IRBs” shall mean all of them collectively.

“IRB Indenture” shall mean one or more Indentures with respect to the IRBs to be entered into by and among Eddy County, Summit Permian Finance Co and the other parties party thereto.

“IRB Lease Agreement” shall mean one or more Lease Agreements to be entered into by and between Eddy County and Summit Permian with respect to the Eddy County Project.

“IRB Purchase Agreement” shall mean one or more Bond Purchase Agreements to be entered into by and among Eddy County, Summit Permian and Summit Permian Finance Co.

“IRB Transaction Documents” shall mean, collectively, the IRB Indenture, the IRB Purchase Agreement, the IRB Lease Agreement and the bonds issued under the IRB Indenture.

“IRB Transactions” shall mean, collectively, the transactions contemplated by the IRB Transaction Documents, including (a) the execution and delivery of the IRB Transaction Documents by the parties thereto, (b) the sale by Summit Permian to Eddy County of any Property constituting, or intended to constitute, part of the Eddy County Project, (c) the purchase of the IRBs by Summit Permian Finance Co, (d) the lease of the Eddy County Project (or any portion thereof) and incurrence of the obligations pursuant to the IRB Lease Agreement by Summit Permian and (e) the payments by Summit Permian to Summit Permian Finance Co pursuant to the IRB Lease Agreement; provided, for the avoidance of doubt, that the IRB Transactions shall not include any Loans or any Loans (as defined in the Revolving Credit Agreement) the proceeds of which are used in connection with the IRB Transactions.

“Lane Plant” shall mean Summit Midstream Permian, LLC or any of its wholly owned subsidiaries.

“Lender” shall mean SMLP Holdings as well as any other Person (other than a natural person) that becomes a “Lender” hereunder pursuant to Section 9.04 (and any foreign branch of such Person), in each case so long as SMLP Holdings or such other Person holds any Loan.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“Lien” shall mean, with respect to any Property, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) any arrangement to provide priority or preference, (c) any financing statement filed in any jurisdiction in the nature of or evidencing a security interest or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right or way or other encumbrance on any Real Property, including any portion of or all of the Gathering System, in each of the foregoing cases described in clauses (a), (b) and (c) whether voluntary or involuntary or imposed by law, and any agreement to give any of the foregoing; (d) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property and (e) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Collateral Documents, the Deferred True-up Obligation Subordination Agreement, any promissory note issued under Section 2.02(e) and the Intercreditor Agreement, as amended, supplemented or otherwise modified from time to time.

“Loan Document Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, together with the due and punctual performance of all other obligations of the Borrower and each other Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower and any other Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Loan Party” shall mean the Borrower, the MLP Entity and each Subsidiary Loan Party.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, circumstances, conditions and/or contingencies that have had or are reasonably likely to have, with the passage of time (a) a materially adverse effect on the business, operations, properties, assets or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of the rights, remedies or benefits available to the Lenders or the Agents under any Loan Document.

“Material Contracts” shall mean, collectively, (a) each Gathering Agreement, (b) each Ohio Joint Venture’s articles or certificate of formation or the limited liability company agreement, (c) the IRB Transaction Documents and (d) any contract or other arrangement, whether written or oral, to which the Borrower or any Subsidiary Loan Party is a party as to which (individually or together with all contracts that have been terminated, cancelled or not renewed or are reasonably expected to be breached, not performed, cancelled or not renewed as of any date of determination) the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect, each as amended, restated, supplemented or otherwise modified as permitted hereunder, and whether such contract or arrangement exists as of the Closing Date or is entered into thereafter.

“Material Debt-Related Net Proceeds” shall mean 100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower from the incurrence, issuance or sale of any Indebtedness (other than unsecured Indebtedness permitted to be incurred under Section 6.01(p) and Indebtedness permitted to be incurred under Section 6.01(j)) by such Person, the purpose of which is to refinance in whole or in part any of the 2025 Notes (but for the avoidance of doubt, excluding the use of proceeds of the Loan hereunder or the loan under the NewCo Credit Agreement to repurchase any 2025 Notes), the Revolving Credit Agreement or the SMPH Credit Agreement, net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Material Indebtedness” shall mean (i) the Revolving Credit Agreement, (ii) the NewCo Credit Agreement, (iii) the 2022 Notes, (iv) the 2025 Notes and (v) any other Indebtedness (other than Loans) of the MLP Entity, the Borrower or any Subsidiary Loan Party in an aggregate principal amount exceeding U.S.$40.0 million.

“Material Project” shall mean the construction or expansion of any capital project by the Borrower, any Restricted Subsidiary or the Double E Joint Venture, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $10,000,000.

“Material Project EBITDA Adjustment” shall mean with respect to each Material Project:

(a)     prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by Administrative Agent as the projected EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on (i) forecasted income to be derived from binding contracts less appropriate direct and indirect costs to realize such income and (ii) in the case of the Double E Joint Venture for any period for which the Double E Joint Venture Conditions are satisfied, forecasted distributions to be made by the Double E Joint Venture to the Borrower or a Restricted Subsidiary (calculated based upon the Borrower’s ownership interest in the Double E Joint Venture as of the date of determination)), which amount may, at Borrower’s option, be added to actual EBITDA for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual EBITDA attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b)     beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected EBITDA (determined in the same manner set forth in clause (A) above) attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual EBITDA for such fiscal quarters.

Notwithstanding the foregoing: no such Material Project EBITDA Adjustment shall be allowed with respect to a Material Project unless: (x) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the last day of the fiscal quarter for which Parent desires to commence inclusion of such Material Project EBITDA Adjustment in EBITDA (the “Initial Quarter”), Borrower shall have delivered to Administrative Agent written pro forma projections of EBITDA attributable to such Material Project EBITDA Adjustments, and (y) prior to the last day of the Initial Quarter, Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, total Material Project EBITDA Adjustments and the portion thereof to be added to EBITDA and other information regarding projected revenues, customers and contracts supporting such pro forma projections and the anticipated Commercial Operation Date) and documentation as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent.

“Material Subsidiary” shall mean (a) each Restricted Subsidiary of the Borrower that (i) is a Wholly Owned Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which on a consolidated basis for such Restricted Subsidiary and its Subsidiaries for the applicable Test Period, accounted for more than 5% of EBITDA, or (ii) becomes a Subsidiary Loan Party as required pursuant to Section 5.10 and (b) the Consolidator Partnership.

“Maturity Date” shall mean March 31, 2021.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Midstream Activities” shall mean with respect to any Person, collectively, the treatment, processing, gathering, dehydration, compression, blending, transportation, terminalling, storage, transmission, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities, and water gathering and related activities in connection therewith; provided, that “Midstream Activities” shall in no event include the drilling, completion or servicing of oil or gas wells, including, without limitation, the ownership of drilling rigs.

“MLP Entity” means Summit Midstream Partners, LP, a Delaware limited partnership.

“MLP Entity’s Partnership Agreement” shall mean that certain Third Amended and Restated Agreement of Limited Partnership of the MLP Entity, dated as of March 22, 2019.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean all Real Property that is subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust and assignments of leases and rents delivered pursuant to the Collateral and Guarantee Requirement and pursuant to Section 5.10 and Section 5.12, each as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each in form and substance reasonably satisfactory to the Collateral Agent, including all such changes as may be required to account for local law matters.

“Mountaineer” shall mean Mountain Midstream Company, LLC, a Delaware limited liability company.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)    100% of the cash proceeds actually received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any disposition pursuant to Section 6.05(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, and any cash reserve for adjustments in respect of the sale price of such asset established in accordance with GAAP, in each case incurred in connection with such sale; and

(b)    100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale of any Indebtedness incurred pursuant to Section 6.01(j), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“NewCo Collateral Agent” shall mean [Wells] as collateral agent under the NewCo Credit Agreement, together with its successors in such capacity.

“NewCo Credit Agreement” shall mean that certain Term Loan Credit Agreement dated as of the Closing Date and as amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, NewCo, as Lender and [ ], as administrative agent (together with its successors in such capacity, the “NewCo Administrative Agent”).

“Non-Recourse Debt” shall mean Indebtedness (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the Equity Interests or other Property of the Borrower or its Restricted Subsidiaries; provided, that the Borrower or any Restricted Subsidiary may pledge the Equity Interests it owns in any Subsidiary that is not (x) a Restricted Subsidiary, (y) an Included Entity or (z) from and after the Opt-In Time, the Double E Joint Venture, in order to secure such Indebtedness. “Non-U.S. Lender” shall have the meaning assigned to such term in Section 2.07(e).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document (including all Loan Document Obligations) and all amounts owing pursuant to the terms of any Guarantee of this Agreement or any other Loan Document, together with the due and punctual performance of all other obligations of the Borrower and each Loan Party under or pursuant to the terms of this Agreement and the other Loan Documents, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ohio Joint Venture Aggregate EBITDA” shall mean, for any period, the aggregate of the “Ohio Joint Venture EBITDA” for both Ohio Joint Ventures for such period. As used in this definition, the term “Ohio Joint Venture EBITDA” means, for any Ohio Joint Venture for any period, the product of (a) the aggregate percentage of Equity Interests held by the Borrower and the Restricted Subsidiaries in such Ohio Joint Ventures during such period multiplied by (b) such Ohio Joint Venture’s Other Entity Unadjusted EBITDA for such period, calculated as if it were a Restricted Subsidiary; provided, that the Ohio Joint Venture Conditions shall have been satisfied.

“Ohio Joint Venture Conditions” shall mean, (a) at all times in the relevant calculation period, (i) the Ohio Joint Ventures do not at any time incur or have, (x) in the aggregate, greater than U.S.$5.0 million of indebtedness for borrowed money or (y) material Liens other than Liens permitted by the limited liability company agreements of the Ohio Joint Ventures in existence on the Closing Date; provided that no Loan Party, in its role as member or manager of any Ohio Joint Venture, shall vote to approve any Lien on any assets of any Ohio Joint Venture if the imposition or existence of such Lien would result in Liens approved pursuant to this proviso in excess of U.S.$10 million at any time on assets of the Ohio Joint Ventures in the aggregate, (ii) the Equity

Interests of the Ohio Joint Ventures that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary, (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Ohio Joint Ventures are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in each Ohio Joint Venture sufficient to retain negative control with respect to Requisite Board Approval (as defined in such Ohio Joint Venture’s relevant constitutional documents) (but in no event to be less than 30% of the Equity Interests eligible to appoint a member of the board in each Ohio Joint Venture) and (v) the operator of each Ohio Joint Venture’s assets or Affiliates of such operator shall own in the aggregate at least 20% of the Equity Interests in such Ohio Joint Venture and (b) none of the Borrower or any Restricted Subsidiary has taken any action that would result in a breach of Section 6.09(e) at any time prior to the date of determination.

“Ohio Joint Venture Distribution Amount” shall have the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Ohio Joint Ventures” shall mean, collectively, Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C., and each individually, an “Ohio Joint Venture”.

“Opt-In Conditions” means, as of the date of determination, that (i) the Double E Joint Venture does not have, (x) in the aggregate, greater than U.S.$20.0 million of indebtedness for borrowed money or (y) Liens other than Liens permitted by the limited liability company agreement of the Double E Joint Venture in existence on the Revolving Second Amendment Effective Date not in excess of U.S.$20.0 million in the aggregate, (ii) the Equity Interests of the Double E Joint Venture that are not owned by the Borrower or a Restricted Subsidiary have no preferential rights to dividends or other distributions over the Equity Interests owned by the Borrower or a Restricted Subsidiary (other than any preferential rights to dividends or other distributions set forth in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date), (iii) the Borrower’s and each applicable Restricted Subsidiary’s Equity Interests in the Double E Joint Venture are pledged in accordance with the Collateral and Guarantee Requirement, (iv) the Borrower or a Restricted Subsidiary shall own Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date) (but in no event to be less than a 20% Percentage Interest (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)), (v) the Double E Joint Venture’s relevant constitutional documents on such date, when compared against such documents as in effect on the Revolving Second Amendment Effective Date, do not contain any material amendments or modifications adverse to the Lenders to (1) the Double E Joint Venture’s distribution policies, (2) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (3) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (4) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (5) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents, and (vi) each Subsidiary directly or indirectly owning Equity Interests in the Double E Joint Venture shall (1) be a Restricted Subsidiary and (2) become a Subsidiary Loan Party by joining the Collateral Agreement and otherwise causing the Collateral and Guarantee Requirement to be satisfied with respect to it.

“Opt-In Time” means the time when a Responsible Officer of the Borrower certifies in writing to the Administrative Agent that the Opt-In Conditions are satisfied as of such time, which certificate shall be accompanied by reasonably detailed information demonstrating the satisfaction of the Opt-In Conditions.

“Other Entity Unadjusted EBITDA” shall mean, for any Person for any period, the EBITDA for such Person for such period, determined in accordance with the definition of EBITDA mutatis mutandis for such Person but without including, in each case for such period, (a) any Material Project EBITDA Adjustments, (b) any EBITDA attributable to an Included Entity, (c) any Specified Equity Contribution, (d) any adjustments related to the Ohio Joint Ventures described in (i) clause (e)(ii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA” or (e) any adjustments related to the Double E Joint Venture described in (i) clause (e)(iii) of the definition of “Consolidated Net Income” or (ii) the last paragraph of the definition of “EBITDA”.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Parent Company” shall mean the MLP Entity or any Subsidiary of the MLP Entity that, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d).

“Payment Minimum” shall mean U.S.$1,000,000.

“Payment Multiple” shall mean U.S.$100,000.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Percentage” shall mean, with respect to any Lender as of any date of determination, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of Loans on such date and the denominator of which is the aggregate outstanding principal amount of the Loans of all Lenders on such date.

“Permitted Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.

“Permitted Investments” shall mean:

(a)    direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof, or any foreign country recognized by the United States of America, having capital, surplus and undivided profits in excess of U.S.$250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million; and

(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of Consolidated Total Assets, as of the end of the Borrower’s most recently completed fiscal year.

“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower or the Borrower and Finance Co, as co-borrowers, and (b) unsecured senior Indebtedness issued by the Borrower or the Borrower and Finance Co, as co-borrowers, the terms of which, in the case of each of clauses (a) and (b), (i) (A) do not provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 90 days after the Maturity Date (provided, that the terms of such Permitted Junior Debt may require the payment of interest from time to time), (B) do not contain covenants and events of default that, taken as a whole, are more restrictive than the covenants and Events of Default set forth in this Agreement and the other Loan Documents, (C) provide for covenants and events of default customary for Indebtedness of a similar nature as such Permitted Junior Debt and (D) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield securities and (ii) in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor; provided, that immediately prior to and after giving effect on a Pro Forma Basis to any incurrence of Permitted Junior Debt, no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Borrower would be in compliance on a Pro Forma Basis with the Financial Performance Covenants as of the most recently completed fiscal quarter for which financial statements are available.

“Permitted Real Property Liens” shall mean with respect to any Real Property (including any Gathering System Real Property), the Liens and other encumbrances described in clauses (a), (b), (c), (d), (e), (h), (i), (j), (k), (l), (u), (v), (w), (x), (z), (aa), (bb), (dd), (gg) or (hh) of Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Permitted Refinancing Indebtedness, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries, (b) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest, breakage costs and premium thereon), (c) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing Indebtedness shall have additional obligors, Guarantees or security than the Indebtedness being Refinanced, and (f) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Swap Agreement” shall mean any Swap Agreement permitted by Section 6.13 that is entered into by the Borrower or any Restricted Subsidiary.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Pipeline Systems” shall mean, collectively, (a) the natural gas gathering pipelines and other appurtenant facilities such as meters and valve yard facilities located in the States of Texas and Colorado owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities and (b) any other pipelines and other appurtenant facilities such as meters and valve yard facilities, located in Texas, Colorado or any other state, now or hereafter owned by one or more of the Borrower, any Subsidiary Loan Party or any Restricted Subsidiary in connection with its or their Midstream Activities.

“Pipeline Systems Real Property” shall mean, on any date of determination, any Real Property on which any Pipeline System owned, held or leased by the Borrower or any Subsidiary Loan Party at such time is located.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has or may have any liability or contingent liability.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral”, with respect to particular Collateral, shall have the meaning assigned to such term in the Collateral Document applicable to such Collateral.

“Power Purchase Agreements” shall mean those one or more agreements entered into for the purpose of (a) minimizing exposure to the volatility in power prices associated with operating electric-drive compression in the ordinary course of business and not for speculative purposes, and/or (b) purchasing power for use in the ordinary course of business, in each case, along with any related schedules or confirmations and as amended, supplements, restated or otherwise modified from time to time.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent. EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Asset Acquisition or Asset Disposition, in each case, consummated at any time on or after the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event thereof (the “Reference Period”) as if the Transactions, such Asset Acquisition or Asset Disposition had been consummated on the first day of such Reference Period:

(a)    in making any determination of EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, unless the context otherwise requires, occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition or Asset Disposition is consummated); and

(b)    in making any determination on a Pro Forma Basis, (i) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid during the Reference Period shall be deemed to have been incurred or repaid at the beginning of such period, (ii) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (i), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) with respect to distributions made pursuant to Section 6.06(e), pro forma effect shall be given to the decrease in cash and Permitted Investments resulting from such distributions.

For the avoidance of doubt, when making a determination on a Pro Forma Basis, any Asset Acquisition or Asset Disposition involving Equity Interests (including any Equity Interests in an Included Entity) owned by the Borrower, any Restricted Subsidiary or any Included Entity shall be treated as if such acquisition or disposition had occurred on the first day of the applicable Reference Period. Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that the Borrower delivers to the Administrative Agent (A) a certificate of a Financial Officer of the Borrower setting forth such operating expense reductions and other operating improvements or synergies and (B) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Proportional EBITDA Amount” shall have the meaning assigned to such term in the definition of “EBITDA”.

“Purchase Agreement” shall have the meaning assigned to such term in the first recital of this Agreement.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any Property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, that (a) such Indebtedness is incurred prior to, contemporaneously with or within 270 days after such acquisition, installation, construction or improvement and (b) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related transaction costs, fees and expenses.

“Qualifying Owners” shall mean the collective reference to the MLP Entity, SMP, SMPH, General Partner and any Person controlled by any of the foregoing.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any Restricted Subsidiary in and to any and all parcels of real property owned or leased by, or subject to any rights of way, easements, servitudes, permits, licenses or other instruments in favor of, the Borrower or any Restricted Subsidiary together with all Improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease, occupancy, use or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having Loans outstanding, that taken together, represent more than 50% of the sum of all Loans outstanding.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolver Loan Parties” shall mean the “Loan Parties” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of May 6, 2017, as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of September 22, 2017, that certain Second Amendment to Third Amended and Restated Credit Agreement and First Amendment to Second Amended and Restated Guarantee and Collateral Agreement dated as of June 16, 2019 and that certain Third Amendment to Third Amended and Restated Credit Agreement and Second Amendment to Second Amended and Restated Guarantee and Collateral Agreement, dated as of December 24, 2019, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, the lenders party thereto (the “Revolver Lenders”), Wells, as administrative agent (together with its successors in such capacity, the “Revolver Administrative Agent”) and collateral agent (together with its successors in such capacity, the “Revolver Collateral Agent”) for the Revolver Lenders.

“Revolving Obligations” shall mean the “Obligations” under and as defined in the Revolving Credit Agreement.

“Revolving Second Amendment Effective Date” shall mean the “Second Amendment Effective Date” under and as defined in the Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, Inc., a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a region, country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Credit Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state or any Person that is the subject of any Sanctions, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent and (d) the successors and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) EBITDA for the applicable Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Leverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“SMP” shall mean Summit Midstream Partners, LLC, a Delaware limited liability company.

“SMPH” shall mean Summit Midstream Partners Holdings, LLC, a Delaware limited liability company.

“SMPH Credit Agreement” shall mean that certain Term Loan Agreement dated as of March 21, 2017, as amended, restated, supplemented or otherwise modified from time to time, by and among SMPH, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Specified Equity Contribution” shall mean, with respect to any fiscal quarter, an amount equal to the amount of cash that is (a) received by the MLP Entity from a source other than the Borrower or any Subsidiary thereof and (b) contributed by the MLP Entity to the Borrower in exchange for the issuance by the Borrower of additional Equity Interests in the Borrower (or otherwise as an equity contribution), in each case during the period between (and inclusive of) the first day of such fiscal quarter and the day that is ten days after the day on which financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 5.04(a) or Section 5.04(b) (provided, that with respect to the fiscal quarter in which the

Closing Date occurs, such amount shall include only any equity contribution that has been received after the Closing Date); provided, that (i) the Borrower delivers written notice to the Administrative Agent concurrently with delivery of a timely delivered certificate required by Section 5.04(c) that it has elected to treat such equity contribution as a Specified Equity Contribution and clearly setting forth such equity contribution in the computation required by clause (ii) of such Section 5.04(c); (ii) there is at least one fiscal quarter in each four consecutive fiscal quarter period in which no Specified Equity Contribution has been made; (iii) the amount of the equity contribution deemed to be a Specified Equity Contribution shall not be greater than the amount required (in the sole discretion of the Administrative Agent) to cause the Borrower to be in compliance with the Financial Performance Covenants; (iv) there shall be no more than five Specified Equity Contributions in the aggregate during the term of this Agreement; and (v) any additional Equity Interests in the Borrower issued to the MLP Entity in connection with a Specified Equity Contribution shall upon such issuance be pledged to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association, joint venture, limited liability company or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Loan Party” shall mean (a) each Subsidiary of the Borrower that is a party to the Collateral Agreement as of the Closing Date and (b) each other Subsidiary of the Borrower that joins the Collateral Agreement after the Closing Date pursuant to the requirements set forth in Section 5.10 or otherwise; provided, that in no event shall an Unrestricted Subsidiary be a Subsidiary Loan Party.

“Summit Permian” shall mean Summit Midstream Permian, LLC, a Delaware limited liability company.

“Summit Permian Finance Co” shall mean Summit Midstream Permian Finance Corp., a Delaware corporation.

“Summit Utica” shall mean Summit Midstream Utica, LLC, a Delaware limited liability company.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.11(a).

“Swap Agreement” shall mean (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement to the extent relating to any of the transactions described in the preceding clause (a), in each case, together with any related schedules or confirmations and as amended, supplemented, restated or otherwise modified from time to time; provided, that in no event shall any agreement for the sale of retainage gas in the ordinary course of business be deemed to be a “Swap Agreement.”

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all additions to tax, interest and penalties related thereto.

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transactions” shall mean, collectively, the execution and delivery of the Loan Documents and the Loans made on the Closing Date.

“UCC” shall mean (a) the Uniform Commercial Code as in effect in the applicable jurisdiction and (b) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Dollars” or “U.S.$” shall mean the lawful currency of the United States of America.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.05(c).

“Unadjusted EBITDA” shall mean, for any period, the EBITDA for such period, determined without including any Material Project EBITDA Adjustments, any EBITDA attributable to an Included Entity, any Specified Equity Contribution, any EBITDA attributable to any Ohio Joint Venture, any EBITDA attributable to the Double E Joint Venture or any EBITDA attributable to any payment described in clause (e) of the definition of “Consolidated Net Income”, in each case for such period.

“Unrestricted Subsidiary” shall mean (a) each direct or indirect Subsidiary of the Borrower listed on Schedule A, for so long as such Subsidiary is an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement,4 and (b) each of Bison Midstream, LLC, Meadowlark Midstream Company, LLC, Summit Midstream Permian, LLC, Mountain Midstream Company, LLC, Summit Midstream Utica, LLC, and any of their

[4]	NTD: Schedule A to list those entities designated on the Closing Date as Unrestricted Subsidiaries under the Revolving Credit Agreement.

Subsidiaries, if and when each such Subsidiary is designated as an Unrestricted Subsidiary under the Revolving Credit Agreement on or after the Closing Date, for so long as such Subsidiary remains an Unrestricted Subsidiary (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, and provided that (1) such designation is permitted by the Revolving Credit Facility, (2) no Default or Event of Default then exists or would result therefrom, (3) such designation is made in connection with and as part of a disposition permitted under Section 6.05(j) and such disposition is consummated promptly after such designation and (4) the Borrower satisfies its obligations (if any) under Sections 2.04(b) and (c) upon such designation or consummation of such related disposition permitted under Section 6.05(j).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned, directly or indirectly, by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that to the extent GAAP shall change after the Closing Date, the parties hereto agree to negotiate in good faith to modify the covenants herein so that they may be construed and interpreted in accordance with GAAP as then in effect, provided that until such modification has been agreed, the covenants herein shall be interpreted, and all computations of amounts and ratios referred to herein shall be made, on the basis of GAAP as in effect and applied immediately before such change shall have become effective. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (A) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at

“fair value”, as defined therein, (B) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (C) without giving effect to any change to GAAP occurring after May 26, 2017 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 842), issued by the Financial Accounting Standards Board on February 25, 2016, or any other updates or proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or such similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

Section 1.03    Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division under Delaware law (or any comparable event under a different requirement of any Governmental Authority): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01    Closing Date Loans. As of the Closing Date and as contemplated by Section 6.2(f) of the Purchase Agreement, SMLP Holdings agrees to make a loan to the Borrower in an aggregate principal amount equal to $6,791,369.40.

Section 2.02    Promise to Repay Loan; Evidence of Debt. (a) The Borrower hereby unconditionally promises to repay the outstanding principal amount of all Loans in full on the Maturity Date, together with all accrued but unpaid interest thereon, to the Administrative Agent for the account of each Lender.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans made in accordance with the terms of this Agreement.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit C. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in such form. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.03    Repayment of Loans. (a) All Loans shall be due and payable as set forth in Section 2.02(a).

(b)    All mandatory prepayments pursuant to Section 2.04(b) or Section 2.04(c) or optional prepayments of the Loans pursuant to Section 2.04(a), shall be applied ratably among the Lenders. For the avoidance of doubt, the phrase “ratably among the Lenders” shall mean ratably based upon the respective Percentage of each Lender at the time of such prepayment.

(c)    Prior to any repayment or prepayment of the Loans, the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment or prepayment. Each repayment or prepayment shall be applied to the Loans such that each Lender receives its ratable share of such repayment or prepayment (based upon the respective Percentages of the Lenders at the time of such repayment or prepayment).

Section 2.04    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of the Payment Multiple and not less than the Payment Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.03(c).

(b)    The Borrower shall apply (i) all Material Debt-Related Net Proceeds received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower and (ii) all Net Proceeds which, in the aggregate, are in excess of $125.0 million, received by the MLP Entity, SMPH, SMP, the Borrower or any Affiliate or Subsidiary of the Borrower in connection with (x) the incurrence of Indebtedness pursuant to Section 6.01(j) and (y) any disposition made pursuant to Section 6.05(j), in each case, promptly upon (and in any event within three Business Days of) receipt thereof to prepay any outstanding Loan in accordance with paragraphs (b) and (c) of Section 2.03; provided that the Borrower may use a ratable portion of such Material Debt-Related Net Proceeds or Net Proceeds, as applicable, to prepay Indebtedness outstanding under the NewCo Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (y) the amount of such Material Debt-Related Net Proceeds or Net Proceeds, as applicable, multiplied by (z) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the outstanding principal amount of Loans hereunder.

(c)    The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (b) of this Section 2.04 at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

Section 2.05    Fees. [All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.]5

Section 2.06    Interest. (a) The Borrower shall pay interest on the unpaid principal amount of each Loan at the rate of 8.00% per annum.

(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate equal to 12.00% per annum plus the rate applicable to such Loans as provided in paragraph (a) of this Section; provided, that this paragraph (b) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(c)    Accrued interest on each Loan shall be payable in kind by the Borrower in arrears on the last day of each calendar quarter by adding the amount thereof to the outstanding principal amount of the Loans owed to the applicable Lenders, and such increased principal amount shall thereafter bear interest at the rate per annum set forth in paragraphs (a) and (b) of this Section, as applicable, and be paid in accordance with Sections 2.02, 2.03 and 2.04; provided, that, at the option of the Administrative Agent, interest accrued pursuant to paragraph (b) of this Section shall be payable on demand.

(d)    All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section, and on the basis of a year of 360 days.

[5]	NTD: Subject to determination of any fees payable to Collateral Agent herein.

Section 2.07    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except to the extent such withholding or deduction is required by applicable law. If a Loan Party, the Administrative Agent or any other Person acting on behalf of the Administrative Agent in regards to payments hereunder shall be required to deduct Indemnified Taxes or Other Taxes from such payments by applicable law, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall make such deductions and (iii) such Loan Party, Administrative Agent or other Person acting on behalf of the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.    For purposes of this Section 2.07, if a Lender is treated as a domestic partnership for U.S. federal income tax purposes any withholding or payment of a U.S. federal withholding tax by such Lender or by any direct or indirect member of such Lender that is a domestic partnership or withholding foreign partnership for U.S. federal income tax purposes, with respect to any payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document, shall be considered a withholding or deduction of such U.S. federal withholding tax by Borrower.

If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower or Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, FATCA shall include any amendments to FATCA made after the Closing Date.

(b)    In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c)    Each Loan Party shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent or such Lender as determined in the final, nonappealable judgment of a court of competent jurisdiction) without duplication of any amounts indemnified under Section 2.07(a)) imposed or assessed on (and whether or not paid directly by) the Administrative Agent or such Lender, as applicable, with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan

Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that a certificate as to the amount of such payment, liability, imposition or assessment and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error of the Lender or the Administrative Agent, as applicable.

(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Each Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN (claiming the benefits of an applicable income tax treaty), W-8EXP, W-8IMY (together with any required attachments) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit D and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender (with any other required forms attached) claiming complete exemption from or a reduced rate of U.S. federal withholding tax on all payments by or on behalf of the Borrower under this Agreement and the other Loan Documents. Each Lender that is not a Non-U.S. Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent two copies of U.S. Internal Revenue Service Form W-9, properly completed and duly executed by such Lender, claiming complete exemption (or otherwise establishing an exemption) from U.S. backup withholding on all payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Lender, to the extent it may lawfully do so, on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender, to the extent it may lawfully do so, shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower or the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Without limiting the foregoing, any Lender that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.07 with respect to payments under any Loan Document shall deliver to the Borrower or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided, that in such Lender’s judgment such completion, execution or submission would not materially prejudice such Lender.

(f)    [The Administrative Agent shall deliver to the Borrower, on or before the Closing Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.]6

(g)    If the Administrative Agent or any Lender determines, in good faith and in its sole discretion, that it has received a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.07, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.07 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or Lender agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender in the event such Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

Section 2.08    Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.07 or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.07 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding

[6]	NTD: Language to be confirmed based on identity of Administrative Agent.

Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall be made in U.S. Dollars. All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest, fees and other amounts then due from the Borrower hereunder, such funds shall be applied first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders then due and payable pursuant to any of the Loan Documents, ratably among the Lenders in proportion to the respective amounts of such fees and expenses payable to them; third, to interest and fees then due and payable hereunder, ratably among the Lenders in proportion to the respective amounts of such interest and fees payable to them; and fourth, to the principal balance of the Loans, until the same shall have been paid in full, ratably among the Lenders in proportion to such Lender’s Percentage.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Restricted Subsidiary (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.08(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)    None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute, to the Borrower’s knowledge, funds obtained from transactions with or relating to Anti-Corruption Laws or Sanctions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders with respect to itself and each of its Restricted Subsidiaries (except as otherwise noted below), that:

Section 3.01    Organization; Powers. The Borrower and each Subsidiary Loan Party (a) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is in good standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02    Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each Loan Document to which it is a party, and the Loans hereunder and the Transactions (a) have been duly authorized by all necessary corporate, stockholder, limited liability company or partnership action required to be obtained by the Borrower and each Subsidiary Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Restricted Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Borrower or any Restricted Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clauses (i)(C) or (ii) of this clause (b), could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (c) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Borrower or any Restricted Subsidiary, other than the Liens permitted by Section 6.02.

Section 3.03    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Person enforceable against each such Person in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages and (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt this Section 3.04 in no way limits Section 3.05(e).

Section 3.05    Litigation; Compliance with Laws; Relevant Regulatory Bodies; Lack of Impact on Lenders. (a) Except as set forth on Schedule 3.05, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened against or affecting, the Borrower or any of its Restricted Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the performance of any Loan Document or the Transactions.

(b)    To the Borrower’s knowledge, there are no outstanding judgments against the Borrower or any Restricted Subsidiary that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(c)    Neither the Borrower nor any Restricted Subsidiary nor, to the Borrower’s knowledge, any Affiliate of the foregoing is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).

(d)    Excluding consideration of Environmental Laws, which are separately addressed in Section 3.11, and Employee Benefit Plans, which are separately addressed in Section 3.10 (i) the Borrower and each Restricted Subsidiary have complied with all applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) none of the Borrower’s or any Restricted Subsidiary’s Properties is in violation of (nor will the continued operation of such properties and assets as currently conducted violate) any applicable statutes, laws, rules, regulations, orders, decrees and restrictions of any Governmental Authority (including, without limitation, all regulations of FERC and all Public Utility Commission of Texas regulations, Railroad Commission of Texas regulations, Colorado Public Utilities Commission regulations, Colorado Department of Natural Resources regulations, Colorado Oil and Gas Conservation Commission regulations, zoning, building, ordinance, code or approval or any building permit), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e)    Without in any way limiting Section 3.04, each of the Borrower and each Restricted Subsidiary hold all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)    Neither the Borrower nor any Restricted Subsidiary is subject to regulation “as a natural-gas company” under the Natural Gas Act.

(g)    None of the Lenders and the Agents, solely by virtue of the execution, delivery and performance of this Agreement or the other Loan Documents, or consummation of the Transactions contemplated hereby and thereby, shall be or become: (i) a “natural-gas company” or subject to regulation under the Natural Gas Act or (ii) subject to regulation under the laws of any state with respect to public utilities.

Section 3.06    Federal Reserve Regulations. (a) Neither the Borrower nor any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.07    Investment Company Act. Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.08    Use of Proceeds. The Borrower will use the proceeds of the Loans for the purposes set forth in Schedule 3.08; provided, that, for the avoidance of doubt, the Borrower shall not use the proceeds of the Loans (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any manner that would result in the violation of FCPA, any Anti-Corruption Laws or any Sanctions applicable to any party hereto or (iii) for dividends or other distributions of capital in respect of the Equity Interests of the Borrower.

Section 3.09    Tax Returns. Except as set forth on Schedule 3.09, each of the Borrower and its Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, and local Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects and (ii) has timely paid or caused to be timely paid all Taxes due and payable by it and all other Taxes or assessments, except in each case referred to in clauses (i) or (ii) above, (A) if the failure to comply would not cause a Material Adverse Effect or (B) if the Taxes or assessments are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of its Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP. The Borrower knows of no pending investigation of the Borrower or any Restricted Subsidiary by any taxing authority or any pending but unassessed material Tax liability of the Borrower or any Restricted Subsidiary (other than any Taxes incurred in the ordinary course of business).

Section 3.10    Employee Benefit Plans. (a) Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Plan is in compliance with all applicable provisions of and has been administered in compliance with all applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), (ii) the value of the assets of each Plan equals or exceeds the present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation date applicable thereto, and the value of the assets of all Plans equals or exceeds the present value of all benefit liabilities of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) as of the last annual valuation dates applicable thereto and (iii) no ERISA Event has occurred or is reasonably expected to occur.

(b)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries or to which Borrower or any of its Subsidiaries has or may have any liability are maintained in accordance with the requirements of applicable foreign law and the value of the assets of each such foreign pension scheme equals or exceeds the present value of all benefit liabilities under each such foreign pension scheme.

Section 3.11    Environmental Matters. Except as set forth on Schedule 3.11 or for matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no Environmental Claim or penalty has been received or incurred by the Borrower or any of its Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of any of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any of its Restricted Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Restricted Subsidiaries, (ii) the Borrower and each of its Restricted Subsidiaries have obtained, and maintains in full force and effect, all permits, registrations and licenses to the extent necessary for the conduct of its businesses and operations as currently conducted, including for the construction of all pipelines and facilities, (iii) the Borrower and each of its Restricted Subsidiaries is and has been in compliance with all applicable Environmental Laws, including the terms and conditions of permits, registrations and licenses required under applicable Environmental Laws, (iv) neither the Borrower nor any of its Restricted Subsidiaries is conducting, funding or responsible for any investigation, remediation, remedial action or cleanup of any Release or threatened Release of Hazardous Materials, (v) there has been no Release or threatened Release of Hazardous Materials at any property currently or, to the knowledge of any of the Borrower or any of its Restricted Subsidiaries, formerly owned, operated or leased by the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Restricted Subsidiaries, and no Hazardous Material has been generated, owned or controlled by the Borrower or any of its Restricted Subsidiaries and transported for disposal to or Released at any location in a manner that would reasonably be expected to give rise to any liability of the Borrower or any of its Restricted Subsidiaries under any Environmental Laws or Environmental Claim against the Borrower or any of its Subsidiaries, (vi) neither the Borrower nor any of its Restricted Subsidiaries has entered into any agreement or contract to assume, guarantee or indemnify a third party for any Environmental Claims, and (vii) there are not currently and there have not been any underground storage tanks owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of any of the Borrower and each Restricted Subsidiary, present or located on the Borrower’s or any such Restricted Subsidiaries’ Real Property. Representations and warranties of the Borrower or any of its Restricted Subsidiaries with respect to environmental matters are limited to those in this Section 3.11 unless expressly stated.

Section 3.12    Solvency.    (a) Immediately after giving effect to the Transactions (i) the fair value of the assets (for the avoidance of doubt, calculated to include goodwill and other intangibles) of the Borrower and its Restricted Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Restricted Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Restricted Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries on

a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)    The Borrower does not intend to, and does not believe that it or any of its Restricted Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Restricted Subsidiaries and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiaries.

Section 3.13    Insurance. Schedule 3.13 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of it and the Restricted Subsidiaries is adequate.

Section 3.14    Status as Senior Debt; Perfection of Security Interests. The Obligations shall rank pari passu with or higher than any other senior Indebtedness or securities of the Borrower and each Subsidiary Loan Party and shall constitute senior indebtedness of the Borrower and each Subsidiary Loan Party under and as defined in any documentation documenting any junior indebtedness of the Borrower and each Subsidiary Loan Party. Each Collateral Document delivered pursuant to Section 4.01, 5.10 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and each Subsidiary Loan Party in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations. In each case of the security interests in favor of the Collateral Agent, for the benefit of the Secured Parties, described in the preceding sentences, such security interests are prior and superior in right to any other Person, subject, in the case of Pledged Collateral, to Liens permitted by Section 6.02(d), (e), (n), (u), (bb), (ff) and (hh); in the case of Mortgaged Property, to Permitted Real Property Liens; and in the case of any other Collateral (except Pledged Collateral and Mortgaged Property), to Liens permitted by Section 6.02.

Section 3.15    Foreign Corrupt Practices, Sanctions. None of the Borrower nor any of its Subsidiaries, nor any director, officer, agent or employee of any such the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA or any other Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other Property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA. None of (i) the Borrower, its Subsidiaries or any of their respective Subsidiaries or, to the knowledge of Borrower or its Subsidiaries, any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower or its Subsidiaries, any agent or Affiliate of the Borrower or any of its Subsidiaries which agent or Affiliate will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

ARTICLE IV

CONDITIONS PRECEDENT

The obligations of each Lender to make Loans on the Closing Date are subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.08):

Section 4.01    Closing Date. On the Closing Date:

(a)    The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that, in each case, such materiality qualifier shall not be applicable to the extent any representations and warranties are already qualified or modified by “materiality,” “Material Adverse Effect” or similar materiality language in the text thereof.

(b)    At the time of and after giving effect to the making of the Loans on the Closing Date, no Event of Default or Default shall have occurred and be continuing.

(c)    The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents either (x) an original counterpart of such Loan Document signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)    this Agreement, including appropriately completed schedules hereto,

(ii)    each Collateral Document (other than any Mortgages or other Collateral Documents to be delivered pursuant to Section 5.12),

(iii)    each promissory note requested pursuant to Section 2.02(e), if any,

(iv)    the Intercreditor Agreement, and

(v)    the Deferred True-up Obligation Subordination Agreement.

(d)    The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders on the Closing Date, favorable written opinions of Baker Botts L.L.P., counsel for the Loan Parties, or another law firm reasonably acceptable to the Administrative Agent, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs such counsel to deliver such opinions.

(e)    The Administrative Agent shall have received each of the following for each Loan Party:

(i)    a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation (which shall include, without limitation, each such Person that is a corporation), certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (which, in the case of each such Person that is a Texas entity, shall include both a certificate of account status (or comparable document) and a certificate of existence) of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)    a certificate of the Secretary, Assistant Secretary or any Responsible Officer of each Loan Party, in each case dated the Closing Date and certifying:

(A)    that attached thereto is a true, correct and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person, together with any and all amendments thereto, as in effect on the Closing Date and at the time the resolutions described in clause (B) below were adopted,

(B)    that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (i) the execution, delivery and performance of the Loan Documents to which such Person is a party and (ii) in the case of the Borrower, the making of the Loans hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)    that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto,

(D)    as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(E)    as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Person, threatening the existence of such Person.

(f)    The Collateral and Guarantee Requirement with respect to items to be completed as of the Closing Date shall have been satisfied and the Administrative Agent shall have received the results of a search of the UCC (or equivalent under other similar law) filings made with respect to such Persons in the appropriate jurisdictions and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(g)    After giving effect to the Transactions, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Permitted Indebtedness.

(h)    The Agents shall have received, to the extent invoiced, all reimbursements or payments of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any Loan Document (including, without limitation, the fees and expenses of Latham & Watkins LLP, counsel to the Lenders).

(i)    The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (a), (b) and (g) of this Section 4.01.

(j)    The Closing (as such term is defined in the Purchase Agreement) shall have occurred.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 5.01    Existence, Maintenance of Licenses, Property. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence or form, except (i) as otherwise expressly permitted under Section 6.05 and (ii) for the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiary exceed estimated liabilities and are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties.

(b)    Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02    Insurance. (a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance, of such types (including, for the avoidance of doubt, property and casualty insurance policies), to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)    To the extent any “Building” or “Manufactured (Mobile) Home” (each, as defined in the applicable Flood Insurance Laws and only to the extent not constituting Excluded Assets) that comprises a Gathering Station (or part thereof) constituting Mortgaged Property is subject to the provisions of the Flood Insurance Laws, (i) (A) concurrently with the delivery of any Mortgage in favor of the Collateral Agent in connection therewith, and (B) at any other time after the delivery of such Mortgage, if necessary for compliance with applicable Flood Insurance Laws, provide the Collateral Agent with a standard flood hazard determination form for such Gathering Station and (ii) if any such Gathering Station is located in an area designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent or the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with Flood Insurance Laws. In addition, to the extent the Borrower and the Subsidiary Loan Parties fail to obtain or maintain satisfactory flood insurance required pursuant to the preceding sentence with respect to any Gathering Station that constitutes Mortgaged Property, the Collateral Agent shall be permitted, in its sole discretion, to obtain forced placed insurance at the Borrower’s expense to ensure compliance with any applicable Flood Insurance Laws.

(c)    Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower or any Restricted Subsidiary; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(d)    In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)    none of the Agents, the Lenders or their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and its Restricted Subsidiaries shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive, and to cause each of its Restricted Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent or the Lenders under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower or any Restricted Subsidiary or the protection of their properties.

Section 5.03    Taxes and Contractual Obligations. (a) Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent that (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto or (ii) the failure to pay or discharge would not reasonably be expected to have a Material Adverse Effect.

(b)    With respect to payment obligations in any contract or agreement, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature that by law have become or might become a Lien (other than with respect to Liens permitted pursuant to Section 6.02) imposed upon it or upon its Properties, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or the affected Restricted Subsidiary or if the failure to pay, discharge or otherwise satisfy such obligation would not reasonably be expected to have a Material Adverse Effect.

(c)     (i) Perform and observe in all material respects all of the covenants and agreements (other than covenants or agreements to pay covered in Section 5.03(b)) contained in each Material Contract to which the Borrower or a Subsidiary Loan Party is a party that are provided to be performed and observed on the part of the Borrower or such Subsidiary Loan Party (taking into account any grace period); and (ii) diligently and in good faith enforce, using appropriate procedures and proceedings, all of such Person’s material rights and remedies under (including taking all diligent actions required to collect amounts owed to such Person by any other parties thereunder) each Material Contract, except, in the case of clauses (i) and (ii), where the failure to comply with any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

Section 5.04    Financial Statements, Reports, Copies of Contracts, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)    (i) within 120 days after the end of each fiscal year, the MLP Entity’s Form 10-K in respect of such fiscal year, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable;

(b)    (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the MLP Entity’s Form 10-Q in respect of such fiscal quarter, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer, on behalf of the Borrower, to the best of the Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable (in each case, subject to normal year-end audit adjustments and the absence of footnotes);

(c)    concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Responsible Officer of the Borrower (A) certifying (in the case of (b) above, to the best of the Borrower’s knowledge) that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (B) setting forth a computation of the Financial Performance Covenants in detail reasonably satisfactory to the Administrative Agent;

(d)    promptly after the same have been filed, notice that all periodic and other available reports, proxy statements and other materials have been filed by the MLP Entity (with respect to the Borrower or any Restricted Subsidiary), the Borrower or any Restricted Subsidiary with the SEC, or distributed to its public stockholders generally, if and as applicable;

(e)    if requested in writing by the Administrative Agent on or prior to the last day of any calendar month, (A) within 10 days after the end of such calendar month, a report detailing any repurchase, exchange or refinancing by the MLP Entity, the Borrower or any Restricted Subsidiary during such month of the 2022 Notes, the 2025 Notes or the SMPH Credit Agreement and (B) within 30 days after the end of such calendar month, an unaudited consolidated balance sheet showing the financial position of the MLP Entity, the Borrower and its Restricted Subsidiaries on a consolidated basis as at the end of such month;

(f)    concurrently with the delivery of financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying compliance with Section 5.02(b) and providing evidence of such compliance, including without limitation copies of any flood hazard determination forms required to be delivered pursuant to Section 5.02(b), if any;

(g)    promptly, a copy of all reports submitted to the board of directors or equivalent governing body (or any committee thereof) of the General Partner, the Borrower or any Restricted Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Borrower or any Restricted Subsidiary;

(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(i)    promptly upon request by the Administrative Agent, copies of: (i) each Schedule SB (Single-Employer Defined Benefit Plan Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(j)    no later than 60 days following the first day of each fiscal year of the Borrower, a copy of the annual budget for such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(k)    promptly, and in any event within five Business Days of the Borrower obtaining knowledge of (i) any loss, destruction, casualty or other insured damage to or (ii) any taking under power of eminent domain or by condemnation or similar proceeding of any Property of the Borrower or any Restricted Subsidiary, that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall notify the Agents, providing reasonable details of such occurrence;

(l)    (A) promptly, and in any event within five Business Days after the effectiveness thereof, copies of any amendments, waivers or other modifications relating to any Material Indebtedness and (B) otherwise, promptly, and in any event within thirty days of the Borrower or any Subsidiary Loan Party executing any Material Contract (other than a Material Contract existing on the Closing Date) and any material amendment, supplement or other modification to any other Material Contract, copies of such new Material Contract, amendment, supplement or other modification (it being understood that this clause (l) in no way expands or otherwise modifies the limitation set forth in Section 6.09 with respect to amendments and other modifications to Gathering Agreements or other Material Contracts); and

(m)    concurrently with the delivery of the financial statements under Section 5.04(a), a certificate executed by a Responsible Officer of the Borrower certifying that as of December 31 of the preceding calendar year not less than a substantial majority (as mutually agreed by the Borrower and the Collateral Agent each acting reasonably and in good faith) of the value (including the fair market value of improvements owned by the Borrower or any Subsidiary Loan Party and located thereon or thereunder) of the Gathering System Real Property is subject to the Lien of the Mortgage.

Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the earlier of (i) the date on which the MLP Entity posts such documents, or provides a link thereto on the MLP Entity’s website on the Internet or at http://www.sec.gov or (ii) the date on which such documents are posted on the MLP Entity’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the MLP Entity shall deliver electronic or paper copies of such documents to the Administrative Agent if requested and (ii) the MLP Entity shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event the Administrative Agent shall have no responsibility to monitor compliance by the MLP Entity with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower or any Restricted Subsidiary obtains actual knowledge thereof:

(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)    the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, or any material development in any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Restricted Subsidiary, with respect to which there is a reasonable probability of adverse determination and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)    any other development specific to the Borrower or any Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)    the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, whether now in effect or hereafter enacted, except, other than with respect to Sanctions, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07    Maintaining Records; Access to Properties and Inspections; Maintaining Gathering System. (a) Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, to visit and inspect the financial records and the properties of the Borrower or any of its Restricted Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Persons designated thereby) or, upon the occurrence and during the continuation of an Event of Default, any Lender, upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Restricted Subsidiaries with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that, during any calendar year absent the occurrence and continuation of an Event of Default, only one visit by the Administrative Agent shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower.

(b)     (i) Except as set forth in Section 6.05 and subject to Permitted Real Property Liens, maintain or cause the maintenance of the interests and rights (1) with respect to the Pipeline Systems (and the related rights of way, easements or other Real Property) to the extent that, individually or in the aggregate, the failure to maintain or cause the maintenance of such interests and rights would not reasonably be expected to have a Material Adverse Effect and (2) in all material respects with respect to the Gathering Stations, (ii) subject to the Permitted Real Property Liens and consistent with industry standards, maintain the Pipeline Systems within the confines of the rights of way granted to the Borrower or the applicable Subsidiary Loan Party or Restricted Subsidiary with respect thereto without material encroachment upon any adjoining property and maintain the Gathering Stations within the boundaries of the deeds and without material encroachment upon any adjoining property, (iii) maintain such rights of ingress and egress necessary to permit the Borrower, the Subsidiary Loan Parties or the Restricted Subsidiaries to inspect, operate, repair, and maintain the Gathering System in accordance with industry standards except to the extent that the failure to maintain or cause the maintenance of such interests and rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any Restricted Subsidiary may hire third parties to perform these functions, and (iv) maintain all material agreements, licenses, permits, and other rights required for any of the foregoing described in clauses (i), (ii) and (iii) of this Section 5.07(b) in full force and effect in accordance with their terms, timely make any payments due thereunder, and prevent any default thereunder that could result in a termination or loss thereof, except any such failure to maintain any thereof or make any such payments, or any such default, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08    Use of Proceeds. Use the proceeds of the Loans solely for the purposes described in Section 3.08.

Section 5.09    Compliance with Environmental Laws. Comply, cause all of the Restricted Subsidiaries to comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Materials as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10    Further Assurances; Additional Subsidiary Loan Parties and Collateral. Execute and deliver (i) any and all further documents, financing statements, agreements and instruments (but in no event any documents, financing statements, agreements or instruments that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit) under the Revolving Credit Agreement), and take all such further actions (including the filing and recording of financing statements, fixture filings, transmitting utility filings, Mortgages and other documents and recordings of Liens in stock registries or land title registries, as applicable, but in no event including any actions that are more burdensome than requested by the Administrative Agent (as defined in the Revolving Credit) under the Revolving Credit Agreement), that may be appropriate, or that otherwise may be reasonably requested by the Administrative Agent, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties, and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral

Documents (with such evidence provided and reasonably satisfactory to the collateral agent or administrative agent under the Revolving Credit Agreement with respect to the Liens granted to secure the Revolving Obligations being deemed to be in form and substance reasonably satisfactory to the Administrative Agent), and (ii) all such other documents, agreements and instruments reasonably requested by the Administrative Agent to cure any defects in the Loan Documents and the Transactions contemplated hereby.

Section 5.11    Fiscal Year. Cause its fiscal year to end on December 31.

Section 5.12    Post-Closing Conditions. Within 90 days following the Closing Date, or such longer period of time (a) to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including without limitation, as a result of any notary services being unavailable) after the use of commercially reasonable efforts to do so or without undue burden or expense or risk to human health, as may reasonably be required or (b) as the Collateral Agent may consent to in its sole discretion, the Collateral Agent shall receive the following with respect to each Closing Date Gathering Station Real Property and each Closing Date Pipeline Systems Real Property:

a Mortgage, duly executed and acknowledged by the Borrower or the applicable Subsidiary Loan Party, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries (and, to the extent expressly set forth below, other applicable Subsidiaries) to:

Section 6.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (excluding Indebtedness under clause (b) of this Section 6.01) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Restricted Subsidiary of the Borrower);

(b)    Indebtedness created hereunder and under the other Loan Documents;

(c)    Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Permitted Swap Agreements;

(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary of the Borrower, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)    unsecured Indebtedness of the Borrower or any Subsidiary Loan Party owing to any other Loan Party (the “Subordinated Intercompany Debt”), provided, that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and provided, further, that any such Indebtedness for borrowed money shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)    Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds, labor bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (i) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (ii) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)    (i) Indebtedness of a Restricted Subsidiary acquired after the Closing Date or a Person merged into, amalgamated or consolidated with the Borrower or any Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger, amalgamation or consolidation and is not created in contemplation of such event and where such acquisition, merger, amalgamation or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that the aggregate principal amount of such Indebtedness outstanding at any time (together with Indebtedness outstanding pursuant to this paragraph (h) and paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(i)    Capital Lease Obligations (including any Sale and Lease-Back Transaction that is permitted under Section 6.03) and Purchase Money Obligations to the extent that the aggregate total of all such Capital Lease Obligations and Purchase Money Obligations outstanding at any one time (together with Indebtedness outstanding pursuant to this paragraph (i) and paragraph (h) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), shall not exceed the greater of (A) U.S.$50.0 million and (B) 5.5% of Consolidated Total Assets;

(j)    other secured junior Indebtedness of the Borrower or any Subsidiary Loan Party; provided, that (i) the Liens securing the Obligations shall be senior to the Liens securing such other secured junior Indebtedness, (ii) on or prior to the incurrence or creation of such other Indebtedness, the agent and lenders under such facility shall have entered into such intercreditor agreements as may be reasonably required or agreed by the Administrative Agent, (iii) to the extent required by Section 2.04(b) and Section 2.04(c), the Net Proceeds of such secured junior Indebtedness is applied to prepay the Loans, (iv) no such secured junior Indebtedness shall provide for a final maturity date, scheduled amortization or any other scheduled repayment, mandatory redemption or sinking fund obligation prior to the Maturity Date, (v) the incurrence of such senior secured junior Indebtedness is permitted by the Revolving Credit Facility, and (vi) no Default or Event of Default then exists or would result therefrom;

(k)    Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party to the extent permitted by Section 6.04, and (iii) by any Restricted Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Restricted Subsidiary that is not a Subsidiary Loan Party; provided, that Guarantees under clause (ii) of this Section 6.01(k) and any other Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(k) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(l)    Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(m)    Indebtedness supported by any Letter of Credit (as defined in the Revolving Credit Agreement) that is (i) outstanding on the Closing Date or (ii) issued after the Closing Date in connection with agreements existing on the Closing Date that contemplate or require the issuance of letters of credit; provided, that (x) any such Letter of Credit shall be issued in connection with the Double E Joint Venture or otherwise issued in respect of Indebtedness incurred in the ordinary course of business or with respect to trade payables and (y) the aggregate amount available to be drawn under all such Letters of Credit shall not exceed $100.0 million.

(n)    Indebtedness consisting of Permitted Junior Debt;

(o)    Guarantees of Indebtedness of Unrestricted Subsidiaries and other Persons that are not Loan Parties or Restricted Subsidiaries to the extent that Investments are permitted under Section 6.04(g);

(p)    other unsecured Indebtedness not otherwise permitted by this Section 6.01 in an aggregate principal amount at any time outstanding not to exceed U.S.$25.0 million;

(q)    Indebtedness of Summit Permian incurred pursuant to the IRB Lease Agreement;

(r)    Indebtedness incurred under the Revolving Credit Agreement and Indebtedness pursuant to any Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party; provided that such Indebtedness (i) is subject at all times to the Intercreditor Agreement and (ii) the aggregate principal amount at any time outstanding under the Revolving Credit Agreement shall not exceed U.S.$1.0 billion; and provided further, that before and after giving effect to such incurrence, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, as computed as of the date of the incurrence of such Indebtedness;

(s)    Indebtedness incurred under the NewCo Credit Agreement; provided that such Indebtedness is subject at all times to the Intercreditor Agreement; and

(t)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above.

Section 6.02    Liens. Create, incur, assume or permit to exist any Lien on any Property (including stock or other securities of any Person, including of any Restricted Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)    Liens on Property of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and Refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other Property of the Borrower or any of its Restricted Subsidiaries;

(b)    any Lien created under the Loan Documents (or otherwise securing the Obligations) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)    any Lien on any Property of the Borrower or any Restricted Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien does not apply to any other Property of the Borrower or any Restricted Subsidiary not securing such Indebtedness at the date of the acquisition of such Property (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)    Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP;

(f)    (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations under U.S. or foreign law and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(g)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, costs of litigation where required by law, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)    zoning restrictions, by-laws and other ordinances of Governmental Authorities, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, permits, special assessments, development agreements, deferred services agreements, restrictive covenants, owners’ association encumbrances, rights of way, restrictions on use of real property and other similar encumbrances that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary or would not result in a Material Adverse Effect;

(i)    security interests in respect of Purchase Money Obligations (including Capital Lease Obligations) with respect to equipment or other property or improvements thereto acquired (or, in the case of improvements, constructed) by the Borrower or any of its Restricted Subsidiaries (including the interests of vendors and lessors under conditional sale and title retention agreements); provided, that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof) and (ii) such security interests do not apply to any other Property of the Borrower or any Restricted Subsidiaries (other than to accessions to such equipment or other property or improvements) except to the extent that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(k)    Liens disclosed by any title insurance policies, title commitments or title reports with respect to the Mortgaged Properties and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(l)    any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary, as tenant, in the ordinary course of business;

(m)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or securities intermediaries not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n)    Liens arising solely by virtue of any statutory or common law provision relating to security intermediaries’ or banker’s liens, rights of set-off or similar rights;

(o)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(p)    licenses of intellectual property granted in the ordinary course of business;

(q)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, machinery or other equipment;

(r)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t)    Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2.0% of Consolidated Total Assets; provided, that such Lien is limited to the applicable insurance contracts;

(u)    Liens given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Borrower or any Restricted Subsidiary;

(v)    Liens in connection with subdivision agreements site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements in connection with the use of Real Property;

(w)    Liens in favor of any tenant, occupant or licensee under any lease, occupancy agreement or license with the Borrower or any Restricted Subsidiary;

(x)    Liens restricting or prohibiting access to or from lands abutting controlled access highways or covenants affecting the use to which lands may be put;

(y)    Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of the Borrower or any Restricted Subsidiary under any Environmental Law to which any assets of such Person are subject;

(z)    Liens consisting of minor irregularities in title, boundaries, or other minor survey defects, easements, leases, restrictions, servitudes, licenses, permits, reservations, exceptions, zoning restrictions, rights of way, conditions, covenants, mineral or royalty rights or reservations or oil, gas and mineral leases and rights of others in any property of the Borrower or any Restricted Subsidiary, including rights of eminent domain (including those for streets, roads, bridges, pipes, pipelines, natural gas gathering systems, processing facilities, railroads, electric transmission and distribution lines, telegraph and telephone lines, the removal of oil, gas or other minerals or other similar purposes, flood control, air rights, water rights, rights of others with respect to navigable waters, sewage and drainage rights) that exist as of the Closing Date or at the time the affected property is acquired, or are granted by the Borrower or any Restricted Subsidiary in the ordinary course of business and other similar charges or encumbrances which do not secure the payment of Indebtedness by the Borrower or any Restricted Subsidiary and otherwise do not materially interfere with the occupation, use and enjoyment by the Borrower or any Restricted Subsidiary of any Mortgaged Property in the normal course of business or materially impair the value thereof;

(aa)    contractual Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, gathering agreements, storage and terminalling agreements, throughput agreements, equipment rental agreements and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided, that any such Lien referred to in this clause (bb) does not materially impair (i) the use of the property covered by such Lien for the purposes for which such Property is held by the Borrower or Restricted Subsidiary, or (ii) the value of such Property subject thereto;

(bb)    (i) Liens that secure Indebtedness permitted to be incurred under Section 6.01(j) and (ii) Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount not to exceed U.S.$25.0 million; provided, however, that no part of the Pipeline Systems that is not the subject of a Lien in favor of the Collateral Agent, for the benefit of the Secured Parties, may be the subject of a Lien permitted by this clause (bb); provided, further, that no Indebtedness for borrowed money may be the subject of a Lien permitted by subclause (ii) of this clause (bb);

(cc)    Liens created in the ordinary course of business upon specific items of inventory or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(dd)    licenses granted in the ordinary course of business and leases of property of the Loan Parties that are not material to the business and operations of the Loan Parties;

(ee)    Liens in cash collateral securing obligations of any Loan Party with respect to (i) Secured Swap Agreements (as defined in the Revolving Credit Agreement) constituting Permitted Swap Agreements and entered into to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party and (ii) other Permitted Swap Agreements in an amount not to exceed U.S.$25.0 million at any time;

(ff)    any purchase option, call or similar right of a third party with respect to Equity Interests or securities representing an interest in (i) a joint venture or (ii) an Unrestricted Subsidiary;

(gg)    the lease (and any liens arising from such lease) of the Eddy County Project (or any portion thereof) by Summit Permian from Eddy County in connection with the IRB Transactions; and

(hh)    Liens that secure Indebtedness permitted to be incurred under Section 6.01(r) and Section 6.01(s).

Notwithstanding the foregoing or anything else to the contrary in any other Loan Document, (i) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral (including any Pledged Collateral pledged by the MLP Entity), other than the Liens described in clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh), (ii) no Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral that are prior and superior in right to Liens in favor of the

Collateral Agent other than Liens that have priority by operation of law, (iii) no Liens shall be permitted to exist, directly or indirectly, on Collateral (other than Pledged Collateral or Mortgaged Property), including any Collateral pledged by the MLP Entity, that are prior and superior in right to any Liens in favor of the Collateral Agent other than Liens permitted by this Section 6.02 and (iv) no Liens shall be permitted to exist, directly or indirectly, on Mortgaged Property or the Pipeline Systems, other than Liens in favor of the Collateral Agent and Permitted Real Property Liens.

Section 6.03    Sale and Lease-back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of all outstanding leases permitted under this Section 6.03 (other than the IRB Lease Agreement), when aggregated with the Indebtedness referred to in Sections 6.01(h) and (i), does not exceed U.S.$50.0 million; provided, further, that the IRB Transactions shall be permitted under this Section 6.03 to the extent constituting any Sale and Lease-Back Transaction, but solely to the extent that (1) prior to the sale or transfer of such property, all such property shall be subject to a first priority lien on and security interest in favor of the Collateral Agent and (2) the sale or transfer of such property shall be subject to the Liens created under the Loan Documents and such Liens shall continue in effect after such sale or transfer.

Section 6.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Restricted Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries, which cash management operations shall not extend to any Person that is not a Restricted Subsidiary) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”), in any other Person, except:

(a)    Investments after the Closing Date by the Borrower and any Subsidiary Loan Party in the Borrower or any Subsidiary Loan Party;

(b)    Permitted Investments and Investments that were Permitted Investments when made;

(c)    (i) so long as no Default or Event of Default has occurred and is continuing (both before and immediately after giving effect to the applicable loans or advances), loans and advances to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services rendered on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business not to exceed U.S.$5.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees of the Borrower, any of its Restricted Subsidiaries or, to the extent such employees are providing services on behalf of the Borrower or any Subsidiary Loan Party, any Parent Company in the ordinary course of business;

(d)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(e)    Swap Agreements permitted under Section 6.13 and Section 6.01;

(f)    Investments existing on the Closing Date and set forth on Schedule 6.04;

(g)    so long as immediately before and after giving effect to such Investment, no Default or Event of Default has occurred and is continuing, other Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$10.0 million;

(h)    Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Restricted Subsidiaries that are not Subsidiary Loan Parties in the Borrower or any Subsidiary Loan Party;

(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(j)    Guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(k)    Investments in (i) the Bakken Joint Venture in an aggregate amount not to exceed U.S.$350.0 million and (ii) the Bison Joint Venture in an aggregate amount not to exceed U.S. $50.0 million; provided that both immediately before and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(l)    Investments in the Ohio Joint Ventures constituting (i) the purchase of Equity Interests in the Ohio Joint Ventures owned on the Closing Date, including any options to acquire future Equity Interests, and (ii) the exercise of any options acquired pursuant to clause (i) hereof; provided, in each case, that both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such Investment with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(m)    Investments in the Ohio Joint Ventures constituting of (i) purchases of additional Equity Interests in the Ohio Joint Ventures from holders of Equity Interests in the Ohio Joint Ventures (other than Summit Midstream Partners Holdings, LLC) and (ii) investments in response to capital calls in respect of the Ohio Joint Ventures that maintain the Borrower’s then existing ownership percentage therein; provided, in each case, that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(n)    Investments by Summit Permian Finance Co constituting the IRBs; and

(o)    Investments in the Double E Joint Venture constituting (i) the contribution to the Double E Joint Venture on the Revolving Second Amendment Effective Date of the assets contemplated by the Double E Contribution Agreement and (ii) additional Investments therein after the Revolving Second Amendment Effective Date; provided, in the case of sub-clause (ii), that immediately before such Investment and after giving effect thereto, (A) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries and (B) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Section 6.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary Loan Party or other Restricted Subsidiary of the Borrower, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or, except as permitted by Section 5.01(a), liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that this Section shall not prohibit:

(a)    (i) the purchase and sale of inventory, supplies, materials and equipment and the purchase and sale of rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries, (ii) the sale of any other asset in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)    if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger or consolidation of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Restricted Subsidiary into or with the Borrower or any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is the Borrower or a Subsidiary Loan Party, (iii) the merger, amalgamation or consolidation of any Restricted Subsidiary that is not a Subsidiary Loan Party into or with any other Restricted Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation, winding up or dissolution or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, winding up, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) the change in form of entity of the Borrower if the Borrower determines in good faith that such change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c)    sales, transfers, leases or other dispositions to the Borrower or to a Restricted Subsidiary, upon voluntary liquidation or otherwise;

(d)    Sale and Lease-Back Transactions permitted by Section 6.03;

(e)    Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends and distributions permitted by Section 6.06;

(f)    the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)    sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided, that the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, U.S.$25.0 million; provided, further, that after giving effect thereto, no Default or Event of Default shall have occurred;

(h)    licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(i)    abandonment, cancellation or disposition of any intellectual property of the Borrower in the ordinary course of business; and

(j)    disposition of each of (i) the Double E Joint Venture, (ii) the Lane Plant, (iii) the Bakken Joint Venture, (iv) the Bison Joint Venture and (v) the assets of, or equity interests in, Mountaineer and Summit Utica; provided that (A) such disposition is permitted by the Revolving Credit Facility, (B) no Default or Event of Default then exists or would result therefrom, (C) the consideration received by Borrower or the applicable Restricted Subsidiary in respect of such disposition is at least equal to the fair market value as determined by the Borrower of the assets subject to such disposition and (D) the Net Proceeds of such disposition are applied (x) to repay, prepay, purchase or repurchase the 2022 Notes, the 2025 Notes or loans incurred under the Revolving Credit Agreement; provided, that either (i) any such repayment or prepayment of loans incurred under the Revolving Credit Agreement shall permanently reduce the Commitments (as defined in the Revolving Credit Agreement) thereunder or (ii) within 10 Business Days of such repayment or prepayment, the Borrower prepays the Loans in an amount (the “Prepayment Amount”) equal to 20% of the amount of such repayment or prepayment, at the Borrower’s election and in its sole discretion; provided that for purposes of this clause (ii), the Borrower may use a ratable portion of the Prepayment Amount to prepay Indebtedness outstanding under the NewCo Credit Agreement (with such prepaid Indebtedness permanently extinguished), in an amount not to exceed the product of (1) the Prepayment Amount multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the denominator of which is the sum of the outstanding principal amount of Indebtedness under the NewCo Credit Agreement and the outstanding principal amount of Loans hereunder) and (y) to the extent required by Section 2.04(b) and Section 2.04(c), to prepay the Loans.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) the Borrower or any Subsidiary of the Borrower may, so long as no Event of Default shall have occurred and be continuing or would result therefrom, sell, transfer or otherwise dispose of the assets of, or Equity Interests in, any Unrestricted Subsidiary or any Person that is not a Subsidiary to any Person, (ii) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to the Borrower and the Subsidiary Loan Parties pursuant to the foregoing clauses (g) or (j) or Section 6.05(c) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets in excess of U.S.$5.0 million shall be permitted by paragraph (a)(i), (a)(ii), (a)(iv), (d), (g) or (j) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (iii) above, the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of the Borrower that is not a Subsidiary Loan Party (as shown on the MLP Entity’s or the Borrower’s, as applicable, most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed to be cash and (iv) the Borrower shall, in no event, be incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

Section 6.06    Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, that:

(a)    any Restricted Subsidiary of the Borrower may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, directly or indirectly, the Borrower or any Restricted Subsidiary (or, with respect to any Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, to each parent of such Restricted Subsidiary (including the Borrower, any other Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary and each other owner of Equity Interests of such Restricted Subsidiary) on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests);

(b)    the Borrower and each of its Restricted Subsidiaries may repurchase, redeem or otherwise acquire or retire to finance any such repurchase, redemption or other acquisition or retirement for value any Equity Interests of the Borrower or any of its Restricted Subsidiaries held by any current or former officer, director, consultant, or employee of the Borrower or any Subsidiary of the Borrower or, to the extent such Equity Interests were issued as compensation for services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company, pursuant to any equity subscription agreement, stock option agreement, shareholders’, members’ or partnership agreement or similar agreement, plan or arrangement or any Plan and the Borrower and Restricted Subsidiaries may declare and pay dividends to the Borrower or any other Restricted Subsidiary of the Borrower the proceeds of which are used for such purposes; provided, that the aggregate amount of such purchases or redemptions in cash under this paragraph (b) shall not exceed in any fiscal year U.S.$10.0 million (plus the amount of net proceeds (i) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any of its Affiliates in connection with permitted employee compensation and incentive arrangements and (ii) of any key-man life insurance policies received during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(c)    if no Default or Event of Default then exists or would result therefrom, then the Borrower may declare and pay dividends or make other distributions from the proceeds of any substantially concurrent issuance or sale of Equity Interests permitted to be made under this Agreement other than an Additional Equity Contribution or a Specified Equity Contribution; provided, that the proceeds of an issuance or sale to a Restricted Subsidiary may not be used to declare or pay dividends or make other distributions;

(d)    noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options;

(e)    the Borrower may declare and pay dividends or make other distributions to the MLP Entity in order to make any payment with respect to the Deferred True-up Obligation to the extent permitted by Section 6.09(d); and

(f)    the Borrower may repay capital invested in it by the MLP Entity or may declare and make distributions on or with respect to the Equity Interests of the Borrower or any other Loan Party with Available Cash on a quarterly basis in an aggregate amount necessary to pay regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million; provided, that immediately before and after giving effect to such repayment, declaration or distribution, (i) no Default or Event of Default then exists or would result therefrom, and (ii) the Borrower shall be in compliance (on a Pro Forma Basis and after giving effect to the making of such distribution) with the Financial Performance Covenants as of the end of the immediately preceding fiscal quarter.

Section 6.07    Transactions with Affiliates. (a) Sell or transfer any Property to, or purchase or acquire any Property from, or otherwise engage in any other transaction (or series of related transactions) with, any of its Affiliates, unless such transaction is (or, if a series of related transactions, such transactions, taken as a whole, are) upon terms that are no less favorable (after taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable to the Borrower or any of its Restricted Subsidiaries) to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to the indemnification of directors (or persons holding similar positions for non-corporate entities) of the Borrower and its Restricted Subsidiaries in accordance with customary practice.

(b)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of any Restricted Subsidiary, as applicable,

(ii)    transactions among the Borrower and the other Loan Parties and transactions among the Restricted Subsidiaries that are not Subsidiary Loan Parties otherwise permitted by this Agreement,

(iii)    any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower or any of its Affiliates in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business and, to the extent such fees and indemnities are directly attributable to services rendered on behalf of the Borrower or the Subsidiary Loan Parties, any employee of any Parent Company,

(iv)    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment would not have a Material Adverse Effect,

(v)    any employment agreement or employee benefit plan entered into by the Borrower or any of its Affiliates in the ordinary course of business or consistent with past practice and payments pursuant thereto,

(vi)    transactions otherwise permitted under Section 6.06 and Investments permitted by Section 6.04,

(vii)    any purchase by the MLP Entity of Equity Interests of the Borrower, so long as the Collateral and Guarantee Requirement is complied with in respect of such Equity Interests,

(viii)    payments by the Borrower or any of its Restricted Subsidiaries to the MLP Entity made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the General Partner or the board of directors or equivalent governing body (or any committee thereof) of any Restricted Subsidiary, as applicable, in good faith,

(ix)    transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(x)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate,

(xi)    if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B) of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary,

(xii)    payments by the Borrower or any of its Restricted Subsidiaries to any Affiliate in respect of compensation, expense reimbursement, or benefits to or for the benefit of current or former employees, independent contractors or directors of the Borrower or any of its Subsidiaries, or, to the extent such compensation, expense reimbursement, or benefits are directly attributable to services rendered on behalf of the Borrower or any Subsidiary Loan Party, any employee of any Parent Company,

(xiii)    any transaction with an Affiliate that satisfies the requirements of Section 7.9 of the MLP Entity’s Partnership Agreement,

(xiv)    any transaction that is permitted under affiliate fairness rules (or similar requirements) of FERC or any other Governmental Authority that regulates any Loan Party or any Subsidiary thereof, and

(xv)    transactions pursuant to the Double E Transaction Documents as in effect on the Revolving Second Amendment Effective Date, to the extent not otherwise prohibited hereunder; provided, however, that all transactions pursuant to the Double E Operations and Maintenance Agreement and the Double E Construction Management Agreement (each as in effect on the Revolving Second Amendment Effective Date) shall be on commercially reasonable economic terms, as determined in good faith by a Financial Officer of the Borrower.

Section 6.08    Business of the Borrower and the Restricted Subsidiaries. Notwithstanding any other provisions hereof, with respect to the Borrower and each Restricted Subsidiary, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date, Midstream Activities and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary or complementary thereto, including, without limitation, the consummation of the Transactions.

Section 6.09    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-laws and Certain Other Agreements; Etc. (a) Amend or modify or grant any waiver or release under or terminate in any manner (i) with respect to the Borrower or any Restricted Subsidiary, such Person’s articles or certificate of incorporation or the by-laws, partnership agreement or limited liability company operating agreement, as applicable, or (ii) any Material Indebtedness, the Gathering Agreements or any other Material Contract, in the case of the foregoing clauses (i) and (ii), if such amendment, modification, waiver, release or termination could reasonably be expected to result in a Material Adverse Effect or affect the assignability of any such contract or agreement in a manner that would materially impair the rights, remedies or benefits of the Secured Parties under the Collateral Documents (including in such agreement as Collateral). In no event shall an Unrestricted Subsidiary assume, take assignment of or otherwise obtain any rights of any Loan Party under any Gathering Agreement now or hereinafter in effect relating to or providing for the provision of services by any Loan Party in connection with the Gathering System. For the avoidance of doubt, amendments or modifications to any such contracts for the addition of any drill pad or any receipt and delivery point, and modifications to fees (except any decrease to fees such that the overall expected benefit to the Loan Party party thereto would be materially adversely affected) received by any Loan Party in respect thereof shall not in itself be considered to have a Material Adverse Effect;

(b)    (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the SMPH Credit Agreement (other than, for the avoidance of doubt, any such payments that are made with dividends or distributions made to the MLP Entity to the extent permitted by Section 6.09(d)) or Permitted Junior Debt or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the SMPH Credit Agreement or any Permitted Junior Debt, except for (to the extent permitted by the subordination provisions thereof) (A) payments of regularly scheduled interest, (B) regularly scheduled payments of principal under the SMPH Credit Agreement and (C) prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of any of the 2022 Notes or the 2025 Notes; provided that (1) both before and after giving effect to each such prepayment no Default or Event of Default exists, (2) the Borrower and its Restricted Subsidiaries shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (3) each such prepayment shall be at an all-in cost (including all costs associated with such prepayment) equal to or less than the face value of such Permitted Junior Debt prepaid at such time; or (ii) amend or modify, or permit the amendment or modification of, any provision of the SMPH Agreement, any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to the Lenders and that do not affect the subordination provisions thereof in a manner adverse to the Lenders.

(c)    Enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any other Loan Party by a Restricted Subsidiary or (ii) the granting of Liens by the Borrower or a Restricted Subsidiary pursuant to the Collateral Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)    restrictions imposed by applicable law;

(B)    contractual encumbrances or restrictions in effect on the Closing Date under any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(C)    any restriction on a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition (but only to the extent such sale or disposition would be permitted under this Agreement, if consummated);

(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the Property securing such Indebtedness;

(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest; provided, however, that this clause (G) shall not apply to any lease or other agreement in respect of any portion of the Gathering System;

(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(J)    in the case of any Person that becomes a Restricted Subsidiary after the Closing Date, any agreement in effect at the time such Person so becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming such a Restricted Subsidiary; or

(K)    restrictions imposed by any Permitted Junior Debt that (i) do not require the direct or indirect granting of any Lien to secure such Permitted Junior Debt or other obligation by virtue of the granting of a Lien on or pledge of any Property of any Loan Party, and (ii) in any case do not directly or indirectly restrict the granting of Liens pursuant to the Collateral Documents.

(d)    (i) Amend or modify, or permit the amendment or modification of the 2016 Contribution Agreement other than any such amendments or modifications (1) to cure an ambiguity, omission, mistake, typographical error or other immaterial defect and (2) which are not adverse in any material respect to the interests of the Lenders or (ii) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the Deferred True-up Obligation at any date prior to the later of (x) 91 days after the Maturity Date and (y) until the Obligations shall have been paid in full and all amounts drawn thereunder have been reimbursed in full; provided, notwithstanding this clause (d), that the Borrower may make payments of regularly scheduled interest in respect of the Deferred True-up Obligation and make prepayments in respect of the Deferred True-up Obligation, which aggregate amount shall not exceed U.S.$6.0 million per calendar quarter plus an aggregate amount not to exceed the amount necessary for SMPH to pay and satisfy the losses, liabilities and expenses relating to the Marmon Matter (as defined in the Purchase Agreement) and other expenses associated with any environmental indemnification obligations plus solely to the extent necessary to avoid a “Default” or “Event of Default” as defined in and under the SMPH Credit Agreement, an aggregate amount not to exceed U.S.$20.0 million, if, in each case, both immediately before and after giving effect thereto: (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such payment, prepayment or settlement with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries.

(e)    To the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) any Ohio Joint Venture’s distribution policies, (ii) the ability of any Ohio Joint Venture to incur Indebtedness and Liens, (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in any Ohio Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in any Ohio Joint Venture’s relevant constitutional documents or (v) the change of control provisions in any Ohio Joint Venture’s relevant constitutional documents.

(f)    From and after the Opt-In Time, to the extent adverse to the Lenders, consent to or vote in favor of material amendments or modifications to (i) the Double E Joint Venture’s distribution policies, (ii) the ability of the Double E Joint Venture to incur Indebtedness and Liens (other than to the extent permitted under the definition of “Double E Joint Venture Conditions”), (iii) the ability of the Borrower or a Restricted Subsidiary to pledge the Equity Interests in the Double E Joint Venture as Collateral securing the Obligations, (iv) the voting provisions in the Double E Joint Venture’s relevant constitutional documents (other than any amendment or modification thereto so long as the Borrower or a Restricted Subsidiary owns Equity Interests in the Double E Joint Venture sufficient to retain negative control with respect to matters requiring Required Approval (as defined in the Double E LLC Agreement as in effect on the Revolving Second Amendment Effective Date)) or (v) the change of control provisions in the Double E Joint Venture’s relevant constitutional documents.

Section 6.10    Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Leverage Ratio on the last day of any fiscal quarter to be greater than 5.50 to 1.00; provided that if the maximum Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification, or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.11    Senior Secured Leverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Senior Secured Leverage Ratio to be greater than 3.75 to 1.00; provided that if the maximum Senior Secured Leverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the maximum Senior Secured Leverage Ratio set forth herein shall concurrently be deemed so amended, modified, or supplemented, for so long as such amendment, modification or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.12    Interest Coverage Ratio. Beginning June 30, 2020, for any Test Period, permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 2.50:1.00; provided that if the minimum Interest Coverage Ratio set forth in the Financial Performance Covenants (as defined in the Revolving Credit Agreement) is amended, modified or supplemented after the Closing Date, the minimum Interest Coverage Ratio set forth herein shall concurrently be deemed so amended, modified or supplemented, for so long as such amendment, modification, or supplement shall remain in effect under the Revolving Credit Agreement; provided further, that if the effectiveness of any such amendment, modification or supplement under the Revolving Credit Agreement is subject to any conditions, including any other amendments, modifications or supplements to any provision thereunder that has a comparable provision in this Agreement, unless such condition is waived by the Administrative Agent, the effectiveness of the immediately preceding proviso shall be subject to comparable conditions hereunder and, if applicable, the comparable provisions under this Agreement shall concurrently be deemed so amended, modified or supplemented.

Section 6.13    Swap Agreements and Power Purchase Agreements. Enter into any Swap Agreement, other than Swap Agreements (a) with respect to commodities entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary Loan Party is exposed in the conduct of its business or the management of its liabilities, and (b) entered into in the ordinary course of business to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary Loan Party, which in the case of each of clauses (a) and (b) are entered into for bona fide risk mitigation purposes and that are not speculative in nature. Notwithstanding the foregoing, the Borrower may enter into any Power Purchase Agreement in the ordinary course of business.

Section 6.14    Limitation on Leases. The Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any obligation for the payment of rent or hire of its or their assets of any kind whatsoever (real or personal but excluding Capitalized Lease Obligations otherwise permitted under this Agreement) under operating leases (other than the IRB Lease Agreement) that would cause the aggregate amount of all payments made by any such Restricted Subsidiary or the Borrower pursuant to all such leases including any residual payments at the end of any lease, to exceed U.S.$50.0 million in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 6.15    Sale of IRB. The Borrower will not and will not permit any of its Restricted Subsidiaries to sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of the IRBs to any Person without the consent of the Administrative Agent, other than (a) to the Borrower or a Restricted Subsidiary or (b) to Eddy County in connection with the termination of the IRB and the IRB Transactions.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01    Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a)    any representation or warranty made or deemed made by the Borrower, any Restricted Subsidiary or the MLP Entity in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower, any Restricted Subsidiary or the MLP Entity; provided, that (i) to the extent the fact, event or circumstance that caused a representation or warranty to be false or incorrect in any material respect is capable of being cured, corrected or otherwise remedied and (ii) such fact, event or circumstance has been cured, corrected or otherwise remedied within 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower, any such false or incorrect representation or warranty shall not be an Event of Default; provided, that such extension of time to cure could not reasonably be expected to have a Material Adverse Effect;

(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made in the due observance or performance by (i) the Borrower or any of its Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.05(a), 5.08, 5.10, 5.12 or Article VI or (ii) the MLP Entity of any covenant, condition or agreement contained in Section 3.04(e) of the Collateral Agreement;

(e)    default shall be made in the due observance or performance by the Borrower, any Restricted Subsidiary or the MLP Entity of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) without limiting the foregoing clause (i), the Borrower or any of its Restricted Subsidiaries shall fail to pay any principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the Property securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)    there shall have occurred a Change in Control;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the MLP Entity, the Borrower or any Material Subsidiary, or of a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, or (iii) the winding-up or liquidation of the MLP Entity, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the MLP Entity, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the MLP Entity, the Borrower or any Material Subsidiary or for a substantial part of the Property of the MLP Entity, the Borrower and its Material Subsidiaries, taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    the failure by the Borrower or any of its Restricted Subsidiaries to pay one or more final judgments aggregating in excess of U.S.$20.0 million (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage or bonded), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its Restricted Subsidiaries to enforce any such judgment;

(k)    one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)    (i) any Loan Document shall for any reason be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Collateral Document and to extend to Collateral that is not immaterial to the Loan Parties on a consolidated basis shall cease to be in full force and effect, or shall be asserted in writing by the MLP Entity, the Borrower or any Restricted Subsidiary not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Collateral Document) in the securities, assets or properties covered thereby, except to the extent that (A) any such loss of perfection or priority results from the failure of the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or the failure of the Collateral Agent to file UCC continuation statements or (B) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any other Loan Party or any other Person not to be in effect or not to be legal, valid and binding obligations;

(m)    (A) any Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (B) any Liability of the Borrower or any of its Restricted Subsidiaries for any Release or threatened Release of Hazardous Materials or (C) any Liability of the Borrower or any of its Restricted Subsidiaries for any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any real property currently or formerly owned, leased or operated by any predecessor of the Borrower or any of its Restricted Subsidiaries, or any property at which the Borrower or any of its Restricted Subsidiaries has sent Hazardous Materials for treatment, storage or disposal (each, an “Environmental Event”) shall have occurred that, when taken together with all other Environmental Events that have occurred and continue to exist, could reasonably be expected to result in a Material Adverse Effect; or

then, and in every such event (other than an event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the MLP Entity or the Borrower described in paragraph (h) or (i) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest, notice of acceleration, notice of intent to accelerate or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENTS

Section 8.01    Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints [ ] to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)    [Wells] shall act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes [Wells] to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower, each Subsidiary Loan Party and the MLP Entity to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 or Section 8.11 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII (including Section 8.10) and Article IX as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents.

(c)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any co-agents, sub-agents, attorneys-in-fact or other appointees thereof and the Lenders, and none of the MLP Entity, the Borrower nor any Subsidiary of the Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 8.02    Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)    shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment;

(e)    shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f)    shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is received by such Agent from the Borrower or a Lender.

Section 8.04    Reliance by Agents. Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an appropriate Person. Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by an appropriate Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Any Agent may consult with legal counsel (who may include counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05    Delegation of Duties. Without in any way limiting Section 8.11, any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents, sub-agents and/or attorneys-in-fact appointed by such Agent. Any Agent and any such co-agents, sub-agents and/or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such co-agents, sub-agents and/or attorneys-in-fact and to the Related Parties of each Agent and any such co-agents, sub-agents and/or attorneys-in-fact, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 8.06    Resignation of the Agents. Any Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States, and having a combined capital and surplus of at least U.S.$1.0 billion. In the case of the resignation of an Agent, if no such successor shall have been appointed by the Required Lenders and the Borrower and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) except for indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the MLP Entity, the Borrower or any Subsidiary, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or retired Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring or retired Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.10) and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 8.07    Non-Reliance on the Agents; Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to the MLP Entity, the Borrower or any Restricted Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.05, 8.10, and 9.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05, 8.10 and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding and to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien.

Section 8.09    Authorization for Certain Releases. With respect to releases and terminations delivered pursuant to Section 9.18, each Agent, each Lender, hereby irrevocably authorizes either or both Agents to enter into such releases and terminations without further or additional consents being delivered by any Agent or any Lender. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing each Agent’s authority provided for in the previous sentence.

Section 8.10    Indemnification. Each Lender severally agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in its capacity as Administrative Agent or Collateral Agent, as applicable, or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower; provided, that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 8.11    Appointment of Supplemental Collateral Agents. (a) This Section 8.11 shall not in any way limit Section 8.05. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)    In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either or both the

Collateral Agent and/or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c)    Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.12    Withholding. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 8.13    Enforcement. The authority to enforce rights and remedies hereunder and under the other Loan Documents against any Loan Party or any of them shall be vested in, and all actions and proceedings at law in connection with such enforcement may be instituted and maintained by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Collateral Documents for the benefit of each Lender, as applicable; provided, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising any enforcement rights, including setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.08(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the

Collateral Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.08(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Notices. (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in the following subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01;

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time on a Business Day, on such date by hand, overnight courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto.

Section 9.02    Survival of Agreement. All covenants, agreements, representations and warranties made by the MLP Entity, the Borrower, each Subsidiary Loan Party, and each other Restricted Subsidiary herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.07 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of this Agreement.

Section 9.03    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Lenders and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) without the prior written consent of any party other than Lender and applicable assignees.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(C)    no such assignment shall be made to the Borrower or any of its Affiliates; and

(D)    notwithstanding anything to the contrary herein, no such assignment shall be made to a natural person.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning

Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.07 and 9.05. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    The parties to each assignment shall deliver to, and for the account of, the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee and the processing and recordation fee referred to above (unless waived as set forth above), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.07 to the same extent as if it were the Lender from whom it obtained its participation and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided, that such Participant agrees to be subject to Section 2.08(c) as though it were a Lender.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.07 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld or delayed) and the Borrower may withhold its consent if a Participant would be entitled to require greater payment than the applicable Lender under such Sections. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.07 to the extent such Participant fails to comply with Section 2.07(e) as though it were a Lender.

(d)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

Section 9.05    Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates, in connection with the preparation of this Agreement and the other Loan Documents, including the reasonable and documented out of pocket fees, charges and disbursements of counsel for the Administrative Agent (limited, in the case of legal fees and disbursements, to one primary external counsel of the Administrative Agent, and one local external counsel of the Administrative Agent in each relevant jurisdiction), the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and charges for counsel in each jurisdiction where Collateral is located) and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated). The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates in connection with the enforcement and protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents or the Lenders (including external counsel and the reasonable and documented allocated costs of internal counsel for the Agents or any Lender); provided, that, absent any conflict of interest, the Agents and Lenders shall not be entitled to indemnification for the fees, charges or disbursements of more than one counsel in each jurisdiction.

(b)    The Borrower agrees to indemnify the Agents, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) any Loan or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, its Subsidiaries, the MLP Entity, any Indemnitee or any other Person initiated or is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses are determined by a final, nonappealable judgment rendered by a court of competent jurisdiction (A) to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of such Indemnitee’s Related Parties) or (B) to arise from disputes solely among Indemnitees if such dispute (i) does not involve any action or inaction by the MLP Entity, the Borrower or any Subsidiary and (ii) is not related to any action by an Indemnitee in its capacity as Agent. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, penalties, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Event or Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of

Hazardous Materials at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, penalties, claims, damages, liabilities or related expenses have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a final and nonappealable judgment in a court of competent jurisdiction. In the event of any of the foregoing, each Indemnitee shall be indemnified whether or not such amounts are caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee (except to the extent of gross negligence as specified above). In no event shall any Indemnitee be liable to the MLP Entity, the Borrower, any Subsidiary Loan Party, or any other Subsidiary, or shall the MLP Entity, the Borrower or any Subsidiary be liable to any Indemnitee, for any consequential, indirect, special or punitive damages; provided, however, that nothing in this sentence shall limit the Borrower’s indemnification obligations set forth in this Section 9.05. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)    This Section 9.05 shall not apply to Taxes.

Section 9.06    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and any Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate of a Lender to or for the credit or the account of any Loan Party or any Subsidiary that is not a Foreign Subsidiary, against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Affiliate of a Lender, irrespective of whether or not such Lender or such Affiliate of a Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Affiliate of a Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Affiliate of a Lender may have.

Section 9.07    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08    Waivers; Amendment. (a) No failure or delay of the Agents or any Lender in exercising any right, power or remedy hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the MLP Entity, the Borrower or any Subsidiary Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the MLP Entity, the Borrower or any Subsidiary Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Collateral Agent and consented to by the Required Lenders; provided, that no such agreement shall

(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) and provided, further, that, any waiver of all or a portion of any post-default increase in interest rates shall be effective upon the consent of the Required Lenders,

(ii)    increase or extend the Loans of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in or extension of the Loans of any Lender),

(iii)    extend any date on which payment of the principal amount of any Loan or interest on any Loan or any Fees or any other payment hereunder is due, without the prior written consent of each Lender adversely affected thereby,

(iv)    change the order of application of any amounts from the application thereof set forth in the applicable provisions of Section 2.08(b), Section 2.08(c) or Section 9.21 or change any provision hereof that establishes the pro rata treatment among the Lenders in a manner that would by such change alter the pro rata sharing or other pro rata treatment of the Lenders, without the prior written consent of each Lender adversely affected thereby,

(v)    amend or modify the provisions of this Section 9.08 or any requirement of Article IV or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender, and

(vi)    release all or substantially all the Collateral or release all or substantially all of the value of the Guarantees of the MLP Entity and the Subsidiary Loan Parties without the prior written consent of each Lender (except, in the case of any Subsidiary Loan Party, to the extent of a release in connection with a transaction expressly permitted in Sections 6.02 or 6.05);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents, without the prior written consent of such Administrative Agent or Collateral Agent, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)    With the consent of each Loan Party, as applicable, Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)    Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender (i) in accordance with Sections 6.10, 6.11 and 6.12 or (ii) if such amendment, modification, supplement or waiver is executed and delivered in order to cure an ambiguity, omission, mistake or defect in such Loan Document; provided, that in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

Section 9.09    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10    Entire Agreement. This Agreement, the other Loan Documents [and the agreements regarding certain Fees referred to herein] constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15    Jurisdiction; Consent to Service of Process. (a) Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement (other than Section 8.09) shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)    Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16    Confidentiality. Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without violating this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory (including self-regulatory) or supervisory requirements of any Governmental Authority (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) to any Agent, any other Lender or any other party of any Loan Document and the Affiliates of each, (v) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (vi) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16), (vii) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), (viii) with the consent of the Borrower and (ix) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or this Agreement. If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators, or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, then, to the extent reasonably practicable, it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order and such Lender or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order.

Section 9.17    Communications. (a) Delivery.

(i)    Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m., New York City time on the scheduled date therefor, (B) provides notice of any Default or Event of Default under this Agreement or (C) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii). Nothing in this Section 9.17 shall prejudice the right of the Agents, the Lenders or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)    Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States federal and state securities laws.

(c)    Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18    Release of Liens and Guarantees. (a) In the event that (i) the Borrower or any Subsidiary Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents (other than any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions), (ii) any Restricted Subsidiary becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture) or (iii) any Subsidiary ceases to be a Revolver Loan Party, then, in any of such cases, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s sole cost and expense to release any Liens created by any Loan Document in respect of such Equity Interests, Subsidiary Loan Party or assets that are the subject of such disposition, release any Liens created by any Loan Document in respect of Equity Interests of any Restricted Subsidiary that becomes an Unrestricted Subsidiary (other than any Included Entity, any Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture), and release any Guarantees of the Obligations and release any Liens granted to secure the Obligations, in each case by a Person that ceases to be a Subsidiary of the Borrower or that ceases to be a Subsidiary Loan Party as a result of a transaction described above. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of. Any sale or conveyance of any assets to Eddy County in connection with the IRB Transactions shall be subject to all Liens thereon created under the Loan Documents, and such Liens created under the Loan Documents shall continue in effect after such sale or conveyance.

(b)    When all the Obligations are paid in full in cash (other than contingent indemnification obligations), the Collateral Documents, the Guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall automatically be released. At such time, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the Guarantees, Liens and security interests created by the Loan Documents.

(c)    Authorizations for each release and termination specified in this Section 9.18 shall be required only to the extent required by Section 8.10.

Section 9.19    Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s office on the Business Day preceding that on which final judgment is given.

Section 9.20    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the MLP Entity, the Borrower and the Subsidiaries of the Borrower.

The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equity holders or their Affiliates. The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equity holders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.21    Application of Funds. Subject to the Intercreditor Agreement, after the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable), any amounts received by the Administrative Agent from the Collateral Agent pursuant to any Collateral Document and any other amounts received by the Administrative Agent on account of the Loan Document Obligations shall be applied by the Administrative Agent in the following order:

(a)    First, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities, expenses and other amounts (other than principal and interest but including Fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent) payable to the Administrative Agent and the Collateral Agent in their respective capacities as such;

(b)    Second, to payment of that portion of the Loan Document Obligations constituting Fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Loan Document Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them; and

(d)    Last, the balance, if any, after all of the Loan Document Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

[ ],
as Administrative Agent

By:
Name:
Title:

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignee(s)] (the “Assignee[s]”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Term Loan Credit Agreement identified below (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement (and each other Loan Document) to the extent of the percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.     Assignor:

2.    Assignee[s]:

3.    Administrative Agent: [                    ], as administrative agent under the Credit Agreement.

4.    Credit Agreement: Term Loan Credit Agreement dated as of [            ], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (together with any permitted successors or assigns pursuant to the provisions of Section 6.05(b) of the Credit Agreement, the “Borrower”), the LENDERS party thereto from time to time and the Administrative Agent.

5.    Total Loans of all Lenders under the Credit Agreement:

Exhibit A-1

6.    Assigned Interest:

Assignee	Amount of Loans Assigned	Percentage Assigned of Loans, after giving effect to assignment hereunder[1]
%
%

Effective Date:         ,     , 20    .2

[Remainder of page intentionally blank]

[1]	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders.
[2]	TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.

Exhibit A-2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE][3]

By:
Name:
Title:

[3]	Add additional signature blocks if there is more than one Assignee.

Exhibit A-3

ANNEX 1 to Exhibit A

of the Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit A-4

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile, telecopy or other electronic means (including a PDF sent by e-mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance; provided, however, that it shall be promptly followed by an original. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

[End of document]

Exhibit A-5

EXHIBIT B

FORM OF

COLLATERAL AGREEMENT

[ATTACHED HERETO]

Exhibit B

GUARANTEE AND COLLATERAL AGREEMENT

Dated as of [                ], 2020,

among

SUMMIT MIDSTREAM PARTNERS, LP,

as a Guarantor and a Pledgor,

SUMMIT MIDSTREAM HOLDINGS, LLC,

as a Pledgor and a Grantor,

each

SUBSIDIARY GUARANTOR

identified herein each in the capacity or capacities set forth herein,

and

[WELLS FARGO BANK, N.A.]1 ,

as Collateral Agent

[1]

NTD: If Wells declines the Collateral Agent role, another Collateral Agent will be selected by the Lenders, which shall be reasonably acceptable to the Borrower (and such consent of the Borrower shall not be unreasonably withheld, delayed or conditioned).

i

ii

Schedules
Schedule I	Pledged Stock
Schedule II	Intellectual Property
Schedule III	Commercial Tort Claims

Exhibits
Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Intellectual Property Short Form Security Agreement

iii

GUARANTEE AND COLLATERAL AGREEMENT

This GUARANTEE AND COLLATERAL AGREEMENT, dated as of [            ], 2020 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is by and among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”), each Subsidiary listed on the signature pages hereof as a “Subsidiary Guarantor”, “Pledgor” or “Grantor”, each Subsidiary that shall, at any time after the date hereof, become a Subsidiary Guarantor, Pledgor or Grantor pursuant to Section 7.15 hereof, and [WELLS FARGO BANK, N.A.], as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

WHEREAS, the Borrower, [                    ], as Administrative Agent, and the Lenders desire to enter into that certain Term Loan Credit Agreement dated as of even date herewith (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”);

WHEREAS, the obligations of the Lenders to extend credit to the Borrower pursuant to the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement;

WHEREAS, it is in the best interests of the Parent to execute this Agreement inasmuch as the Parent will derive substantial direct and indirect benefits from the Loans made to the Borrower pursuant to the Credit Agreement and each other Loan Document;

WHEREAS, each Subsidiary Guarantor is a Subsidiary of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and has determined that it is in its best interest to execute and deliver this Agreement in order to induce the Lenders to extend such credit; and

WHEREAS, the Administrative Agent and the Collateral Agent are entering into an intercreditor agreement on the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), with the Loan Parties, the administrative agent and collateral agent under the NewCo Credit Agreement and the administrative agent and collateral agent under the Revolving Credit Agreement, which will govern the relative rights and priorities of the Secured Parties, the Secured Parties (as defined in the NewCo Credit Agreement) and Secured Parties (as defined in the Revolving Credit Agreement).

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01    Credit Agreement. (a) Capitalized terms used in this Agreement (including the recitals above) and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein (and if defined in more than one article of the New York UCC, shall have the meaning given in Article 8 or 9 thereof).

(b)    The rules of construction specified in Section 1.02 of the Credit Agreement are incorporated herein mutatis mutandis.

Section 1.02    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Claiming Obligor” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Contributing Obligor” has the meaning assigned to such term in Section 6.02.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or group of countries, whether as author, assignee, transferee or otherwise including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et seq. and European Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, (b) all registrations and applications for registration of any such copyright in the United States or any other country or group of countries, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office listed on Schedule II and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.

“Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Distributions” means all stock dividends, liquidating dividends, shares of stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, noncash dividends, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Stock or other shares of capital stock, member interest or other ownership interests or security entitlements constituting Pledged Collateral, but shall not include Dividends.

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“Dividends” means cash dividends and cash distributions with respect to any Pledged Stock made in the ordinary course of business and not as a liquidating dividend.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“Foreign Jurisdiction” means any jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, and other agreements), Intellectual Property, goodwill, registrations, franchises and tax refund claims.

“Grantor” means the Borrower and each Person listed on the signature pages hereof as a “Grantor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Grantor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Grantors are the Borrower, DFW Midstream Services LLC, a Delaware limited liability company, Grand River Gathering, LLC, a Delaware limited liability company, Red Rock Gathering Company, LLC, a Delaware limited liability company, Bison Midstream, LLC, a Delaware limited liability company, Polar Midstream, LLC, a Delaware limited liability company, Epping Transmission Company, LLC, a Delaware limited liability company, Summit Midstream Marketing, LLC, a Delaware limited liability company, Summit Midstream Finance Corp., a Delaware corporation, Summit Midstream Permian, LLC, a Delaware limited liability company, Meadowlark Midstream Company, LLC, a Delaware limited liability company, Summit Midstream Utica, LLC, a Delaware limited liability company, Summit Midstream OpCo, LP, a Delaware limited partnership, Summit Midstream Niobrara, LLC, a Delaware limited liability company, Summit Midstream Permian Finance, LLC, a Delaware limited liability company, Summit Midstream Permian II, LLC, a Delaware limited liability company, and Mountaineer Midstream Company, LLC, a Delaware limited liability company.2

“Guarantors” means, with respect to all Secured Obligations, the Parent and each Subsidiary Guarantor.

“Indemnifying Obligor” has the meaning assigned to such term in Section 6.01.

“Intellectual Property” means all Patents, Copyrights, Trademarks, IP Agreements, Trade Secrets, domain names, and all inventions, designs, confidential or proprietary technical and business information, know-how, show-how and other proprietary data or information and all related documentation.

2	NTD: List of Grantors to be updated as necessary such that the Grantors are the same as the Grantors under the Revolving Credit Agreement on and as of the Closing Date.

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“Intercompany Note” means that certain Subordinated Global Intercompany Note, dated as of the Closing Date, by and among each Obligor from time to time party thereto, as a Payee and a Payor, in substantially the same form as the Subordinated Global Intercompany Note, dated May 26, 2011, by and among the Obligors party thereto, as a Payee and Payor, with such changes as may be reasonably acceptable to the Administrative Agent.

“Investment Property Collateral” has the meaning assigned to such term in Section 5.04.

“IP Agreements” means all agreements granting to or receiving from a third party any rights to Intellectual Property to which any Grantor, now or hereafter, is a party.

“Maximum Guarantee Amount” has the meaning assigned to such term in Section 2.08.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligor” means each Grantor, Guarantor and Pledgor hereunder.

“Parent” has the meaning assigned to such term in the introductory paragraph hereto.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country or group of countries, and all applications for letters patent of the United States or the equivalent thereof in any other country or group of countries, including those listed on Schedule II, (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and (c) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing.

“Pledged Certificated Securities” means security certificates or instruments now or hereafter included in the Pledged Collateral.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Interests Issuer” means each Person identified in Schedule I hereto as the issuer of Pledged Stock and each other Person that is the issuer of any Pledged Stock after the date hereof.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” means each Person listed on the signature pages hereof as a “Pledgor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Pledgor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Pledgors are the Parent, the Borrower and the Subsidiary Guarantors. 3

3	NTD: List of Pledgors to be updated as necessary such that the Pledgors are the same as the Pledgors under the Revolving Credit Agreement on and as of the Closing Date.

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“Secured Obligations” means (i) all Obligations and (ii) all indemnification obligations specified in Section 7.05 hereof.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Guarantor” means each Person listed on the signature pages hereof as a “Subsidiary Guarantor”, together with each other Subsidiary of the Borrower, or other Person, that from time to time becomes a party to this Agreement in the capacity of a “Subsidiary Guarantor” pursuant to Section 7.15 hereof. For the avoidance of doubt, as of the Closing Date, the Subsidiary Guarantors are the Grantors (other than the Borrower).

“Threshold Amount” means U.S. $5.0 million.

“Trademarks” means all of the following: (a) all domestic and foreign trademarks, trade names, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, service marks, other source or business identifiers, designs and General Intangibles of like nature, now owned or hereafter adopted or acquired, all registrations thereof, if any, including all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office listed on Schedule II and all renewals thereof, including those listed on Schedule II (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), (b) all goodwill associated therewith or symbolized thereby and (c) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill.

“Trade Secrets” means common law and statutory trade secrets and all other confidential or proprietary or useful information and all know-how obtained by or used in or contemplated at any time for use in the business of any Grantor, whether or not any of the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to the foregoing, all licenses related to the foregoing, and including the right to sue for and to enjoin and to collect damages for the actual or threatened misappropriation of any of the foregoing and for the breach or enforcement of any license related to the foregoing.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the applicable jurisdiction.

ARTICLE 2.

GUARANTEE

Section 2.01    Guarantee. Each Guarantor hereby absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the full and punctual payment and performance of the Secured Obligations. For absolute clarity and not to, in any way, limit or contradict the definition of

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“Secured Obligation”, each Guarantor further agrees that the Secured Obligations may be extended, modified, substituted, amended or renewed, in whole or in part, without notice to or further assent from such Guarantor (except in cases where such Guarantor is a party to the agreement giving rise to the Secured Obligation being extended, modified, substituted, amended or renewed and such notice or assent is required by such agreement), and each Guarantor agrees that it will remain bound upon its guarantee hereunder notwithstanding any extension, modification, substitution, amendment or renewal of any Secured Obligation. Each Guarantor unconditionally and irrevocably waives notice of nonperformance, acceleration, presentment to, demand of payment from and protest to the Borrower or any other Obligor of any of the Secured Obligations, and also waives notice of acceptance of or reliance on its guarantee and notice of protest for nonpayment.

Section 2.02    Guarantee of Payment. Each Guarantor hereby further agrees that its guarantee hereunder constitutes a guarantee of payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any other Obligor, to any security held for the payment of the Secured Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person. Each Guarantor agrees all payments will be made strictly in accordance with the terms of the Credit Agreement and the other Loan Documents.

Section 2.03    No Limitations, etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i)    the failure of the Administrative Agent, the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise against the Borrower, any other Obligor or any other guarantor or surety;

(ii)    the creation of any Secured Obligation and any rescission, waiver, amendment, restatement, supplement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to (x) any of the foregoing that extends the maturity of, or increases the amount of, any Secured Obligations and (y) any other Guarantor under this Agreement;

(iii)    the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any Collateral or any other collateral securing the Secured Obligations;

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(iv)    any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations;

(v)    any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Secured Obligations);

(vi)    any illegality, lack of validity or enforceability of any Secured Obligation;

(vii)    any change in the corporate existence, structure or ownership of the Borrower or any other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other Obligor or the Property of any Obligor or any resulting release or discharge of any Secured Obligation;

(viii)    any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and rights under this Agreement, any other Loan Document, including any such Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of any Secured Party’s interests in and to any of the Collateral;

(ix)    the existence of any claim, set-off or other rights that such Guarantor may have at any time against the Borrower or any other Obligor, the Collateral Agent, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(x)    any other circumstance (including without limitation, the expiration of any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any other Person that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, such Guarantor, any other Obligor or any other guarantor or surety.

Each Guarantor expressly authorizes the Collateral Agent to take and hold security, for the benefit of the Secured Parties, for the payment and performance of the Secured Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof, subject to the terms hereof, in its sole discretion and to release or substitute any one or more other guarantors or obligors upon or in respect of the Secured Obligations, all without affecting the obligations of any Guarantor hereunder. Each Guarantor acknowledges that its guarantee is continuing in nature and applies to all Secured Obligations, whether existing now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents, and that the waivers set forth in this Article 2 are knowingly made in contemplation of such benefits.

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(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Obligor or the unenforceability of the Secured Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Obligor, other than the indefeasible payment in full in cash of all the Secured Obligations. The Collateral Agent, on behalf of the other Secured Parties, may, at its election, foreclose on any security held by one or more of the Secured Parties by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Secured Obligations, make any other accommodation with the Borrower or any other Obligor or exercise any other right or remedy available to them against the Borrower or any other Obligor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Secured Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Obligor, as the case may be, or any security.

Section 2.04    Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Obligor or otherwise.

Section 2.05    Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Obligor to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Secured Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article 6 hereof.

Section 2.06    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrower and each other Obligor, and of all other circumstances bearing upon the risk of nonpayment of the Secured Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties have had, have now, or will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07    Reliance; Demands. The Secured Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 2. All dealings

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between the Borrower and any of the other Obligors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 2. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Obligor or any other Person or against any collateral or other Guarantee for the Secured Obligations or any right of offset with respect thereto; and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower or any other Obligor or any other Person or to realize upon any such collateral or other Guarantee or to exercise any such right of offset, or any release of the Borrower or any other Obligor or any other Person or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Section 2.08    Maximum Liability. Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor in its capacity as such hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 6.02) without rendering such a guaranty voidable under applicable law (such maximum liability with respect to any Guarantor determined hereunder being such Guarantor’s “Maximum Guaranty Amount”). Without in any way limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount with respect to any one or more Guarantors shall not in any manner reduce or otherwise affect obligations (including the Obligations and the Secured Obligations) of any other Obligor under the provisions of this Agreement or any other Loan Document.

Section 2.09    Payments Free and Clear of Taxes, etc. Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made in accordance with Section 2.07 of the Credit Agreement.

ARTICLE 3.

PLEDGE AGREEMENT

Section 3.01    Pledge. As security for the indefeasible payment or performance, as the case may be, in full of the Secured Obligations, each Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and permitted assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Pledgor’s right, title and interest in, to and under and whether direct or indirect, whether legal, beneficial, or economic, whether fixed or contingent and whether now or hereafter existing or arising (a)(i) all Equity Interests owned by it and issued by the Borrower, a Subsidiary Loan Party, an Included Entity or an Ohio Joint Venture as of the Closing Date; (ii) any other Equity Interests owned in the future by such Pledgor and issued by the Borrower, a

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Subsidiary Loan Party, an Included Entity, an Ohio Joint Venture or, from and after the Opt-In Time, the Double E Joint Venture; (iii) any certificates or other instruments representing all such Equity Interests, if any; (iv) all rights in, to and under each limited liability operating agreement, limited liability company agreement, bylaws and each other organizational document of each Pledged Interests Issuer; and (v) to the extent any Pledged Interest Issuer is a limited liability company or a limited partnership, as a member or partner, as applicable, of such Pledged Interest Issuer (collectively, each subpart of clause (a), the “Pledged Stock”); provided that (a) Pledged Stock shall include the interests listed on Schedule I; (b) subject to Section 3.07, all payments of principal or interest, Dividends, Distributions, cash, instruments and other Property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the Pledged Stock; (c) all rights and privileges of any nature (including, without limitation, the right to vote, take actions or consent to actions in accordance with any limited liability operating agreement, limited liability company agreement, bylaws or other organizational document of a Pledged Interests Issuer, and to participate in the operation of any Pledged Interests Issuer) of such Pledgor with respect to the Pledged Stock; (d) all General Intangibles relating to or arising out of any of the foregoing; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth. The security interest granted in the Pledged Collateral is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Pledged Collateral. Notwithstanding anything to the contrary in this Agreement, (a) this Section 3.01 shall not constitute a grant of a security interest in (but without limitation of the grant of security interest in the Article 9 Collateral pursuant to Section 4.01), and “Pledged Collateral” shall not include, any Excluded Assets or any other asset or property to the extent such grant of a security interest in such asset or property shall contravene the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement and (b) other than as required pursuant to Section 3.02(d) hereof, no Grantor shall be required to take any action with respect to the perfection of security interests in security accounts (including entering into control agreements). For the avoidance of doubt, at all times, (i) all Equity Interests issued by the Borrower and each Subsidiary Guarantor shall be subject to a pledge pursuant to this Agreement and (ii) all Equity Interests issued by an Included Entity and held by a Pledgor shall be subject to a pledge pursuant to this Agreement.

Section 3.02    Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, any and all Pledged Certificated Securities evidencing Pledged Stock.

(b)    (i) Upon delivery to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), any Pledged Certificated Securities required to be delivered pursuant to the foregoing paragraph (a) of this Section 3.02 shall be accompanied

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by stock powers, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such instrument of transfer that is reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be reasonably satisfactory to the Collateral Agent) and by such other instruments and documents as the Collateral Agent may reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments and documents that are also reasonably requested by the Revolver Collateral Agent) and (ii) upon execution of this Agreement, all other property comprising part of the Pledged Collateral shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Collateral Agent may reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments and documents that are also reasonably requested by the Revolver Collateral Agent). Each delivery of Pledged Certificated Securities shall be accompanied by a schedule describing the securities, and with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to include any such schedule shall not affect the validity of such pledge of such Pledged Certificated Securities. Each schedule describing the securities delivered in connection with a delivery of Pledged Certificated Securities shall supplement any prior schedules so delivered.

(c)    With respect to any Pledged Stock that is an “uncertificated security” (as defined in the New York UCC), each Pledgor agrees that within thirty days after (x) any Pledgor becoming a party hereto pursuant to Section 7.15; (y) any Pledgor first acquiring Pledged Stock that is an “uncertificated security” or (z) the date that any Pledged Stock already pledged hereunder becomes an “uncertificated security” (as defined in the New York UCC), to cause the Collateral Agent (or the Revolver Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, to have “control” (within the meaning of Section 8-106(c)(2) of the New York UCC) over such uncertificated securities by causing the relevant Pledged Interests Issuer to enter into an agreement, in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to also be in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such Pledged Interest Issuer agrees to comply with all instructions of the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) relating to such uncertificated securities without further consent of the Pledgor. Each delivery of a control agreement with respect to uncertificated securities shall be accompanied by a schedule describing the securities, and, with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to include any such schedule shall not affect the validity of such pledge of such uncertificated securities. Each schedule describing such uncertificated securities that will constitute Pledged Collateral shall supplement any prior schedules so delivered.

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(d)    Notwithstanding paragraphs (a) and (c) above, with respect to any Pledged Stock in which the Pledgor holds its interest in the form of a security entitlement, each Pledgor agrees that within thirty days after (x) any Pledgor becoming a party hereto pursuant to Section 7.15, (y) any Pledgor first acquiring Pledged Stock held in the form of a security entitlement or (z) the date that any Pledged Stock becomes held by a Pledgor in the form of a security entitlement, to cause the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, to have “control” (within the meaning of Section 8-106(d)(2) of the New York UCC) over such security entitlement by causing the applicable securities intermediary to enter into an agreement, in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to also be in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which the securities intermediary agrees to comply with all entitlement orders of the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) relating to such security entitlement without further consent of the Pledgor. Each delivery of a control agreement with respect to security entitlements shall be accompanied by a schedule describing the securities underlying such security entitlements, and, with respect to such Pledged Collateral existing on the Closing Date, such schedule is attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule shall not affect the validity of such pledge of such uncertificated securities. Each schedule describing such uncertificated securities that will constitute Pledged Collateral shall supplement any prior schedules so delivered.

(e)    Notwithstanding anything herein to the contrary, the Collateral Agent shall not issue instructions or entitlement orders (in each case as such term is used in the New York UCC) to a bank, securities intermediary or Pledged Interests Issuer or other party to any control agreement (including any securities account control agreement or agreement of a Pledged Interests Issuer of the type contemplated by Sections 3.02(b), (c) and (d)) entered into pursuant to the terms of the Loan Documents, unless an Event of Default has occurred and is continuing.

Section 3.03    Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent, for the ratable benefit of the Secured Parties, that:

(a)    Schedule I correctly and completely sets forth the name and jurisdiction of each Pledged Interests Issuer, and the ownership interest (including percentage owned and number of shares or units) of each Pledgor in, the Pledged Stock;

(b)    each Pledgor has good and valid title to and is the legal and beneficial owner of the Pledged Collateral and has full power and authority to grant to the Collateral Agent the Lien in such Pledged Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained;

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(c)    the Pledged Stock has been duly and validly authorized and issued by Pledged Interests Issuers and is fully paid and nonassessable;

(d)    except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral indicated on Schedule I as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens described by clauses (b), (d), (e), (u), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will, at its own expense, take any and all actions necessary to defend title to the Pledged Collateral against all Persons and to defend the security interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Pledged Collateral against any Lien and the priority thereof against any Lien (other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement);

(e)    except for restrictions and limitations imposed by the Loan Documents or otherwise permitted to exist pursuant to the terms of the Credit Agreement, and to the extent applicable, laws of any applicable Foreign Jurisdiction with respect to Pledged Collateral pledged after the Closing Date and securities laws generally, (i) the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is and will continue to be freely transferable and assignable and (ii) none of the Pledged Collateral (other than Pledged Collateral consisting of Equity Interests in any Ohio Joint Venture and the Double E Joint Venture) is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(f)    each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(g)    except, to the extent applicable, for consents or approvals required by the laws of any applicable Foreign Jurisdiction, no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary for the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(h)    by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Certificated Securities are delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in accordance with this Agreement, and, with respect to any other Pledged Collateral, upon the earlier of (i) the filing of one or more UCC financing statements with the

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Secretary of State (or equivalent office) of the jurisdiction of incorporation, organization or formation of each Pledgor or (ii) the taking of the actions to provide the Collateral Agent (or Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement, as applicable) with control as contemplated by Sections 3.02(b), 3.02(c) and 3.02(d), the Collateral Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Certificated Securities and such other Pledged Collateral as security for the payment and performance of the Secured Obligations under the New York UCC, subject to Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement;

(i)    the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Pledgors in the Pledged Collateral as set forth herein, subject, to the extent applicable, to consents or approvals required by laws of any applicable Foreign Jurisdiction with respect to Pledged Collateral pledged after the Closing Date;

(j)    as of the date hereof, each interest in any limited liability company [(other than Grand River Gathering, LLC, a Delaware limited liability company)] or limited partnership that is Pledged Collateral (i) is not dealt in or traded on securities exchanges or in securities markets, (ii) is not an “investment company security” (as defined in Section 8-103(b) of the New York UCC) and (iii) does not provide, in the related limited liability company, partnership or operating agreement, certificates, if any, representing such Pledged Collateral or otherwise, that it is a security governed by Article 8 of the Uniform Commercial Code of any jurisdiction; and

(k)    each Pledgor agrees that at any time, and from time to time, at the expense of the Borrower, such Pledgor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect and protect any security interest granted or purported to be granted hereby or to enable, subject to the terms and conditions of the Intercreditor Agreement, the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral; and each Pledgor agrees that, upon the acquisition (or on any date that a Person directly owned by such Pledgor meets the description of a Subsidiary Loan Party or an Included Entity) after the date hereof by such Pledgor of any Pledged Collateral, with respect to which the security interest granted hereunder is not perfected automatically upon such acquisition, to take such actions with respect to such Pledged Collateral or any part thereof as required by the Loan Documents.

Section 3.04    Certain Representations and Warranties by the Parent. The Parent, in its capacity as a Pledgor and a Guarantor hereunder, represents and warrants on behalf of and in respect of itself to the Collateral Agent and each Secured Party that:

(a)    Organization; Powers. The Parent (i) is duly organized, and validly existing in the jurisdiction of its incorporation, organization or formation, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is in good

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standing (to the extent that such concept is applicable in the relevant jurisdiction) and qualified to do business in each jurisdiction (including its jurisdiction of incorporation, organization or formation) where such qualification is required, except where the failure, individually or in the aggregate, to so qualify or to be in good standing could not reasonably be expected to have a material adverse effect on the Parent’s pledge of Pledged Collateral in support of the Secured Obligations and (iv) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party.

(b)    Authorization. The execution, delivery and performance by the Parent of this Agreement (i) has been duly authorized by all necessary limited partnership action required to be obtained by the Parent and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate of partnership or other constitutive documents or limited partnership agreement of the Parent, (2) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (3) any provision of any indenture, lease, agreement or other instrument to which the Parent is a party or by which it or its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in subclause (A)(3) and (B) of this clause (ii), could reasonably be expected have a material adverse effect on the Parent’s pledge of Pledged Collateral in support of the Secured Obligations, or (iii) will not result in the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by the Parent, other than pursuant to this Agreement.

(c)    Enforceability. This Agreement has been duly executed and delivered by the Parent and constitutes, and each other Loan Document to be executed and delivered by the Parent when executed and delivered by the Parent will constitute, a legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(d)    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the entry into this Agreement by the Parent except for (i) the filing of UCC financing statements or intellectual property short form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, (ii) such consents, authorizations, filings or other actions that have been made or obtained and are in full force and effect, and (iii) such actions, consents, approvals, registrations or filings, the failure to be obtained or made which could not reasonably be expected to have a material adverse effect on such the Parent’s pledge of the Pledged Collateral in support of the Secured Obligations.

(e)    Limitations on Parent. The Parent shall not acquire, lease, manage, own or operate any Gathering System or Gathering Agreement, and will not acquire or own any Equity Interests other than Equity Interests of the Borrower and of any other Person engaged in those lines of businesses permitted to be engaged in by the Borrower under Section 6.08 of the Credit Agreement.

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Section 3.05    Status as “Securities” of Limited Liability Company and Limited Partnership Interests under Article 8. The Parent and each other Obligor hereby covenants and agrees that, without the prior express written consent of the Collateral Agent, it will not agree to any election to treat any of its limited partnership interests or limited liability company interests (other than interests in the Parent) or any limited partnership interests or limited liability company interest of any Pledged Interests Issuer as securities governed by Article 8 of the Uniform Commercial Code of any jurisdiction unless it promptly notifies the Collateral Agent of such election and takes such action required to establish the Collateral Agent’s (or Revolver Collateral Agent’s, as gratuitous bailee under the Intercreditor Agreement) “control” (within the meaning of Section 8-106 of the New York UCC) over such Pledged Collateral as required pursuant to Section 3.02 (it being understood by the parties hereto that, as of the date hereof, the requirements set forth in this Section 3.05 have been satisfied with respect to the limited liability company interests in Grand River Gathering, LLC, a Delaware limited liability company).

Section 3.06    Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Certificated Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent (or in favor of the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement) or, if an Event of Default shall have occurred and be continuing, in its own name or in the name of its nominee. Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Certificated Securities registered in the name of such Pledgor. Subject to the terms of the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Certificated Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement and the other Loan Documents. Each Pledgor shall use its commercially reasonable efforts to cause any Person that is not a party to this Agreement to comply with a request by the Collateral Agent (it being agreed that the Collateral Agent will not make any such request unless the Revolver Collateral Agent has also made such request), pursuant to this Section 3.06, to exchange certificates representing Pledged Certificated Securities of such Person for certificates of smaller or larger denominations.

Section 3.07    Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i)    Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies, subject to the Intercreditor Agreement, of any

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of the Collateral Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability, subject to the Intercreditor Agreement, of the Secured Parties to exercise the same.

(ii)    The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 3.07(a)(i).

(iii)    Each Pledgor shall be entitled to receive and retain any and all Dividends, interest, principal and other Distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such Dividends, interest, principal and other Distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash Dividends, interest, principal or other Distributions that would constitute Pledged Certificated Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Certificated Securities or received in exchange for Pledged Certificated Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement)).

(b)    Automatically (without any request or notice being delivered by the Collateral Agent) upon the occurrence and during the continuance of a Default or an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice delivered in accordance with the Intercreditor Agreement by the Collateral Agent to the Borrower, all rights of any Pledgor to Dividends, interest, principal or other Distributions that such Pledgor is authorized to receive pursuant to Section 3.07(a)(iii) shall cease, and all such rights shall thereupon become vested, subject to the Intercreditor Agreement, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall, subject to the Intercreditor Agreement, have the sole and exclusive right and authority to receive and retain such Dividends, interest, principal or other Distributions. Automatically (without any request or notice being delivered by the Collateral Agent) upon the occurrence and during the continuance of a Default or an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice in accordance with the Intercreditor Agreement by the Collateral Agent to the Borrower, all Dividends, interest, principal or other

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Distributions received by any Pledgor contrary to the provisions of this Section 3.07 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the Revolver Collateral Agent, to the extent it is a gratuitous bailee for the Collateral Agent pursuant to the Intercreditor Agreement)); provided, that (i) the failure of the Collateral Agent to give the notice referred to in this sentence shall have no effect on the rights of the Collateral Agent hereunder, and (ii) the Collateral Agent shall not be required to deliver any such notice if such delivery would be prohibited by applicable law. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 3.07(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of Section 3.07(a)(iii) and that remain in such account.

(c)    Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the relevant Pledgors of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers and all other incidental rights of ownership with respect to any Pledged Stock or other Property constituting Pledged Collateral it is entitled to exercise pursuant to Section 3.07(a)(i), and the obligations of the Collateral Agent under Section 3.07(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, for the ratable benefit of the Secured Parties, which shall, subject to the Intercreditor Agreement, have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right, but not the obligation, from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, each Grantor shall have the right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 3.07(a)(i).

EACH PLEDGOR HEREBY GRANTS THE COLLATERAL AGENT AN IRREVOCABLE PROXY, EXERCISABLE UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO VOTE THE PLEDGED STOCK AND SUCH OTHER PLEDGED COLLATERAL, WITH SUCH PROXY TO REMAIN VALID, SO LONG AS SUCH EVENT OF DEFAULT IS CONTINUING AND HAS NOT BEEN CURED OR WAIVED, UNTIL THE INDEFEASIBLE PAYMENT IN FULL IN CASH OF ALL SECURED OBLIGATIONS.

Each Pledgor agrees promptly to deliver to the Collateral Agent such additional proxies and other documents as the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent) to exercise the voting power and other incidental rights of ownership described above.

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Section 3.08    Authorization to File UCC Financing Statements. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements, continuation statements, amendments, other filings and recordings, with respect to the Pledged Collateral or any part thereof and amendments thereto that contain information required, useful, convenient or appropriate to perfect the security interest granted pursuant to this Agreement, describing the Pledged Collateral as described in this Agreement or as the Collateral Agent may otherwise determine in its sole discretion, is necessary, advisable or prudent to ensure the perfection of such security interests, including, with respect to the Borrower or any Subsidiary Guarantor, describing the Pledged Collateral as “all assets” or “all property” or words of similar import. To the extent any Pledgor is also a Grantor, the Collateral Agent may, in its sole discretion, file initial financing statements, continuation statements, amendments or other filings and recordings that cover either (i) all Collateral pledged by such Grantor/Pledgor or (ii) the Pledged Collateral separately from the Article 9 Collateral pledged by such Grantor/Pledgor (such that two or more filings, including initial financing statements, would be filed), and, with respect to both clauses (i) and (ii), each of such filings may describe the Collateral described in such filing as “all assets” or “all property” or words of similar import and each of such filings may be made pursuant to either or both of this Section 3.08 and Section 4.01(b).

ARTICLE 4.

SECURITY AGREEMENT

Section 4.01    Security Interest. (a) As security for the indefeasible payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)    all Accounts;

(ii)    all As-Extracted Collateral;

(iii)    all Chattel Paper;

(iv)    all cash, Money and Deposit Accounts;

(v)    all Documents;

(vi)    all Equipment;

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(vii)    all Fixtures, including, but not limited to, the Pipeline Systems now owned or hereafter acquired or constructed by any Grantor;

(viii)    all General Intangibles;

(ix)    all Instruments;

(x)    all Intellectual Property;

(xi)    all Inventory;

(xii)    all Investment Property;

(xiii)    all Letters of Credit and Letter-of-Credit Rights;

(xiv)    all Software;

(xv)    all Commercial Tort Claims with respect to the matters described on Schedule III as such Schedule may be supplemented from time to time;

(xvi)    all other Goods not otherwise described above (except for any property specifically excluded from any clause of this section, and any property specifically excluded from any defined term used in any clause of this section);

(xvii)    all books, correspondence, credit files, invoices, tapes, cords, computer runs, writings and records and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, or pertaining to any of the Property described in this Section 4.01(a); and

(xviii)    to the extent not otherwise included, all Proceeds, Supporting Obligations and Products of any and all of the foregoing and all collateral given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, this Section 4.01 shall not constitute a grant of a security interest (but without limitation of the grant of security interest in the Pledged Collateral pursuant to Section 3.01) in, and the term “Article 9 Collateral” shall not include, any Excluded Assets or any Property to the extent such grant of a security interest in such Property shall violate or be in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement, but only for so long as such remains Property the grant of a security interest in which violates or is in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement (and at the end of such time a security interest shall be deemed to be granted therein). Notwithstanding anything contained in this Agreement to the contrary, neither the Collateral Agent nor any other Secured Party shall require any Obligor to take any actions related to perfection or “control” of any Article 9 Collateral to the extent it would violate or be in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement.

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(b)    Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including Fixture filings and transmitting utility filings with respect to Fixtures situated on real property (regardless of whether such real property is owned by a Loan Party or is owned by a Person other than a Loan Party)), continuation statements, amendments, other filings and recordings, with respect to the Article 9 Collateral and any other collateral pledged hereunder or any part thereof and amendments thereto that contain the information required, useful, convenient or appropriate for the filing of any financing statement, continuation or amendment, or such other information as may be required, useful, convenient or appropriate under applicable law including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor, (ii) in the case of Fixtures, if required, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral or other Collateral granted under this Agreement, including describing such property as “all assets” or “all property” or words of similar import. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request (but only to the extent such request is no more burdensome as any such request made by the Revolving Collateral Agent). To the extent any Grantor is also a Pledgor, the Collateral Agent may, in its sole discretion, file initial financing statements, continuation statements, amendments or other filings and recording that cover either (i) all Collateral pledged by such Grantor/Pledgor or (ii) the Pledged Collateral separately from the Article 9 Collateral pledged by such Grantor/Pledgor (such that two or more filings, including initial financing statements, would be filed), and, with respect to both clauses (i) and (ii), each of such filings may describe the Collateral described in such filing as “all assets” or “all property” or words of similar import and each of such filings may be made pursuant to either or both of this paragraph and Section 3.08.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents executed by any Grantor as may be necessary or advisable (in the sole discretion of the Collateral Agent, but only to the extent such documents are no more burdensome than those documents executed in connection with the Revolving Credit Agreement) for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c)    Anything herein to the contrary notwithstanding, as between each Grantor and any Secured Party, (a) such Grantor shall remain liable under the contracts and agreements included in the Article 9 Collateral from time to time to which it is a party to the extent set forth therein; (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Article 9 Collateral; and (c) neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Article 9 Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

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Section 4.02    Representations and Warranties. The Obligors (or the relevant subset of Obligors specified explicitly below) jointly and severally represent and warrant to the Collateral Agent and the Secured Parties, as of the Closing Date, that:

(a)    Each Grantor is the legal and beneficial owner of, and has good and valid title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and is in full force and effect, except to the extent the failure to obtain such consent or approval could not reasonably be expected to have a Material Adverse Effect.

(b)    This Agreement has been duly executed and delivered by each Obligor (in its capacity as a Guarantor, Pledgor and/or Grantor, as applicable) and constitutes a legal, valid and binding obligation of such Obligor in such capacities enforceable against each such Obligor in such capacities in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(c)    As of the Closing Date, each Obligor’s name in which it has executed this Agreement is the exact name as it appears in such Obligor’s organizational documents, as amended, as filed with such Obligor’s jurisdiction of organization. Uniform Commercial Code financing statements (including Fixture filings and transmitting utility filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Collateral that have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent for filing in the applicable governmental, municipal or other office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to publish notice of or perfect the Security Interest in Article 9 Collateral consisting of United States registrations and applications for Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments.

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To the extent that a Grantor has Article 9 Collateral consisting of Intellectual Property set forth on Schedule II hereof (as such Schedule is updated from time to time), each such Grantor represents and warrants that a fully executed agreement substantially in the form of Exhibit II hereof (or a short form hereof which form shall be reasonably acceptable to the Collateral Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States registrations and applications for Patents, Trademarks and Copyrights has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to establish (in the case of registered Copyrights) a valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, and to provide notice to third parties of the security interest created hereby (in the case of registered Patents and Trademarks) in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected or protected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect or protect the Security Interest with respect to any Article 9 Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights acquired or developed after the date hereof).

(d)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations under the New York UCC, (ii) subject to the filings described in Section 4.02(c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) to the extent that a Grantor has Article 9 Collateral consisting of Intellectual Property set forth on Schedule II hereof (as such Schedule is updated from time to time), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a fully executed agreement substantially in the form of Exhibit II hereto with the United States Copyright Office. The Security Interest shall be prior to any other Lien on any of the Article 9 Collateral other than, in the case of Article 9 Collateral other than Pledged Collateral, Liens permitted by Section 6.02 of the Credit Agreement and, in the case of Pledged Collateral, Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement.

(e)    The Article 9 Collateral is owned by the Grantors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement, and the Article 9 Collateral consisting of Property of a type described in the definition of “Pledged Collateral” (which Property may be both Article 9 Collateral and Pledged Collateral under this Agreement) is owned by the Grantors free and clear of any Lien, other than Liens in favor of the Collateral Agent and Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code (including the New York UCC) in any applicable jurisdiction or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or

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similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, with respect to any Lien that is expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(f)    None of the Grantors holds any Commercial Tort Claim individually in excess of the Threshold Amount except as indicated on Schedule III hereto, as such schedule may be updated or supplemented from time to time. On or before the Closing Date, possession of all originals of Instruments and Chattel Paper constituting Article 9 Collateral, in each case in a face amount in excess of the Threshold Amount, if any, has been transferred to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to the extent required by this Article.

(g)    All Accounts constituting Article 9 Collateral have been originated by the Grantors and all Inventory constituting Article 9 Collateral has been acquired by the Grantors in the ordinary course of business. All Equipment and Inventory constituting Article 9 Collateral are in the exclusive control of one or more Grantors (other than Equipment and Inventory in transit or in the possession of third parties in the ordinary course of business).

(h)    As to itself and its Intellectual Property constituting Article 9 Collateral, except to the extent the following could not reasonably be expected to have a Material Adverse Effect:

(i)    The operation of such Grantor’s business as currently conducted and the use of Intellectual Property by such Grantor in connection therewith do not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii)    Such Grantor owns or has the right to use the Intellectual Property owned, held or used by it or claimed to be owned or held by it.

(iii)    The Intellectual Property set forth on Schedule II hereto includes all of the patents, patent applications, domain names, trademark registrations and applications and copyright registrations owned by such Grantor.

(iv)    The Intellectual Property constituting Article 9 Collateral has not been abandoned and has not been adjudged invalid or unenforceable in whole or part.

Section 4.03    Covenants. (a) Each Grantor agrees promptly to notify the Collateral Agent in writing of any change (i) in its legal name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number, (iv) the location of its chief executive office or the location where it maintains its records, or (v) in its jurisdiction of organization. Each Grantor agrees promptly to provide the Collateral Agent with certified constitutional documents reflecting any of the changes described in the immediately preceding sentence. Each Grantor agrees not to effect or permit any change referred

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to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties.

(b)    Subject to the rights of such Grantor under the Loan Documents to dispose of Collateral, each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons (other than those holding Liens permitted by Section 6.02 of the Credit Agreement with respect to such Liens) and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral against any Lien and the priority thereof against any Lien (other than Liens permitted by Section 6.02 of the Credit Agreement in the case of Article 9 Collateral that is not Pledged Collateral and other than Liens described by clauses (b), (d), (e), (n), (u), (bb), (ff) and (hh) of Section 6.02 of the Credit Agreement in the case of Pledged Collateral).

(c)    Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent) to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including Fixture filings and transmitting utility filing) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of the Threshold Amount shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such endorsement that is reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be reasonably satisfactory to the Collateral Agent).

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule II or adding additional schedules hereto to specifically identify any asset or item that may constitute a registration or application for any Copyrights, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within thirty days after it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Article 9 Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within thirty days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

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(d)    [Reserved.]

(e)    At its option, the Collateral Agent may discharge past due Taxes, Liens, or other encumbrances at any time levied or placed on any Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement; and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, that such Grantor shall not be obligated to reimburse Collateral Agent with respect to any Article 9 Collateral consisting of Intellectual Property which any Grantor has failed to maintain or pursue, or otherwise has allowed to lapse, terminate or put in the public domain, in accordance with Section 4.05(h) and provided, further, that nothing in this Section 4.03(e) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party (i) to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, Liens or other encumbrances or (ii) to maintain any of the Article 9 Collateral as set forth herein.

(f)    Each Grantor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to or constituting Article 9 Collateral and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance, except to the extent that such liability is determined by a final non-appealable judgment rendered by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Collateral Agent or such Secured Party.

(g)    None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in control of the Article 9 Collateral owned by it (other than Equipment and Inventory in transit or in the possession of third parties in the ordinary course of business), except as permitted by the Credit Agreement.

(h)    None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted by the Credit Agreement.

(i)    Without limiting Section 7.06, each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful attorney-in-fact for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral

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under policies of insurance covering the Article 9 Collateral, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto, in each case subject to the Intercreditor Agreement. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

Section 4.04    Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)    Instruments and Tangible Chattel Paper. If any Grantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of the Threshold Amount, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments that are also requested by the Revolver Collateral Agent).

(b)    Cash Accounts. No Grantor shall grant control of any deposit account to any Person other than the Revolver Collateral Agent, the Collateral Agent, the NewCo Collateral Agent and the bank with which the deposit account is maintained.

(c)    Investment Property. Except to the extent otherwise provided in Article 3, if any Grantor shall at any time hold or acquire any certificated security, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only request such instruments that are also requested by the Revolver Collateral Agent). If any security now or hereafter acquired by any Grantor that is part of the Article 9 Collateral is uncertificated and is issued to such Grantor or its nominee directly by the issuer thereof, then such Grantor shall promptly notify the Collateral Agent in writing upon the occurrence of such issuance, and grant control over such uncertificated security as required by Article 3.

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(d)    Letter of Credit Rights. If any Grantor is at any time a beneficiary under letters of credit now or hereafter issued in favor of such Grantor, other than those that together collectively have a face amount of less than the Threshold Amount, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, the Collateral Agent may only make such request to the extent the Revolver Collateral Agent has requested the same), such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent (it being agreed that for so long as the Revolver Collateral Agent is a gratuitous bailee under the Intercreditor Agreement for the Collateral Agent, any such agreement that is in form and substance reasonably satisfactory to the Revolver Collateral Agent shall be deemed to be in form and substance reasonably satisfactory to the Collateral Agent), use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) of the proceeds of any drawing under the letter of credit or (ii) arrange for the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) to become the transferee beneficiary of the letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(e)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed the Threshold Amount, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. Schedule III hereto shall be automatically supplemented to reflect the information set forth in any such written notice.

Section 4.05    Covenants Regarding Patent, Trademark and Copyright Collateral. Except to the extent not reasonably expected to have a Material Adverse Effect:

(a)    Each Grantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Grantor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as reasonably necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b)    Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark reasonably necessary to the normal conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark consistent with the quality of such products and services as of the date hereof, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

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(c)    Each Grantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright reasonably necessary to the normal conduct of such Grantor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d)    Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Grantor’s business may imminently become abandoned, lost or dedicated to the public other than by expiration, or of any materially adverse determination or development, excluding office actions and similar determinations in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Grantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e)    Each Grantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on a quarterly basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding quarter, and (ii) on a quarterly basis, to the extent that there are applications of the type referenced in clause (i) above, execute and deliver an agreement substantially in the form of Exhibit II hereto to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f)    Each Grantor shall exercise its reasonable business judgment consistent with past practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and prosecuting each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Grantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright in each case that is material to the normal conduct of such Grantor’s business, including, when applicable and necessary in such Grantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Grantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)    In the event that any Grantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Grantor shall promptly notify the Collateral Agent and shall, if such Grantor deems it necessary in its reasonable business judgment, promptly contact such third party, and if necessary in its reasonable business judgment, sue and recover damages, and take such other actions as are reasonably appropriate under the circumstances.

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(h)    Nothing in this Agreement prevents any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

Section 4.06    Further Assurances with Respect to Article 9 Collateral. Each Grantor agrees that, from time to time at its own expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or prudent, or that the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect, preserve and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Article 9 Collateral. Without limiting the generality of the foregoing, each Grantor will: (a) at the request of the Collateral Agent during a Default or Event of Default, mark conspicuously each Chattel Paper included in the Accounts and, at the request of the Collateral Agent, each of its records pertaining to the Article 9 Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such document, chattel paper or Article 9 Collateral is subject to the security interest granted hereby; (b) file any assignment of claim form under or pursuant to the federal assignment of claims statute, 31 U.S.C. §3726, any successor or amended version thereof or any regulation promulgated under or pursuant to any version thereof, as may be necessary or prudent, or as the Collateral Agent may reasonably request (but only to the extent such request is no more burdensome as any such request made by the Revolver Collateral Agent), in order to perfect and preserve the security interests and other rights granted or purported to be granted hereby; (c) furnish to the Collateral Agent, from time to time at the Collateral Agent’s reasonable request (but only to the extent the same is requested by the Revolver Collateral Agent), statements and schedules further identifying and describing the Article 9 Collateral and such other reports in connection with the Article 9 Collateral as the Collateral Agent may reasonably request, all in reasonable detail; and (d) keep all of its tangible Article 9 Collateral, Deposit Accounts, collateral accounts and Investment Property in the continental United States.

Section 4.07    Intercompany Note. Without limiting the last sentence of Section 4.03(c), each Grantor will cause any Subordinated Intercompany Debt that constitutes Indebtedness for borrowed money owed to it by any Subsidiary of the Borrower that is not an Obligor to be evidenced by the Intercompany Note, duly executed by it and delivered to the Collateral Agent for the ratable benefit of the Secured Parties. Each Grantor agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon and during the continuance of an Event of Default specified under Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement.

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ARTICLE 5.

REMEDIES

Section 5.01    Remedies Upon Default. Subject to the terms of the Intercreditor Agreement:

(a) upon the occurrence and during the continuance of an Event of Default, each Obligor agrees to deliver each item of Collateral to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement) on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (i) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, the Collateral Agent may cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, and the Collateral Agent may also license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained and subject to the provisos set forth in Section 5.03); (ii) with or without legal process and with or without prior notice or demand for performance, the Collateral Agent may take possession of the Article 9 Collateral and, without liability for trespass, the Collateral Agent may, enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law; (iii) automatically (without any request or notice being delivered by the Collateral Agent or any other Person) upon the occurrence and during the continuance of an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice by the Collateral Agent to the Borrower, all rights of any Grantor to all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral. Automatically (without any request or notice being delivered by the Collateral Agent or any other Person) upon the occurrence and during the continuance of an Event of Default pursuant to Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement, and upon the occurrence and during the continuance of any other Event of Default, after written notice by the Collateral Agent to the Borrower, all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral received by any Grantor contrary to the provisions of Section 5.01(a)(iii) shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the Revolver Collateral Agent as gratuitous bailee under the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent); provided, that (x) the failure of the Collateral Agent to give the notice referred to in this sentence shall have no effect on the rights of the Collateral Agent hereunder, and (y) the Collateral Agent shall not be required to deliver any such notice if such delivery would be prohibited by applicable law. Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of Section 5.01(a)(iii) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02.

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After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all cash, checks, drafts and other instruments or writings for the payment of money constituting proceeds of Article 9 Collateral that such Grantor would otherwise be permitted to retain pursuant to the terms of this Agreement and that remain in such account.

(b)    After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third Person, by contacting Account Debtors or the third Person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(c)    Without limiting the generality of the foregoing, each Obligor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, upon the occurrence and during the continuance of an Event of Default, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to Persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Obligor, and each Obligor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Obligor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted; and

(d)    The Collateral Agent may also exercise any other remedy available at law or equity.

(e)    The Collateral Agent shall give the applicable Obligors 10 Business Days’ written notice (which each Obligor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may,

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without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Obligor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may (subject to the Collateral Agent’s consent) make payment on account thereof by using any claim then due and payable pursuant to the Loan Documents to such Secured Party from any Obligor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Obligor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Obligor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Each Obligor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements of any external attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

Section 5.02    Application of Proceeds. Subject to the terms of the Intercreditor Agreement, all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be promptly applied by the Collateral Agent as follows:

(a)    First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts payable to the Agents and incurred by the Agents in connection with such sale, collection or other realization, or otherwise in connection with this

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Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Agents hereunder or under any other Loan Document on behalf of any Obligor and other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

(b)    Second, to the payment in full of the Secured Obligations, the amounts so applied to be distributed among the Secured Parties as specified in Section 9.21 of the Credit Agreement; and

(c)    Last, the balance, if any, after all Secured Obligations have been indefeasibly paid in full, to the Borrower (to be distributed among the Obligors, at the discretion of the Borrower) or as otherwise required by applicable law.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03    Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon request by the Collateral Agent at any time after and during the continuance of an Event of Default, subject to the Intercreditor Agreement, grant to (in the Collateral Agent’s sole discretion) the Collateral Agent or a designee of the Collateral Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or, solely to the extent necessary to exercise such rights and remedies, sublicense Intellectual Property constituting Article 9 Collateral, now owned or hereafter acquired by such Grantor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that nothing in this Section 5.03 shall require such Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or theretofore granted with respect to such property; provided, further, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. Subject to the Intercreditor Agreement, the use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, upon the occurrence and during the continuation of an Event of Default; provided that any permitted license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

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Section 5.04    Securities Act, etc. In view of the position of the Obligors in relation to the Investment Property Collateral (as defined below for purposes of this Article 5 only), or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral or the Article 9 Collateral consisting of or relating to Equity Interests (all such Collateral referred to in this Article as “Investment Property Collateral”) permitted hereunder. Each Obligor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Investment Property Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Investment Property Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Investment Property Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Obligor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Investment Property Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws, (b) may approach and negotiate with a single potential purchaser to effect such sale and (c) may, with respect to any sale of the Investment Property Collateral, limit the purchasers to those who will agree, among other things, to acquire such Investment Property Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Obligor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Investment Property Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Section 5.05    Registration, etc. Each Obligor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Investment Property Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, subject to the Intercreditor Agreement, use its commercially reasonable efforts to take or to cause each applicable Pledged Interests Issuer to take such action and prepare, distribute and/or file such documents as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Investment Property Collateral. Each Obligor further agrees to indemnify, defend and hold harmless the

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Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Collateral Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus, notification or offering circular (or any amendment or supplement thereto), or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the Pledged Interests Issuer by the Collateral Agent or any other Secured Party expressly for use therein. Each Obligor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause applicable Pledged Interests Issuer to qualify, file or register, any of the Investment Property Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Obligor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Obligor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE 6.

INDEMNITY, SUBROGATION AND SUBORDINATION AMONG OBLIGORS

Section 6.01    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Obligors may have under applicable law (but subject to Section 6.03), (a) the Borrower agrees that (i) in the event a payment shall be made by any Obligor (other than the Borrower) under this Agreement in respect of any Obligation of the Borrower, the Borrower shall indemnify such Obligor for the full amount of such payment and such Obligor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Obligor (other than the Borrower) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Obligor in an amount equal to the greater of the book value or the fair market value of the assets so sold and (b) each Obligor (other than the Borrower) (each such Obligor, together with the Borrower in the context of clause (a) above, an “Indemnifying Obligor”) agrees that (i) in the event a payment shall be made by any other Obligor under this Agreement in respect of any Obligation of such Obligor, such Obligor shall indemnify such other Obligor for the full amount of such payment and such other Obligor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any other Obligor shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an Obligation of such Obligor, such Obligor shall indemnify such other Obligor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

Section 6.02    Contribution and Subrogation. Each Obligor (a “Contributing Obligor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Obligor

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hereunder in respect of any Secured Obligation or assets of any other Obligor shall be sold pursuant to any Collateral Document to satisfy any Secured Obligation owed to any Secured Party and such other Obligor (the “Claiming Obligor”) shall not have been fully indemnified by the Indemnifying Obligor as provided in Section 6.01, the Contributing Obligor shall indemnify the Claiming Obligor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Obligor on the date hereof and the denominator shall be the aggregate net worth of all the Obligors on the date hereof (or, in the case of any Obligor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Obligor). Any Contributing Obligor making any payment to a Claiming Obligor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Obligor under Section 6.01 to the extent of such payment.

Section 6.03    Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Obligors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation of the Obligors under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any other Obligor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Obligor with respect to its obligations hereunder, and each Obligor shall remain liable for the full amount of the obligations of such Obligor hereunder.

(b)    Each Obligor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Obligor or any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations.

ARTICLE 7.

MISCELLANEOUS

Section 7.01    Notices. (a) Except in the case of notices expressly permitted to be given by telephone and except as provided in Section 7.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, overnight service, courier service, mailed by certified or registered mail or sent by facsimile, as set forth on Schedule 9.01 to the Credit Agreement or if to the Collateral Agent, addressed as follows:

Collateral Agent:

[ ● ]

(b)    All notices hereunder to any Obligor shall be given to such Person in care of the Borrower. Notices and other communications to the Collateral Agent or other Secured Parties hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, as required by the Credit Agreement; provided that the foregoing shall not apply to service of process. Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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(c)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered prior to 5:00 p.m., New York City time, on such date by hand, overnight service, courier service, facsimile or (to the extent permitted by paragraph (b) above) electronic means, or (ii) on the date five Business Days after dispatch by certified or registered mail with respect to both foregoing clauses (i) and (ii), to the extent properly addressed and delivered, sent or mailed to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01 or Section 9.01 of the Credit Agreement.

(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 7.02    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Obligor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, this Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or nonperfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations, (d) any failure by an Secured Party to assert any claim or exercise any right or remedy, (e) any reduction, limitation or impairment of the Secured Obligations for any reason, or (f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Obligor in respect of the Secured Obligations or this Agreement.

Section 7.03    Binding Effect; Several Nature of this Agreement.

(a)     This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party hereto shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement.

(b)     This Agreement shall be construed as a separate agreement with respect to each Obligor and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other Obligor and without affecting the obligations of any other party hereunder.

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Section 7.04    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Obligor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

Section 7.05    Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b)    The parties hereto agree that the Collateral Agent shall be entitled to indemnification as provided in Section 9.05 of the Credit Agreement.

(c)    By its acceptance of the benefits hereof, each Lender agrees (i) to reimburse the Collateral Agent, on demand, in the amount of its pro rata share (in accordance with the respective principal amounts of its applicable outstanding Loans), of any reasonable expenses incurred by the Collateral Agent, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Collateral Agent, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Collateral Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Collateral Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Collateral Agent or any of its directors, officers, employees or agents.

(d)    Any such amounts payable by any Obligor as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 7.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.05 shall be payable on written demand therefor.

Section 7.06    Collateral Agent Appointed Attorney-in-Fact. Each Obligor hereby appoints the Collateral Agent as the attorney-in-fact of such Obligor for, subject to the Intercreditor

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Agreement, the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to the Intercreditor Agreement, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Obligor (and each Obligor hereby authorizes each of the following to the extent applicable to such entity in such entity’s capacity or capacities hereunder): (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of such Obligor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require such Obligor to notify, Account Debtors to make payment directly to the Collateral Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. Each of the Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received by it as a result of the exercise of the powers granted to them herein, and neither they nor their respective officers, directors, employees or agents shall be responsible to any Obligor for any act or failure to act hereunder, except, respectively, to the extent of its own gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Section 7.06, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.06 unless (x) an Event of Default shall have occurred and be continuing or (y) such rights under this power of attorney are exercised to take any action necessary to secure the validity, perfection or priority of the Liens on the Collateral.

Section 7.07    Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WITHOUT GIVING EFFECT TO CONFLICT OF LAWS AND PRINCIPLES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 7.08    Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Collateral Agent or any other Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial

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exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 7.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Obligor in any case shall entitle any Obligor to any other or further notice or demand in similar or other circumstances.

(b)    Without modifying Section 7.03(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Obligors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

Section 7.09    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

Section 7.10    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.11    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.03. Delivery of an executed counterpart to this Agreement by facsimile or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

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Section 7.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.13    Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Obligor further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address of the Borrower specified pursuant to the terms of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 8.08 of the Credit Agreement, nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor, or its properties, in the courts of any jurisdiction.

(b)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 7.14    Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate, and each Obligor shall be automatically released from its obligations hereunder, when all the Obligations are paid in full in cash (other than contingent indemnification obligations).

(b)    Upon the consummation of any transaction or series of transactions as a result of which any Subsidiary Guarantor ceases to be a Subsidiary of the Borrower or ceases to be a Revolver Loan Party (as defined in the Revolving Credit Agreement), in each case that is not prohibited by the Loan Documents, then such Subsidiary Guarantor shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Guarantor shall be automatically released.

(c)    Upon any conveyance, sale, lease, assignment, transfer or other disposition by any Grantor or Pledgor of any Collateral to any Person that is not (and is not required to become) a Loan Party in a transaction or series of transactions that is not prohibited by the Loan Documents,

42

or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)    If any Guarantee by a Guarantor or any security interest granted hereby in or pledge provided herein of any Collateral violates or is in contravention of the definition of “Collateral and Guarantee Requirement” in the Credit Agreement or Section 5.10 of the Credit Agreement, such Guarantee or such security interest in or pledge of such Collateral, as applicable, shall be automatically released.

(e)    In connection with any termination or release pursuant to this Section 7.14, the Collateral Agent shall execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request to evidence such termination or release and shall assist such Obligor in making any filing in connection therewith. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

Section 7.15    Additional Subsidiary Obligors. Any Subsidiary of the Borrower may become a party hereto by signing and delivering to the Collateral Agent a Guarantee and Collateral Agreement Supplement, substantially in the form of Exhibit I hereto (with such changes and modifications thereto as may be required by the laws of any applicable Foreign Jurisdiction), whereupon such Subsidiary shall become an “Obligor”, a “Subsidiary Guarantor”, a “Pledgor” and a “Grantor” (or any one or more of the foregoing) defined herein with the same force and effect as if originally named as an Obligor, a Subsidiary Guarantor, a Pledgor and a Grantor (or any one or more of the foregoing), as applicable, herein. Any such Subsidiary becoming a party to this Agreement pursuant to this Section will enter into this Agreement in the capacity or capacities (and only capacity or capacities) set forth on the signature page to such Guarantee and Collateral Agreement Supplement. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

Section 7.16    Credit Agreement. If any conflict exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

Section 7.17    Authority of Collateral Agent. Each Obligor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or nonexercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties and as among the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Obligors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Obligor shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the

43

benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents.

Section 7.18    Other Secured Parties. By its acceptance of the benefits hereof, each Secured Party (including each Lender) hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to become an Secured Party and acknowledges that it is aware of the contents of, and consents to the terms of, the Collateral Documents, (b) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Collateral Agent by the terms hereof or thereof, together with such powers as are incidental thereto, (c) agrees that it will be bound by the provisions of the Collateral Documents, and Article VIII (other than Section 8.10) and Article IX of the Credit Agreement (with respect to each such Article, in the case of any Secured Party that is not a Lender, as if such Secured Party was a Lender party to the Credit Agreement) and will perform in accordance with its terms all such obligations which by the terms of such documents are required to be performed by it as an Secured Party (or in the case of Article VIII (other than Section 8.10) and Article IX of the Credit Agreement, as a Lender) and will take no actions contrary to such obligations, and (d) authorizes and instructs the Collateral Agent to enter into the Collateral Documents as Collateral Agent and on behalf of such Secured Party.

Section 7.19    Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens created hereby and the rights, duties and obligations provided for herein are subject to the terms of the Intercreditor Agreement. In the event of any conflict or inconsistency between the terms hereof and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control at any time the Intercreditor Agreement is in effect.

Notwithstanding anything to the contrary in this Agreement, prior to [the Discharge of the Revolving Lien Obligations (as defined in the Intercreditor Agreement)], the delivery or granting of “control” (as defined in the New York UCC) of any Collateral to the Revolving Collateral Agent pursuant to the terms of [the Revolving Collateral Documents (as defined the Intercreditor Agreement)] shall satisfy any such delivery or granting of “control” requirement hereunder to the extent that such delivery or granting of “control” is consistent with the terms of the Intercreditor Agreement.

[Signature Pages Follow]

44

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SUMMIT MIDSTREAM PARTNERS, LP,
as the Parent and a Guarantor and a Pledgor

By:	SUMMIT MIDSTREAM GP, LLC,
its general partner

By:
Name:
Title:

SUMMIT MIDSTREAM HOLDINGS, LLC,
as the Borrower and a Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

DFW MIDSTREAM SERVICES LLC
SUMMIT MIDSTREAM FINANCE CORP.
GRAND RIVER GATHERING, LLC
RED ROCK GATHERING COMPANY, LLC
MOUNTAINEER MIDSTREAM COMPANY, LLC
BISON MIDSTREAM, LLC
POLAR MIDSTREAM, LLC
EPPING TRANSMISSION COMPANY, LLC
SUMMIT MIDSTREAM MARKETING, LLC
SUMMIT MIDSTREAM PERMIAN, LLC
SUMMIT MIDSTREAM PERMIAN FINANCE, LLC
SUMMIT MIDSTREAM NIOBRARA, LLC
SUMMIT MIDSTREAM PERMIAN II, LLC
each as a Subsidiary Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

MEADOWLARK MIDSTREAM COMPANY, LLC

SUMMIT MIDSTREAM UTICA, LLC
each as a Pledgor and a Grantor

By:
Name:
Title:

SUMMIT MIDSTREAM OPCO, LP
as a Pledgor and a Grantor

By: Summit Midstream Marketing, LLC, its general partner

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

[WELLS FARGO BANK, N.A.]
as the Collateral Agent on behalf of the Secured Parties

By:
Name:
Title:

Signature Page to Guarantee and Collateral Agreement

Exhibit I

to the Guarantee and Collateral Agreement

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT SUPPLEMENT

This SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] (this “Supplement”), to the GUARANTEE AND COLLATERAL AGREEMENT, dated as of [                    ], 2020 (as amended, restated, amended and restated, supplemented, waived or otherwise modified or replaced from time to time, the “Guarantee and Collateral Agreement”), among SUMMIT MIDSTREAM HOLDINGS, LLC, Delaware limited liability company (the “Borrower”), each Subsidiary listed on the signature pages thereof as a “Subsidiary Guarantor”, “Pledgor” and/or “Grantor”, each Subsidiary that shall, at any time after the date thereof, become a Subsidiary Guarantor, Pledgor and/or Grantor pursuant to Section 7.15 thereof, SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Parent”), and [WELLS FARGO BANK, N.A.], as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) for the Secured Parties.

A.    Reference is made to the Term Loan Credit Agreement dated as of even date with the Guarantee and Collateral Agreement (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”), among the Borrower, the Lenders and [                    ], as the Administrative Agent.

B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement, as applicable.

C.    The Obligors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans. Section 7.15 of the Guarantee and Collateral Agreement provides that any additional Subsidiary may become an a Subsidiary Guarantor, a Grantor, a Pledgor or any or all of the foregoing under the Guarantee and Collateral Agreement by execution and delivery of an instrument substantially in the form of this Supplement (with such changes and modifications hereto as may be required by the laws of any applicable foreign jurisdiction to the extent applicable). The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement, in accordance with the requirements of the Credit Agreement, to become an Obligor in the capacity under the Guarantee and Collateral Agreement as specified on the signature page hereto.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1.    In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below and delivery of such executed signature page to the Collateral Agent becomes, to the extent specified on the signature page hereto, a “Subsidiary Guarantor”, “Pledgor” and “Grantor” (or any one or more of the foregoing; provided that if the

Exhibit I – Page 1

- Guarantee and Collateral Agreement -

signature page hereto fails to state the capacity or capacities in which such New Subsidiary is entering the Guarantee and Collateral Agreement, then such New Subsidiary shall join in each such capacity) under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as an Obligor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Guarantor, Pledgor and Grantor or any one or more of the foregoing, as applicable, thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor, Pledgor and Grantor or any one or more of the foregoing, as applicable, thereunder (as supplemented by the attached supplemental Schedules to the Guarantee and Collateral Agreement) are true and correct, in all material respects, on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date (except that any reference to the “Closing Date” shall be deemed to be a reference to the date hereof).

SECTION 2.    In furtherance of the foregoing, to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement as a Pledgor, and as security for the indefeasible payment in full and performance of all of the Secured Obligations, the New Subsidiary hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing security interest in all of the New Subsidiary’s right, title and interest in, to and under and whether direct or indirect, whether legal, beneficial, or economic, whether fixed or contingent and whether now or hereafter existing or arising in all of its Property constituting Pledged Collateral.

SECTION 3.    In furtherance of the foregoing, to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement as a Grantor, and as security for the indefeasible payment in full and performance, of the Secured Obligations, the New Subsidiary hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a continuing Security Interest in all right, title and interest in, to and under any and all of its Property constituting Article 9 Collateral now owned or at any time hereafter acquired by the New Subsidiary or in which the New Subsidiary now has or at any time in the future may acquire any right, title or interest.

SECTION 4.    Each reference to an “Obligor”, a “Guarantor”, a “Subsidiary Guarantor”, a “Pledgor”, or a “Grantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary to the extent the New Subsidiary is joining the Guarantee and Collateral Agreement in such capacity, as indicated on the signature page hereto (or if no such indication is made, then in each such capacity). The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 5.    The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it

Exhibit I - Page 2

and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 6.    This Supplement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Collateral Agent has executed a counterpart hereof. Delivery of an executed counterpart to this Supplement by facsimile or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original. Any such delivery shall be followed promptly by delivery of the manually signed original.

SECTION 7.    Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 8.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT WITHOUT GIVING EFFECT TO CONFLICT OF LAWS AND PRINCIPLES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.    All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 11.    Without in any way limiting the indemnification and expenses provisions of the Guarantee and Collateral Agreement that have been incorporated herein by reference, the New Subsidiary agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, disbursements and other charges of counsel for the Collateral Agent.

[Signatures begin on following page]

Exhibit I - Page 3

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Insert Company Name],
as New Subsidiary, in its capacity as a Subsidiary Guarantor, a Pledgor and a Grantor

By:
Name:
Title:

Exhibit I - Page 4

[WELLS FARGO BANK, N.A.], as Collateral Agent

By:
Name:
Title:

Exhibit I - Page 5

Exhibit II

to the to the Guarantee and Collateral Agreement

FORM OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated [            ], 20[    ], is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of [Wells Fargo Bank, N.A.], as Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement (each as hereinafter defined), as applicable.

WHEREAS, pursuant to the Term Loan Credit Agreement dated as of [            ], 2020 (as may be amended, restated, amended and restated, supplemented, extended, renewed, refinanced, waived or otherwise modified or replaced from time to time, the “Credit Agreement”), among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders and [                    ], as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for the Secured Parties, the Lenders have extended Loans to the Borrower;

WHEREAS, in connection with the Credit Agreement, the Obligors have entered into the Guarantee and Collateral Agreement in favor of the Collateral Agent dated as of even date with the Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in order to induce the Lenders to make such Loans;

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1.    Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(a)    the United States Patents (as defined in the Guarantee and Collateral Agreement) set forth in Schedule A hereto;

(b)    the United States registered Trademarks (as defined in the Guarantee and Collateral Agreement) and Trademarks for which United States applications are pending set forth in Schedule B hereto; and

Exhibit II – Page 1

(c)    the United States registrations of Copyrights (as defined in the Guarantee and Collateral Agreement) set forth in Schedule C hereto.

SECTION 2.    Recordation. This IP Security Agreement has been executed and delivered by each Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office and the United States Copyright Office. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks record this IP Security Agreement.

SECTION 3.    Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4.    Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this IP Security Agreement and the terms of the Guarantee and Collateral Agreement, the terms of the Guarantee and Collateral Agreement shall govern.

SECTION 5.    Governing Law. THIS IP SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS IP SECURITY AGREEMENT AND ALL CLAIMS RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.    Severability. In case any one or more of the provisions contained in this IP Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Remainder of Page Intentionally Blank]

Exhibit II – Page 2

IN WITNESS WHEREOF, [each] Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR],
as [a] Grantor

By:
Name:
Title:

[NAME OF GRANTOR],
as [a] Grantor

By:
Name:
Title:

Exhibit II – Page 3

Accepted and Agreed to:

[Wells Fargo Bank, N.A.], as Collateral Agent

By:
Name:
Title:

Exhibit II – Page 4

EXHIBIT C

FORM OF NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), HEREBY PROMISES TO PAY to [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the principal amount of the Loans owing to the Lender by the Borrower pursuant to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [            ], 2020, among the Borrower, the LENDERS party thereto from time to time and [            ], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meanings.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of the Loans represented by this Promissory Note and advanced to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in U.S. dollars to the Administrative Agent for the benefit of the Lenders as set forth in the Credit Agreement. The Loans represented by this Promissory Note advanced to the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (this “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in Section 2.02(e) of the Credit Agreement and is entitled to the benefits of the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lenders to or for the benefit of the Borrower, the indebtedness of the Borrower resulting from the Loans being, on request of a Lender, evidenced by such promissory notes, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory note.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York and is entered into as of the date first written above.

[Signature page follows]

Exhibit C-1

SUMMIT MIDSTREAM HOLDINGS, LLC, as Borrower

By:
Name:
Title:

Exhibit C-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit C-3

EXHIBIT D

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [            ], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [            ], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-2

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [            ], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [            ], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-3

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-4

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [            ], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [            ], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D-5

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Exhibit D-6

FORM OF NON-U.S. LENDER TAX CERTIFICATE

[date]

Reference is hereby made to the Term Loan Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of [            ], 2020, among SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party thereto from time to time and [        ], as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).

Pursuant to the provisions of Section 2.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any note(s) evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any note(s) evidencing such Loans), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature page follows]

Exhibit D-7

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit D-8

EXHIBIT D

FORM OF NEWCO ASSIGNMENT OF INTERESTS

[See attached]

D-1

ASSIGNMENT OF INTERESTS

This ASSIGNMENT OF INTERESTS (this “Assignment”), dated as of [            ], 2020, is entered into by and between SMP TopCo, LLC, a Delaware limited liability company (“Assignor”), and Summit Midstream Partners, LP, a Delaware limited partnership (“Assignee”). Assignor and Assignee are individually referred to herein as “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Summit Midstream Partners, LLC, a Delaware limited liability company (the “Acquired Entity”) is governed pursuant to the terms and provisions of a Limited Liability Company Operating Agreement (the “LLC Agreement”) and in accordance with the Certificate of Formation of the Acquired Entity, dated as of February 23, 2009, and the Delaware Limited Liability Company Act;

WHEREAS, Assignor is the sole member of the Acquired Entity;

WHEREAS, Assignor is the record and beneficial owner of 100% of the outstanding limited liability company interests, of Summit Midstream Partners, LLC, a Delaware limited liability company (such interests, the “Assigned Interests”);

WHEREAS, pursuant to that certain Purchase Agreement by and among Assignor, Assignee, Energy Capital Partners II, LP, a Delaware limited partnership, Energy Capital Partners II-A, LP, a Delaware limited partnership, Energy Capital Partners II-B IP, LP, a Delaware limited partnership, Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership, Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership, Summit Midstream Management, LLC, a Delaware limited liability company, SMLP Holdings, LLC, a Delaware limited liability company, and Summit Midstream GP, LLC, a Delaware limited liability company (for the limited purposes set forth in Sections 5.2(a) and 5.12 of the Purchase Agreement), dated as of May 3, 2020 (the “Purchase Agreement”), Assignee desires to sell, convey, transfer and assign, and Assignee desires to acquire, the Assigned Interests;

WHEREAS, Assignor desires to cease to be a member of the Acquired Entity, and Assignee desires to be admitted to the Acquired Entity as the sole member of the Acquired Entity; and

WHEREAS, the Parties desire that the Acquired Entity continue without dissolution.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.    Definitions. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement.

2.    Sale and Assignment. Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee the Assigned Interests free and clear of any Encumbrances other than restrictions arising from applicable securities Laws.

3.    Admission. Simultaneously with the assignment described in paragraph 2 of this Assignment, Assignee is hereby admitted to the Acquired Entity as the sole member of the Acquired Entity, and hereby agrees to be bound by all terms and conditions of the LLC Agreement.

4.    Cessation. Immediately following the admission of Assignee as the sole member of the Acquired Entity as described in paragraph 4 of this Assignment, Assignor does hereby cease to be a member of the Acquired Entity, and shall cease to have or exercise any right or power as a member of the Acquired Entity.

5.    Continuation of the Acquired Entity. The Parties agree that the assignment of the Assigned Interests, the admission of Assignee as the sole member of the Acquired Entity and the cessation of Assignor as a member of the Acquired Entity does not dissolve the Acquired Entity and the Acquired Entity shall continue without dissolution.

6.    Purchase Agreement. This Assignment is subject to all terms, conditions and limitations set forth in the Purchase Agreement (including, but not limited to, the representations, warranties and covenants set forth therein). In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

7.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

8.    Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

9.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

10.    Third-Party Beneficiaries. No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than Assignee, Assignor and/or their respective successors and permitted assigns.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Assignor and Assignee have each duly executed this Assignment as of the date first written above.

ASSIGNOR:

SMP TOPCO, LLC

By:
Name:
Title:

ASSIGNEE:

SUMMIT MIDSTREAM PARTNERS, LP

By:
Name:
Title:

Signature Page to Assignment of Interests

EXHIBIT E

FORM OF SMLP HOLDINGS ASSIGNMENT OF INTERESTS

[See attached]

E-1

ASSIGNMENT OF INTERESTS

This ASSIGNMENT OF INTERESTS (this “Assignment”), dated as of [            ], 2020, is entered into by and between SMLP Holdings, LLC, a Delaware limited liability company (“Assignor”), and Summit Midstream Partners, LP, a Delaware limited partnership (“Assignee”). Assignor and Assignee are individually referred to herein as “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Assignee is governed pursuant to the terms and provisions of the Third Amended and Restated Agreement of Limited Partnership of Assignee, dated as of March 22, 2019 (the “LP Agreement”) and in accordance with the Certificate of Limited Partnership of Assignee, dated as of April 30, 2012, and the Delaware Revised Uniform Limited Partnership Act.

WHEREAS, Assignor owns 5,915,827 common units representing limited partner interests in Assignee (such interests, the “Assigned Interests”);

WHEREAS, pursuant to that certain Purchase Agreement by and among Assignor, Assignee, Energy Capital Partners II, LP, a Delaware limited partnership, Energy Capital Partners II-A, LP, a Delaware limited partnership, Energy Capital Partners II-B IP, LP, a Delaware limited partnership, Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership, Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership, Summit Midstream Management, LLC, a Delaware limited liability company, SMP TopCo, LLC, a Delaware limited liability company, and Summit Midstream GP, LLC, a Delaware limited liability company (for the limited purposes set forth in Sections 5.2(a) and 5.12 of the Purchase Agreement), dated as of May 3, 2020 (the “Purchase Agreement”), Assignee desires to sell, convey, transfer and assign, and Assignee desires to acquire, the Assigned Interests;

WHEREAS, the Parties desire that Assignee continue without dissolution.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.    Definitions. Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Purchase Agreement.

2.    Sale and Assignment. Assignor hereby sells, assigns, conveys, transfers and delivers to Assignee the Assigned Interests, free and clear of any Encumbrances other than restrictions arising from applicable securities Laws.

3.    Cessation. Simultaneously with the assignment described in paragraph 2 of this Assignment, Assignor does hereby cease to be a limited partner of Assignee, and shall cease to have or exercise any right or power as a limited partner of Assignee.

4.    Continuation of Assignee. The Parties agree that the assignment of the Assigned Interests and the cessation of Assignor as a limited partner of Assignee does not dissolve Assignee and Assignee shall continue without dissolution.

5.    Purchase Agreement. This Assignment is subject to all terms, conditions and limitations set forth in the Purchase Agreement (including, but not limited to, the representations, warranties and covenants set forth therein). In the event of any conflict or inconsistency between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall prevail. Nothing contained herein shall be deemed to alter, modify, expand or diminish the terms of the Purchase Agreement.

6.    Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

7.    Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

8.    Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

9.    Third-Party Beneficiaries. No provision of this Assignment is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than Assignee, Assignor and/or their respective successors and permitted assigns.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Assignor and Assignee have each duly executed this Assignment as of the date first written above.

ASSIGNOR:

SMLP HOLDINGS, LLC

By:
Name:
Title:

ASSIGNEE:

SUMMIT MIDSTREAM PARTNERS, LP

By:
Name:
Title:

Signature Page to Assignment of Interests

EXHIBIT F

FORM OF NEWCO WARRANT AGREEMENT

[See attached]

F-1

THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS WARRANT NOR ANY OF THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED IN VIOLATION OF THE SECURITIES ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.

No.	[ ], 2020

SUMMIT MIDSTREAM PARTNERS, LP

WARRANT TO PURCHASE COMMON UNITS

For VALUE RECEIVED, SMP TOPCO, LLC, a Delaware limited liability company (the “Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant to Purchase Common Units (this “Warrant”), from SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), up to 8,059,609 common units (the “Warrant Units”) representing limited partner interests of the Partnership (“Common Units”), at an exercise price of $[            ]1 per Warrant Unit (as adjusted from time to time pursuant hereto, the “Exercise Price”).

This Warrant is authorized under the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 22, 2019 (as such agreement may be amended from time to time, the “Partnership Agreement”), and is issued in connection with that certain Purchase Agreement (as such agreement may be amended from time to time, the “Purchase Agreement”) dated as of May 3, 2020, by and among Energy Capital Partners II, LP, a Delaware limited partnership, Energy Capital Partners II-A, LP, a Delaware limited partnership, Energy Capital Partners II-B IP, LP, a Delaware limited partnership, Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership, Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership, Summit Midstream Management, LLC, a Delaware limited liability company, the Warrantholder, SMLP Holdings, LLC, a Delaware limited liability company, the Partnership, and for the limited purposes set forth therein, Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership. Unless otherwise indicated herein, capitalized terms used in this Warrant shall have the respective meanings ascribed to such terms in the Purchase Agreement.

This Warrant is part of a series of Warrants originally issued to SMLP TopCo, LLC, Delaware limited liability company (the “Original Warrantholder”) and SMLP Holdings, LLC, Delaware limited liability company, with respect to an aggregate of 10,000,000 Warrant Units (collectively, the “Series A Warrants”).

Section 1.    Registration. The Partnership shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Partnership shall issue and register this Warrant in the name of the Warrantholder in the books to be maintained by the Partnership for such purpose.

[1]	To be an amount equal to 110% of the closing unit price on the Closing Date (as defined in the Purchase Agreement).

Section 2.    Transfers.

(a)    This Warrant and any Warrant Units to be issued hereunder shall be freely transferrable, subject to compliance with the applicable provisions of the Securities Act and:

(i)    with respect to any transfer of Warrants to an affiliate of the Original Warrantholder, may be transferred in whole or in part; and

(ii)    with respect to any transfer of Warrants other than pursuant to Section 2(a)(i) above, may be transferred only in whole and not in part and only at the same time as all other then outstanding Series A Warrants are transferred to the same transferee.

(b)    The Warrantholder shall provide notice of any proposed transfer pursuant to Section 2(a) of all or part of this Warrant and the Warrant Units to the Partnership not less than two (2) Business Days (as defined below) prior to such transfer.

(c)    If the Warrantholder proposes to transfer all or a portion of this Warrant in accordance with Section 2(a), the Warrantholder shall surrender this Warrant to the Partnership, accompanied by appropriate instructions regarding the timing of such proposed transfer, the number of Warrant Units to be transferred and the name of the transferee. Upon the consummation of the transfer of the Warrant Units, the Partnership shall cancel this Warrant and issue a new Series A Warrant (the “New Warrants”) to each of the Warrantholder and the transferee, as applicable. Each New Warrant shall include terms and conditions identical to those in this Warrant. Any transfer or other similar taxes in connection with such transfer of the Warrant shall be paid by the Warrantholder. If the transfer of the Warrant is not consummated, this Warrant shall be returned to the Warrantholder and the terms and conditions of this Warrant shall remain in effect. Any such transfer shall be conditioned on the transferee acknowledging and agreeing to all of the terms and provisions of this Warrant applicable thereto.

(d)    Requirements for Transfer.

(i)    This Warrant and the Warrant Units shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act or (ii) the Partnership first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Partnership, to the effect that such sale or transfer is exempt from registration requirements of the Securities Act.

(ii)    Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Warrantholder which is a corporation to a wholly owned subsidiary of such corporation or to a corporation owned by the same parent entity of such corporation, a transfer by a Warrantholder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Warrantholder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired

2

member, provided that, as a condition to the Partnership effecting such transfer, the transferee in each case agrees in writing to be subject to the terms of this Section 2(d), or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

(iii)    Each certificate representing Warrant Units shall bear a legend, and any Warrant Units issued in book entry form shall be subject to restrictions as if certificated and bearing a legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

The foregoing legend shall be removed from the certificates representing any Warrant Units, at the request of the Warrantholder, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or have been registered under the Securities Act.

Section 3.    Exercise of Warrant.

(a)    Beginning on the date hereof and until the date that is three (3) years following the date hereof (the “Exercise Termination Date”), this Warrant may be exercised in whole or in part or from time to time by the Warrantholder; provided that this Warrant, together with any other Series A Warrants (including New Warrants issued pursuant to Section 2(c), Section 3(i) or Section 8 of this Warrant or any other Series A Warrant), may not be exercised on more than two dates in the aggregate for all Series A Warrants. If (i) this Warrant is not exercised on or prior to 5:00 P.M., New York City time, on the Exercise Termination Date or (ii) this Warrant is not exercised on the first or second date on which any Series A Warrant is exercised, all vested and unexercised Warrant Units, shall be automatically forfeited, this Warrant shall be void and all rights of the Warrantholder (or any permitted transferee thereof) hereunder shall cease.

This Warrant may be exercised in whole or in part by the Warrantholder pursuant to the paragraph immediately above by (i) its delivery of the warrant exercise form attached hereto as Appendix A (the “Notice of Exercise”), (ii) its surrender of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction in accordance with Section 8) and (iii) to the extent this Warrant is exercised (or is deemed exercised) in accordance with Section 3(b) below, upon payment by certified check or wire transfer for the aggregate Exercise Price for the Warrant Units as to which this Warrant is being exercised pursuant to Section 3(b), in each case, to the Partnership during normal business hours on any day other

3

than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the Partnership’s principal executive offices (or such other office or agency of the Partnership as the Partnership may designate by notice to the Warrantholder, provided that any Notice of Exercise delivered after 5:00 p.m., New York time, will be deemed delivered the next Business Day). The Partnership shall deliver any objection to the Notice of Exercise within one Business Day of receipt of such Notice of Exercise. In the event of any dispute or discrepancy, the records of the Partnership shall be controlling and determinative in the absence of manifest error. To the extent the conditions specified in clauses (i) and (ii) of the proviso in Section 3(d) are not satisfied on the date the Notice of Exercise is delivered, any Warrant Units specified on the Notice of Exercise as being exercised pursuant to Section 3(d) shall instead be deemed exercised pursuant to Section 3(c) to the extent such Notice of Exercise is not withdrawn.

(b)    The Warrantholder, to the extent exercising (or deemed exercising) the Warrant by cash payment of the Exercise Price, shall receive that number of Warrant Units equal to the Warrant Units as to which the Warrant is being exercised pursuant to this Section 3(b) (subject to the limitation set out in Section 3(c) below).

(c)    The Warrantholder, to the extent exercising this Warrant pursuant to this Section 3(c), shall receive that number of Warrant Units computed using the following formula, rounded down to the nearest whole Warrant Unit (subject to the limitations set forth in Section 3(e) below):

Y(A-B)
X =	A

where:

X = the number of Warrant Units to be issued to the Warrantholder;

Y = the number of Warrant Units with respect to which this Warrant is being exercised pursuant to Section 3(c) (inclusive of the Warrant Units surrendered to the Partnership pursuant to Section 3(c) in payment of the aggregate exercise price);

A = the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise; and

B = the Exercise Price.

(d)    The Warrantholder, to the extent exercising this Warrant pursuant to this Section 3(d), shall receive an amount of cash computed using the following formula (subject to the limitations set forth in Section 3(e) below); provided, however, that the Warrantholder shall be entitled to exercise this Warrant pursuant to this Section 3(d) only (i) if the payment of such cash amount would not result in the, and there shall not otherwise have occurred and be continuing any, violation of any financial covenant under that certain Third Amended and Restated Credit

4

Agreement, dated as of May 26, 2017, among Summit Midstream Holdings, LLC (the “Borrower”), the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented, replaced or refinanced in any matter, the “Credit Agreement”) and (ii) to the extent that after giving pro forma effect to the payment of such cash amount, the “Leverage Ratio” (as defined in the Credit Agreement) would be at least 0.5x below the applicable Leverage Ratio set forth in the Credit Agreement (e.g., if the Borrower’s Leverage Ratio on the last day of the immediately preceding fiscal quarter is not permitted to be greater than 5.50 to 1.00, then the cash amount paid would be the maximum amount such that, after giving effect to the payment of such cash amount, the Leverage Ratio on the last day of the immediately preceding fiscal quarter would be no greater than 5.00 to 1.00), with the remainder of the Warrant Units underlying such exercise being delivered in the form of Warrant Units as provided in Section 3(c) above (subject to the limitations set forth in Section 3(e) below):

W =Y(A-B)

where:

W = the amount of cash to be paid to the Warrantholder;

Y = the number of Warrant Units with respect to which this Warrant is being exercised pursuant to Section 3(d) (inclusive of the Warrant Units surrendered to the Partnership pursuant to Section 3(d) in payment of the aggregate exercise price);

A = the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise; and

B = the Exercise Price.

(e)    Notwithstanding any other provision in this Section 3, if the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise is equal to or exceeds the sum of (x) the Maximum Amount (where, for purposes of this Warrant, the term “Maximum Amount” shall mean $2, as adjusted from time to time in accordance with Section 4 hereof) and (y) the Exercise Price, then (i) to the extent the Warrantholder pays the aggregate Exercise Price in cash in accordance with Section 3(b) as to a portion of the Warrant Units, it shall receive a number of Warrant Units using the following formula, rounded down to the nearest whole Warrant Unit (with reference to Section 3(c) for the definitions of the variables):

Y(B+M)
X =	A

(ii) to the extent the Warrantholder elects to use the provisions of Section 3(c) as to a portion of the Warrant Units in lieu of exercising this Warrant by cash payment or pursuant to Section 3(d), it shall receive a number of Warrant Units computed using the following formula, rounded down to the nearest whole Warrant Unit (with reference to Section 3(c) for the definitions of the variables):

(MY)
X =	A

5

and (iii) to the extent the Warrantholder elects to use the provisions of Section 3(d) as to a portion of the Warrant Units in lieu of exercising this Warrant by cash payment or pursuant to Section 3(c), it shall receive an amount of cash computed using the following formula (with reference to Section 3(d) for the definitions of the variables):

W =	(MY)

where:

M = the Maximum Amount;

(f)    Upon exercise of this Warrant, the Partnership shall not be obligated to issue physical certificates in the name of the Warrantholder for the Warrant Units, if any, to which the Warrantholder shall be entitled upon exercise; provided, however, that the Partnership shall maintain records showing the number of Warrant Units, if any, purchased and the date of such purchase.

(g)    Whenever any provision of this Warrant requires an average of prices over a span of multiple days, the Partnership shall make such adjustments to each that the Partnership reasonably determines to be necessary to account for any adjustment to the Exercise Price that becomes effective, or any event requiring an adjustment to the Exercise Price (or changes to market prices resulting from any such event) where the ex-dividend date or effective date, as the case may be, of the event occurs, at any time during the period over which such average is to be calculated.

(h)    The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day (the “Exercise Effective Time”) on which the Warrant shall have been surrendered for exercise as provided above, together with the Notice of Exercise referred to above and to the extent this Warrant is being exercised as to a portion of the Warrant Units subject to Section 3(b), the applicable Exercise Price, and all taxes required to be paid by the Warrantholder, if any, pursuant to Section 7 prior to the exercise of such Warrant have been paid. At the Exercise Effective Time, the Common Units, if any, issuable upon such exercise as provided in Section 3 shall be deemed to have been issued and, for all purposes of this Warrant, the recipient shall, as between such person and the Partnership, be deemed to be and entitled to all rights of the holder of record of such Common Units.

For purposes of this Warrant, “Daily VWAP” means, for any trading day, the per unit volume-weighted average price of the Common Units on the New York Stock Exchange for such date as reported by Bloomberg through its “Volume at Price” function (based on a trading day from 9:30 a.m., New York City time (or such other time as the New York Stock Exchange announces is the official open of trading) to 4:00 p.m., New York City time (or such other time as the New York Stock Exchange announces is the official open of trading)), or, if such volume-

6

weighted average price is unavailable, the market value of one Common Unit on such trading day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Partnership. The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(i)    In the event of a partial exercise of the Warrant permitted hereunder, the Partnership shall promptly deliver to the Warrantholder a New Warrant evidencing the rights of the Warrantholder to purchase the unexpired or unexercised portions of Warrant Units and otherwise including terms and conditions identical to those in this Warrant.

Section 4.    Anti-Dilution Provisions and Other Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price and the Maximum Amount shall be subject to adjustment, from time to time, as follows:

(a)    Consolidation or Merger. If, at any time while this Warrant remains outstanding and unexpired, the Partnership shall (i) consolidate or merge with any other entity (regardless of whether the Partnership is the continuing or surviving entity), (ii) transfer all or substantially all of its properties or assets to any other person or entity or (iii) effect a capital reorganization or reclassification of the Common Units, in each case if as a result of such transaction the Common Units shall be changed into or exchanged for units, stock or other securities of the Partnership or the surviving entity or cash or any other property, the Partnership, or such successor entity as the case may be, shall, without payment of any additional consideration therefor, execute a new warrant providing that the Warrantholder shall have the right to exercise such new warrant (upon terms no less favorable to the Warrantholder than those applicable to this Warrant) and to receive upon such exercise, in lieu of each Common Unit theretofore issuable upon exercise of this Warrant, the kind and amount of units, shares of stock or other securities, money or property receivable upon such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance by the holder of one Common Unit issuable upon exercise of this Warrant had it been exercised immediately prior to such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance. The provisions of this Section 4(a) shall similarly apply to successive capital reorganizations, reclassifications, changes, consolidations, mergers, sales and conveyances.

(b)    Distributions in Common Units. If the Partnership shall pay or make a distribution on its Common Units in additional Common Units, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of unitholders entitled to receive such dividend or other distribution (the “Determination Date”) shall be reduced by multiplying such Exercise Price by a fraction, (i) the numerator of which shall be the number of Common Units outstanding as of the close of business on the Determination Date and (ii) the denominator of which shall be the sum of (x) the number of Common Units outstanding at the close of business on the Determination Date and (y) the total number of Common Units constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day following the Determination Date. For the purposes of this Section 4(b), the number of Common Units at any time outstanding shall not include Common Units held in the treasury of the Partnership. The Partnership will not pay any dividend or make any distribution on Common Units held in the treasury of the Partnership.

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(c)    Unit Splits or Combinations. In case the outstanding Common Units shall be subdivided into a greater number of Common Units, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding Common Units shall each be combined into a smaller number of Common Units, the Exercise Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be increased, in each case, to equal the product of the Exercise Price in effect on such date and a fraction, (i) the numerator of which shall be the number of Common Units outstanding immediately prior to such subdivision or combination, as applicable, and (ii) the denominator of which shall be the number of Common Units outstanding immediately after such subdivision or combination, as applicable. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)    Adjustments of Maximum Amount and Number of Units. Upon each adjustment in the Exercise Price pursuant to any provision of this Section 4, (x) the Maximum Amount shall be adjusted to the product obtained by multiplying the Maximum Amount immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately after such adjustment and (ii) the denominator of which shall be the Exercise Price immediately prior thereto; and (y) the number of Common Units purchasable hereunder at the Exercise Price shall be adjusted, to the nearest whole Common Unit, to the product obtained by multiplying such number of Common Units purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.

(e)    Other Provision Applicable to Adjustments Under This Section. All calculations under this Section 4 shall be made to the nearest 1/100th of a cent or to the nearest whole Common Unit, as applicable. No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 4(e)) would require an increase or decrease of at least 1% in such Exercise Price.

(f)    Notice to the Warrantholder. The Partnership will deliver to the Warrantholder written notice, at the same time and in the same manner that it is required to give such notice under the Partnership Agreement of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Common Units. The Partnership will take all steps reasonably necessary in order to ensure that the Warrantholder is able to exercise this Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.

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Section 5.    Representations and Covenants.

(a)    The Partnership represents and covenants that all Warrant Units will, when issued, be validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Upon the exercise of this Warrant, the issuance of the Warrant Units will not be subject to any preemptive or similar rights, other than pursuant to Section 5.8 of the Partnership Agreement.

(b)    The Warrantholder is acquiring this Warrant and will acquire the Warrant Units for its own account, with no present intention of distributing or reselling this Warrant or the Warrant Units in violation of applicable securities laws. The Warrantholder acknowledges that this Warrant has not been, and when issued the Warrant Units will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Warrantholder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Warrantholder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

Section 6.    Registration of Warrant Units.

(a)    The Partnership agrees that as soon as practicable, but in no event later than 90 days following the date hereof, it shall use its commercially reasonable efforts to file with the Securities and Exchange Commission a Form S-3 or any similar short-form registration statement that may be available at such time (as amended or supplemented and including any replacements thereof, the “Form S-3”) for the registration, under the Securities Act, of the resale of the Warrant Units issuable upon exercise of the Warrants. The Partnership shall use its commercially reasonable efforts to cause the Form S-3 to become effective and to maintain the effectiveness of such Form S-3, and a current prospectus relating thereto, until the earlier of (a) the time at which all Warrant Units have been sold or otherwise disposed of under the Form S-3 or in accordance with Rule 144 promulgated under the Securities Act and (b) the Warrant Units have become eligible for resale without manner of sale or volume restriction in accordance with Rule 144 promulgated under the Securities Act.

(b)    If (i) the board of directors of the General Partner of the Partnership determines that the filing, initial effectiveness or continued use of the Form S-3 would not be in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Form S-3, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (such good faith judgment, a “Valid Business Reason”), the

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Partnership may postpone or withdraw a filing of a Form S-3, or delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall the Partnership avail itself of such right, for a total of more than 60 consecutive days at any one time or 90 days, in the aggregate, in any period of 365 consecutive days; and the Partnership shall give notice to the Warrantholder of its determination to postpone or withdraw a Form S-3 promptly. In the event the Partnership exercises its rights under this Section 6(b), the Warrantholder shall suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to the Form S-3 in connection with any sale or offer to sell Warrant Units, and shall further keep confidential (i) the Partnership’s exercise of its rights under this Section 6(b) and (ii) the Warrantholder’s suspension of its use of the prospectus relating to the Form S-3.

(c)    It is acknowledged by the Warrantholder that it shall be responsible for all commissions, underwriting discounts or brokerage fees, and any transfer taxes, if any, in respect of Warrant Units which are registered and sold by it.

Section 7.    Payment of Taxes. The Partnership will pay any documentary stamp taxes attributable to the issuance of Warrant Units issuable upon the exercise of this Warrant; provided, however, that the Partnership shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrant Units or delivery of cash in a name other than that of the Warrantholder in respect of which such Warrant Units are issued, and in such case the Partnership shall not be required to issue or deliver any certificate for Warrant Units or any Warrant or deliver any cash until the person requesting the same has paid to the Partnership the amount of such tax or has established to the Partnership’s reasonable satisfaction that such tax has been paid. For the avoidance of doubt, the Warrantholder shall be responsible for any income or similar taxes with respect to the Warrant.

Section 8.    Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Partnership shall issue a New Warrant of like tenor and for the purchase of a like amount of Warrant Units, upon the receipt and cancellation of a mutilated Warrant, or, in the event this Warrant is lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Partnership of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Partnership. Any such issuance of a New Warrant shall be conditioned on the recipient acknowledging and agreeing to all of the terms and provisions of this Warrant applicable thereto.

Section 9.    Benefits. Nothing in this Warrant shall be construed to give any person or entity (other than the Partnership and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Partnership and the Warrantholder. Each Warrantholder, by acceptance of a Warrant, and whether or not such Warrantholder acknowledges the same, agrees to all of the terms and provisions of the Warrant applicable thereto.

Section 10.    Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described: (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by electronic mail or facsimile, then such notice shall be deemed given upon

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receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in the first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed to the address set forth below, or at such other address as the Partnership or Warrantholder has furnished to the other party in writing in accordance with this Warrant:

If to the Partnership:

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: General Counsel

E-Mail: [***]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

E-Mail: [***]

If to SMP TopCo, LLC:

Energy Capital Partners II-A, LP

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Chris Leininger

E-Mail: [***]

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

E-Mail: [***]

If to any other holder of this Warrant, at its last known address appearing on the books of the Partnership maintained for such purpose.

Section 11.    Section Headings. The section headings in this Warrant are for the convenience of the Partnership and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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Section 12.    Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 13.    Governing Law; Jurisdiction.

(a)    This Warrant all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

(b)    Each party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10 addressed to such party at the address specified pursuant to Section 10. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Warrant (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10 to such Party’s address set forth in Section 10 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Warrant in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Warrant shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 14.    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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Section 15.    Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 4) only upon the written consent of the Partnership and the Warrantholder.

Section 16.    Requirement for Signature. Unless and until signed by the Partnership, this Warrant shall be invalid and of no force or effect and may not be exercised by the holder hereof.

Section 17.    Severability. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not be in any way impaired so long as this Warrant as so modified continues to express, without material change, the original intentions of the Warrantholder and the Partnership as to the subject matter hereof and the invalidity, illegality or unenforceability of any provision in question does not substantially impair the respective expectations or reciprocal obligations of the Warrantholder and the Partnership or the practical realization of the benefits that would otherwise be conferred upon the Warrantholder and the Partnership. The Warrantholder and the Partnership will endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 18.    No Voting or Dividend Rights. Except as may be specifically provided for herein, until the Exercise Effective Time as to this Warrant:

(i)    the Warrantholder shall not have or exercise any rights by virtue hereof as a holder of Common Units of the Partnership, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Units or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Units;

(ii)    the consent of the Warrantholder shall not be required with respect to any action or proceeding of the Partnership;

(iii)    the Warrantholder, by reason of the ownership or possession of a Warrant, shall not have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Units prior to, or for which the relevant record date preceded, the Exercise Effective Time of such Warrant; and

(iv)    the Warrantholder shall not have any right not expressly conferred hereunder or under, or by applicable law with respect to, this Warrant.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Partnership has caused this Warrant to be duly executed as of the date first above written, and the initial Warrantholder, by execution hereof below, agrees to all of the terms and provision hereof.

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC,
its general partner

By:
Name:
Title:

SMP TOPCO, LLC

By:
Name:
Title:

Signature Page to SMLP Holdings Warrant

APPENDIX A

SUMMIT MIDSTREAM PARTNERS, LP

WARRANT EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (the “Warrant”) for, and to purchase thereunder by the surrender of the Warrant and (if applicable) payment of the Exercise Price, all the Warrant Units (or, if partial exercise of the Warrant is permitted under the terms of the Warrant,                      Warrant Units) evidenced by the Warrant, this Warrant being exercised as to all such Warrant Units, pursuant to Section 3(b) thereof, except to the extent this Warrant is being exercised as to any Warrant Units pursuant to Section 3(c) or Section 3(d), as indicated by the amount of Warrant Units indicated below:

Section 3(c):                          Warrant Units

Section 3(d):                          Warrant Units

The Warrant Units, if any, issuable upon such election shall be evidenced only by the registration of such Warrant Units on the books and records of the Partnership maintained for such purpose and such Warrants Units, if any, shall be issued or cash, if any, shall be delivered in the name of the undersigned or as otherwise indicated below.

Notwithstanding anything to the contrary contained herein, this election shall constitute a representation by the Warrantholder that the recipient of the Warrant Units issued or cash delivered upon the exercise of this Warrant is an “accredited purchaser” as defined in Regulation D promulgated under the Securities Act. The Partnership may rely on this representation and warranty of the Warrantholder in determining whether the recipient of the Warrant Units issued upon the exercise of this Warrant is an “accredited purchaser” as defined in Regulation D promulgated under the Securities Act.

[Signature Page Follows]

A-1

Dated:             ,

Signature:

Name (please print)

Address

Name for Registration

FEIN or Social Security Number

Assignee:

A-2

EXHIBIT G

FORM OF SMLP HOLDINGS WARRANT AGREEMENT

[See attached]

G-1

THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS WARRANT NOR ANY OF THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED IN VIOLATION OF THE SECURITIES ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT.

No.	[ ], 2020

SUMMIT MIDSTREAM PARTNERS, LP

WARRANT TO PURCHASE COMMON UNITS

For VALUE RECEIVED, SMLP HOLDINGS, LLC, a Delaware limited liability company (the “Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant to Purchase Common Units (this “Warrant”), from SUMMIT MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), up to 1,940,391 common units (the “Warrant Units”) representing limited partner interests of the Partnership (“Common Units”), at an exercise price of $[            ]1 per Warrant Unit (as adjusted from time to time pursuant hereto, the “Exercise Price”).

This Warrant is authorized under the terms of the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 22, 2019 (as such agreement may be amended from time to time, the “Partnership Agreement”), and is issued in connection with that certain Purchase Agreement (as such agreement may be amended from time to time, the “Purchase Agreement”) dated as of May 3, 2020, by and among Energy Capital Partners II, LP, a Delaware limited partnership, Energy Capital Partners II-A, LP, a Delaware limited partnership, Energy Capital Partners II-B IP, LP, a Delaware limited partnership, Energy Capital Partners II-C (Summit IP), LP, a Delaware limited partnership, Energy Capital Partners II (Summit Co-Invest), LP, a Delaware limited partnership, Summit Midstream Management, LLC, a Delaware limited liability company, SMP TopCo, LLC, a Delaware limited liability company, the Warrantholder, the Partnership, and for the limited purposes set forth therein, Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership. Unless otherwise indicated herein, capitalized terms used in this Warrant shall have the respective meanings ascribed to such terms in the Purchase Agreement.

This Warrant is part of a series of Warrants originally issued to SMLP Holdings, LLC, Delaware limited liability company (the “Original Warrantholder”) and SMLP TopCo, LLC, Delaware limited liability company, with respect to an aggregate of 10,000,000 Warrant Units (collectively, the “Series A Warrants”).

Section 1.    Registration. The Partnership shall maintain books for the transfer and registration of this Warrant. Upon the initial issuance of this Warrant, the Partnership shall issue and register this Warrant in the name of the Warrantholder in the books to be maintained by the Partnership for such purpose.

[1]	To be an amount equal to 110% of the closing unit price on the Closing Date (as defined in the Purchase Agreement).

Section 2.    Transfers.

(a)    This Warrant and any Warrant Units to be issued hereunder shall be freely transferrable, subject to compliance with the applicable provisions of the Securities Act and:

(i)    with respect to any transfer of Warrants to an affiliate of the Original Warrantholder, may be transferred in whole or in part; and

(ii)    with respect to any transfer of Warrants other than pursuant to Section 2(a)(i) above, may be transferred only in whole and not in part and only at the same time as all other then outstanding Series A Warrants are transferred to the same transferee.

(b)    The Warrantholder shall provide notice of any proposed transfer pursuant to Section 2(a) of all or part of this Warrant and the Warrant Units to the Partnership not less than two (2) Business Days (as defined below) prior to such transfer.

(c)    If the Warrantholder proposes to transfer all or a portion of this Warrant in accordance with Section 2(a), the Warrantholder shall surrender this Warrant to the Partnership, accompanied by appropriate instructions regarding the timing of such proposed transfer, the number of Warrant Units to be transferred and the name of the transferee. Upon the consummation of the transfer of the Warrant Units, the Partnership shall cancel this Warrant and issue a new Series A Warrant (the “New Warrants”) to each of the Warrantholder and the transferee, as applicable. Each New Warrant shall include terms and conditions identical to those in this Warrant. Any transfer or other similar taxes in connection with such transfer of the Warrant shall be paid by the Warrantholder. If the transfer of the Warrant is not consummated, this Warrant shall be returned to the Warrantholder and the terms and conditions of this Warrant shall remain in effect. Any such transfer shall be conditioned on the transferee acknowledging and agreeing to all of the terms and provisions of this Warrant applicable thereto.

(d)    Requirements for Transfer.

(i)    This Warrant and the Warrant Units shall not be sold or transferred unless either (i) they first shall have been registered under the Securities Act or (ii) the Partnership first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Partnership, to the effect that such sale or transfer is exempt from registration requirements of the Securities Act.

(ii)    Notwithstanding the foregoing, no registration or opinion of counsel shall be required for (i) a transfer by a Warrantholder which is a corporation to a wholly owned subsidiary of such corporation or to a corporation owned by the same parent entity of such corporation, a transfer by a Warrantholder which is a partnership to a partner of such partnership or a retired partner of such partnership or to the estate of any such partner or retired partner, or a transfer by a Warrantholder which is a limited liability company to a member of such limited liability company or a retired member or to the estate of any such member or retired

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member, provided that, as a condition to the Partnership effecting such transfer, the transferee in each case agrees in writing to be subject to the terms of this Section 2(d), or (ii) a transfer made in accordance with Rule 144 under the Securities Act.

(iii)    Each certificate representing Warrant Units shall bear a legend, and any Warrant Units issued in book entry form shall be subject to restrictions as if certificated and bearing a legend, substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

The foregoing legend shall be removed from the certificates representing any Warrant Units, at the request of the Warrantholder, at such time as they become eligible for resale pursuant to Rule 144(k) under the Securities Act or have been registered under the Securities Act.

Section 3.    Exercise of Warrant.

(a) Beginning on the date hereof and until the date that is three (3) years following the date hereof (the “Exercise Termination Date”), this Warrant may be exercised in whole or in part or from time to time by the Warrantholder; provided that this Warrant, together with any other Series A Warrants (including New Warrants issued pursuant to Section 2(c), Section 3(i) or Section 8 of this Warrant or any other Series A Warrant), may not be exercised on more than two dates in the aggregate for all Series A Warrants. If (i) this Warrant is not exercised on or prior to 5:00 P.M., New York City time, on the Exercise Termination Date or (ii) this Warrant is not exercised on the first or second date on which any Series A Warrant is exercised, all vested and unexercised Warrant Units, shall be automatically forfeited, this Warrant shall be void and all rights of the Warrantholder (or any permitted transferee thereof) hereunder shall cease.

This Warrant may be exercised in whole or in part by the Warrantholder pursuant to the paragraph immediately above by (i) its delivery of the warrant exercise form attached hereto as Appendix A (the “Notice of Exercise”), (ii) its surrender of this Warrant (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction in accordance with Section 8) and (iii) to the extent this Warrant is exercised (or is deemed exercised) in accordance with Section 3(b) below, upon payment by certified check or wire transfer for the aggregate Exercise Price for the Warrant Units as to which this Warrant is being exercised pursuant to Section 3(b), in each case, to the Partnership during normal business hours on any day other

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than a Saturday or Sunday on which banks are open for business in New York City (a “Business Day”) at the Partnership’s principal executive offices (or such other office or agency of the Partnership as the Partnership may designate by notice to the Warrantholder, provided that any Notice of Exercise delivered after 5:00 p.m., New York time, will be deemed delivered the next Business Day). The Partnership shall deliver any objection to the Notice of Exercise within one Business Day of receipt of such Notice of Exercise. In the event of any dispute or discrepancy, the records of the Partnership shall be controlling and determinative in the absence of manifest error. To the extent the conditions specified in clauses (i) and (ii) of the proviso in Section 3(d) are not satisfied on the date the Notice of Exercise is delivered, any Warrant Units specified on the Notice of Exercise as being exercised pursuant to Section 3(d) shall instead be deemed exercised pursuant to Section 3(c) to the extent such Notice of Exercise is not withdrawn.

(b)    The Warrantholder, to the extent exercising (or deemed exercising) the Warrant by cash payment of the Exercise Price, shall receive that number of Warrant Units equal to the Warrant Units as to which the Warrant is being exercised pursuant to this Section 3(b) (subject to the limitation set out in Section 3(c) below).

(c)    The Warrantholder, to the extent exercising this Warrant pursuant to this Section 3(c), shall receive that number of Warrant Units computed using the following formula, rounded down to the nearest whole Warrant Unit (subject to the limitations set forth in Section 3(e) below):

Y(A-B)
X =	A

where:

X = the number of Warrant Units to be issued to the Warrantholder;

Y = the number of Warrant Units with respect to which this Warrant is being exercised pursuant to Section 3(c) (inclusive of the Warrant Units surrendered to the Partnership pursuant to Section 3(c) in payment of the aggregate exercise price);

A = the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise; and

B = the Exercise Price.

(d)    The Warrantholder, to the extent exercising this Warrant pursuant to this Section 3(d), shall receive an amount of cash computed using the following formula (subject to the limitations set forth in Section 3(e) below); provided, however, that the Warrantholder shall be entitled to exercise this Warrant pursuant to this Section 3(d) only (i) if the payment of such cash amount would not result in the, and there shall not otherwise have occurred and be continuing any, violation of any financial covenant under that certain Third Amended and Restated Credit

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Agreement, dated as of May 26, 2017, among Summit Midstream Holdings, LLC (the “Borrower”), the lenders party thereto and Wells Fargo Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented, replaced or refinanced in any matter, the “Credit Agreement”) and (ii) to the extent that after giving pro forma effect to the payment of such cash amount, the “Leverage Ratio” (as defined in the Credit Agreement) would be at least 0.5x below the applicable Leverage Ratio set forth in the Credit Agreement (e.g., if the Borrower’s Leverage Ratio on the last day of the immediately preceding fiscal quarter is not permitted to be greater than 5.50 to 1.00, then the cash amount paid would be the maximum amount such that, after giving effect to the payment of such cash amount, the Leverage Ratio on the last day of the immediately preceding fiscal quarter would be no greater than 5.00 to 1.00), with the remainder of the Warrant Units underlying such exercise being delivered in the form of Warrant Units as provided in Section 3(c) above (subject to the limitations set forth in Section 3(e) below):

W =Y(A-B)

where:

W = the amount of cash to be paid to the Warrantholder;

Y = the number of Warrant Units with respect to which this Warrant is being exercised pursuant to Section 3(d) (inclusive of the Warrant Units surrendered to the Partnership pursuant to Section 3(d) in payment of the aggregate exercise price);

A = the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise; and

B = the Exercise Price.

(e)    Notwithstanding any other provision in this Section 3, if the average of the Daily VWAP on each of the three trading days ending on the day prior to the delivery of the Notice of Exercise is equal to or exceeds the sum of (x) the Maximum Amount (where, for purposes of this Warrant, the term “Maximum Amount” shall mean $2, as adjusted from time to time in accordance with Section 4 hereof) and (y) the Exercise Price, then (i) to the extent the Warrantholder pays the aggregate Exercise Price in cash in accordance with Section 3(b) as to a portion of the Warrant Units, it shall receive a number of Warrant Units using the following formula, rounded down to the nearest whole Warrant Unit (with reference to Section 3(c) for the definitions of the variables):

Y(B+M)
X =	A

(ii) to the extent the Warrantholder elects to use the provisions of Section 3(c) as to a portion of the Warrant Units in lieu of exercising this Warrant by cash payment or pursuant to Section 3(d), it shall receive a number of Warrant Units computed using the following formula, rounded down to the nearest whole Warrant Unit (with reference to Section 3(c) for the definitions of the variables):

(MY)
X =	A

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and (iii) to the extent the Warrantholder elects to use the provisions of Section 3(d) as to a portion of the Warrant Units in lieu of exercising this Warrant by cash payment or pursuant to Section 3(c), it shall receive an amount of cash computed using the following formula (with reference to Section 3(d) for the definitions of the variables):

W =                (MY)

where:

M = the Maximum Amount;

(f)    Upon exercise of this Warrant, the Partnership shall not be obligated to issue physical certificates in the name of the Warrantholder for the Warrant Units, if any, to which the Warrantholder shall be entitled upon exercise; provided, however, that the Partnership shall maintain records showing the number of Warrant Units, if any, purchased and the date of such purchase.

(g)    Whenever any provision of this Warrant requires an average of prices over a span of multiple days, the Partnership shall make such adjustments to each that the Partnership reasonably determines to be necessary to account for any adjustment to the Exercise Price that becomes effective, or any event requiring an adjustment to the Exercise Price (or changes to market prices resulting from any such event) where the ex-dividend date or effective date, as the case may be, of the event occurs, at any time during the period over which such average is to be calculated.

(h)    The exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day (the “Exercise Effective Time”) on which the Warrant shall have been surrendered for exercise as provided above, together with the Notice of Exercise referred to above and to the extent this Warrant is being exercised as to a portion of the Warrant Units subject to Section 3(b), the applicable Exercise Price, and all taxes required to be paid by the Warrantholder, if any, pursuant to Section 7 prior to the exercise of such Warrant have been paid. At the Exercise Effective Time, the Common Units, if any, issuable upon such exercise as provided in Section 3 shall be deemed to have been issued and, for all purposes of this Warrant, the recipient shall, as between such person and the Partnership, be deemed to be and entitled to all rights of the holder of record of such Common Units.

For purposes of this Warrant, “Daily VWAP” means, for any trading day, the per unit volume-weighted average price of the Common Units on the New York Stock Exchange for such date as reported by Bloomberg through its “Volume at Price” function (based on a trading day from 9:30 a.m., New York City time (or such other time as the New York Stock Exchange announces is the official open of trading) to 4:00 p.m., New York City time (or such other time as the New York Stock Exchange announces is the official open of trading)), or, if such volume-

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weighted average price is unavailable, the market value of one Common Unit on such trading day determined, using a volume weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Partnership. The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(i)    In the event of a partial exercise of the Warrant permitted hereunder, the Partnership shall promptly deliver to the Warrantholder a New Warrant evidencing the rights of the Warrantholder to purchase the unexpired or unexercised portions of Warrant Units and otherwise including terms and conditions identical to those in this Warrant.

Section 4.    Anti-Dilution Provisions and Other Adjustments. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price and the Maximum Amount shall be subject to adjustment, from time to time, as follows:

(a)    Consolidation or Merger. If, at any time while this Warrant remains outstanding and unexpired, the Partnership shall (i) consolidate or merge with any other entity (regardless of whether the Partnership is the continuing or surviving entity), (ii) transfer all or substantially all of its properties or assets to any other person or entity or (iii) effect a capital reorganization or reclassification of the Common Units, in each case if as a result of such transaction the Common Units shall be changed into or exchanged for units, stock or other securities of the Partnership or the surviving entity or cash or any other property, the Partnership, or such successor entity as the case may be, shall, without payment of any additional consideration therefor, execute a new warrant providing that the Warrantholder shall have the right to exercise such new warrant (upon terms no less favorable to the Warrantholder than those applicable to this Warrant) and to receive upon such exercise, in lieu of each Common Unit theretofore issuable upon exercise of this Warrant, the kind and amount of units, shares of stock or other securities, money or property receivable upon such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance by the holder of one Common Unit issuable upon exercise of this Warrant had it been exercised immediately prior to such capital reorganization, reclassification, change, consolidation, merger or sale or conveyance. The provisions of this Section 4(a) shall similarly apply to successive capital reorganizations, reclassifications, changes, consolidations, mergers, sales and conveyances.

(b)    Distributions in Common Units. If the Partnership shall pay or make a distribution on its Common Units in additional Common Units, the Exercise Price in effect at the opening of business on the day following the date fixed for the determination of unitholders entitled to receive such dividend or other distribution (the “Determination Date”) shall be reduced by multiplying such Exercise Price by a fraction, (i) the numerator of which shall be the number of Common Units outstanding as of the close of business on the Determination Date and (ii) the denominator of which shall be the sum of (x) the number of Common Units outstanding at the close of business on the Determination Date and (y) the total number of Common Units constituting such dividend or other distribution. Such reduction shall become effective immediately after the opening of business on the day following the Determination Date. For the purposes of this Section 4(b), the number of Common Units at any time outstanding shall not include Common Units held in the treasury of the Partnership. The Partnership will not pay any dividend or make any distribution on Common Units held in the treasury of the Partnership.

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(c)    Unit Splits or Combinations. In case the outstanding Common Units shall be subdivided into a greater number of Common Units, the Exercise Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding Common Units shall each be combined into a smaller number of Common Units, the Exercise Price in effect at the opening of business on the day following the date upon which such combination becomes effective shall be increased, in each case, to equal the product of the Exercise Price in effect on such date and a fraction, (i) the numerator of which shall be the number of Common Units outstanding immediately prior to such subdivision or combination, as applicable, and (ii) the denominator of which shall be the number of Common Units outstanding immediately after such subdivision or combination, as applicable. Such reduction or increase, as applicable, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)    Adjustments of Maximum Amount and Number of Units. Upon each adjustment in the Exercise Price pursuant to any provision of this Section 4, (x) the Maximum Amount shall be adjusted to the product obtained by multiplying the Maximum Amount immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately after such adjustment and (ii) the denominator of which shall be the Exercise Price immediately prior thereto; and (y) the number of Common Units purchasable hereunder at the Exercise Price shall be adjusted, to the nearest whole Common Unit, to the product obtained by multiplying such number of Common Units purchasable immediately prior to such adjustment in the Exercise Price by a fraction, (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment and (ii) the denominator of which shall be the Exercise Price immediately thereafter.

(e)    Other Provision Applicable to Adjustments Under This Section. All calculations under this Section 4 shall be made to the nearest 1/100th of a cent or to the nearest whole Common Unit, as applicable. No adjustment in the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 4(e)) would require an increase or decrease of at least 1% in such Exercise Price.

(f)    Notice to the Warrantholder. The Partnership will deliver to the Warrantholder written notice, at the same time and in the same manner that it is required to give such notice under the Partnership Agreement of any event or transaction potentially giving rise to an adjustment or modification of the terms and provisions of the Common Units. The Partnership will take all steps reasonably necessary in order to ensure that the Warrantholder is able to exercise this Warrant prior to the time of such event or transaction so as to participate in or vote with respect to such event or transaction.

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Section 5.    Representations and Covenants.

(a)    The Partnership represents and covenants that all Warrant Units will, when issued, be validly issued, fully paid and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act). Upon the exercise of this Warrant, the issuance of the Warrant Units will not be subject to any preemptive or similar rights, other than pursuant to Section 5.8 of the Partnership Agreement.

(b)    The Warrantholder is acquiring this Warrant and will acquire the Warrant Units for its own account, with no present intention of distributing or reselling this Warrant or the Warrant Units in violation of applicable securities laws. The Warrantholder acknowledges that this Warrant has not been, and when issued the Warrant Units will not be, registered under the Securities Act or the securities laws of any state in the United States or any other jurisdiction and may not be offered or sold by such Warrantholder unless subsequently registered under the Securities Act (if applicable to the transaction) and any other securities laws or unless exemptions from the registration or other requirements of the Securities Act and any other securities laws are available for the transaction. The Warrantholder represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

Section 6.    Registration of Warrant Units.

(a)    The Partnership agrees that as soon as practicable, but in no event later than 90 days following the date hereof, it shall use its commercially reasonable efforts to file with the Securities and Exchange Commission a Form S-3 or any similar short-form registration statement that may be available at such time (as amended or supplemented and including any replacements thereof, the “Form S-3”) for the registration, under the Securities Act, of the resale of the Warrant Units issuable upon exercise of the Warrants. The Partnership shall use its commercially reasonable efforts to cause the Form S-3 to become effective and to maintain the effectiveness of such Form S-3, and a current prospectus relating thereto, until the earlier of (a) the time at which all Warrant Units have been sold or otherwise disposed of under the Form S-3 or in accordance with Rule 144 promulgated under the Securities Act and (b) the Warrant Units have become eligible for resale without manner of sale or volume restriction in accordance with Rule 144 promulgated under the Securities Act.

(b)    If (i) the board of directors of the General Partner of the Partnership determines that the filing, initial effectiveness or continued use of the Form S-3 would not be in the best interest of the Partnership and its unitholders generally due to a proposed transaction involving the Partnership and determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in the Form S-3, (ii) the board of directors of the General Partner determines such registration would render the Partnership unable to comply with applicable securities laws or (iii) the board of directors of the General Partner determines such registration would require disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential (such good faith judgment, a “Valid Business Reason”), the

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Partnership may postpone or withdraw a filing of a Form S-3, or delay use of an effective Form S-3 until such Valid Business Reason no longer exists, but in no event shall the Partnership avail itself of such right, for a total of more than 60 consecutive days at any one time or 90 days, in the aggregate, in any period of 365 consecutive days; and the Partnership shall give notice to the Warrantholder of its determination to postpone or withdraw a Form S-3 promptly. In the event the Partnership exercises its rights under this Section 6(b), the Warrantholder shall suspend, immediately upon its receipt of the notice referred to above, its use of the prospectus relating to the Form S-3 in connection with any sale or offer to sell Warrant Units, and shall further keep confidential (i) the Partnership’s exercise of its rights under this Section 6(b) and (ii) the Warrantholder’s suspension of its use of the prospectus relating to the Form S-3.

(c)    It is acknowledged by the Warrantholder that it shall be responsible for all commissions, underwriting discounts or brokerage fees, and any transfer taxes, if any, in respect of Warrant Units which are registered and sold by it.

Section 7.    Payment of Taxes. The Partnership will pay any documentary stamp taxes attributable to the issuance of Warrant Units issuable upon the exercise of this Warrant; provided, however, that the Partnership shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrant Units or delivery of cash in a name other than that of the Warrantholder in respect of which such Warrant Units are issued, and in such case the Partnership shall not be required to issue or deliver any certificate for Warrant Units or any Warrant or deliver any cash until the person requesting the same has paid to the Partnership the amount of such tax or has established to the Partnership’s reasonable satisfaction that such tax has been paid. For the avoidance of doubt, the Warrantholder shall be responsible for any income or similar taxes with respect to the Warrant.

Section 8.    Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Partnership shall issue a New Warrant of like tenor and for the purchase of a like amount of Warrant Units, upon the receipt and cancellation of a mutilated Warrant, or, in the event this Warrant is lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Partnership of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Partnership. Any such issuance of a New Warrant shall be conditioned on the recipient acknowledging and agreeing to all of the terms and provisions of this Warrant applicable thereto.

Section 9.    Benefits. Nothing in this Warrant shall be construed to give any person or entity (other than the Partnership and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Partnership and the Warrantholder. Each Warrantholder, by acceptance of a Warrant, and whether or not such Warrantholder acknowledges the same, agrees to all of the terms and provisions of the Warrant applicable thereto.

Section 10.    Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described: (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by electronic mail or facsimile, then such notice shall be deemed given upon

10

receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three (3) days after such notice is deposited in the first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed to the address set forth below, or at such other address as the Partnership or Warrantholder has furnished to the other party in writing in accordance with this Warrant:

If to the Partnership:

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Attention: General Counsel

E-Mail: [***]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame

E-Mail: [***]

If to SMLP Holdings, LLC:

Energy Capital Partners II-A, LP

12680 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Chris Leininger

E-Mail: [***]

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

E-Mail: [***]

If to any other holder of this Warrant, at its last known address appearing on the books of the Partnership maintained for such purpose.

Section 11.    Section Headings. The section headings in this Warrant are for the convenience of the Partnership and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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Section 12.    Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 13.    Governing Law; Jurisdiction.

(a)    This Warrant all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

(b)    Each party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10 addressed to such party at the address specified pursuant to Section 10. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court declines to accept jurisdiction over such Proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Warrant (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10 to such Party’s address set forth in Section 10 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Warrant in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Warrant shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 14.    Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION OR PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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Section 15.    Amendment; Waiver. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 4) only upon the written consent of the Partnership and the Warrantholder.

Section 16.    Requirement for Signature. Unless and until signed by the Partnership, this Warrant shall be invalid and of no force or effect and may not be exercised by the holder hereof.

Section 17.    Severability. In the event that any one or more of the provisions contained in this Warrant shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Warrant shall not be in any way impaired so long as this Warrant as so modified continues to express, without material change, the original intentions of the Warrantholder and the Partnership as to the subject matter hereof and the invalidity, illegality or unenforceability of any provision in question does not substantially impair the respective expectations or reciprocal obligations of the Warrantholder and the Partnership or the practical realization of the benefits that would otherwise be conferred upon the Warrantholder and the Partnership. The Warrantholder and the Partnership will endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 18.    No Voting or Dividend Rights. Except as may be specifically provided for herein, until the Exercise Effective Time as to this Warrant:

(i)    the Warrantholder shall not have or exercise any rights by virtue hereof as a holder of Common Units of the Partnership, including, without limitation, the right to vote, to receive dividends and other distributions as a holder of Common Units or to receive notice of, or attend, meetings or any other proceedings of the holders of Common Units;

(ii)    the consent of the Warrantholder shall not be required with respect to any action or proceeding of the Partnership;

(iii)    the Warrantholder, by reason of the ownership or possession of a Warrant, shall not have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Units prior to, or for which the relevant record date preceded, the Exercise Effective Time of such Warrant; and

(iv)    the Warrantholder shall not have any right not expressly conferred hereunder or under, or by applicable law with respect to, this Warrant.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

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IN WITNESS WHEREOF, the Partnership has caused this Warrant to be duly executed as of the date first above written, and the initial Warrantholder, by execution hereof below, agrees to all of the terms and provision hereof.

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:
Name:
Title:

SMLP HOLDINGS, LLC

By:
Name:
Title:

Signature Page to SMLP Holdings Warrant

APPENDIX A

SUMMIT MIDSTREAM PARTNERS, LP

WARRANT EXERCISE FORM

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (the “Warrant”) for, and to purchase thereunder by the surrender of the Warrant and (if applicable) payment of the Exercise Price, all the Warrant Units (or, if partial exercise of the Warrant is permitted under the terms of the Warrant,                      Warrant Units) evidenced by the Warrant, this Warrant being exercised as to all such Warrant Units, pursuant to Section 3(b) thereof, except to the extent this Warrant is being exercised as to any Warrant Units pursuant to Section 3(c) or Section 3(d), as indicated by the amount of Warrant Units indicated below:

Section 3(c):                      Warrant Units

Section 3(d):                      Warrant Units

The Warrant Units, if any, issuable upon such election shall be evidenced only by the registration of such Warrant Units on the books and records of the Partnership maintained for such purpose and such Warrants Units, if any, shall be issued or cash, if any, shall be delivered in the name of the undersigned or as otherwise indicated below.

Notwithstanding anything to the contrary contained herein, this election shall constitute a representation by the Warrantholder that the recipient of the Warrant Units issued or cash delivered upon the exercise of this Warrant is an “accredited purchaser” as defined in Regulation D promulgated under the Securities Act. The Partnership may rely on this representation and warranty of the Warrantholder in determining whether the recipient of the Warrant Units issued upon the exercise of this Warrant is an “accredited purchaser” as defined in Regulation D promulgated under the Securities Act.

[Signature Page Follows]

A-1

Dated:            ,

Signature:

Name (please print)

Address

Name for Registration

FEIN or Social Security Number

Assignee:

A-2